UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The J. M. Smucker Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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EXPLANATORY NOTE

This proxy statement relates to the special meeting of shareholders of The J. M. Smucker Company (“Smucker”) to approve the issuance of Smucker common shares in connection with the merger (the “Merger”) of Moon Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Smucker, with and into The Folgers Coffee Company (“Folgers”), with Folgers as the surviving corporation and becoming a wholly owned subsidiary of Smucker. Folgers currently is a wholly owned subsidiary of The Procter & Gamble Company (“P&G”). P&G expects to distribute the shares of Folgers common stock to P&G shareholders pursuant to an exchange offer (and a subsequent pro rata dividend if the exchange offer is consummated but not fully subscribed), as described in the next paragraph. Smucker has filed a registration statement on Form S-4 (Reg No. 333-152451) to register the issuance of its common shares, without par value, which will be issued to Folgers shareholders in connection with the Merger. In addition, Folgers has filed a registration statement on Form S-4/S-1 (Reg. No. 333-152453) to register the issuance of its shares of common stock, par value $0.01 per share, to be distributed to P&G shareholders in the exchange offer (and a subsequent pro rata dividend if the exchange offer is consummated but not fully subscribed), which shares will then automatically convert into the right to receive fully paid and nonassessable Smucker common shares in connection with the Merger.

On or prior to the consummation of the exchange offer, P&G will irrevocably deliver to the exchange agent all of the shares of Folgers common stock outstanding, with irrevocable instructions to hold the shares of Folgers common stock in trust for P&G shareholders whose shares of P&G common stock are being accepted in the exchange offer and, in the case of a pro rata dividend, P&G shareholders whose shares of P&G common stock are outstanding after consummation of the exchange offer. If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the shares of Folgers common stock it continues to own (the “Remaining Shares”) as a pro rata dividend to all P&G shareholders whose shares of P&G common stock remain outstanding and have not been accepted for exchange in the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Folgers common stock not exchanged in the exchange offer and to be distributed in a pro rata dividend and that number of Smucker common shares, into which such Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter.

Preliminary Copy

[—], 2008

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

You are cordially invited to attend The J. M. Smucker Company’s Special Meeting of Shareholders at 11:00 a.m. Eastern Daylight Time, on Thursday, October 16, 2008, in Fisher Auditorium at the Ohio Agricultural Research and Development Center, 1680 Madison Avenue, Wooster, Ohio 44691. A notice of the special meeting and the proxy statement follow.

At the meeting, you will be asked to approve a proposal to issue Smucker common shares in a merger of the coffee business of The Procter & Gamble Company, including the Folgers brand, with a wholly owned subsidiary of Smucker and to authorize the transactions relating to the merger. You will also be asked to approve a proposal to adopt amended articles of incorporation of Smucker in connection with the merger. After the completion of the merger and related transactions, the coffee business of P&G, including the Folgers brand, will be owned by The Folgers Coffee Company, which will be a wholly owned subsidiary of Smucker. As more fully described in the accompanying proxy statement, P&G will make an offer to P&G shareholders to exchange shares of P&G common stock for shares of Folgers common stock, based upon the market prices of shares of P&G common stock and Smucker common shares calculated during a specified period pursuant to the terms of the exchange offer, at a discount to be set by P&G when the exchange offer is commenced. If the exchange offer is completed but not fully subscribed, any shares of Folgers common stock not exchanged for shares of P&G common stock in the exchange offer will be distributed pro rata to P&G shareholders. Pursuant to the merger, Folgers common stock will convert into Smucker common shares on a one-for-one basis. Shareholders of Smucker as of a record date prior to the commencement of the exchange offer will also receive a cash dividend of $5.00 per share. In the merger, Smucker expects to issue approximately 63,077,885 Smucker common shares, which may be increased in the event Folgers is unable to obtain all of the $350 million in debt financing that is contemplated in connection with the transactions, as described in this proxy statement. We expect that, subject to adjustment, the Smucker common shares outstanding immediately prior to the merger will represent approximately 46.5% of the Smucker common shares that will be outstanding immediately after the merger, and that Smucker common shares issued in connection with the conversion of Folgers common stock in the merger will represent approximately 53.5% of the Smucker common shares that will be outstanding immediately after the merger. All Smucker common shares issued in the merger will be listed on The New York Stock Exchange under our current symbol “SJM.”

Your board of directors believes that the merger and the addition of the coffee business of P&G, which includes the Folgers brand, should enhance shareholder value by further enhancing the high quality, great tasting, diverse product offerings that consumers expect from Smucker and by growing revenue and earnings power while maintaining a strong financial position to continue Smucker’s historic dividend practice. Your Board of Directors unanimously recommends that you vote FOR the proposal to issue Smucker common shares in the merger and to authorize the related transactions, FOR the proposal to adopt amended articles of incorporation of Smucker in connection with the merger, and FOR the proposal to approve adjournments or postponements of the special meeting for the purpose of soliciting additional proxies, if necessary.

Your vote is very important. Please vote by completing, signing and dating the enclosed proxy card(s) for the special meeting and mailing the proxy card(s) to us, whether or not you plan to attend the special meeting. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR each of the proposals presented at the special meeting. In addition, you may vote by proxy by calling the toll-free telephone number or by using the internet as described in the instructions included with the enclosed proxy card(s). If you do not return your card, vote by telephone or by using the internet, or if you do not specifically instruct your broker how to vote any shares held for you in “street name,” your shares will not be voted on the proposals relating to the merger at the special meeting.

This document is a proxy statement by Smucker for its use in soliciting proxies for the special meeting. This document answers questions about the proposed merger and related transactions and the special meeting and includes a summary description of the merger and related transactions. We urge you to review this entire document carefully. In particular, you should also consider the matters discussed under “Risk Factors” beginning on page 29.

We are very excited about the opportunities the proposed merger brings, and we thank you for your consideration and continued support.

Sincerely,

Timothy P. Smucker	Richard K. Smucker
Chairman and	President and
Co-Chief Executive Officer	Co-Chief Executive Officer

This document is dated [—], 2008 and is first being mailed to Smucker shareholders on or about [—], 2008.

THE J. M. SMUCKER COMPANY

Strawberry Lane

Orrville, Ohio 44667-0280

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A special meeting of shareholders of The J. M. Smucker Company (“Smucker”) will be held at 11:00 a.m., Eastern Daylight Time, on Thursday, October 16, 2008 in Fisher Auditorium at the Ohio Agricultural Research and Development Center, 1680 Madison Avenue, Wooster, Ohio 44691. The special meeting will be held for the following purposes:

1. A proposal to approve the issuance of Smucker common shares in a merger of the coffee business of P&G with a wholly owned subsidiary of Smucker and to authorize the transactions relating to the merger.

2. Subject to the approval of the first proposal, a proposal to approve the adoption of amended articles of incorporation of Smucker in connection with the merger to change the date applicable to determining whether a share entitles the holder thereof to one vote per share or ten votes per share under Smucker’s time phase voting rights to the closing date of the merger.

3. To consider and vote upon a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposals.

4. To consider and take action upon any other business that may properly come before the special meeting or any reconvened meeting following an adjournment or postponement of the special meeting.

Smucker’s board of directors has unanimously approved the merger and related transactions, the transaction agreement, and the other agreements relating to the merger and related transactions, and determined that the merger and related transactions, including the issuance of Smucker common shares in the merger, are advisable, fair to and in the best interests of Smucker and its shareholders. Smucker’s board of directors unanimously recommends that shareholders vote FOR the proposal to issue Smucker common shares in the merger and to authorize the related transactions, FOR the proposal to adopt amended articles of incorporation of Smucker in connection with the merger, and FOR the proposal to approve adjournments or postponements of the special meeting for the purpose of soliciting additional proxies, if necessary.

All Smucker shareholders are cordially invited to attend the special meeting, although only those shareholders of record at the close of business on September 8, 2008 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD(S) IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR COMMON SHARES BY CALLING THE TOLL-FREE TELEPHONE NUMBER OR BY USING THE INTERNET AS DESCRIBED IN THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD(S) AT YOUR EARLIEST CONVENIENCE.

M. ANN HARLAN
Vice President, General Counsel and Secretary

Please vote your shares promptly. You can find instructions for voting on the enclosed proxy card(s).

If you have questions, contact

D. F. KING & CO., INC.

Call Toll-Free: 1-800-769-7666

or

1-212-269-5550 (call collect)

Orrville, Ohio, [—], 2008

Your vote is important. Please complete, date, sign and return your proxy card(s) or vote your common shares by calling the toll-free telephone number or by using the internet as described in the instructions included with your proxy card(s) at your earliest convenience.

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v

INFORMATION REGARDING CONTENT OF THIS DOCUMENT

Securities and Exchange Commission Filings

This document incorporates important business and financial information about Smucker from documents that Smucker has filed with the Securities and Exchange Commission but that have not been included in or delivered with this document. For a list of documents incorporated by reference into this document, see “Where You Can Find More Information; Incorporation By Reference” beginning on page 168.

This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this document by accessing the Securities and Exchange Commission’s website maintained at www.sec.gov.

In addition, Smucker’s Securities and Exchange Commission filings are available to the public on Smucker’s website, www.smuckers.com. Information contained on Smucker’s website is not incorporated by reference into this document, and you should not consider information contained on that website as a part of this document.

Smucker will provide you with copies of this information, without charge, if you request them in writing or by telephone from:

The J. M. Smucker Company

Strawberry Lane

Orrville, Ohio 44667-0280

Attention: Shareholder Relations

Telephone: (330) 682-3000

If you would like to request documents from Smucker, please do so by October 9, 2008 in order to receive them before the special meeting.

Information Authorship

All information contained in this document with respect to P&G, Folgers and their subsidiaries (up to the closing date of the Transactions) has been provided by P&G. All other information contained or incorporated by reference in this document, including information with respect to Smucker and its subsidiaries, has been provided by Smucker. All descriptions of Dunkin’ Donuts® and the exclusive licensing agreement with Dunkin’ Donuts LLC included in this document have been prepared by P&G and not by Dunkin’ Donuts LLC or any of its affiliates.

Folgers Trademarks and Market and Industry Data

This document contains references to some of Folgers’ owned or licensed trademarks, trade names and service marks, including Folgers®, Folgers Gourmet Selections® and, in connection with its exclusive licensing agreement with Dunkin’ Donuts LLC to sell packaged coffee in the grocery stores, drug stores, mass merchandisers and club stores retail channels (excluding Dunkin’ Donuts® locations), Dunkin’ Donuts®. All of the marks and names of Folgers included in this document are either Folgers’ registered trademarks or those of its licensors.

Unless otherwise specified in this document, all industry and market share data included in this document relating to Folgers and the coffee industry is based on P&G’s market research and internally developed, proprietary analytical modeling system as well as statistical data obtained or derived from independent market research firms. Some of these third-party firms, such as ACNielsen, Information Resources Inc. (“IRI”) and Datamonitor plc (“Datamonitor”), categorize data differently than Folgers. Market share data is used by P&G in order to standardize market share information across different products and retail channels and is regularly used by P&G in the analysis of the Coffee Business. Folgers’ market share data is not publicly available industry information and is not used by Folgers’ competitors in analyzing their businesses. While P&G has no reason to believe any third-party information is not reliable, P&G has not independently verified this information. Unless otherwise stated in this document, all market share data for Folgers in this information statement refers to “market share” as defined under “Helpful Information.”

HELPFUL INFORMATION

In this document:

•	“Code” means the Internal Revenue Code of 1986, as amended;

•

“Coffee Business” means the business of P&G and its subsidiaries, including the Folgers and Millstone brands, relating to the sourcing, producing, marketing, selling, distributing, and developing products related to coffee, tea and related products and services, in a variety of different packages and formats, including roast and ground coffee beans, instant coffee, tea, caffeine, decaffeination services, and coffee equipment service and maintenance that will be transferred by P&G and its subsidiaries to Folgers as part of the Contribution;

•	“Contribution” means the transfer by P&G of certain of the assets and liabilities related to P&G’s Coffee Business, including certain subsidiaries of P&G, to Folgers;

•

“Distribution” means the distribution by P&G of its shares of Folgers common stock to P&G shareholders by way of an exchange offer and, if the exchange offer is completed but is not fully subscribed, the distribution of the Remaining Shares as a pro rata dividend to P&G shareholders described herein;

•	“Folgers” means The Folgers Coffee Company, a Delaware corporation and wholly owned subsidiary of P&G;

•

“Folgers Debt” means up to $350 million in new indebtedness to be incurred by Folgers and which will be guaranteed by Smucker following the completion of the Transactions, subject to the requirements of the Separation Agreement;

•

“immediately after the completion of the Distribution” means immediately after notice of acceptance of the shares of P&G common stock tendered for exchange is given by P&G to the exchange agent appointed by P&G and irrevocable delivery by P&G of its right and title to all shares of Folgers common stock to the exchange agent for distribution to eligible P&G shareholders in the exchange offer and pursuant to a pro rata dividend, if any;

•	“Merger” means the merger of Merger Sub with and into Folgers, with Folgers as the surviving corporation, as contemplated by the Transaction Agreement;

•	“Merger Sub” means Moon Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Smucker;

•	“NYSE” means the New York Stock Exchange;

•	“P&G” means The Procter & Gamble Company, an Ohio corporation and, unless the context otherwise requires, its consolidated subsidiaries;

•	“P&G shareholders” means the holders of shares of P&G common stock;

•	“Remaining Shares” means any remaining shares of Folgers common stock held by P&G after completion of the exchange offer;

•	“Smucker” means The J. M. Smucker Company, an Ohio corporation and, unless the context otherwise requires, its consolidated subsidiaries;

•	“Smucker Group” means Smucker and its consolidated subsidiaries and, for periods after the Merger, Folgers and its consolidated subsidiaries;

•

“Smucker Special Dividend” means the special cash dividend of $5.00 per share to each record holder of Smucker common shares as of a record date prior to the commencement of the exchange offer, in connection with the Merger;

•	“Smucker Special Dividend Financing” means up to approximately $274 million of new debt that may be incurred by Smucker to finance the payment of the Smucker Special Dividend;

•	“Separation Agreement” means the Separation Agreement, dated as of June 4, 2008, among P&G, Folgers and Smucker, which is attached hereto as Annex B;

•	“Transaction Agreement” means the Transaction Agreement, dated as of June 4, 2008, among P&G, Folgers, Smucker and Merger Sub, which is attached hereto as Annex A; and

•

“Transactions” means the transactions contemplated by the Transaction Agreement and the Separation Agreement, which provides, among other things, for the Contribution, the Folgers Debt, the Distribution and the Merger.

In addition, the following information is helpful with respect to descriptions of Folgers and the Coffee Business in this document:

•	“at-home” means packaged coffee products purchased for consumption at home or to be carried away from home;

•	“away-from-home” means coffee products purchased outside of the home;

•	“brick packaging” means a form of packaged roast and ground coffee in which the coffee is vacuum packed in the form and consistency of a brick to retain freshness for extended periods of time;

•	“consumer” means a coffee drinker, including an at-home consumer;

•

“customer” means Folgers’ direct customers, including grocery stores, drug stores, mass merchandisers, club stores and dollar stores as well as commercial businesses, such as foodservice, offices, convenience stores and quick service and casual dining restaurants;

•	“foodservice” means institutional foodservice outlets such as sporting arenas, hotels, hospitals, universities, nursing homes and cafés located within places of work;

•	“gourmet” means premium roast and ground or whole bean coffee sold in bag or bulk format as opposed to canister format;

•	“green coffee beans” means raw coffee beans that have not been roasted;

•

“market share” means the share of the U.S. retail packaged coffee market estimated by P&G based on the retail distribution channels in which Folgers competes using P&G’s internally developed, proprietary analytical modeling system. Market share data is determined by combining U.S. market share data from ACNielsen and/or Information Resources, Inc. (“IRI”) with additional sales data purchased from a representative group of retailers, household panel data and P&G internal analytical models to create P&G’s best estimate of the total U.S. retail packaged coffee market. In calculating market share, P&G defines the U.S. retail packaged coffee market as packaged coffee sold in grocery stores, drug stores, mass merchandisers, club stores and dollar stores, but not packaged coffee sold in coffee shops or other foodservice establishments, health/natural food stores, gourmet stores, convenience stores and various other channels;

•	“market share on a volume basis” means market share as measured by P&G based on servings of coffee that can be made from various forms of coffee products;

•	“market share on a sales basis” means market share as measured by P&G based on sales in dollars to the customer;

•

“retail” or “retail market” means packaged coffee sold in grocery stores (e.g., Kroger, Supervalu, Albertsons), drug stores (e.g., CVS, Walgreens), mass merchandisers (e.g., Wal-Mart), club stores (e.g., Costco, Sam’s Club) and dollar stores (e.g., Family Dollar) and does not include prepared or ready-to-drink products or other packaged coffee sold in coffee shops or other foodservice establishments, health/natural food stores, gourmet stores, convenience stores and various other channels;

•	“single serve” means coffee products for single cup use, as opposed to multi-cup use, such as Folgers Instant®, Folgers Singles®, Folgers Cappuccino® and Folgers Pods®; and

•	“volume” means servings of coffee that can be made from various forms of coffee products.

QUESTIONS AND ANSWERS ABOUT

THE TRANSACTIONS AND THE SPECIAL MEETING

The following are some of the questions that Smucker shareholders may have, and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. Smucker urges its shareholders to read this document in its entirety prior to making any decision.

The Transactions

Q:	Why am I receiving this document?

A:	Smucker and P&G have entered into a Transaction Agreement under which a subsidiary of Smucker will merge with and into Folgers, a subsidiary of P&G that will own the Coffee Business. In connection with the Merger, Folgers will become a wholly owned subsidiary of Smucker. Smucker is holding a special meeting of its shareholders in order to obtain their approval of the issuance of Smucker common shares in connection with the Merger and authorization of the Transactions, as well as approval of the adoption of amended articles of incorporation of Smucker in connection with the Merger. Smucker cannot complete the Merger unless the issuance of Smucker common shares in connection with the Merger and the Transactions are approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of Smucker, giving effect to ten-vote shares.

This document includes important information about the Merger and the Transactions and the special meeting of the shareholders of Smucker. Smucker shareholders should read this information carefully and in its entirety. A copy of the Transaction Agreement is attached as Annex A to this document. The enclosed voting materials allow Smucker shareholders to vote their shares without attending the special meeting. The vote of Smucker shareholders is very important and Smucker encourages its shareholders to vote their proxy as soon as possible. Please follow the instructions set forth on the enclosed proxy card(s) or on the voting instruction form provided by the record holder if the shares of Smucker shareholders are held in the name of their broker or other nominee.

Q:	What is Smucker proposing?

A:	Smucker is proposing a business combination with the Coffee Business through a series of Transactions that are described in more detail below and elsewhere in this document. At the conclusion of the Transactions:

•	the Coffee Business will be owned by Folgers, which will be a wholly owned subsidiary of Smucker;

•

Folgers is expected to incur $350 million of new Folgers Debt, the proceeds of which will be distributed by Folgers to P&G as a cash dividend, and which Folgers Debt will be guaranteed by Smucker following the completion of the Transactions, subject to the terms of the Separation Agreement;

•

the Smucker common shares outstanding immediately prior to the Merger will represent approximately 46.5% of the Smucker common shares that will be outstanding immediately after the Merger, and the Smucker common shares issued in connection with the conversion of shares of Folgers common stock in the Merger will represent approximately 53.5% of the Smucker common shares that will be outstanding immediately after the Merger, in each case on a “fully diluted basis.” The number of Smucker common shares to be issued in the Merger is subject to adjustment in certain events as described in this document under “The Transactions—Determination of Number of Shares of Folgers Common Stock to be Distributed to P&G Shareholders.” As used within this document, the term “fully diluted basis” means Smucker’s and P&G’s estimate of the number of Smucker common shares that will be outstanding on the closing date of the Transactions, together with the number of Smucker restricted common shares and deferred stock units that will be outstanding on the closing date of the Transactions and the estimated number of Smucker common shares that will be issuable on the closing date upon exercise of any then-outstanding options or rights, in each case, based on the treasury stock method. Smucker’s and P&G’s binding estimate of the number of Smucker common shares on a “fully diluted basis” will be made in good faith prior to commencing the exchange offer, and will use, for purposes of the treasury stock method calculations, $50.85 per share for the price of Smucker common shares and for all restricted common shares, deferred stock units, options and rights included in the calculations.

Q:	What are the key steps of the Transactions?

A:	Below is a summary of the key steps of the Transactions. A more detailed step-by-step description of material events relating to the Transactions is set forth under “The Transactions.”

•	In connection with the Contribution, the following events will take place:

•	P&G will contribute certain of the assets and liabilities of the Coffee Business to Folgers.

•

Folgers will issue a number of shares of Folgers common stock to P&G so that the total number of shares of Folgers common stock issued and outstanding after the issuance will be 1.1524 times the number of Smucker common shares calculated on a “fully diluted basis” (as described in the preceding question). This ratio of 1.1524-to-1 is referred to in this document as the “Exchange Ratio.”

•

Folgers is expected to enter into a credit facility under which it is expected to borrow $350 million, the proceeds of which will be distributed to P&G as a cash dividend. This indebtedness will be guaranteed by Smucker following the completion of the Transactions, subject to the terms of the Separation Agreement.

•

P&G will distribute all of the outstanding shares of Folgers common stock to P&G shareholders participating in the exchange offer based upon the market prices of shares of P&G common stock and Smucker common shares calculated during a specified period pursuant to the terms of the exchange offer, at a discount which will be set by P&G at the time of commencement of the exchange offer, and, if the exchange offer is completed but is not fully subscribed, P&G will distribute the Remaining Shares as a pro rata dividend to P&G shareholders. On or prior to the consummation of the exchange offer, P&G will irrevocably deliver all of the shares of Folgers common stock owned by P&G to the exchange agent with irrevocable instructions to hold the shares of Folgers common stock in trust for P&G shareholders whose shares of P&G common stock are being accepted for exchange in the exchange offer and, in the case of any pro rata dividend, P&G shareholders whose shares of P&G common stock are outstanding after consummation of the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Folgers common stock not exchanged in the exchange offer and to be distributed in a pro rata dividend and that number of Smucker common shares, into which the Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter.

•

Smucker will distribute the Smucker Special Dividend to each record holder of Smucker common shares as of a record date prior to the commencement of the exchange offer, the payment of which will be financed by Smucker in whole or in part through the Smucker Special Dividend Financing. P&G shareholders participating in the exchange offer will not receive the Smucker Special Dividend in respect of the Smucker common shares that they receive in the exchange offer (and in any subsequent pro rata dividend of any Remaining Shares).

•

Merger Sub, a wholly owned subsidiary of Smucker, will merge with and into Folgers, with Folgers as the surviving corporation, immediately after the completion of the Distribution. In connection with the Merger, the shares of Folgers common stock distributed in the Distribution will automatically convert into the right to receive Smucker common shares on a one-for-one basis. It is contemplated that the Merger will be effective immediately after the completion of the Distribution.

•

Subject to adjustment, the Smucker common shares outstanding immediately prior to the Merger will represent approximately 46.5% of the Smucker common shares that will be outstanding immediately after the Merger, and the Smucker common shares issued in connection with the conversion of shares of Folgers common stock in the Merger will represent approximately 53.5% of the Smucker common shares that will be outstanding immediately after the Merger.

In connection with the Transactions, P&G and Smucker have entered into various agreements, and will enter into additional agreements, establishing the terms of the separation. These agreements include a transition services agreement in which P&G will agree to provide certain services to Folgers for a limited period of time following the Transactions in order to facilitate Folgers’ transition to becoming a wholly owned subsidiary of Smucker. See “Additional Agreements.”

Q:	What will Smucker shareholders receive in connection with the Merger?

A:	Smucker shareholders will not directly receive any consideration in the Merger. All Smucker common shares issued and outstanding immediately before the Merger will remain issued and outstanding after consummation of the Merger. Immediately after the Merger, Smucker shareholders will continue to own shares in Smucker, which will include the Coffee Business, the $350 million in Folgers Debt that will be guaranteed by Smucker, subject to the requirements of the Separation Agreement, and up to approximately $274 million of debt that will be incurred by Smucker in the Smucker Special Dividend Financing.

However, Smucker will distribute the Smucker Special Dividend to each record holder of Smucker common shares as of a record date to be established prior to the commencement of the exchange offer. P&G shareholders participating in the exchange offer will not receive this special cash dividend from Smucker in respect of the Smucker common shares that they receive in the exchange offer (and in any subsequent pro rata dividend of any Remaining Shares). Smucker will distribute the Smucker Special Dividend primarily for the purpose of facilitating the tax-free nature of the Transactions, as well as for the purpose of providing a return on investment to Smucker’s pre-Merger shareholders.

After the Merger, if the proposal relating to the adoption of amended articles of incorporation of Smucker in connection with the Merger is approved, the rights of holders of Smucker common shares will be governed by the amended articles of incorporation attached to this document as Annex F, rather than Smucker’s current articles of incorporation. These amended articles of incorporation are sometimes referred to in this document as “amended articles.” Those articles differ from Smucker’s current articles in that the amended articles will “reset” the date applicable to determining whether a share entitles the holder thereof of one vote per share or ten votes per share under Smucker’s time phase voting rights. Under Smucker’s current articles, no holder of common shares is entitled to exercise more than one vote on any matter submitted to a vote of the shareholders in respect of any common share for which there has been a change in beneficial ownership during the four years preceding the record date applicable to the determination of the shareholders who are entitled to vote on the matter. Under Smucker’s amended articles, all Smucker shareholders, including P&G shareholders who receive Smucker common shares in the Merger, after giving effect to the Merger, will be entitled to exercise ten votes per share on the matters specified in the articles of incorporation and described in this document under “Description of Smucker Capital Stock — Smucker Common Shares — Voting Rights” until such time as there is a change in beneficial ownership following the effective time of the Merger. Upon any change of beneficial ownership, the shareholder will be entitled to exercise only one vote per share on all matters submitted to a vote of the shareholders until a period of four years has passed from the date of the change in beneficial ownership.

Smucker is proposing that its shareholders adopt the amended articles of incorporation in order to reduce the decrease in the voting power resulting from the Transactions on the voting rights of those Smucker shareholders who currently are entitled to exercise only one vote per share on all matters submitted to a vote of the shareholders under Smucker’s time phase voting rights. If the amended articles of incorporation are adopted, all post-Merger holders of Smucker common shares, including all P&G shareholders receiving Smucker common shares in the Merger and those pre-Merger holders who are currently entitled to exercise only one vote per share, will be entitled to exercise ten votes per share on applicable matters under Smucker’s time phase voting rights until such time as there is a change of their beneficial ownership after the Merger. By decreasing the dilutive effect of the Transactions on the voting rights of holders entitled to exercise only one vote per share, however, the adoption of the amended articles of incorporation will increase the dilutive effect of the Transactions on the voting rights of holders of Smucker’s common shares who are currently entitled to ten votes per share on applicable matters under Smucker’s time phase voting rights. The approval of the proposal to adopt the amended articles of incorporation is conditioned upon the approval of the proposal to issue Smucker common shares in the Merger and authorize the Transactions. However, the Merger is not conditioned upon the approval of the amended articles of incorporation. See “The Transactions—Amended Articles of Incorporation.”

Q:	What are the material U.S. federal income tax consequences to Smucker and Smucker shareholders resulting from the Transactions?

A:	The Merger will not be a taxable event to Smucker, its shareholders, Merger Sub or Folgers. Smucker shareholders should generally recognize ordinary dividend income upon the receipt of the Smucker Special Dividend. Further, the adoption of the amended Smucker articles of incorporation will be treated as a “recapitalization” within the meaning of section 368(a)(1)(E) of the Code in which gain or loss should not be recognized by Smucker shareholders.

However, the federal income tax treatment of the Smucker Special Dividend and the adoption of the amended Smucker articles of incorporation is not entirely free from doubt. While Smucker believes it to be unlikely, the IRS might assert that the Smucker Special Dividend should be integrated with the amended articles of incorporation. If so integrated, instead of the treatment described above, a Smucker shareholder would realize gain, but not loss, equal to the excess, if any, of the Smucker Special Dividend plus the fair market value of its Smucker common shares immediately following the amendment over the shareholder’s adjusted tax basis in its Smucker common shares. The portion of such realized gain that is recognized would be limited, however, to the amount of the Smucker Special Dividend. Depending on the circumstances, such gain could be treated as capital gain or as a dividend distribution.

Smucker shareholders should consult their own tax advisor for a full understanding of the tax consequences to them of the Merger, the Smucker Special Dividend and the adoption of amended Smucker articles of incorporation. The material U.S. federal income tax consequences of the Merger, the Smucker Special Dividend and the adoption of amended Smucker articles of incorporation are described in more detail under “The Transactions—Certain Material U.S. Federal Income Tax Consequences.”

Q:	What are the principal adverse consequences of the Transactions to Smucker shareholders?

A:	Following the consummation of the Transactions, Smucker shareholders will participate in a company that owns the Coffee Business, but their interests in Smucker will have been diluted. Pre-Merger Smucker shareholders will own approximately 46.5% of the Smucker common shares that will be outstanding after the Transactions on a “fully diluted basis.” In addition, all Smucker common shares to be issued to P&G shareholders participating in the exchange offer in connection with the Merger initially will be ten-vote shares for time phase voting purposes. Consequently, the voting power of pre-Merger Smucker shareholders, especially those Smucker shareholders who now hold ten-vote shares, will be diluted. If the proposal relating to the adoption of amended articles of incorporation of Smucker in connection with the Merger is approved at the special meeting, the new articles will “reset” the date applicable to determining whether a share entitles the holder thereof to one vote per share or ten votes per share under Smucker’s time phase voting rights. If that proposal is not approved at the special meeting, the voting power of pre-Merger Smucker shareholders who now hold one-vote shares will be even further diluted, as the shares held by those shareholders will not be “reset” to ten-votes per share, while all Smucker common shares to be issued in connection with the Merger initially will be ten-vote shares for time phase voting purposes.

P&G shareholders that participate in the exchange offer will be exchanging their shares of P&G common stock for shares of Folgers common stock at a discount to the per-share value of Smucker common shares. The discount, along with the issuance of Smucker common shares pursuant to the Merger, may negatively affect the market price of Smucker common shares. Please see “Information on the Distribution” to obtain additional information regarding the discount. Further, Smucker anticipates that it will incur one-time charges of approximately $100 million to $125 million as a result of costs associated with the Transactions, the amount and timing of which could adversely affect the period to period operating results of Smucker and result in a reduction in the market price of Smucker common shares.

Please see “Risk Factors—Risks Relating to the Transactions” for a further discussion of the material risks associated with the Transactions.

Q:	What will P&G and P&G shareholders receive in the Transactions?

A:	P&G is offering to P&G shareholders the right to exchange all or a portion of their shares of P&G common stock for shares of Folgers common stock. Shares of Folgers common stock will be offered to P&G shareholders in the exchange offer based upon market prices of shares of P&G common stock and Smucker common shares calculated during a specified period pursuant to the terms of the exchange offer, at a discount which will be set by P&G at the time of commencement of the exchange offer. Promptly after the specific terms of the exchange offer are set, Smucker will publish a press release describing them. The press release will be filed with the SEC and available to shareholders on Smucker’s web page (www.smuckers.com). If the exchange offer is completed but not fully subscribed, any shares of Folgers common stock that are not subscribed for in the exchange offer will be distributed as a pro rata dividend to P&G shareholders. In the Merger, each share of Folgers common stock will automatically convert into the right to receive one fully paid and nonassessable Smucker common share. Smucker common shares will continue to be listed on the NYSE under the symbol “SJM.”

P&G will receive as a cash dividend the proceeds of up to $350 million in Folgers Debt expected to be incurred by Folgers. The Folgers Debt will remain a debt obligation of Folgers that Smucker will guarantee following completion of the Transactions, subject to the terms of the Separation Agreement.

Q:	Are there any conditions to the completion of the Transactions?

A:	Yes. The completion of the Merger is subject to a number of conditions, including:

•	the completion of the Contribution and Distribution;

•	the approval of Smucker’s shareholders of the issuance of Smucker common shares in connection with the Merger and authorization of the Transactions;

•	the receipt of tax opinions from special tax counsel to P&G and special tax counsel to Smucker;

•	enough shares of P&G common stock have been exchanged such that at least 59% of the Folgers common stock issued to P&G are distributed in the exchange offer; and

•	other customary conditions.

In the event that Smucker waives the satisfaction of a material condition to the consummation of the Transactions, Smucker will resolicit shareholder approval of the issuance of Smucker common shares in connection with the Merger if required to do so by law.

This document describes these conditions in more detail under “The Transaction Agreement—Conditions to the Merger.”

The Contribution and Distribution, in turn are conditioned on the satisfaction of all of the conditions to the Merger (other than the completion of the Contribution and the Distribution), and Folgers’ receipt of the $350 million in financing contemplated by the Folgers Debt. This document describes these conditions in more detail under “The Separation Agreement—Conditions to Contribution and Distribution.”

P&G’s exchange offer will be subject to various conditions listed in Folgers’ registration statement and Smucker’s registration statement and will be completed on the closing date of the Transactions.

Q:	When will the Transactions be completed?

A:	The Transactions are expected to be completed in the fourth quarter of calendar 2008. However, it is possible that factors outside Smucker’s and P&G’s control could require the parties to complete the Transactions at a later time or not complete them at all. For a discussion of the conditions to the Transactions, see “The Transaction Agreement—Conditions to the Merger.”

Q:	Are there risks associated with the Transactions?

A:	Yes. The material risks associated with the Transactions are discussed in the section entitled “Risk Factors.” After completion of the Transactions, the Coffee Business will represent a substantial portion of the Smucker’s business and Folgers will be Smucker’s largest single brand. The material risks associated with the Transactions include, among others, that Smucker will be subject to the risks associated with the Coffee Business, the possibility that Smucker may fail to realize the anticipated benefits of the Transactions, the uncertainty that Smucker will be able to integrate the Coffee Business successfully, and the possibility that Smucker may be unable to provide benefits and services or access to equivalent financial strength and resources to the Coffee Business that historically have been provided by P&G.

Q:	Will there be any change to the board of directors or the executive officers of Smucker after the Transactions?

A:	No. The directors and executive officers of Smucker immediately following the closing of the Transactions are expected to be the directors and executive officers of Smucker immediately prior to the closing of the Transactions.

Q:	What approvals of Smucker shareholders are needed in connection with the Transactions?

A:	Smucker cannot complete the Merger unless the proposal relating to the issuance of Smucker common shares in connection with the Merger and authorization of the Transactions is approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of Smucker, giving effect to ten-vote shares. Approval of the proposal to adopt amended articles of incorporation of Smucker in connection with the Merger is not required to complete the Merger.

Smucker estimates that, as of the record date of the special meeting, between 85% and 90% of the outstanding voting power of Smucker is held by holders of Smucker common shares entitled to exercise ten votes per share on applicable matters under Smucker’s time phase voting rights, and between 10% and 15% of the outstanding voting power of Smucker is held by holders of Smucker common shares entitled to exercise only one vote per share on all matters submitted to a vote of shareholders. All of the Smucker common shares issued to P&G shareholders in the Merger will initially be entitled to exercise ten votes per share on applicable matters under Smucker’s time phase voting rights. If the proposal relating to the issuance of Smucker common shares in the Merger and the authorization of the Transactions is approved, but the proposal relating to the adoption of the amended articles of incorporation is not approved, approximately 63,077,885 Smucker common shares will be issued in the Merger, but Smucker’s time phase voting rights will not be “reset” with respect to the Smucker common shares outstanding prior to the Merger that are entitled to only one vote per share on all matters submitted to a vote of the shareholders. In this case, Smucker estimates that, after giving effect to the Merger, between 22% and 27% of the outstanding voting power of Smucker will be held by those holders of Smucker common shares currently entitled to exercise ten votes per share on applicable matters under Smucker’s time phase voting rights, and between 2% and 7% of the outstanding voting power of Smucker will be held by holders of Smucker common shares currently entitled to exercise only one vote per share on all matters submitted to a vote of shareholders. If the amended articles of incorporation are approved, after giving effect to the Merger approximately 46.5% of the outstanding voting power of Smucker will be held by Smucker’s pre-Merger shareholders and approximately 53.5% of the outstanding voting power of Smucker will be held by the holders of Smucker common shares issued in connection with the conversion of shares of Folgers common stock in the Merger.

Q:	How does Smucker’s board of directors recommend shareholders vote?

A:	Smucker’s board of directors has unanimously recommended that shareholders vote FOR the proposal to issue Smucker common shares in the Merger and to authorize the Transactions, FOR the proposal to adopt amended articles of incorporation of Smucker in connection with the Merger, and FOR the proposal to approve adjournments or postponements of the special meeting for the purpose of soliciting additional proxies, if necessary.

Q:	Do P&G shareholders have to vote to approve the Transactions?

A:	No. No vote of P&G shareholders is required or being sought in connection with the Transactions.

Q:	Have any Smucker shareholders already agreed to vote for the proposal to issue Smucker common shares in the Merger and to authorize the Transactions?

A:	Yes. In connection with the Transactions, several Smucker family members entered into an agreement with P&G that requires them to vote in favor of the Transactions and grants to P&G a proxy to vote their shares:

•	in favor of the issuance of Smucker common shares in connection with the Merger and authorizing the Transactions;

•

against the approval of any action, agreement, or proposal that would result in Smucker breaching the Transaction Agreement or the other agreements relating to the Transactions or that would delay or hinder the completion of the Merger or the other Transactions or that would prevent fulfillment of a condition to any party’s obligation to complete the Merger or the other Transactions; and

•

against any action, agreement, or proposal made in opposition to or in competition with the issuance of Smucker common shares in connection with the Merger and the completion of the Merger, including any Smucker Takeover Proposal or Smucker Superior Proposal.

As of the record date for the special meeting, the shareholders that are a party to the Voting Agreement are estimated by Smucker to hold between 10% and 15% of the voting power of Smucker under its current time phase voting structure with respect to the proposal to issue Smucker common shares in the Merger and to authorize the Transactions and the proposal relating to the adoption of amended articles of incorporation of Smucker in connection with the Merger. See “Summary—Voting Agreement.”

Q:	How will the rights of Smucker shareholders differ after the Transactions?

A:	After the Merger, if the proposal relating to the adoption of amended articles of incorporation of Smucker in connection with the Merger is approved, the rights of holders of Smucker common shares will be governed by the amended articles of incorporation attached to this document as Annex F, rather than Smucker’s current articles of incorporation. The proposed amended articles of incorporation differ from Smucker’s current articles in that the new articles will “reset” the date applicable to determining whether a share entitles the holder thereof of one vote per share or ten votes per share under Smucker’s time phase voting rights. Under Smucker’s current articles, no holder of common shares is entitled to exercise more than one vote on any matter submitted to a vote of the shareholders in respect of any common share for which there has been a change in beneficial ownership during the four years preceding the record date applicable to the determination of the shareholders who are entitled to vote on the matter. Under Smucker’s new articles, all Smucker shareholders, after giving effect to the Merger, will be entitled to exercise ten votes per share on certain matters as specified in the articles of incorporation until such time as there is a change in beneficial ownership following the effective time of the Merger. Upon any change of beneficial ownership, the shareholder will be entitled to exercise only one vote per share on all matters submitted to a vote of the shareholders until a period of four years has passed from the date of the change in beneficial ownership. See “The Transactions—Amended Articles of Incorporation.”

Q:	If a Smucker shareholder does not vote in favor of the proposal to issue Smucker common shares in the Merger and to authorize the Transactions, will the Smucker shareholder have dissenters’ rights?

A:	A Smucker shareholder will be entitled to statutory dissenters’ rights if the shareholder does not vote in favor of the proposal to issue Smucker common shares in the Merger and to authorize the Transactions and follows the procedures described in this document to assert the shareholder’s dissenters’ rights. See “The Transactions—Dissenters’ Rights of Appraisal.” If a Smucker shareholder votes in favor of the proposal to issue Smucker common shares in the Merger and to authorize the Transactions, or submits a signed proxy that does not indicate how the shareholder wishes to vote his or her shares, the shareholder will not have dissenters’ rights.

The Special Meeting

Q:	What should I do now?

A:	You should read this document carefully and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope as soon as possible so that your shares will be represented and voted at the special meeting. You may vote your shares by signing, dating and mailing the enclosed proxy card(s), by calling the toll-free telephone number or by using the internet as described in the instructions included with the proxy card(s). A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by using the internet or telephone. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this document and will allow you to direct the vote of these shares by the internet or telephone by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. See “Voting By Proxy—Voting Your Proxy.”

Q:	If I am not going to attend the special meeting, should I return my proxy card(s)?

A:	Yes. Returning your signed and dated proxy card(s) ensures that your shares will be represented and voted at the special meeting, even if you are unable to or do not attend. Instead of returning your proxy card(s), you may vote by proxy by calling the toll-free telephone number or by using the internet as described in the instructions included with the proxy card(s). See “Voting By Proxy—How to Vote.”

Q:	How will my proxy be voted?

A:	If you complete, sign and date your proxy card(s), or vote by telephone or by using the internet, your proxy will be voted in accordance with your instructions. If you sign and date your proxy card(s) but do not indicate how you want to vote, your shares will be voted FOR the proposals at the special meeting.

Q:	Can I change my vote after I mail my proxy card(s) or, if available, vote by telephone or the internet?

A:	Yes. You can change your vote by:

•	sending a written notice to the corporate secretary of Smucker that is received prior to the special meeting and states that you revoke your proxy;

•

signing and dating a new proxy card(s) and submitting your proxy so that it is received prior to the special meeting or voting by telephone or by using the internet prior to the special meeting in accordance with the instructions included with the proxy card(s); or

•	attending the special meeting and voting in person.

If your shares are held in street name by your broker, you will need to contact your broker to revoke your proxy. See “Voting By Proxy—Revoking Your Proxy.”

Q:	What if my shares are held in “street name” by my broker?

A:	Your broker will vote your shares with respect to the proposals at the special meeting only if you instruct your broker how to vote. You should instruct your broker using the written instruction form and envelope provided by your broker. If you do not provide your broker with instructions, under the rules of the New York Stock Exchange, your broker will not be authorized to vote with respect to the proposal to issue Smucker common shares in the Merger and to authorize the Transactions or the proposal relating to the adoption of the amended articles of incorporation in connection with the Merger at the special meeting. If you hold your shares in your broker’s name and wish to vote in person at the special meeting, you must contact your broker and request a document called a “legal proxy.” You must bring this legal proxy to the special meeting in order to vote in person. See “Voting By Proxy—How to Vote.”

Q:	What if Smucker shareholders abstain from voting or do not instruct their brokers to vote their shares?

A:	Abstentions and broker non-votes relating to Smucker common shares will have the same effect as a vote against the proposal to issue Smucker common shares in the Merger and to authorize the Transactions and the proposal relating to adoption of amended articles of incorporation in connection with the Merger. See “The Special Meeting—Vote Necessary at the Special Meeting to Approve the Proposals.”

Q:	What does it mean if I receive multiple proxy cards?

A:	Your shares may be registered in more than one account, such as brokerage accounts and 401(k) accounts. It is important that you complete, sign, date and return each proxy card you receive, or vote using the telephone or by using the internet as described in the instructions included with your proxy card(s). See “Voting By Proxy—Voting Your Proxy.”

Q:	Who can answer my questions?

A:	If you have any questions about the Transactions or the special meeting, need assistance in voting your shares, or need additional copies of this document or the enclosed proxy card(s) or voting instructions, you should contact:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Call Toll Free: 1-800-769-7666

or

1-212-269-5550 (Call Collect)

or

The J. M. Smucker Company

Strawberry Lane

Orrville, Ohio 44667-0280

Attention: Shareholder Relations

Telephone: (330) 682-3000

Q:	Where can I find more information about Smucker and Folgers?

A:	Smucker shareholders can find more information about Smucker and Folgers in the sections entitled “Information on Smucker” and “Information on Folgers” and, in the case of Smucker, from the various sources described under “Where You Can Find More Information; Incorporation by Reference.”

SUMMARY

Unless otherwise stated in this proxy statement or the context otherwise provides, the description of Folgers and the Coffee Business contained in this proxy statement is based on the assumption that the transferred assets and liabilities of the Coffee Business had been held by Folgers for all of the periods discussed. The following summary contains certain information from this document. It does not contain all the details concerning the Transactions, including information that may be important to you. To better understand the Transactions, you should carefully review this entire document and the documents it refers to. See “Where You Can Find More Information; Incorporation by Reference.”

Smucker’s fiscal year begins on May 1 and ends on the following April 30. Folgers’ fiscal year begins on July 1 and ends on the following June 30. For example, Smucker’s “fiscal 2008” began on May 1, 2007 and ended on April 30, 2008 and Folgers’ “fiscal 2008” began on July 1, 2007, and ended on June 30, 2008.

The Companies

The J. M. Smucker Company

The J. M. Smucker Company

Strawberry Lane

Orrville, Ohio 44667-0280

Telephone: (330) 682-3000

Smucker, an Ohio corporation, is a leading North American producer of branded food products with a strong portfolio of trusted, iconic market leading brands. Smucker primarily engages in the production and packaging of branded food products with leadership positions and the sale of these products to consumers through retail outlets in North America.

Smucker has strong packaging and distribution capabilities and a proven history of acquiring and growing leading household consumer food brands and products. Smucker’s principal products are peanut butter, shortening and oils, flour and baking ingredients, fruit spreads, baking mixes and ready-to-spread frostings, fruit and vegetable juices, beverages, dessert toppings, syrups, frozen sandwiches, pickles and condiments, potato side dishes and canned milk. Smucker manufactures and packages these products at its 19 North American production and food processing facilities and sells them through its own sales force and third-party broker networks. For the fiscal year ended April 30, 2008, Smucker had $2.5 billion of net sales and generated operating income of $284.2 million.

Moon Merger Sub, Inc.

Moon Merger Sub, Inc.

c/o The J. M. Smucker Company

Strawberry Lane

Orrville, Ohio 44667-0280

Telephone: (330) 682-3000

Merger Sub is a newly formed, wholly owned subsidiary of Smucker and was organized specifically for the purpose of completing the Merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and in connection with the Transactions.

The Procter & Gamble Company

The Procter & Gamble Company

One Procter & Gamble Plaza

Cincinnati, Ohio 45202

Telephone: (513) 983-1100

P&G was incorporated in Ohio in 1905, having been built from a business founded in 1837 by William Procter and James Gamble. P&G manufactures and markets a broad range of consumer products in approximately 180 countries throughout the world. P&G has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella® , Gillette®, and Braun®. As of December 31, 2007, P&G owned and operated 39 manufacturing facilities in the United States located in 23 different states. In addition, as of December 31, 2007, P&G owned and operated 102 manufacturing facilities in 42 other countries. Many of the domestic and international facilities produce products for multiple P&G business units.

The Folgers Coffee Company

The Folgers Coffee Company

6210 Center Hill Road

Cincinnati, Ohio 45202

Telephone: (513) 782-9000

Folgers is a wholly owned subsidiary of P&G organized in December 2007 for the purpose of effecting the separation of the Coffee Business from P&G and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Transactions.

Folgers is the leading producer of retail packaged coffee products in the United States with a broad portfolio of products sold primarily under its flagship Folgers brand. Folgers, through its 158 year history, has developed an in-depth understanding of coffee consumers, strong brand loyalty, blending and roasting expertise, a legacy of innovation and a commitment to operational excellence. Folgers primarily engages in sourcing, blending and roasting green coffee beans and packaging, marketing and distributing quality branded coffee products. These coffee products are sold in a variety of different packaging and coffee product formats, including roast and ground, whole bean and single serve coffee products. For the fiscal year ended June 30, 2007 and for the nine months ended March 31, 2008, Folgers generated combined net sales of $1,643.8 million and $1,374.3 million, respectively, and operating income of $318.7 million and $284.2 million, respectively.

The Transactions

On June 4, 2008, Smucker and P&G announced that they had entered into the Transaction Agreement, which provides for a business combination involving Smucker and the Coffee Business. In the Transactions, P&G will contribute certain of the assets and liabilities of the Coffee Business to Folgers. Prior to the Distribution, Folgers is expected to enter into a credit facility under which it is expected to borrow $350 million, the proceeds of which will be distributed to P&G as a cash dividend. This indebtedness will be guaranteed by Smucker following the completion of the Transactions, subject to the terms of the Separation Agreement. In connection with the Merger, Smucker will distribute the Smucker Special Dividend to each record holder of Smucker common shares as of a record date prior to the commencement of the exchange offer, the payment of which will be financed by Smucker in whole or in part through the Smucker Special Dividend Financing. P&G shareholders participating in the exchange offer or receiving shares of Folgers common stock as a pro rata dividend, if any, will not receive the Smucker Special Dividend in respect of the Smucker common shares that they receive in the Merger. On the closing date of the Transactions, P&G will distribute all of the outstanding shares of Folgers to P&G shareholders participating in an exchange offer and if the exchange offer is completed but is not fully subscribed, P&G will distribute all of the Remaining Shares as a pro rata dividend to P&G shareholders. Shares of Folgers common stock will be offered to P&G shareholders in the exchange offer based upon the market prices of shares of P&G common stock and Smucker common shares calculated during a specified period pursuant to the terms of the exchange offer, at a discount which will be set by P&G at the time of commencement of the exchange offer. Promptly after the specific terms of the exchange offer are set, Smucker will publish a press release describing them. The press release will be filed with the SEC and available to shareholders on Smucker’s web page (www.smuckers.com). On or prior to the consummation of the exchange offer, P&G will irrevocably deliver all of the shares of Folgers common stock owned by P&G to the exchange agent with irrevocable instructions to hold the shares of Folgers common stock in trust for P&G shareholders whose shares of P&G common stock are being accepted for exchange in the exchange offer and, in the case of any pro rata dividend, P&G shareholders whose shares of P&G common stock remain outstanding after consummation of the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Folgers common stock not exchanged in the exchange offer and to be distributed in a pro rata dividend and that number of Smucker common shares, into which the Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter. Merger Sub, a wholly owned subsidiary of Smucker, will merge with and into Folgers, with Folgers surviving as a wholly owned subsidiary of Smucker, immediately after the completion of the Distribution. In connection with the Merger, the shares of Folgers common stock distributed in connection with the Distribution will automatically convert into the right to receive Smucker common shares on a one-for-one basis. See the sections of this document entitled “The Transactions,” “The Transaction Agreement” and “The Separation Agreement.”

Smucker expects to issue approximately 63,077,885 Smucker common shares in the Merger. Based upon the reported closing sales price of $[—] per share for Smucker common shares on the NYSE on [—], 2008, the last NYSE trading day prior to the date of this proxy statement, the total value of the consideration to be paid by Smucker in the Transactions, including the $350 million of Folgers Debt to be guaranteed by Smucker, subject to the requirements of the Separation Agreement, would have been $[—] billion (prior to any adjustment for payment of the $274 million aggregate amount of the, or $5.00 per share, Smucker Special Dividend). The value of the consideration to be paid by Smucker will depend on the market price of Smucker common shares at the time of determination.

After the Merger, Smucker will operate the Coffee Business under its current brand names, including Folgers, and will also continue its current businesses. Smucker will continue to use the name “The J. M. Smucker Company” after the Merger. All Smucker common shares issued in the Merger will be listed on the NYSE under Smucker’s current trading symbol “SJM.”

Below is a step–by–step description of the sequence of material events relating to the Transactions.

Step 1	Contribution; Issuance of Shares of Folgers Common Stock

P&G will transfer to Folgers, a wholly owned subsidiary of P&G, certain assets relating to the Coffee Business, including certain subsidiaries of P&G. Folgers will also assume certain liabilities associated with the Coffee Business.

Folgers will issue a number of Folgers shares to P&G so that the total number of shares of Folgers common stock issued and outstanding after the issuance will be 1.1524 times the number of Smucker common shares calculated on a “fully diluted basis.” For these purposes, the term “fully diluted basis” means Smucker’s and P&G’s estimate of the number of Smucker common shares that will be outstanding on the closing date of the Transactions, together with the number of Smucker restricted common shares and deferred stock units that will be outstanding on the closing date of the Transactions and the estimated number of Smucker common shares that will be issuable on the closing date upon exercise of any then-outstanding options or rights, in each case, based on the treasury stock method. Smucker’s and P&G’s binding estimate of the number of Smucker common shares on a “fully diluted basis” will be made in good faith prior to commencing the exchange offer, and will use, for purposes of the treasury stock method calculations, $50.85 per share for the price of Smucker common shares and for all restricted common shares, deferred stock units, options and rights included in the calculations.

Step 2	Folgers Debt; Cash Dividend; Smucker Special Dividend

Folgers is expected to enter into a credit facility under which it is expected to borrow $350 million, the proceeds of which will be distributed to P&G as a cash dividend. This indebtedness will be guaranteed by Smucker following the completion of the Transactions, subject to the terms of the Separation Agreement. Also, Smucker will distribute the Smucker Special Dividend to each record holder of Smucker common shares as of a record date prior to the commencement of the exchange offer, the payment of which will be financed by Smucker in whole or in part through the Smucker Special Dividend Financing. P&G shareholders participating in the exchange offer will not receive the Smucker Special Dividend in respect of the Smucker common shares that they receive in the Merger.

Step 3	Distribution—Exchange Offer

P&G will offer to P&G shareholders the right to exchange all or a portion of their shares of P&G common stock for shares of Folgers common stock in an exchange offer.

If the exchange offer is completed but is not fully subscribed, P&G will distribute the Remaining Shares as a pro rata dividend to P&G shareholders whose shares of P&G common stock remain outstanding after consummation of the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Folgers common stock not exchanged in the exchange offer and to be distributed in a pro rata dividend and that number of Smucker common shares, into which the Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter.

The exchange agent will hold, for the account of the relevant P&G shareholders, the global certificate(s) representing all of the outstanding shares of the Folgers common stock, pending the completion of the Merger. Shares of Folgers common stock will not be traded during this period.

Step 4	Merger

Immediately after the completion of the Distribution, on the closing date of the Transactions, Merger Sub will merge with and into Folgers, with Folgers as the surviving entity.

Each share of Folgers common stock will be automatically converted into the right to receive one fully paid and nonassessable Smucker common share.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the Distribution but prior to the Merger, and the corporate structure immediately following the consummation of the Transactions.

Following the Transactions, subject to adjustment, the Smucker common shares outstanding immediately prior to the Merger will represent approximately 46.5% of the Smucker common shares that will be outstanding immediately after the Merger, and the Smucker common shares issued in connection with the conversion of shares of Folgers common stock in the Merger will represent approximately 53.5% of the Smucker common shares that will be outstanding immediately after the Merger.

If Folgers is unable to obtain all of the $350 million in financing that is contemplated in connection with the Folgers Debt, P&G may, in its discretion, proceed with the transactions and instead elect to receive additional shares of Folgers common stock (which would similarly be distributed to P&G shareholders in connection with the exchange offer and any subsequent pro rata distribution of Remaining Shares) to account for any shortage, calculated based on the amount of Folgers Debt, if any, that is incurred by Folgers and the trading price of Smucker common shares. See “The Transactions—Determination of Number of Shares of Folgers Common Stock to be Distributed to P&G Shareholders.”

Various factors were considered by Smucker and P&G in negotiating the terms of the Transactions, including the equity ownership levels of Smucker shareholders and current and former P&G shareholders receiving Smucker common shares in the Distribution. The principal factors considered by the parties in negotiating the allocation of equity ownership following the Transactions were the relative actual results of operations and prospects of Smucker and the Coffee Business, the synergies expected to be obtained from combining the two businesses and the terms of the Transactions, including the amount of the Smucker Special Dividend and the $350 million cash dividend to be received by P&G from Folgers prior to the Distribution. Smucker also considered, among other things, the expected short- and long-term impacts of the integration of the Coffee Business with Smucker, and the other factors identified in the section of this document entitled “The Transactions—Smucker’s Reasons for the Transactions; Recommendation of Smucker’s Board of Directors.” The section of this document entitled “The Transactions—Opinion of Smucker’s Financial Advisors” describes the financial analyses performed by Smucker’s financial advisors and considered by Smucker’s Board of Directors, including the relative projected contributions of Smucker and the Coffee Business to projected earnings before interest, taxes, depreciation and amortization, or EBITDA, and earnings before interest and taxes, or EBIT, of Smucker following the Transactions. P&G also considered, among other things, the value to P&G that could be realized in the Transactions as compared to the value to P&G that could be realized under other options available with respect to the Coffee Business and the proposed tax treatment of the Transactions. The relative net sales and total assets of Smucker and the Coffee Business were not given substantial weight in the parties’ negotiations. Smucker’s net sales and total assets (before adjustments to goodwill and intangible assets) represented approximately 59% and 85%, respectively, of the pro forma combined net sales and total assets of Smucker after the Transactions. See “Selected Historical and Pro Forma Financial Data.”

Business Strategies After the Transactions

Smucker is a leading North American manufacturer and marketer of branded food products with a strong portfolio of leading, iconic brands. For the 52 weeks ended July 13, 2008, Smucker’s brands ranked first in dollar share in eight of the 13 product categories in which it participated in the U.S. market, and in eight of the 11 product categories in which it participated in the Canadian market. On a pro forma basis after giving effect to the Transactions, approximately 75% of Smucker’s sales for fiscal 2009 are projected to come from sales of number one brands.

Smucker has established long-term objectives of 6% compounded annual net sales growth and 8% compounded growth in operating income and earnings per share. Smucker has executed on, and expects to continue to execute on, its strategy of balanced growth through increases in market share, introductions of new and innovative products and acquisitions. Smucker expects to pursue these profitability objectives through a combination of sales growth, improved operating efficiencies and, over the longer term, repurchases of common shares. In implementing its strategy, Smucker focuses on products sold in the “center of the store”— an area of importance in driving retailer sales growth and profitability.

Smucker has been able to execute on its strategy of increasing its market share through consistent investment in its brands including advertising, consumer promotions and cross-marketing initiatives across its product lines. This strategy has also enabled Smucker to significantly diversify its portfolio of products over the last five years with introductions of over 100 new and innovative products and to extend acquired brands into new categories providing additional opportunities for growth.

Strategically, Smucker targets three types of acquisitions: enabling, bolt-on and transformational. Enabling acquisitions, which are typically smaller in size, generally provide new capabilities. Transformational acquisitions which provide access to new markets and categories, and “bolt-on” acquisitions, which provide increased presence in categories Smucker currently participates in, have also played an important role in Smucker’s growth and market strength. Since Smucker’s transformational acquisition of the Jif and Crisco brands from P&G in fiscal 2003, Smucker has increased net sales of its Jif brand by over 40% and has also increased margin and market share. Smucker has completed 10 additional acquisitions since its acquisition of Jif and Crisco, all in the United States and Canada.

The addition of Folgers adds a large, iconic #1 brand to the Smucker portfolio of brands and fits within its strategy of owning and marketing leading North American food brands located in the center of the store. Folgers will be Smucker’s largest selling brand and its first $1 billion brand. Folgers will also increase the size of the categories in which Smucker currently participates to approximately $15 billion as compared to $8 billion currently and $1 billion in 2002. The combined company will have annual sales approaching $5 billion and significantly enhanced cash flow and margins driven by the underlying strength of the Folgers and Smucker businesses, as well as an estimated synergy opportunity of approximately $80 million primarily in administrative, supply chain, warehousing and distribution costs.

Smucker has substantial experience in marketing to Folgers’ consumer demographic, and believes that its broad portfolio of leading brands will allow it to leverage Folgers to enhance Smucker’s ability to reach out to consumers at retail through complementary, multi-brand, consumer-themed promotional activities. Folgers’ strategy to move towards a go-to-market model that incorporates both an in-house sales force and third-party brokers is aligned with Smucker’s current sales model. The merger of Folgers and Smucker will also bring together innovation capabilities in formulation, processes, packaging design and related research and development functions.

Amended Articles of Incorporation

After the Merger, if the proposal relating to the adoption of amended articles of incorporation of Smucker in connection with the Merger is approved, the rights of holders of Smucker common shares will be governed by the amended articles of incorporation attached to this document as Annex F, rather than Smucker’s current articles of incorporation. The proposed amended articles of incorporation differ from Smucker’s current articles of incorporation in that the amended articles of incorporation will “reset” the date applicable to determining whether a share entitles the holder thereof of one vote per share or ten votes per share under Smucker’s time phase voting rights. Under Smucker’s current articles of incorporation, no holder of common shares is entitled to exercise more than one vote on any matter submitted to a vote of the shareholders in respect of any common share for which there has been a change in beneficial ownership during the four years preceding the record date applicable to the determination of the shareholders who are entitled to vote on the matter. Under Smucker’s amended articles of incorporation, all Smucker shareholders, including P&G shareholders who receive Smucker common shares in the Merger will be entitled to exercise ten votes per share on the matters specified in the articles of incorporation and described in this document under “Description of Smucker Capital Stock—Smucker Common Shares—Voting Rights” until such time as there is a change in beneficial ownership following the effective time of the Merger. Upon any change of beneficial ownership, the shareholder will be entitled to exercise only one vote per share on matters submitted to a vote of the shareholders until a period of four years has passed from the date of the change in beneficial ownership.

Smucker is proposing to adopt the amended articles of incorporation in order to reduce the dilutive effect of the Transactions on the voting rights of those Smucker shareholders who currently are entitled to exercise only one vote per share on all matters submitted to a vote of the shareholders under Smucker’s time phase voting rights. If the amended articles of incorporation are adopted, all post-Merger holders of Smucker common shares, including those pre-Merger holders who are currently entitled to exercise only one vote per share, will be entitled to exercise ten votes per share on applicable matters under Smucker’s time phase voting rights until such time as there is a change of beneficial ownership after the Merger. By decreasing the dilutive effect of the Transactions on the voting rights of holders entitled to exercise only one vote per share, however, the adoption of the amended articles of incorporation will increase the dilutive effect of the Transactions on holders of Smucker’s common shares who are currently entitled to ten votes per share on applicable matters under Smucker’s time phase voting rights. The approval of the proposal to adopt the amended articles of incorporation is conditioned upon the approval of the proposal to issue Smucker common shares in the Merger and authorize the Transactions. See “The Transactions—Amended Articles of Incorporation.”

Voting Agreement

In connection with the Transactions, several Smucker family members entered into an agreement with P&G that requires them to vote in favor of the Transactions and grants to P&G a proxy to vote their shares:

•	in favor of the issuance of Smucker common shares in connection with the Merger and authorizing the Transactions;

•

against the approval of any action, agreement, or proposal that would result in Smucker breaching any representation, warranty, covenant or obligation of Smucker under the Transaction Agreement or related agreements or that would delay or hinder the completion of the Merger or the other Transactions or that would prevent fulfillment of a condition to any party’s obligation to complete the Merger or the other Transactions; and

•

against any action, agreement, or proposal made in opposition to or in competition with the issuance of Smucker common shares in connection with the Merger and the completion of the Merger, including any Smucker Takeover Proposal or Smucker Superior Proposal.

As of the record date for the special meeting, the shareholders that are a party to the Voting Agreement are estimated by Smucker to hold between 10% and 15% of the voting power of Smucker under our current time phase voting structure. See the section of this document entitled “The Voting Agreement.”

Additional Agreements

In connection with the Transactions, P&G, Folgers and Smucker will also enter into other agreements at the time of the Contribution relating to, among other things, tax matters, insurance matters, the license of certain intellectual property, the provision of certain transition services during a transition period following the completion of the Transactions and a building lease agreement. See “Additional Agreements.”

Smucker’s Financial Advisors

Smucker retained William Blair & Company, L.L.C. and Banc of America Securities LLC to act as financial advisors in connection with a possible transaction with P&G.

William Blair & Company, L.L.C.

In connection with the Merger, William Blair & Company, L.L.C. (“William Blair”), Smucker’s financial advisor, delivered a written opinion to the Smucker board of directors, dated June 2, 2008, that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, the Exchange Ratio provided for in the Transaction Agreement was fair, from a financial point of view, to Smucker. The full text of the written opinion, dated June 2, 2008, of William Blair, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this document and is incorporated by reference into this document in its entirety. William Blair provided its opinion to Smucker’s board of directors for the use and benefit of Smucker’s board of directors in connection with its consideration of the Transactions. William Blair’s opinion did not address any term or other aspects of the Transactions (other than the Exchange Ratio to the extent expressly specified in the opinion) and did not constitute a recommendation to any shareholder as to how to vote or act in connection with the Transaction Agreement or the Merger.

Banc of America Securities LLC

In connection with the Merger, Banc of America Securities LLC (“Banc of America Securities”), Smucker’s financial advisor, delivered to Smucker’s board of directors a written opinion, dated June 2, 2008, as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio to Smucker. The full text of the written opinion, dated June 2, 2008, of Banc of America Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this document and is incorporated by reference into this document in its entirety. Banc of America Securities provided its opinion to Smucker’s board of directors for the benefit and use of Smucker’s board of directors in connection with and for purposes of its evaluation of the Transactions. Banc of America Securities’ opinion does not address any other aspect of the Transactions (other than the Exchange Ratio to the extent expressly specified in its opinion) and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed Transactions.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary historical combined financial data of Folgers, summary historical consolidated financial data of Smucker, summary unaudited condensed combined pro forma financial data of Smucker and comparative historical and pro forma per share data of Smucker are being provided to help you in your analysis of the financial aspects of the Transactions. The summary unaudited condensed combined pro forma financial data of Smucker and comparative historical and pro forma per share data of Smucker have been prepared by Smucker for illustrative purposes only and are not necessarily indicative of the operating results or financial position of Smucker or Folgers had the Transactions been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference,” “Information on Folgers,” “Information on Smucker,” and “Selected Historical and Pro Forma Financial Data.”

Summary Historical Combined Financial Data of Folgers

Folgers’ combined balance sheet data presented below as of June 30, 2007 and 2006 and statement of income data for the three fiscal years ended June 30, 2007, 2006 and 2005 have been derived from Folgers’ audited combined financial statements, included elsewhere in this document. Folgers’ selected combined financial data presented below as of June 30, 2005 have been derived from Folgers’ historical accounting records, which are unaudited. Folgers’ selected combined financial data presented below as of March 31, 2008 and for the nine month periods ended March 31, 2008 and 2007 have been derived from Folgers’ unaudited combined financial statements included elsewhere in this document, which have been prepared on a basis consistent with Folgers’ audited combined financial statements. In the opinion of P&G’s management, such unaudited financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for the fair presentation of the interim periods. The summary combined financial data below is not necessarily indicative of the results that may be expected for a full year or any future period. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Folgers” and the financial statements of Folgers and the notes thereto included elsewhere in this document.

The financial information of Folgers included in this document has been derived from the consolidated financial statements and accounting records of P&G and reflects assumptions and allocations made by P&G. The financial position, results of operations and cash flows of Folgers presented may be different from those that would have resulted had Folgers been operated as a standalone company or been a subsidiary of Smucker. As a result, the historical financial information of Folgers is not a reliable indicator of future results. See “Risk Factors.”

	Nine Months Ended March 31,		Fiscal Year Ended June 30,
Dollars in millions	2008	2007	2007	2006	2005
Statement of Income Data:
Net sales	$1,374.3	$1,246.7	$1,643.8	$1,497.3	$1,446.6
Cost of products sold	920.5	787.9	1,025.5	951.4	813.8

Gross margin	453.8	458.8	618.3	545.9	632.8
Selling, general and administrative expense	169.6	178.5	241.7	288.4	270.2
Goodwill impairment	—	57.9	57.9	—	—

Operating income	284.2	222.4	318.7	257.5	362.6
Interest expense	0.7	1.3	1.7	1.8	2.0

Earnings before income taxes	283.5	221.1	317.0	255.7	360.6
Income taxes	103.4	93.9	134.3	94.9	134.1

Net income	$180.1	$127.2	$182.7	$160.8	$226.5

	Nine Months Ended March 31,		Fiscal Year Ended June 30,
Dollars in millions	2008	2007	2007	2006	2005
Balance Sheet Data (at period end):
Total assets	$650.9		$618.1	$655.9	$667.4
Debt due within one year (1)	0.8		8.1	9.5	9.9
Long-term debt	6.7		6.7	7.7	10.1
Noncurrent deferred income tax liabilities	44.7		40.6	38.8	44.5
Total equity	440.9		453.8	471.6	473.9

Statement of Cash Flows Data:
Cash provided by (used in):
Operating activities	$205.2	$197.3	$248.5	$182.7	$232.8
Investing activities	(8.1)	(38.5)	(44.7)	(39.3)	(26.6)
Financing activities	(197.1)	(158.8)	(203.8)	(143.4)	(206.2)
Depreciation and amortization expense (2)	23.6	23.3	31.5	42.0	30.7
Capital expenditures	(13.6)	(35.7)	(42.4)	(42.7)	(36.0)
Other Financial Data:
EBITDA (3)	$307.8	$245.7	$350.2	$299.5	$393.3

(1)	Represents capital lease obligations.
(2)	Represents Folgers’ total depreciation and amortization expense as reflected on its combined statements of cash flow. Depreciation and amortization expense in Folgers combined statements of income are reflected in various line items including cost of products sold and selling, general and administrative expense.
(3)	EBITDA is a financial measure not prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and is defined as income before interest expense, interest income, provision for income taxes, depreciation and amortization. EBITDA is used by Folgers to evaluate operating performance. EBITDA is not, and should not, be used as a substitute for net income as determined in accordance with GAAP. Folgers considers it an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the branded food and beverage industry. However, EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of Folgers results as reported under GAAP. Other companies may calculate EBITDA differently than Folgers limiting its usefulness as a comparative measure. A reconciliation of EBITDA to net income appears below.

	Nine Months Ended March 31,		Fiscal Year Ended June 30,
	2008	2007	2007	2006	2005
Net income	$180.1	$127.2	$182.7	$160.8	$226.5
Interest expense	0.7	1.3	1.7	1.8	2.0
Income taxes	103.4	93.9	134.3	94.9	134.1
Depreciation and amortization expense	23.6	23.3	31.5	42.0	30.7

EBITDA	$307.8	$245.7	$350.2	$299.5	$393.3

The comparability of Folgers’ results of operations in the periods presented above is affected by the impact of Hurricane Katrina, which resulted in a substantial decline in Folgers’ combined net sales for fiscal 2006 and resulted in certain one-time expenses in fiscal 2006. Folgers’ results of operations also reflect booked insurance receipts with respect to property damage and related business interruption aggregating $93.3 million ($27.3 million in the first nine months of fiscal 2008; $32.8 million in the first nine months of fiscal 2007; $33.2 million in fiscal 2006). These insurance receipts were recorded in SG&A. The comparability of Folgers’ results of operations in these periods is also impacted by a $57.9 million goodwill impairment charge recorded in the first nine months of fiscal 2007 with respect to its Millstone business. As a result, Folgers’ combined historical financial data is not necessarily comparable on a period-to-period basis. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Folgers.”

Summary Historical Consolidated Financial Data of Smucker

The following table sets forth summary historical consolidated financial data of Smucker for the three fiscal years ended April 30, 2008, 2007 and 2006, which was derived from Smucker’s audited consolidated financial statements as of and for each of the fiscal years in the three-year period ended April 30, 2008. This information is only a summary and should be read in conjunction with the financial statements of Smucker and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in Smucker’s annual report on Form 10-K for the fiscal year ended April 30, 2008, which is incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference.”

	Fiscal Year Ended April 30,
In millions, except per share data	2008	2007	2006
Statements of Income:
Net sales	$2,524.8	$2,148.0	$2,154.7
Net income	170.4	157.2	143.4
Financial Position:
Cash and cash equivalents	$184.2	$200.1	$72.0
Total assets	3,129.9	2,693.8	2,649.7
Long-term debt	789.7	392.6	428.6
Shareholders equity	1,799.9	1,795.7	1,728.1
Other Data:
Capital expenditures	$76.4	$57.0	$63.6
Common shares repurchased	2.9	1.1	1.9
Weighted-average shares outstanding	56.2	56.4	57.9
Weighted-average shares outstanding—assuming Dilution	56.7	57.1	58.4
Earnings per common share:
Net income	$3.03	$2.79	$2.48
Net income—assuming dilution	$3.00	$2.76	$2.45
Dividends declared per common share	$1.22	$1.14	$1.09

Recent Developments

On August 14, 2008, Smucker announced its financial results for the first quarter of its 2009 fiscal year. For the three months ended July 31, 2008, Smucker’s net sales were approximately $663.7 million, an increase of approximately 18% over the net sales of $561.5 million achieved during the first quarter of fiscal 2008. Approximately $31 million in first quarter sales were contributed by the Carnation®, Europe’s Best® and Knott’s Berry Farm® acquisitions. Excluding the contribution of acquired businesses and foreign exchange, Smucker’s net sales increased by approximately 12%. While pricing was the primary driver of the sales increase, volume gains were realized in several categories including Smucker’s® fruit spreads and Uncrustables® sandwiches, Pillsbury® baking mixes and frostings, and Hungry Jack® potatoes and pancakes. Volume declines were primarily limited to oils and peanut butter, which were anticipated, resulting in a net tonnage decrease of approximately 4%.

Net income for the first quarter of fiscal 2009 was approximately $42.3 million, an increase of approximately 4% over the $40.8 million in net income realized during the comparable prior year period. Net income per diluted share for the quarter was $0.77, an increase of approximately 8% compared to last year’s first quarter. Included in net income for the first quarter of 2009 were restructuring and merger and integration costs of $0.05 per diluted share, while net income for the first quarter of 2008 included restructuring and merger and integration costs of $0.01 per diluted share.

Price increases taken to date offset higher raw material costs, predominantly soybean oil, peanuts and wheat, contributing to an approximately $22 million increase in gross profit. While price increases contributed to the overall gross profit increase, the incremental dollars did not provide gross margin expansion, and gross margin declined from 33.1% to approximately 31.3%. Other factors impacting gross margin were increased fuel costs, the loss of nonrecurring peanut butter sales, and unfavorable product mix. As expected, margins improved in the Eagle business compared to last year, helping to offset these other factors.

Selling, distribution, and administrative (“SD&A”) expenses increased approximately 13% for the first quarter of 2009 compared to 2008, resulting primarily from increased marketing investment, and distribution and amortization expenses. However, most SD&A expenses, particularly corporate overhead, increased at a lesser rate than net sales resulting in an overall decrease in SD&A from 20.8% of net sales to approximately 19.9%, providing some offset to the decline in gross margin.

Operating income increased approximately 2% compared to the first quarter of 2008, and decreased from 12.5% to approximately 10.8% of net sales. Restructuring and merger and integration costs were approximately $3.2 million higher in the first quarter of 2009 compared to 2008, reducing operating margin by approximately 50 basis points. In addition, last year’s operating income included the gain on the sale of the industrial ingredient business in Scotland, benefiting last year’s first quarter operating margin by 30 basis points.

Smucker’s effective tax rate decreased to approximately 33.3% in the first quarter of 2009, from 36.1% in the comparable period in 2008. In the first quarter of 2008, Smucker’s divestiture of its industrial ingredient business in Scotland, and the resulting repatriation of foreign earnings had a negative impact on the effective tax rate.

U.S. retail market segment net sales for the quarter were approximately $472.1 million, an increase of approximately 13% over the $418.2 million in net sales realized during the comparable prior year period. Net sales in the consumer strategic business area increased approximately 11%, with Smucker’s fruit spreads, toppings and Uncrustables sandwiches, Jif® and Hungry Jack all up. All major categories of the consumer business area were up in volume, except for peanut butter. Net sales in the consumer oils and baking strategic business area were up approximately 15%, due to price increases taken over the course of fiscal 2008, and volume gains in baking mixes and frostings. These increases more than offset anticipated volume declines in oils.

The special markets segment’s net sales in the first quarter of fiscal 2009 were approximately $191.5 million, an increase of approximately 34% over the $143.4 million in net sales recognized during the first quarter of fiscal 2008. Net sales in the Canada strategic business area were up approximately 79%, with the impact of the Carnation and Europe’s Best acquisitions, and favorable exchange rates contributing over two-thirds of the increase. Volume and pricing gains accounted for the remaining Canadian sales growth. Net sales increased approximately 13% in the foodservice strategic business area, led by pricing, with the Knott’s Berry Farm acquisition and volume growth in the schools channel also contributing. The beverage business area was up by approximately 11%, primarily due to pricing.

Summary Unaudited Condensed Combined Pro Forma Financial Data of Smucker

This summary unaudited condensed combined pro forma financial data has been prepared by Smucker and is being provided for illustrative purposes only and is not necessarily indicative of what the operating results or financial position of Smucker or Folgers would have been had the Transactions been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. Smucker and Folgers may have performed differently had they been combined during the periods presented.

In millions, except per share data	As of and for the Year Ended April 30, 2008
Statement of Income:
Net sales	$4,296.2
Gross profit	1,510.5
Net income	371.9
Financial Position:
Cash and cash equivalents	$210.5
Total assets	7,921.8
Long-term debt	1,446.4
Other noncurrent liabilities	1,268.2
Total equity	4,888.6
Other Data:
Net income per common share	$3.12
Net income per common share—assuming dilution	$3.10
Weighted-average shares outstanding	119.3
Weighted-average shares outstanding—assuming dilution	119.8

Comparative Historical and Pro Forma Per Share Data of Smucker

The following table sets forth certain historical and pro forma per share data for Smucker. The historical data has been derived from and should be read together with the audited consolidated financial statements of Smucker and related notes thereto contained in Smucker’s Form 10-K for the fiscal year ended April 30, 2008, which are incorporated by reference into this document. The Smucker pro forma data has been derived from the unaudited condensed combined pro forma financial data of Smucker included elsewhere in this document. See “Where You Can Find More Information; Incorporation by Reference.”

This summary of comparative historical and pro forma per share data is being provided for illustrative purposes only and is not necessarily indicative of the results that would have been achieved had the Transactions been completed during the period presented, nor are they necessarily indicative of any future results. Smucker and Folgers may have performed differently had the Transactions occurred prior to the period presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had Smucker and Folgers been combined during the period presented or of the future results of Smucker following the Transactions.

	As of and for the Year Ended April 30, 2008
	Historical	Pro Forma
Net income per common share	$3.03	$3.12
Net income per common share—assuming dilution	3.00	3.10
Dividends declared per common share	1.22	1.22
Book value per common share	32.95	41.53

Smucker Common Shares Market Price

Smucker’s common shares are currently traded on the NYSE under the symbol “SJM.” On June 3, 2008, the last trading day before the announcement of the Transactions, the last sale price of Smucker common shares reported by the NYSE was $53.73. On August 29, 2008, the last sale price of Smucker common shares reported by the NYSE was $54.23. The following table sets forth the high and low sale prices of Smucker common shares and the dividends declared for the periods indicated. For current price information, Smucker shareholders are urged to consult publicly available sources.

	Smucker Common Shares
	High	Low	Dividends
Fiscal Year Ended April 30, 2007
First Quarter	$47.25	$39.11	$0.28
Second Quarter	$49.14	$43.00	$0.28
Third Quarter	$49.98	$45.00	$0.28
Fourth Quarter	$57.43	$46.97	$0.30

Fiscal Year Ended April 30, 2008
First Quarter	$64.32	$55.60	$0.30
Second Quarter	$58.09	$50.79	$0.30
Third Quarter	$53.70	$42.75	$0.30
Fourth Quarter	$52.59	$46.84	$0.32

Fiscal Year Ending April 30, 2009
First Quarter	$55.58	$40.18	$0.32
Second Quarter (through August 29, 2008)	$56.69	$48.03	—

Smucker Dividend Policy

Historically, Smucker has distributed approximately 40% of its earnings to shareholders in the form of dividends. Smucker currently expects to continue this practice following the Transactions, except that in connection with the Transactions, Smucker intends to declare the Smucker Special Dividend to each record holder of Smucker common shares as of a record date prior to the commencement of the exchange offer. P&G shareholders will not receive the Smucker Special Dividend in respect of the Smucker common shares that they receive in the exchange offer (and in any subsequent pro rata dividend of any Remaining Shares).

Repurchases of Smucker Common Shares

Smucker initiated a share buyback program in August 2004. Smucker has repurchased a total of 6,255,778 common shares from November 2004 through April 30, 2008 under the buyback program, including repurchases of 4,500,000 common shares under a series of Smucker Rule 10b5-1 trading plans. As of April 30, 2008, 3,744,222 common shares remain available for repurchase under this program. Under the Transaction Agreement, until the closing of the Transactions, Smucker may not repurchase any of its outstanding common shares. In addition, for a period of two years following the closing date of the Transactions, Smucker may repurchase Smucker common shares only so long as such repurchases comply with the provisions of the Tax Matters Agreement. See “Additional Agreements—Tax Matters Agreement.”

RISK FACTORS

You should carefully consider each of the following risks and all of the other information contained in this document and the annexes hereto. Some of the risks described below relate principally to the Transactions, other risks relate to the ownership of Smucker common shares after the completion of the Transactions, and the remaining risks relate to the Coffee Business. In addition to these risks, you should consider each of the risks described in the Smucker annual report filed on Form 10-K by Smucker with the SEC on June 27, 2008, which relate to Smucker and its legacy businesses. The risks described below are not the only risks facing Smucker following the Transactions. Additional risks and uncertainties not currently known or that are currently deemed to be immaterial may also materially and adversely affect Smucker’s business operations and financial condition or the price of Smucker’s common shares following completion of the Transactions.

Risks Relating to the Transactions

If the IRS successfully challenges the tax-free treatment of the Transactions, P&G may incur substantial U.S. federal income tax liability, and Smucker may have substantial indemnification obligations to P&G under the Tax Matters Agreement.

P&G will receive an opinion from Cadwalader, Wickersham & Taft LLP, special tax counsel to P&G, to the effect that the Distribution, together with certain related transactions, should qualify for federal income tax purposes as a reorganization under sections 355 and 368 of the Code and that the Merger should not cause section 355(e) of the Code to apply to the Distribution. In addition, Smucker and P&G will receive opinions from their respective special tax counsel, Weil, Gotshal & Manges LLP and Cadwalader, Wickersham & Taft LLP, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code. The delivery of these opinions by special tax counsel is a condition to the closing of the Merger. The opinions will be based on, among other things, certain assumptions and representations as to factual matters made by Smucker, Folgers, Merger Sub and P&G, which, if incorrect or inaccurate in any material respect, would jeopardize the conclusions reached by special tax counsel in their opinions. Smucker is not aware of any facts or circumstances that would cause the assumptions or representations to be relied upon in the opinions of special tax counsel to be untrue or incomplete in any material respect. The opinions will not be binding on the IRS or a court, and the IRS or a court may not agree with the opinions. Notwithstanding receipt of the opinions of special tax counsel, the IRS could determine that the Transactions should be treated as taxable transactions. If, notwithstanding the receipt of opinions of special tax counsel, the Distribution was determined to be a taxable transaction, P&G would generally recognize taxable gain, which likely would be equal to the entire fair market value of the shares of Folgers common stock distributed to P&G shareholders, and thus would be substantial.

Even if the Distribution generally qualified for tax-free treatment as a reorganization under sections 368 and 355 of the Code, the Distribution would become taxable to P&G under section 355(e) of the Code if a 50% or greater interest (by vote or value) of P&G stock, Folgers stock or Smucker stock were treated as acquired directly or indirectly by certain persons as part of a plan or series of related transactions that included the Distribution. Because P&G shareholders should be treated as owning more than 50% of Smucker common shares following the Merger, the Merger, by itself, should not cause the Distribution to be taxable to P&G under section 355(e) of the Code. However, if the IRS were to determine that other acquisitions of Smucker shares after the Distribution were part of a plan or series of related transactions that included the Distribution, such determination could result in the recognition of gain by P&G under section 355(e) of the Code. In such case, the gain recognized by P&G likely would be equal to the entire fair market value of the shares of Folgers common stock distributed to P&G’s shareholders, and thus would be substantial.

Under the Tax Matters Agreement among P&G, Folgers and Smucker, the Smucker Group would be required to indemnify P&G against tax-related losses if the Distribution were taxable to P&G as a result of the acquisition of a 50% or greater interest in Smucker as part of a plan or series of related transactions that included the Distribution, except to the extent that the tax-related losses are attributable to P&G’s breach of certain representations and covenants in the Tax Matters Agreement. In addition, the Smucker Group would be required to indemnify P&G for any tax liabilities resulting from the failure of the Merger to qualify as a reorganization under section 368(a) of the Code or a similar provision of state or local law, including any impact of such failure on the Distribution’s qualification for tax-free treatment, except to the extent that such failure results from a breach by P&G of its representations and covenants in the agreements related to the Transactions or its representations made to tax counsel in connection with tax counsels’ rendering their tax opinions or a breach by Folgers, prior to the Distribution, of its representations and covenants in the agreements related to the Transactions. Finally, the Smucker Group generally would be required to indemnify P&G against tax-related losses that are attributable to a breach of covenant by Folgers after the Distribution or a breach of representation or covenant by Smucker. If the Smucker Group is required to indemnify P&G in the event of a taxable Distribution, this indemnification obligation would be substantial and could have a material adverse effect on Smucker.

If P&G recognizes gain on the Distribution attributable to its breach of the representations and covenants described in the Tax Matters Agreement, P&G generally would not be entitled to indemnification under the agreement. Additionally, while the Smucker Group generally would be required, subject to the limitations described above, to indemnify P&G against tax-related losses that are attributable to a breach of covenant by Folgers after the Distribution or, under certain circumstances, a breach of representation or covenant by Smucker or if the Distribution is taxable under section 355(e) of the Code or certain failures of the Merger to qualify as a reorganization, P&G would not otherwise be entitled to indemnification under the Tax Matters Agreement with respect to any gain recognized in the Distribution.

If the operating results for Folgers following the Merger are poor, Smucker may not achieve the significant increases in revenues and net earnings that Smucker expects to achieve as a result of the Merger.

Smucker has projected that it will derive a significant portion of its revenues and net earnings from the operations of Folgers following the Merger. Therefore, any negative impact on those business operations after the Merger could materially impact Smucker’s operating results. Some of the more significant factors that could negatively impact the business operations of Folgers, and therefore negatively impact the future combined operating results of Smucker following the Merger, include:

•	increases in raw materials, energy and packing costs for Folgers, including the cost of green coffee beans;

•	increases in advertising costs associated with the support of the Coffee Business;

•	increased competition; and

•	a decline in the coffee markets served by the Coffee Business.

See “—Risks Relating to Folgers and the Coffee Industry” for a fuller description of the additional risks to which Smucker will be subject as a result of the Merger. In addition, the success of the Transactions will depend, in part, on Smucker’s ability to realize the anticipated synergies, cost savings and growth opportunities from integrating the Coffee Business with the Smucker business, as described in the following risk factor.

The integration of Smucker and Folgers may not be successful or anticipated benefits from the Transactions may not be realized.

After completion of the Transactions, Smucker will have significantly more sales, assets and employees than it did prior to the Transactions. The integration process will require Smucker to expand the scope of its operations and financial systems. Smucker’s management will be required to devote a substantial amount of time and attention to the process of integrating the operations of Smucker’s business and the Coffee Business. There is a significant degree of difficulty and management involvement inherent in that process. These difficulties include:

•	integrating the operations of Folgers while carrying on the ongoing operations of each business;

•	managing a significantly larger company than before completion of the Transactions;

•	coordinating businesses located in different geographic regions;

•	integrating two distinct business cultures, which may prove to be incompatible;

•

attracting and retaining the personnel associated with the Coffee Business following the Transactions, particularly in light of the fact that Smucker did not have any substantive contact or discussions with such personnel or management prior to entering into the Transaction Agreement;

•

implementing the distribution and sale of coffee products through third-party brokers and integration of their efforts with Smucker’s sales organization, in light of the fact that Folgers has historically sold its products solely through an internal P&G sales force;

•	creating uniform standards, controls, procedures, policies and information systems and minimizing the costs associated with such matters; and

•	integrating information, purchasing, accounting, finance, sales, billing, payroll and regulatory compliance systems.

Smucker may not be able to successfully or cost-effectively integrate the Coffee Business. The process of integrating the Coffee Business into Smucker’s operations may cause an interruption of, or loss of momentum in, the activities of Smucker’s business. If Smucker management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, Smucker’s business could suffer and its results of operations and financial condition may be harmed.

Even if Smucker is able to successfully combine the two business operations, it may not be possible to realize the full benefits of the increased sales volume and other benefits that are currently expected to result from the Transactions, or realize these benefits within the time frame that is currently expected. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, or the benefits from the Transactions may be offset by costs incurred or delays in integrating the companies. In addition, the benefits of the Transactions may be offset by increased operating costs relating to changes in commodity or energy prices, or in increased competition, or by other risks and uncertainties. If Smucker fails to realize the benefits it anticipates from the business combination, Smucker’s results of operations may be adversely affected.

The historical financial information of Folgers may not be representative of its results if it had been operated independently of P&G and, as a result, may not be a reliable indicator of its future results.

The financial information of Folgers included in this document has been derived from the consolidated financial statements and accounting records of P&G and reflects assumptions and allocations made by P&G. The financial position, results of operations and cash flows of Folgers presented may be different from those that would have resulted had Folgers been operated as a standalone company. For example, in preparing Folgers’ financial statements, P&G made an appropriate allocation of costs and expenses that are attributable to the Coffee Business. However, these costs and expenses reflect the costs and expenses attributable to the Coffee Business operated as part of a larger organization and do not reflect costs and expenses that would be incurred by Folgers had it been operated independently and may not reflect costs and expenses that would have been incurred had Folgers been supported as a subsidiary of Smucker. As a result, the historical financial information of Folgers may not be a reliable indicator of future results.

Smucker may be unable to provide benefits and services or access to equivalent financial strength and resources to the Coffee Business that historically have been provided by P&G.

Folgers has been able to receive benefits and services from P&G and has been able to benefit from P&G’s financial strength and extensive business relationships. After the Transactions, the Coffee Business will be owned by a subsidiary of Smucker and will no longer benefit from P&G’s resources. While Smucker has entered into separation related agreements and P&G has agreed to provide certain transition services for at least six months and up to one year following the Transactions, it cannot be assured that Smucker will be able to adequately replace those resources or replace them at the same cost. If Smucker is not able to replace the resources provided by P&G or is unable to replace them at the same cost or is delayed in replacing the resources provided by P&G, Smucker’s results of operations may be negatively impacted.

Smucker may be affected by significant restrictions following the Transactions in order to avoid significant tax-related liabilities.

Even if the Distribution otherwise qualifies for tax-free treatment under section 355 of the Code, the Distribution generally would not qualify as a transaction that is tax-free to P&G if a 50% or greater interest (by vote or value) of P&G stock, Folgers stock or Smucker stock were treated as acquired directly or indirectly by certain persons as part of a plan or series of related transactions that included the Distribution.

The Tax Matters Agreement will require that the Smucker Group, for a two-year period following the date of the Distribution, generally avoid taking certain actions. These limitations are designed to restrict actions that might cause the Distribution to be treated as part of a plan under which a 50% or greater interest (by vote or value) in Smucker is acquired or could otherwise cause the Distribution to become taxable to P&G. Unless Smucker delivers certain unqualified opinions of tax counsel or rulings from the IRS reasonably acceptable to P&G, in each case, confirming that a proposed action would not cause the Transactions to become taxable, Smucker and Folgers are each prohibited during the two-year period following the date of the Distribution from:

•	issuing, recapitalizing, repurchasing, redeeming or otherwise participating in acquisitions of its stock;

•	amending its certificate of incorporation or other organizational documents to affect the voting rights of its stock;

•	merging or consolidating with another entity, or liquidating or partially liquidating;

•	discontinuing, selling, transferring or ceasing to maintain its active business; or

•	engaging in other actions or transactions that could jeopardize the reorganization status of the Distribution and certain related transactions.

If Smucker or Folgers takes any of the actions above and such actions result in tax-related losses to P&G, then the Smucker Group generally would be required to indemnify P&G for such losses. See “Additional Agreements—Tax Matters Agreement.”

Due to these restrictions and indemnification obligations under the Tax Matters Agreement, Smucker may be limited, during the two-year period following the Distribution, in its ability to pursue strategic transactions, equity or convertible debt financings or other transactions that may maximize the value of the business. Also, Smucker’s potential indemnity obligation to P&G might discourage, delay or prevent a change of control transaction during this two-year period that Smucker shareholders may consider favorable.

Smucker expects to incur significant one-time costs associated with the Transactions that could affect the period to period operating results of Smucker following the completion of the Transactions.

Smucker anticipates that it will incur one-time charges of approximately $100 million to $125 million as a result of costs associated with the Transactions. Smucker will not be able to quantify the exact amount of this charge or the period in which it will be incurred until after the Transactions are completed. Some of the factors affecting the costs associated with the Transactions include the timing of the completion of the Transactions, the resources required in integrating the Coffee Business with Smucker’s existing businesses and the length of time during which transition services are provided to Smucker by P&G. The amount and timing of this charge could adversely affect the period to period operating results of Smucker, which could result in a reduction in the market price of Smucker common shares.

The federal income tax treatment of the Smucker Special Dividend and the adoption of the amended Smucker articles of incorporation is not entirely free from doubt.

Smucker intends to treat the payment of the Smucker Special Dividend as a separate distribution that is not integrated with the amendment of its articles of incorporation for federal income tax purposes. If so treated, the Smucker Special Dividend would be subject to the federal income tax rules generally applicable to dividends and a Smucker shareholder would recognize no gain or loss in connection with the amendment of the Smucker articles of incorporation. However, the federal income tax treatment of the Smucker Special Dividend and the adoption of the amended Smucker articles of incorporation is not entirely free from doubt. While unlikely, if the IRS were to successfully assert that the Smucker Special Dividend was integrated with the amendment, then a Smucker shareholder would realize gain, but not loss, equal to the excess, if any, of the Smucker Special Dividend plus the fair market value of its Smucker common shares immediately following the amendment over the shareholder’s adjusted tax basis in its Smucker common shares. The portion of such realized gain that is recognized would be limited, however, to the amount of the Smucker Special Dividend. Depending on the circumstances, such gain could be treated as capital gain or as a dividend distribution.

Smucker shareholders should consult their own tax advisors for a full understanding of the tax consequences to them of the Smucker Special Dividend and the adoption of amended Smucker articles of incorporation. See “The Transactions—Certain Material U.S. Federal Income Tax Consequences.”

Risks Relating to the Ownership of the Smucker Common Shares after the Transactions

The voting power of pre-Merger Smucker shareholders will be reduced as a result of the Transactions.

Following the Transactions, subject to adjustment, the Smucker common shares outstanding immediately prior to the Merger will represent approximately 46.5% of the Smucker common shares that will be outstanding immediately after the Merger, and the Smucker common shares issued in connection with the conversion of shares of Folgers common stock in the Merger will represent approximately 53.5% of the Smucker common shares that will be outstanding immediately after the Merger, in each case on a “fully diluted basis.” In addition, all Smucker common shares to be issued to P&G shareholders participating in the exchange offer in connection with the Merger initially will be ten-vote shares for time phase voting purposes. Consequently, the voting power of pre-Merger Smucker shareholders, especially those Smucker shareholders who now hold ten-vote shares, will be diluted. If the proposal relating to the adoption of amended articles of incorporation of Smucker in connection with the Merger is approved at the special meeting, the new articles will “reset” the date applicable to determining whether a share entitles the holder thereof of one vote per share or ten votes per share under Smucker’s time phase voting rights. If that proposal is not approved at the special meeting, the voting power of pre-Merger Smucker shareholders who now hold one-vote shares will be even further diluted, as the shares held by those shareholders will not be “reset” to ten-votes per share, while all Smucker common shares to be issued in connection with the Merger initially will be ten-vote shares for time phase voting purposes. See “Description of Smucker Capital Stock.”

Sales of Smucker common shares after the Transactions may negatively affect the market price of Smucker common shares.

The Smucker common shares issued in the Transactions to holders of shares of Folgers common stock will generally be eligible for immediate resale. Currently, P&G shareholders include index funds that have performance tied to the Standard & Poor’s 500 Index, the Dow Jones Industrial Average or other stock indices, and institutional investors subject to various investing guidelines. Because Smucker may not be included in these indices following completion of the Transactions or may not meet the investing guidelines of some of these institutional investors, these index funds and institutional investors may decide not to participate in the exchange offer or may decide to or may be required to sell the Smucker common shares that they receive in any subsequent pro rata distribution of Folgers common stock that are not distributed in the exchange offer. These sales, or the possibility that these sales may occur, could negatively affect the market price of Smucker common shares.

Risks Relating to Folgers and the Coffee Industry

Upon the completion of the Transactions, a wholly owned subsidiary of Smucker will own the Coffee Business. The Coffee Business will represent a significant portion of the combined operations of Smucker. On a pro forma basis, the Coffee Business would have represented approximately 41 percent of the total net sales and approximately 56 percent of the total operating income of Smucker for the fiscal year ended April 30, 2008. See “Selected Historical and Pro Forma Financial Data—Unaudited Condensed Combined Pro Forma Financial Data of Smucker” for more information.

Because Folgers’ business is highly dependent upon coffee products, any change in demand or consumer preferences related to coffee products in the United States could materially adversely affect Folgers’ revenues and profitability.

Folgers’ business is focused on one product category: coffee products. Folgers’ operations consist of sourcing, blending and roasting green coffee beans and packaging, marketing and distributing various coffee products, including roast and ground coffee and instant coffee.

Demand for Folgers’ products in the United States is affected by various factors, including:

•	consumer tastes and preferences, including the trend to away-from-home coffee products;

•	competing retail coffee and other beverage products;

•	perceived or actual health risks;

•	brand loyalty;

•	demographic trends; and

•	national, regional and local economic conditions.

Because of Folgers’ reliance on coffee products, any decrease in demand for the sale of coffee products, and in particular packaged coffee, in the United States would harm Folgers’ business and could materially adversely affect Folgers’ revenues and operating results. Folgers’ results of operations substantially depend upon its ability to continue to conceive, design, source and market new products and upon continuing market acceptance of its existing and future products, including the new products in the roast and ground and gourmet markets. If Folgers’ new products do not receive market acceptance, the value of Folgers’ brands and its sales and profitability could be impaired.

Consumer preferences often change, moving from one trend to another among many product or retail concepts. Continuing shifts in consumer preferences away from coffee generally or to other coffee products, such as ready-to-drink and prepared products in the away-from-home market, would have a material adverse effect on Folgers’ financial condition and results of operations. Folgers’ continued success will depend in part on its ability to anticipate, identify and respond quickly to changing consumer preferences.

Increases in cost and decreases in availability of green coffee beans could impact Folgers’ profitability and growth.

The cost of green coffee beans is subject to significant volatility. In the last three fiscal years, the cost of green coffee beans represented between 50% and 60% of Folgers’ cost of products sold. Changes in the price or availability of green coffee beans could have a material adverse effect on Folgers’ financial condition and results of operations and cash flow.

Coffee is a traded commodity, and coffee prices and supply are subject to significant volatility beyond Folgers’ control and can be affected by a number of factors including:

•	weather patterns in coffee producing countries;

•	domestic and worldwide economic and political conditions, including the relative strength or weakness of the U.S. dollar;

•	general economic conditions that make commodities more or less attractive investment options; and

•

attempts to establish commodity price controls through quotas or supply restrictions by coffee-producing countries and certain organizations and associations, such as the International Coffee Organization or the Association of Coffee Producing Countries.

Similarly, decreased production of high quality green coffee beans could adversely affect Folgers’ business. A supply shortage of green coffee beans may result in beans becoming unavailable or more expensive. Folgers may not be able to pass through cost increases to its customers because of the competitive nature of the coffee industry. If Folgers is unable to pass increased coffee costs to its customers, its profitability will suffer accordingly. Even if Folgers is able to pass through increased costs to its customers, its operating margin could decrease. In addition, sudden decreases in the costs of green coffee beans could force Folgers to reduce sales prices before realizing cost savings in its inventory, which also negatively affects profitability. Additionally, as a result of price increases, consumers could move from the purchase of higher-priced branded products to lower-priced store brands or other products, thereby negatively affecting Folgers’ financial condition and profitability.

If Folgers’ hedging policy is not effective, Folgers may not be able to manage its coffee costs and could be forced to pay more for green coffee beans, reducing its profitability.

Historically, Folgers has used short-term coffee futures and options contracts to hedge the effects of volatile green coffee bean prices. Folgers has typically entered into hedging arrangements for periods of less than one year. These hedging arrangements do not afford Folgers full protection against the volatility of changes in the price of green coffee beans. No hedging strategy can completely eliminate pricing risks for green coffee beans. Folgers generally remains exposed to loss when prices change significantly in a short period of time. Folgers’ hedging strategy and practices may not adequately offset the risks of coffee bean price volatility and could result in losses.

The loss of any of Folgers’ key customers or a material change in customer relationships could negatively affect its revenues and decrease Folgers’ earnings.

Folgers sells a significant portion of its products to a relatively limited number of customers. Sales to Wal-Mart Stores, Inc. in fiscal 2007 represented 29% of Folgers’ combined net sales. Folgers’ top ten customers represented 61% of Folgers’ combined net sales in the same period. Folgers does not typically enter into long-term contracts with its customers. Instead, Folgers’ customers make purchase decisions based on a combination of price, product quality, consumer demand, customer service performance and trade promotions. Maintaining key customer relationships is dependent upon many factors and the loss of, or reduction in sales to, these customers could negatively affect Folgers’ revenues and decrease Folgers’ earnings.

Higher energy costs and other factors affecting the cost of producing and distributing Folgers’ products could adversely affect Folgers’ financial results.

Folgers relies on natural gas, diesel and plastic resins for the production, packaging and distribution of its coffee products and Folgers cannot always pass cost increases of these resources through to its customers. Substantial future increases in prices for, or shortages of, these resources would have a material adverse effect on Folgers’ results of operations and financial condition. Additionally, as a result of increases of Folgers’ product prices to offset higher input costs, consumers could move from the purchase of higher priced branded products to lower priced store brands or other products, thereby negatively affecting Folgers’ financial condition and profitability.

Folgers’ continued success depends substantially on consumer perceptions of the Folgers brand.

Sales of Folgers brand products generally represent a significant portion of Folgers’ combined net sales. P&G believes that maintaining and continually enhancing the value of its Folgers brand is critical to Folgers’ continued success. Brand value is based in large part on consumer perceptions and Folgers’ success in promoting and enhancing its brand value depends in large part on its ability to provide high quality products. Folgers’ brand value could diminish significantly as a result of a number of factors, such as if Folgers fails to preserve the quality of its products, if Folgers is perceived to act in an irresponsible manner, if Folgers otherwise receives negative publicity, if Folgers fails to deliver a consistently positive consumer experience or if Folgers products become unavailable to consumers. If Folgers’ brand value is diminished, Folgers’ revenues and operating results could be materially adversely affected. In addition, anything that adversely affects the Dunkin’ Donuts® brand could adversely affect the success of Folgers’ exclusive licensing agreement with Dunkin’ Donuts LLC.

Folgers’ growth strategy for its gourmet products may not perform as expected.

Folgers’ growth strategy for its gourmet products includes increasing sales of Folgers Gourmet Selections products and Dunkin’ Donuts® licensed retail packaged coffee products, expanding the scope of its gourmet products offerings and increasing its sales and marketing efforts. This growth strategy for Folgers’ gourmet products exposes Folgers to a number of risks, including the following:

•	increased marketing efforts require additional expense to generate business;

•	new product offerings may compete with existing products;

•	expanding the scope of the gourmet product offerings requires additional expense and may require Folgers to enter into new markets and compete with additional competitors;

•	Folgers’ ability to address the challenges in the Millstone business; and

•	increased strain on Folgers’ managerial, operational, financial and other resources.

Folgers’ ability to innovate and execute in these areas will determine the extent to which it can achieve its growth strategy in the gourmet market. If there is any failure by Folgers to properly execute upon its strategy, Folgers may not realize additional revenue or profitability from its efforts and it may incur additional expenses. Similarly, if Folgers’ relationship with Dunkin’ Donuts LLC is no longer successful or if the licensing agreement is terminated, Folgers’ revenues and profitability could be adversely affected. In addition, Folgers may lose market share if consumers purchase gourmet coffee products from Folgers’ competitors.

If there is a significant interruption in the operation of any of Folgers’ facilities, Folgers may not have the capacity to service its customers in a timely manner, thereby reducing its revenues and earnings.

A significant interruption in the operation of any of Folgers’ roasting, warehouse or distribution facilities, particularly the facilities in New Orleans where approximately 80% of Folgers’ production capacity is located, whether as a result of a natural disaster or other causes, could significantly impair Folgers’ ability to operate its business. For example, in August 2005, Hurricane Katrina caused catastrophic damage to the New Orleans area. Following the hurricane, production at Folgers’ New Orleans facility was interrupted for approximately two months, resulting in a significant decline in Folgers’ revenues for the first half of fiscal 2006. If there were another significant interruption in the operation of one of Folgers’ facilities, Folgers may not be able to quickly or successfully repair or adequately staff the facility or attract and retain employees. If that were to happen, Folgers may not have the capacity to service all of its customers from its other operating facilities and may lose business to its competitors. As a result, Folgers’ revenues and earnings could be materially adversely affected.

Consolidation in the retail industry could adversely affect Folgers’ sales and profitability.

As the consolidation trend among Folgers’ retail customers continues and its customers, including mass merchandisers, consolidate, grow larger and become more sophisticated, they may have greater leverage to demand lower pricing, increased promotional programs or special packaging. Meeting these demands could adversely affect Folgers’ profitability. If Folgers fails to effectively respond to customer demands, Folgers’ sales and profitability could be adversely affected.

Folgers’ proprietary brands, packaging designs and roasting methods are essential to the value of its business and the inability to protect these could harm the value of its brands and adversely affect its sales and profitability.

The success of Folgers’ business depends significantly on its brands, know-how and other intellectual property. Folgers relies on a combination of trademarks, service marks, trade secrets, patents, copyrights and similar rights to protect its intellectual property. The success of Folgers’ growth strategy depends on its continued ability to use its existing trademarks and service marks in order to maintain and increase brand awareness and further develop its brand. If Folgers’ efforts to protect its intellectual property are not adequate, or if any third party misappropriates or infringes on its intellectual property, the value of Folgers’ brand may be harmed, which could have a material adverse effect on its business. From time to time, Folgers is engaged in litigation to protect its intellectual property, which could result in substantial costs to Folgers as well as diversion of management attention. See also “Information on Folgers—Intellectual Property.”

Additionally, Folgers considers its proprietary roasting methods essential to the consistent flavor and richness of its coffee products and, therefore, essential to its brands. Because many of the roasting methods used by Folgers are not protected by patents, it may be difficult for Folgers to prevent competitors from copying its roasting methods if such methods become known. P&G also believes that Folgers’ packaging innovations, such as brick packaging technology and its AromaSeal canisters, are important to Folgers’ marketing and operational efforts. If Folgers’ competitors copy its roasting or packaging methods or develop more advanced roasting or packaging methods, the value of Folgers’ coffee brand may be diminished, and Folgers could lose customers to its competitors.

The retail coffee industry is highly competitive and if Folgers cannot compete successfully, it may experience reduced sales and profitability.

The coffee industry is highly competitive and is particularly sensitive to price, as well as competition associated with quality, reputation and brand loyalty. To the extent that one or more of Folgers’ competitors becomes more successful with respect to any key competitive factor, Folgers’ ability to attract and retain customers and grow its business could be materially adversely affected. Folgers’ branded coffee products compete with private label coffee and other branded coffees. Some competitors, such as Kraft Foods Global, Inc., have greater financial, marketing, distribution, management and other resources than Folgers. Folgers also competes with away-from-home coffee companies, such as Starbucks Corp. and quick service and casual dining restaurants, and increasing consumer preference for an away-from-home coffee experience could decrease sales in the at-home market. If Folgers is unable to compete successfully against existing and new competitors, Folgers would lose customers or experience reduced sales and profitability.

Additionally, there are relatively low barriers to entry in the coffee industry, which may encourage new competitors to enter the market, such as regional coffee companies. Folgers competes with other roasted coffee producers for shelf and merchandising space at many of Folgers’ customers’ retail locations, especially during the key merchandising periods leading up to the Thanksgiving/Christmas and Easter holiday seasons.

Folgers could be subject to adverse publicity or claims from consumers.

Folgers’ products contain caffeine and other active compounds, the health effects of which are the subject of increasing public scrutiny, including the suggestion that consumption of coffee, caffeine and other active compounds can have adverse health effects. An unfavorable report on the health effects of caffeine or other compounds present in Folgers’ products, product recalls or negative publicity or litigation arising from other health risks could significantly reduce the demand for Folgers’ products.

Folgers may also be subject to complaints from or litigation by consumers who allege beverage-related illness, or other quality, health or operational concerns. Adverse publicity resulting from such allegations could materially adversely affect Folgers, regardless of whether such allegations are true or whether Folgers is ultimately held liable. A lawsuit or claim could result in an adverse decision against Folgers, which could have a material adverse effect on its business, financial condition and results of operations.

Failure to comply with health, environmental, safety and other government regulations applicable to Folgers could affect profitability.

As a producer and marketer of food items, Folgers is subject to regulation by various governmental agencies, including the Food and Drug Administration, the Department of Agriculture, the Federal Trade Commission, the Environmental Protection Agency, the Department of Labor and the Department of Commerce, as well as various state agencies, with respect to production processes, product quality, packaging, labeling, storage and distribution. Under various statutes and regulations, these agencies prescribe requirements and establish standards for quality, purity and labeling. Other agencies and bodies outside of the United States where Folgers sells its products, as well as states and municipalities also regulate Folgers’ activities. Folgers’ failure to fully comply with these laws and regulations or changes in any of these laws or regulations could have a material adverse affect on Folgers’ operations, sales and profitability.

Folgers may be subject to work stoppages, which could increase Folgers’ operating costs and disrupt its operations.

A substantial portion of Folgers’ workforce is currently represented by various labor unions. If Folgers’ unionized workers were to engage in a strike, work stoppage or other slowdown in the future, Folgers could experience a significant disruption of its operations and an increase in its operating costs, which could have a material adverse effect on Folgers.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, including the information incorporated by reference into this document, contains forward-looking statements, such as projected operating results, earnings and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by those forward-looking statements.

You should understand that the risks, uncertainties, factors and assumptions listed and discussed in this document, including the following important factors and assumptions, could affect the future results of Smucker following the Transactions and could cause actual results to differ materially from those expressed in the forward-looking statements:

•	volatility of commodity markets from which raw materials, particularly corn, wheat, soybean oil, milk and green coffee beans, are procured and the related impact on costs;

•

the successful integration of the Coffee Business with Smucker’s business, operations and culture and the ability to realize synergies and other potential benefits of the Transactions within the time frames currently contemplated;

•	crude oil price trends and their impact on transportation, energy, and packaging costs;

•	the ability to successfully implement price changes;

•	the success and cost of introducing new products and the competitive response;

•	the success and cost of marketing and sales programs and strategies intended to promote growth in Smucker’s businesses, which will include the Coffee Business after the completion of the Transactions;

•	general competitive activity in the market, including competitors’ pricing practices and promotional spending levels;

•

the concentration of certain of Smucker’s businesses, which will include the Coffee Business after the completion of the Transactions, with key customers and the ability to manage and maintain key customer relationships;

•	the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer;

•	changes in consumer coffee preferences, and other factors affecting the Coffee Business, which will represent a substantial portion of Smucker’s business after the completion of the Transactions;

•	the ability of Smucker and Folgers to obtain any required financing; the timing and amount of capital expenditures, restructuring, and merger and integration costs;

•	the outcome of current and future tax examinations and other tax matters, and their related impact on Smucker’s tax positions;

•	foreign currency and interest rate fluctuations;

•	other factors affecting share prices and capital markets generally; and

•	the other factors described under “Risk Factors.”

You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this document. Smucker does not assume any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

The special meeting will be held in Fisher Auditorium at the Ohio Agricultural Research and Development Center, 1680 Madison Avenue, Wooster, Ohio 44691 on October 16, 2008, at 11:00 a.m., Eastern Daylight Time.

Purposes of the Special Meeting

The purposes of the special meeting are for you to consider and vote upon:

•	a proposal to approve the issuance of Smucker common shares in the Merger and to authorize the Transactions;

•

subject to the approval of the first proposal, a proposal to approve the adoption of amended articles of incorporation of Smucker in connection with the Merger in the form attached as Annex F to this document;

•

a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to issue Smucker common shares in the Merger and to authorize the Transactions; and

•	any other matter that may properly come before the meeting.

We currently expect that no other matters will be considered at the special meeting.

Record Date of the Special Meeting

Holders of record of Smucker common shares at the close of business on September 8, 2008 will be entitled to notice of the special meeting and to vote at the special meeting or any adjournment or postponement of the special meeting.

Outstanding Shares

As of the record date, there were 54,819,110 outstanding Smucker common shares that are entitled to vote at the special meeting.

Shares Entitled to Vote at the Special Meeting

The number of votes that you, as a holder of Smucker common shares, will be entitled to cast at the special meeting on the proposal to issue Smucker common shares in the Merger and to authorize the Transactions and on the proposal relating to the adoption of amended articles of incorporation of Smucker in connection with the Merger will depend on how long you have owned your Smucker common shares. Specifically:

•

If there has not been a change in beneficial ownership of your Smucker common shares in the four years preceding the record date for the special meeting or if you received your Smucker common shares through Smucker’s various equity plans, you will be entitled to ten votes for each of those shares on the proposal to issue Smucker common shares in the Merger and to authorize the Transactions and on the proposal relating to the adoption of amended articles of incorporation of Smucker in connection with the Merger. You will have only one vote per share, however, on those proposals, for Smucker common shares purchased in the four years preceding the record date for the special meeting. All Smucker common shares will have one vote per share on any proposal to approve adjournments or postponements of the special meeting. The number of votes that holders of Smucker common shares will be entitled to cast on any other business that may properly come before the special meeting will depend on whether the matter is a matter on which eligible holders of Smucker common shares are entitled to ten votes per share under the terms of Smucker’s time-phase voting structure.

•

If your Smucker common shares are registered with Smucker’s transfer agent in your name, the agent will determine how long you have held your shares and will ensure that you receive the proper number of votes. If your shares are held in “street name” (i.e., in the name of your broker, bank or other nominee), you will need to provide a written certification as set forth below under “—Proof of Beneficial Ownership.”

Smucker common shares beneficially held by Smucker or its subsidiaries will not be voted.

Quorum Requirements for the Special Meeting

A quorum of Smucker shareholders is necessary to hold a valid special meeting.

The presence in person or by proxy at the special meeting of holders of Smucker common shares entitled to exercise as of the record date at least a majority of the outstanding voting power of Smucker common shares, giving effect to ten-vote shares, is necessary for a quorum. Abstentions and broker non-votes count as present for establishing a quorum. Smucker common shares held by Smucker or its subsidiaries do not count toward a quorum. A “broker non-vote” occurs with respect to a proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the Smucker common shares and no instruction is given.

Shares Owned by Smucker’s Directors and Executive Officers as of the Record Date

As of the record date, Smucker directors and executive officers as a group owned and were entitled to vote approximately 7% of the outstanding Smucker common shares. These shares represent between approximately 14% and 18% of the outstanding voting power of Smucker common shares with respect to the proposal to issue Smucker common shares in the Merger and to authorize the Transactions and the proposal relating to the adoption of amended articles of incorporation of Smucker in connection with the Merger, based on Smucker’s current best estimate of the voting power of these shareholders under Smucker’s current time phase voting requirements. All of the directors and executive officers of Smucker that are entitled to vote at the special meeting have indicated that they intend to vote their shares in favor of the Merger.

In addition, under the terms of the Voting Agreement between certain shareholders of Smucker and P&G, those Smucker shareholders that are parties to the Voting Agreement have agreed in writing to vote their shares, and have granted P&G a proxy to vote their shares, in favor of the Merger and against any competing or superior proposals or proposals that would hinder or delay the completion of the Merger. As of the record date Smucker estimates that these shareholders hold between 10% and 15% of the voting power of the outstanding Smucker common shares with respect to the proposal to issue Smucker common shares in the Merger and to authorize the Transactions and the proposal relating to the adoption of amended articles of incorporation of Smucker in connection with the Merger. For a more complete description of the Voting Agreement, see “The Voting Agreement.”

Vote Necessary at the Special Meeting to Approve the Proposals

The approval of the proposal relating to the issuance of Smucker common shares in the Merger and the authorization of the Transactions, and the proposal relating to the adoption of amended articles of incorporation of Smucker in connection with the Merger, each requires the approval of at least two-thirds of the outstanding voting power of Smucker common shares, giving effect to the ten-votes-per-share provisions of Smucker’s articles of incorporation.

Approval of adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to issue Smucker common shares in the Merger and to authorize the Transactions or the proposal relating to the adoption of amended articles of incorporation of Smucker in connection with the Merger requires the affirmative vote of a majority of the voting power present in person or by proxy at the special meeting, without giving effect to ten-vote shares.

Abstentions and broker non-votes will have the same effect as a vote against the proposal relating to issuance of Smucker common shares in the Merger and the related Transactions, and the proposal relating to the adoption of amended articles of incorporation of Smucker in connection with the Merger, but broker non-votes will have no effect on the outcome of the proposal relating to adjournments or postponements of the Smucker special meeting, if necessary, to permit further solicitation of proxies, in each case, so long as a majority of the outstanding Smucker common shares have voted on the proposal.

Proof of Beneficial Ownership

Smucker has developed procedures regarding the proof that will be required for determinations of beneficial ownership of Smucker common shares so that it may determine the voting power of those shares on the proposal to issue Smucker common shares in the Merger and to authorize the Transactions, on the proposal relating to the adoption of amended articles of incorporation of Smucker in connection with the Merger and any other proposal that may come before the meeting that would entitle eligible holders to ten votes under its time-phase voting structure. Smucker common shares that would be entitled to ten votes per share include:

•	common shares beneficially owned for four consecutive years as of the record date; or

•	common shares received through Smucker’s various equity plans.

In the event of a change in beneficial ownership, the new owner of that share will be entitled to only one vote with respect to that share on all matters until four years pass without a further change in beneficial ownership of the share.

The express terms of the Smucker common shares provide that a change in beneficial ownership occurs whenever any change occurs in the person or group of persons who has or shares voting power, investment power, the right to receive sale proceeds, or the right to receive dividends or other distributions in respect of those Smucker common shares. In the absence of proof to the contrary, a change in beneficial ownership will be deemed to have occurred whenever Smucker common shares are transferred of record into the name of any other person. Moreover, corporations, general partnerships, limited partnerships, voting trustees, banks, trust companies, brokers, nominees, and clearing agencies will be entitled to only one vote per share on Smucker common shares held of record in their respective names unless written proof is provided to establish that there has been no change in the person or persons who direct the exercise of any of the rights of beneficial ownership, including the voting of shares. Thus, in order to be entitled to exercise ten votes per share, Smucker shareholders who hold Smucker common shares in street name or through any of the other indirect methods mentioned above must be able to submit written proof of beneficial ownership in form and substance satisfactory to Smucker of:

•	the total number of Smucker common shares that you beneficially own; and

•	of the Smucker common shares beneficially owned by you, how many have been owned since the date that is four years prior to the record date of the special meeting.

If your Smucker common shares are held in street name, a certification form for you to complete is enclosed with this document. Smucker has not developed certification procedures with respect to common shares that are voted by telephone. If you vote your shares by telephone, Smucker will assume that those shares are entitled to one vote per share on the matters presented of the special meeting.

Your broker must receive the certification form from you by no later than October 8, 2008. If it is not received by that time, all Smucker common shares held by the beneficial owner will be entitled to only one vote per share on the proposal to issue Smucker common shares in the Merger and to authorize the Transactions and on the proposal relating to the adoption of amended articles of incorporation of Smucker in connection with the Merger.

Smucker reserves the right to require such additional evidence as may be necessary to confirm that there has been no change in beneficial ownership of Smucker common shares in the four years preceding the record date for the special meeting.

VOTING BY PROXY

Voting Your Proxy

You may vote in person at the special meeting or by proxy. We recommend you vote by proxy even if you plan to attend the special meeting. If you vote by proxy, you may change your vote if you attend the special meeting.

You may vote by proxy by completing and mailing the enclosed proxy card(s). If you properly complete, sign, date and return your proxy card(s) in time to vote, one or more of the individuals named as your proxy will vote your Smucker common shares as you have directed. You may vote for or against the proposals submitted at the special meeting or you may abstain from voting. In addition, shareholders of record at the close of business on September 8, 2008 may vote by proxy by calling the toll-free telephone number or by using the internet as described in the instructions included with the proxy card(s).

How to Vote

Complete, sign, date and return your proxy card(s) in the enclosed envelope or call the toll-free telephone number or use the internet as described in the instructions included with your proxy card(s).

If you hold Smucker common shares through a broker or other custodian, please follow the voting instructions provided by that firm. If you do not sign, date and return your proxy card(s), or vote by telephone or by using the internet, or if your shares are held in a stock brokerage account or held by a bank, broker or other nominee, or, in other words, in “street name” and you do not instruct your bank, broker or other nominee how to vote those shares, those shares will not be voted at the special meeting for the proposals relating to the Merger and the adoption of amended articles of incorporation of Smucker in connection with the Merger.

A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or by using the internet. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this document. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or by using the internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The telephone and internet proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. The internet and telephone proxy procedures for Smucker shareholders are also designed to obtain proof of beneficial ownership of Smucker common shares. Votes directed by telephone or by using the internet through such a program must be received by 11:59 p.m., New York City time, on October 15, 2008. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or by using the internet with respect to your shares.

Directing the voting of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in street name and bring it to the special meeting.

If you sign and submit your proxy but do not make specific choices, your proxy will be voted FOR each of the proposals presented.

Smucker’s board of directors has unanimously approved the Transactions, the Transaction Agreement, and the other agreements relating to the Transactions, and determined that the Transactions, including the issuance of Smucker common shares in the Merger, are advisable, fair to and in the best interests of Smucker and its shareholders. Smucker’s board of directors unanimously recommends that shareholders vote FOR the proposal to issue Smucker common shares in the Merger and to authorize the Transactions, FOR the proposal to adopt amended articles of incorporation of Smucker in connection with the Merger, and FOR the proposal to approve adjournments or postponements of the special meeting for the purpose of soliciting additional proxies, if necessary.

Revoking Your Proxy

If you are a record holder of Smucker common shares, you can change your vote by:

•	sending a written notice to the corporate secretary of Smucker that is received prior to the special meeting and states that you revoke your proxy;

•

signing and dating a new proxy card(s), and submitting your proxy so that it is received prior to the special meeting or, if available, voting by telephone or by using the internet prior to the special meeting in accordance with the instructions included with the proxy card(s); or

•	attending the special meeting and voting in person.

If your shares are held in street name by your broker, you will need to contact your broker to revoke your proxy.

Other Voting Matters

Voting in Person

If you plan to attend the special meeting and wish to vote in person, we will give you a ballot at the special meeting. However, if your Smucker common shares are held in street name, you must first obtain a legal proxy from your broker authorizing you to vote the shares in person, which you must bring with you to the special meeting.

People with Disabilities

We can provide reasonable assistance to help you participate in the special meeting if you tell us about your disability and how you plan to attend. Please call or write the corporate secretary of Smucker at least two weeks before the special meeting at the number or address provided in the section of this document captioned “Where You Can Find More Information; Incorporation by Reference.”

Proxy Solicitations

This document is being furnished to you in connection with Smucker’s board of directors solicitation of proxies from the holders of Smucker common shares for the special meeting. In addition to this mailing, Smucker’s directors, officers and employees (who will not receive any additional compensation for such services) may solicit proxies personally, electronically or by telephone. We will pay the costs of soliciting proxies. We have also engaged D.F. King & Co., Inc. to assist in the solicitation of proxies. We will pay this firm a fee of $15,000, plus certain other customary fees and expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for sending proxy materials to the beneficial owners of Smucker common shares. The extent to which these proxy-soliciting efforts will be necessary depends upon how promptly proxies are submitted. You should submit your completed proxy card(s) without delay by mail or vote by telephone or by using the internet if available.

Other Business, Adjournments and Postponements

Other Business

We are not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment.

Adjournments of the Special Meeting

Any adjournment may be made from time to time by approval of the shareholders holding a majority of the voting power present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting.

Postponements of the Special Meeting

If a quorum is not present at the special meeting, shareholders may be asked to vote on a proposal to adjourn or postpone the special meeting to solicit additional proxies. If a quorum is not present at the special meeting, the officers of the company or the holders of a majority of the Smucker common shares entitled to vote who are present in person or by proxy at the special meeting may adjourn or postpone the meeting. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the other proposal(s), holders of the Smucker common shares may also be asked to vote on a proposal to approve the adjournment or postponement of the special meeting to permit further solicitation of proxies.

INFORMATION ON THE DISTRIBUTION

P&G expects that the shares of Folgers common stock will be distributed to P&G shareholders in an exchange offer in which P&G shareholders would have the option to exchange their shares of P&G common stock for shares of Folgers common stock (and any subsequent pro rata dividend if the exchange offer is consummated but not fully subscribed), as described in the next paragraph. Shares of Folgers common stock will be offered to P&G shareholders in the exchange offer based upon the market prices of shares of P&G common stock and Smucker common shares calculated during a specified period pursuant to the terms of the exchange offer, at a discount which will be set by P&G at the time of commencement of the exchange offer. Promptly after the specific terms of the exchange offer are set, Smucker will publish a press release describing them. The press release will be filed with the SEC and available to shareholders on Smucker’s web page (www.smuckers.com).

On or prior to the expiration of the exchange offer, P&G will irrevocably deliver to the exchange agent all of the shares of Folgers common stock outstanding, with irrevocable instructions to hold the shares of Folgers common stock in trust for P&G shareholders whose shares of P&G common stock are being accepted in the exchange offer and, in the case of a pro rata dividend, P&G shareholders whose shares of P&G common stock are outstanding after the consummation of the exchange offer. If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the Remaining Shares in a pro rata dividend to all P&G shareholders whose shares of P&G common stock remain outstanding after consummation of the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Folgers common stock not exchanged in the exchange offer and to be distributed in a pro rata dividend and that number of Smucker common shares, into which such Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter.

Smucker and Smucker shareholders are not a party to the Distribution and are not being asked to separately vote on the Distribution or to otherwise participate in the Distribution.

Smucker expects to issue approximately 63,077,885 Smucker common shares in the Merger. Based upon the reported closing sales price of $[—] per share for Smucker common shares on the NYSE on [—], 2008, the last NYSE trading day prior to the date of this proxy statement, the total value of the consideration to be paid by Smucker in the Transactions, including the $350 million of Folgers Debt to be guaranteed by Smucker, subject to the requirements of the Separation Agreement, would have been $[—] billion (prior to any adjustment for payment of the $274 million aggregate amount of the, or $5.00 per share, Smucker Special Dividend). The value of the consideration to be paid by Smucker will depend on the market price of Smucker common shares at the time of determination.

P&G’s exchange offer will be subject to various conditions that will be described in Folgers’ registration statement and Smucker’s registration statement.

The information included in this section regarding P&G’s exchange offer is being provided to Smucker’s shareholders for informational purposes only and is not complete. For additional information on P&G’s exchange offer and the terms and conditions of P&G’s exchange offer, Smucker shareholders are urged to read Folgers’ registration statement on Form S-4/S-1 or Smucker’s registration statement on Form S-4.

INFORMATION ON SMUCKER

Overview

Smucker was established in 1897 and was incorporated in Ohio in 1921. Smucker operates principally in one industry, the manufacturing and marketing of branded food products, with the majority of Smucker’s sales in the United States. Smucker’s operations outside the United States are principally in Canada although products are exported to other countries as well. Sales outside the United States represent approximately 13 percent of Smucker’s total consolidated sales for fiscal 2008. Smucker’s branded food products include a strong portfolio of trusted, iconic market leading brands that are sold to consumers through retail outlets in North America. For the fiscal year ended April 30, 2008, Smucker had $2.5 billion of net sales and generated operating income of $284.2 million.

Smucker has two reportable segments: U.S. retail market and special markets. The U.S. retail market segment includes the consumer and consumer oils and baking strategic business areas. This segment primarily represents the domestic sales of Smucker’s, Jif, Crisco, Pillsbury, Eagle Brand, Hungry Jack, White Lily, and Martha White branded products to retail customers. The special markets segment is comprised of the international, foodservice, beverage, and Canada strategic business areas. Special markets segment products are distributed domestically and in foreign countries through retail channels, foodservice distributors and operators (i.e., restaurants, schools and universities, health care operations), and health and natural foods stores and distributors. Smucker’s U.S. retail market segment, comprising over 74 percent of Smucker’s net sales, includes the consumer and consumer oils and baking businesses and represents a large portion of Smucker’s strategic focus area—the sale of branded food products with leadership positions to consumers through retail outlets in North America. The special markets segment represents the aggregation of the foodservice, beverage, Canada and international businesses.

Smucker’s fiscal year begins on May 1 and ends on the following April 30. For example, Smucker’s “fiscal 2008” began on May 1, 2007 and ended on April 30, 2008.

Smucker’s Business

Principal Products

Smucker’s principal products, which are sold in both Smucker’s U.S. retail market segment and special markets segment, are peanut butter, shortening and oils, fruit spreads, canned milk, baking mixes and ready-to-spread frostings, flour and baking ingredients, juices and beverages, frozen sandwiches, dessert toppings, syrups, pickles and condiments and potato side dishes.

In the U.S. retail market segment, Smucker’s products are primarily sold through brokers to food retailers, food wholesalers, club stores, mass merchandisers, discount stores, and military commissaries. In the special markets segment, Smucker’s products are distributed domestically and in foreign countries through retail channels, foodservice distributors and operators (i.e., restaurants, schools and universities, healthcare operators), other food manufacturers, health and natural foods stores and distributors.

Sources and Availability of Raw Materials

The raw materials used by Smucker in each of its segments are primarily commodities and agricultural-based products. Glass, plastic, caps, carton board, and corrugate are the principal packaging materials used by Smucker. The fruit and vegetable raw materials used by Smucker in the production of its food products are purchased from independent growers and suppliers. Sweeteners, peanuts, oils, milk, wheat and flour, corn and other ingredients are obtained from various suppliers. The cost and availability of many of these commodities have fluctuated, and may continue to fluctuate, over time. Smucker also uses commodity futures and options to manage some of its costs. Raw materials are available from numerous sources, and Smucker believes that it will continue to be able to obtain adequate supplies. Smucker has not historically encountered shortages of key raw materials. Smucker considers its relationship with key raw material suppliers to be good.

Trademarks and Patents

Smucker’s products are produced under certain patents and marketed under numerous trademarks owned by Smucker or one of its subsidiaries. Major trademarks, utilized primarily in the U.S. retail market segment, include: Smucker’s, Jif, Crisco, Eagle Brand, Mary Ellen, Dutch Girl, Martha White, LaPina, White Lily, Hungry Jack, Uncrustables, Simply Jif, Golden Temple, Softasilk, Dickinson’s, Crosse & Blackwell, Funfetti, Adams, Laura Scudder’s, Goober, Pet, Magic Shell, and Simple Measures. Major trademarks primarily utilized in the special markets segment include: Smucker’s, Jif, Crisco, Plate Scapers, Bick’s, Five Roses, Robin Hood, Carnation, Europe’s Best, R. W. Knudsen Family, Santa Cruz Organic, Knott’s Berry Farm, Double Fruit, Simply Nutritious, Recharge, and Red River. Pillsbury, the Pillsbury Barrelhead logo and Pillsbury Doughboy are trademarks of The Pillsbury Company, used by Smucker under a 20-year perpetually renewable royalty-free license. The BORDEN and Elsie designs are trademarks used by Smucker on certain products under a perpetual, exclusive, and royalty-free license. Carnation is a trademark of Societe des Produits Nestle S.A. used by Smucker’s Canadian subsidiary on certain canned milk products in certain territories under an exclusive and royalty-free license with an initial term of 10 years, which is renewable by Smucker for two successive five-year terms and which becomes perpetual at the end of the renewal terms under certain circumstances. In addition, Smucker or one of its subsidiaries licenses the use of several other trademarks, none of which individually is material to Smucker’s business.

Slogans or designs considered to be important trademarks include (without limitation) the slogan, “With A Name Like Smucker’s, It Has To Be Good,” “Choosy Moms Choose Jif,” “Purely The Finest,” “Kids Bake It Fun,” “Start Something Good with Crisco,” “We’ve Got Ice Cream Covered,” “Everybody’s Happy When It’s Hungry Jack,” “Goodness Gracious, It’s Good,” the Smucker’s banner, the Crock Jar shape, the Gingham design and the Strawberry logo.

Smucker considers all of these trademarks and the Pillsbury, BORDEN, Elsie and Carnation license to be essential to its business.

Seasonality

Smucker’s consumer oils and baking business is moderately seasonal around the “fall bake” period, which generally impacts sales and profits in Smucker’s second and third quarters. Smucker does not consider the overall impact of seasonal trends, however, to be significant.

Working Capital

Working capital requirements are greatest during the first half of Smucker’s fiscal year mainly due to the timing of fruit and vegetable procurement and the buildup of inventories necessary to support the “fall bake” season.

Customers

Sales to Wal-Mart Stores, Inc., and its subsidiaries amounted to approximately 20 percent, 20 percent and 18 percent of net sales in fiscal 2008, 2007 and 2006, respectively. These sales are primarily included in the U.S. retail market segment. No other customer exceeded 10 percent of net sales during fiscal 2008, 2007 and 2006.

Orders

Generally, orders are filled within a few days of receipt, and the backlog of unfilled orders at any particular time has not been material on a historical basis.

Government Business

No material portion of Smucker’s business is subject to negotiation of profits or termination of contracts at the election of the government.

Competition

Smucker is the branded market leader in the peanut butter, shortening and oils, sweetened condensed milk, fruit spreads, dessert toppings, and health and natural foods beverages categories. Smucker’s business is highly competitive as all of its brands compete for retail shelf space with other advertised and branded products as well as unadvertised and private label products.

The Jif brand has been a leader in the peanut butter category for over 20 years, while Smucker’s natural peanut butter business, sold under the Smucker’s, Adam’s and Laura Scudder’s brands, maintains a strong leadership position in the natural peanut butter category. Crisco has been a leader in the shortening and cooking oils categories for over 50 years. Crisco holds a leading position among branded competitors in both the oils and shortening categories. The oils category in which Crisco competes is a more competitive category due to a larger private label presence and volatile commodity pricing. Smucker’s fruit spread brands, including Smucker’s, Dickinson’s and Knott’s Berry Farm, hold the leading position in the category and compete with one major branded line of fruit spreads and many private label brands. The competing brands exist on both a national and a regional level.

Smucker competes in the dessert and baking mixes (“DBM”) market that includes mixes for cakes, cookies, brownies, muffins, and quick breads, as well as ready-to-spread frostings and ingredients used in scratch baking such as flour. Within the DBM category, Smucker competes primarily with two major national and many private label brands. Smucker’s Hungry Jack brand competes in three primary market categories: pancake mix, potato side dishes, and table syrup. Smucker competes with several major national as well private label brands in these categories.

Smucker competes in the canned milk category with both branded and nonbranded products. Smucker is the branded market leader in the sweetened condensed category with approximately 50 percent market share with its Eagle Brand and Magnolia brands. In the evaporated milk category, Smucker has a significant presence with its production of private label brands where it competes primarily with one major national brand.

The continued growth of alternative store formats, product and packaging innovations, technological advances, and new industry techniques have all added additional variables for companies in the food industry to consider in order to remain competitive. The primary ways in which products are distinguished are product quality, price, packaging, new product introductions, nutritional value, convenience, customer service, advertising, and promotion. Positive factors pertaining to Smucker’s competitive position include well-recognized brands, superior product quality, experienced brand management, a single national grocery broker in the U.S. retail market, varied product offerings, product innovation and a strong distribution network.

Research and Development

Smucker predominantly utilizes in-house resources to both develop new products and improve existing products in each of its business areas. Amounts expensed for product development were approximately $9.5 million, $9.7 million and $10.8 million in fiscal 2008, 2007 and 2006, respectively.

Environmental Matters

Compliance with the provisions of federal, state, and local environmental regulations regarding either the discharge of materials into the environment or the protection of the environment is not expected to have a material effect upon Smucker’s capital expenditures, earnings, or competitive position.

Employees

As of April 30, 2008, Smucker had approximately 3,250 full-time employees, worldwide. Approximately 31 percent of these employees, located at nine facilities, are covered by union contracts. These contracts vary in term depending on the location. Smucker believes its relations with its current employees are generally good.

Properties

The table below lists all of Smucker’s manufacturing and processing facilities as of April 30, 2008. All of Smucker’s properties are maintained and updated on a regular basis, and Smucker continues to make investments for expansion and technological improvements. Smucker believes that existing capacity at these facilities is sufficient to sustain current operations and anticipated near-term growth.

The properties listed below are owned, except for the West Fargo, North Dakota, facility that is leased. Other than customary lease terms and rental payment obligations, there are no material performance obligations associated with the properties listed below. Smucker’s corporate headquarters are located in Orrville, Ohio, and Smucker’s Canadian headquarters are leased and located in Markham, Ontario.

Domestic Locations	Products Produced/Processed
Chico, California	Fruit and vegetable juices, beverages
Cincinnati, Ohio	Shortening and oils
El Paso, Texas	Canned milk
Grandview, Washington	Grapes, red tart cherries, strawberries, cranberries, apples, boysenberries, blackberries, red raspberries, black raspberries, blueberries, red currants
Havre de Grace, Maryland	Fruit and vegetable juices, beverages
Lexington, Kentucky	Peanut butter
Memphis, Tennessee	Fruit spreads, toppings, syrups
New Bethlehem, Pennsylvania	Peanut butter and Goober products
Orrville, Ohio	Fruit spreads, toppings, syrups
Oxnard, California	Strawberries
Ripon, Wisconsin	Fruit spreads, toppings, syrups, condiments
Scottsville, Kentucky	Uncrustables sandwiches
Seneca, Missouri	Canned milk
Toledo, Ohio	Bakery mixes and frostings
West Fargo, North Dakota	Uncrustables sandwiches and Snack’n Waffles ready-to-eat waffles

International Locations	Products Produced/Processed
Delhi Township, Ontario, Canada	Pickles
Dunnville, Ontario, Canada	Pickles and relish condiments
Sherbrooke, Quebec, Canada	Canned milk
Ste. Marie, Quebec, Canada	Fruit spreads, sweet spreads, industrial products

Legal Proceedings

Smucker is not a party to any material pending legal proceeding.

THE COFFEE INDUSTRY

The U.S. Coffee Market

Coffee is the most popular hot drink in the United States. According to the National Coffee Association of U.S.A., Inc. (the “NCA”), in 2007 approximately 57% of the U.S. population over the age of 18 drank coffee daily, up from approximately 49% in 2004. The NCA also reported that the percentage of the U.S. adult population that consumed gourmet coffee beverages weekly (defined as premium whole bean or roast and ground varieties, espresso-based beverages and iced coffee) increased to 37% in 2007 from 27% in 2003. A 2007 NCA study found that adults ages 40 to 59 in the United States consume the highest average share of coffee.

The coffee industry information and data (including forecast information) included in this section “—The U.S. Coffee Market” has been derived from information prepared by Datamonitor. Datamonitor’s definition of “Retail” and “Foodservice” differ from P&G’s definition of such terms. See “Helpful Information” and “—The Coffee Market in which Folgers Competes.” Datamonitor divides the coffee market into two sales channels: retail and foodservice. Datamonitor defines the retail and foodservice channels as follows:

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Retail—includes supermarkets (e.g., Kroger), convenience stores (e.g., 7-Eleven), mass merchandisers (e.g., Wal-Mart), warehouse clubs (e.g., Costco), drug stores (e.g., CVS), health/natural food stores (e.g., Wild Oats), gourmet stores (e.g., Dean & Deluca), internet purchases, mail order and other (e.g., kiosks, vending machines and airport retailing).

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Foodservice—includes coffee shops (e.g. Starbucks), full service restaurants, institutional foodservice outlets (e.g. sporting arenas, hotels, hospitals, universities, nursing homes and cafés located within places of work) and quick service restaurants (e.g., McDonald’s).

Overall sales in the U.S. coffee market increased to $30.7 billion in 2007 from $20.1 billion in 2002, reflecting a 8.8% compound annual growth rate. The driver of this growth was foodservice channel sales, which grew at a compound annual growth rate of 14.4% to $20.6 billion in 2007. Coffee sales in the retail channels increased at a 1.1% compound annual growth rate since 2002, reaching $10.1 billion in 2007. Overall coffee sales are forecasted to increase to $39.1 billion in 2012, reflecting a 5.0% compound annual growth rate, with foodservice coffee sales expected to grow at an 6.7% compound annual growth rate to $28.5 billion and retail coffee sales expected to grow at a 1.1% compound annual growth rate to $10.6 billion.

Retail

Packaged coffee sales represented approximately 69% of retail coffee sales in 2007 with prepared products constituting the remaining 31% of retail coffee sales. Roast and ground products (including pre-ground coffee that is roasted, ground and either vacuum packed or sold in containers, as well as whole beans that have been roasted but not ground) represents the largest category of packaged products. Sales of roast and ground products were approximately $5.5 billion in 2007 and are expected to remain relatively flat through 2012. Other packaged products include:

•	instant coffee (freeze-dried products, granules and mixes/powders), with sales of $822 million in 2007, which are forecasted to decrease slightly through 2012; and

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ready-to-drink products (prepackaged, pre-flavored, sweetened coffee drinks that typically come in single serve containers), with sales of $547 million in 2007, which are forecasted to increase modestly through 2012.

Sales of prepared coffee in the retail channels were $3.1 billion in 2007 with sales forecasted to increase to $3.5 billion by 2012. Of the $10.1 billion total retail coffee sales in 2007, supermarkets represented approximately 40%, while convenience store sales were approximately 30%.

Foodservice

Prepared coffee sales represented approximately $18.1 billion, or 88%, of total foodservice coffee sales in 2007. Foodservice sales of prepared coffee are expected to grow at an 7.0% compound annual growth rate through 2012. In 2007, foodservice sales of packaged coffee were approximately $2.5 billion, or 12%, of total foodservice coffee sales. Foodservice sales of packaged coffee are expected to grow at a 4.1% compound annual growth rate through 2012. Of the $20.6 billion in total foodservice coffee sales in 2007, coffee shop sales were approximately 54%, while quick service restaurant sales were approximately 27%.

Overall coffee sales in the 2002 to 2007 period increased at a rate higher than volume sales growth, reflecting the willingness of consumers to pay more for coffee. Overall per capita coffee expenditures in the U.S. grew at a compound annual growth rate of 7.6% between 2002 and 2007. The relative size of the away-from-home segment of the coffee market (defined by Datamonitor to include all prepared coffee as well as ready-to-drink products) increased from 60% of the total coffee market in 2002 to 71% in 2007. The away-from-home segment is forecasted to increase to 76% in 2012 (reflecting a 6.3% compound annual growth rate in away-from-home sales in the 2007 to 2012 period). The at-home (i.e. coffee purchased for brewing and consumption at home) segment has decreased from 40% of the total coffee market in 2002 to 29% in 2007 and is forecasted to decrease to 24% in 2012 (reflecting a 1.4% compound annual growth rate in at-home sales in the 2007 to 2012 period).

While coffee sales through retail channels declined as a percentage of total coffee sales between 2002 and 2007, various sectors within the retail channels experienced growth, including flavored coffees, specialty whole bean coffee, private label coffee, ready-to-drink products and coffee pods. Specialty coffees sold through retail channels have experienced substantial growth over the past five years as specialty coffee in the whole bean segment has grown from 51% of overall whole bean sales in 2002 to 62% in 2007. By 2012, this specialty coffee segment is expected to increase to 71% of the forecasted $805 million overall whole bean segment with most of the expected sales growth from flavored whole beans. Roast and ground sales of flavored coffee are expected to grow at a 3.4% compound annual growth rate in the 2007-2012 period to $697 million.

The Coffee Market in which Folgers Competes

The U.S. Retail Packaged Coffee Market

P&G defines the U.S. retail packaged coffee market as packaged coffee sold in grocery stores, drug stores, mass merchandisers, club stores and dollar stores but not including packaged coffee sold in coffee shops or other foodservice establishments, health/natural food stores, gourmet stores, convenience stores and various other channels. Folgers’ Retail and Millstone reporting segments operate in this market. Sales to the retail packaged coffee market represented over 90% of Folgers’ combined net sales in fiscal 2007. Market data is available from vendors such as ACNielsen and IRI, but P&G believes that these sources only capture about two-thirds of the relevant market data and do not measure sales to some customers (such as Wal-Mart) that represent a significant portion of Folgers’ net sales. Because of this, P&G calculates a market share measure which P&G believes is the best gauge of its share of the total market. Folgers’ market share data, as determined by P&G, combines U.S. market data from ACNielsen and/or IRI with additional sales data purchased from a representative group of retailers, household panel data, and internal analytical models to create P&G’s best estimate of the total U.S. retail packaged coffee market. The market share data provided below is based on calendar year 2007. Market share data is used by P&G in order to standardize market share information across different products and retail channels and is regularly used by P&G in the analysis of the Coffee Business. Folgers’ market share data is not publicly available industry information and is not used by any of Folgers’ competitors in analyzing their businesses.

Overall U.S. Retail Coffee Market. The U.S. retail packaged coffee market includes all of the product categories discussed below. Based on Folgers’ market share data, P&G estimates the size of the U.S. retail packaged coffee market in 2007 was approximately $5.2 billion, an increase of approximately $250 million, or

5%, compared to 2006. P&G estimates that Folgers’ market share of the total retail packaged coffee market on a sales basis in 2007 was over 36%. P&G believes that no other brand in the U.S. retail packaged coffee market had a market share of the total retail market on a sales basis greater than 15% in 2007.

P&G divides the U.S. retail packaged coffee market into three categories: mainstream roast and ground coffee, gourmet coffee and single serve coffee which represented 53%, 29%, and 18%, respectively, of the U.S. retail packaged coffee market on a sales basis in 2007. The primary channels in which Folgers competes in the U.S. retail packaged coffee market are grocery stores, drug stores, mass merchandisers, club stores and dollar stores.

Mainstream roast and ground coffee. The mainstream roast and ground coffee category consists of coffee for use with multi-cup coffee makers. Mainstream roast and ground coffee, which is less expensive per pound than gourmet coffee, is available in plastic canisters, metal cans, vacuum packed bags or brick packaging. Mainstream roast and ground coffee is available in caffeinated and decaffeinated forms and a small portion of the market is comprised of flavored coffee. Folgers’ key competitors in this market are Maxwell House and Yuban (Kraft), Chock full o’ Nuts, Hills Brothers and Chase & Sanborn (Massimo Zanetti Beverages) and private label brands.

Based on Folgers’ market share data, P&G estimates retail sales of mainstream roast and ground coffee in 2007 were $2.8 billion, an increase of approximately $130 million, or 5%, compared to 2006. P&G estimates that Folgers’ market share of this category on a sales basis in 2007 was 48%. P&G estimates that Kraft had the next leading combined market share for its Maxwell House and Yuban brands in the main stream roast and ground category with a 24% market share on a sales basis in 2007.

Gourmet coffee. Gourmet coffee is coffee that typically carries a premium image or a premium price, is either whole bean or ground and is packaged in soft bags or available in bulk whole bean dispensers. Folgers’ primary brands in this category are Folgers Gourmet Selections, Dunkin’ Donuts® licensed retail packaged coffee products and Millstone. The key competitors in this market are Starbucks and Seattle’s Best (Kraft under license from Starbucks), Eight O’Clock Coffee, Green Mountain, Peet’s and private label brands.

Based on Folgers’ market share data, P&G estimates retail sales of gourmet coffee in 2007 were $1.5 billion, an increase of $101 million, or 7%, compared to 2006. P&G estimates that Starbucks had the leading combined market share for its Starbucks and Seattle’s Best brands in this category with a 33% market share on a sales basis in 2007. P&G estimates that Folgers’ combined market share of the gourmet category, which includes Millstone, Folgers Gourmet Selections, Dunkin’ Donuts® licensed retail packaged coffee products and Brothers coffee, on a sales basis in 2007 was over 19%.

Single serve coffee. Single serve coffee is prepared for single cup use, as opposed to multi-cup use, and is categorized into the following three types: instant coffee, powdered creamy instant coffee and coffee pods. Instant coffee is prepared by heating water and adding coffee to the hot water. Powdered creamy instant coffee is prepared similarly to regular instant coffee, but contains ingredients that add additional flavor and creaminess to the coffee. Finally, coffee pods are individual pods, disks or K-Cups and are used in a single cup brewer system. The key competitors in this category are Maxwell House, General Foods International Coffee and Tassimo (Kraft), Taster’s Choice and Nescafé (Nestlé), Senseo (Sara Lee), Green Mountain (Green Mountain Coffee Roasters) and private label brands.

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Instant coffee. Based on Folgers’ market share data, P&G estimates retail sales of instant coffee in 2007 were approximately $650 million, an increase of approximately $30 million, or 5%, compared to 2006. P&G estimates that Folgers’ market share of this sub-category on a sales basis in 2007 was 38%. P&G estimates that Nestlé had the next leading combined market share for its Taster’s Choice and Nescafé brands in the instant coffee sub-category with a 34% market share on a sales basis in 2007.

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Powdered creamy instant coffee. Based on Folgers’ market share data, P&G estimates retail sales of powdered creamy instant coffee in 2007 were approximately $200 million, a decrease of approximately $10 million, or 5%, compared to 2006. P&G estimates that General Foods International had the leading market share on a sales basis in 2007 in this sub-category at 52%, while Folgers had an 11% market share on a sales basis in this sub-category in 2007.

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Coffee pods. Based on Folgers’ market share data, P&G estimates retail sales of coffee pods in 2007 to be $70 million, an increase of $7 million, or 12%, compared to 2006. P&G believes that Senseo had the leading market share on a sales basis in 2007 at 49% in this sub-category, while Folgers had an 18% market share on a sales basis in this sub-category in 2007.

The U.S. Commercial Coffee Market

Folgers’ Commercial reporting segment operates in the commercial market, selling its commercial packaged roast and ground coffee products to foodservice, offices, convenience stores and quick service and casual dining restaurants, the primary channels in which Folgers competes. Sales to this market represented less than 10% of Folgers combined net sales in fiscal 2007. P&G estimates 2007 sales in the commercial coffee market channels in which Folgers competes were approximately $4.1 billion and that its market share was approximately 3% on a sales basis. Key competitors in this market include Sara Lee, Kraft, Starbucks Office Coffee and Foodservice, S&D Coffee and Green Mountain Coffee Roasters.

INFORMATION ON FOLGERS

The Coffee Business is currently operated by P&G. The Coffee Business will be transferred to Folgers prior to the Distribution, which will become a wholly owned subsidiary of Smucker in connection with the Merger.

Folgers’ fiscal year begins on July 1 and ends on the following June 30. For example, “fiscal 2007” began on July 1, 2006 and ended on June 30, 2007. For an explanation of the term “market share” as used in this document, please see “Helpful Information” and “The Coffee Industry—The Coffee Market in which Folgers Competes.”

General

Folgers is the leading producer of retail packaged coffee products in the United States with a broad portfolio of products sold primarily under its flagship Folgers brand. Folgers primarily engages in sourcing, blending and roasting green coffee beans and packaging, marketing and distributing quality branded coffee products. These coffee products are sold in a variety of different packaging and coffee product formats, including roast and ground, whole bean and single serve coffee products. In 2007, Folgers’ packaged products had an approximate 40% market share on a volume basis and an approximate 36% market share on a sales basis in the United States. For the fiscal year ended June 30, 2007 and for the nine months ended March 31, 2008, Folgers generated combined net sales of $1,643.8 million and $1,374.3 million, respectively, and operating income of $318.7 million and $284.2 million, respectively.

Folgers, through its 158 year history, has developed an in-depth understanding of coffee consumers, strong brand loyalty, blending and roasting expertise, a legacy of innovation and a commitment to operational excellence. Folgers is the leading supplier of packaged coffee in each of the primary retail channels in which it competes: grocery stores (e.g., Kroger, Supervalu, Albertsons), drug stores (e.g., CVS, Walgreens), mass merchandisers (e.g., Wal-Mart), club stores (e.g., Costco, Sam’s Club) and dollar stores (e.g., Family Dollar).

The following is a summary of various facts about Folgers’ key retail product offerings:

Folgers:

•	#1 U.S. retail packaged coffee brand by sales and volume in 2007

•	#1 U.S. retail packaged coffee item by units sold in 2007 (the 39 oz. Folgers Classic Roast)

•	#1 U.S. retail instant packaged coffee brand by sales and volume in 2007

•	#1 U.S. retail decaffeinated packaged coffee brand by sales and volume in 2007

Folgers Gourmet Selections:

•	Launched in August 2006, marking Folgers brand’s first significant entry into the gourmet category, with nine different café-inspired flavors

Dunkin’ Donuts® licensed retail packaged coffee products:

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Launched in August 2007 under an exclusive licensing agreement for retail sales in the grocery stores, drug stores, mass merchandisers and club stores retail channels (excluding Dunkin’ Donuts® locations)

•	Over $100 million in net sales from August 2007 through March 2008

•	#1 U.S. retail packaged gourmet coffee item (12 oz. Dunkin’ Original Blend) by sales and volume for the six months ended May 17, 2008

Folgers roasts approximately 600 million pounds of coffee per year at its state-of-the-art production facilities. Folgers’ principal facilities are in New Orleans, Louisiana, with additional production and packaging facilities in Kansas City, Missouri and Sherman, Texas. All of its coffee products are produced from high quality Arabica and Robusta coffee beans that are roasted for maximum flavor using proprietary roasting technology.

Folgers’ business consists of three segments: Retail, Commercial and Millstone. The Retail segment includes roast and ground coffee products, such as Folgers Classic Roast® and Folgers Coffee House Series®, and single serve coffee products, such as Folgers Instant, Folgers Singles, Folgers Cappuccino and Folgers Pods. The Retail segment also includes gourmet roast and ground coffee products, such as Folgers Gourmet Selections, which was introduced in August 2006, and Dunkin’ Donuts® licensed retail packaged coffee products, which Folgers began producing and distributing through certain retail outlets in August 2007, under an exclusive licensing agreement with Dunkin’ Donuts LLC. For the fiscal year ended June 30, 2007 and for the nine months ended March 31, 2008, the Retail segment generated net sales of $1,368.5 million and $1,201.0 million, respectively, and operating income of $359.4 million and $267.5 million, respectively.

The Commercial segment includes packaged roast and ground coffee products sold to foodservice, offices, convenience stores and quick service and casual dining restaurants. For the fiscal year ended June 30, 2007 and for the nine months ended March 31, 2008, the Commercial segment generated net sales of $113.7 million and $88.2 million, respectively, and operating income of $13.6 million and $13.0 million, respectively.

The Millstone segment includes Millstone® gourmet roast and ground and whole bean coffee products. Millstone’s products are primarily sold in packaged and bulk whole bean form through its direct store delivery system. Millstone also produces private label brands sold in packaged and bulk whole bean form by various retailers, such as Brothers (sold by Publix and King Soopers) and Veneto’s (sold by Wal-Mart). For the fiscal year ended June 30, 2007 and for the nine months ended March 31, 2008, the Millstone segment generated net sales of $161.6 million and $85.1 million, respectively, and operating loss of $54.3 million and operating income of $3.7 million, respectively. The operating loss of $54.3 million for the fiscal year ended June 30, 2007 included an impairment charge of $57.9 million.

History

The Folgers coffee business began in 1850 when William H. Bovee hired James A. Folger to build a mill in San Francisco, California, which Bovee named The Pioneer Steam Coffee and Spice Mills. James A. Folger became a full partner of the Pioneer Steam Coffee and Spice Mills in 1865, and in 1872 he bought out the other partners, renaming the company J. A. Folger & Co. In 1963, P&G acquired the Folgers coffee business.

Competitive Strengths

Superior Brand Equity

Folgers is among the most iconic consumer products brands and one of the most well-known names in coffee in the United States, having the highest levels of unaided consumer awareness of the leading national retail coffee brands. Folgers targets its advertising and marketing campaigns to create emotional ties between Folgers consumers and Folgers coffee products. For example, P&G believes that the “Best Part of Wakin’ Up is Folgers in Your Cup” advertising campaign is among the most memorable consumer brand marketing campaigns in the United States, creating powerful emotional connections with consumers since 1984. The licensed Dunkin’ Donuts® brand is also highly recognized by consumers and tailored to the rapidly growing gourmet coffee market. Folgers devotes significant resources to research and understand its consumers, customers and the retail coffee market to guide its investment strategies for new coffee innovations and branding, advertising and pricing decisions.

Strong Market Leader

Folgers is the largest retail coffee roaster in the United States. Folgers is the number one retail coffee brand based on volume and sales in the United States with market shares of 40% and 36%, respectively, in 2007. Folgers is also the number one retail instant packaged coffee brand based on sales and volume and the number one retail decaffeinated packaged coffee brand based on sales and volume in the United States in 2007. Folgers’ market leadership is attributable to the strength of the Folgers brand, the loyalty of its consumers and Folgers’ superior roasting and blending capabilities.

History of Market Leading Product Innovation

Over Folgers’ long history of innovation in the retail coffee industry, Folgers has repeatedly developed new coffee products and technologies that have transformed the retail coffee product portfolio across the industry. For example:

•	In 1968, Folgers introduced Folgers Crystals instant coffee, improving the quality of instant coffee products then available.

•	In 1977, Folgers led the first major yield improvement of at-home coffee products, resulting in the ability to brew the same number of consistent quality cups from fewer green coffee beans.

•	In 1984, Folgers introduced Folgers decaffeinated coffee, quickly becoming the market leader in the retail decaffeinated coffee category.

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In 2003, Folgers introduced the AromaSeal™ plastic canister, replacing the metal can that had been used for years for roast and ground coffee products. This patented first-in-the-industry plastic canister provides more freshness and ease of handling and storage for consumers and was awarded the DuPont Diamond Award for innovation in packaging in 2004.

•	In 2006, Folgers introduced Simply Smooth™, a less acidic coffee product for sensitive stomachs.

Industry Leading Production Capability, Operational Scale and Excellence

P&G believes Folgers’ production facilities, operational efficiencies and scale provide Folgers with state-of-the-art sourcing and production capabilities. Folgers also has proprietary core competencies in formulation, blending and roasting techniques, as well as a broad range of highly integrated production and distribution processes, which management believes have enabled Folgers to enhance product quality while achieving lower costs. This technology and production expertise in formulation, blending and roasting allows Folgers to maintain a consistent quality product while utilizing green coffee beans from various source countries, resulting in production flexibility to optimize the quality and production costs of Folgers’ products. In addition to generating new revenue opportunities, the focus on enhancing operating efficiency has generated significant savings for Folgers in recent years.

Significant, Stable Cash Flow

Folgers generated an operating margin of 19.4% in fiscal 2007, compared to 9.6% for the S&P Mid-Cap Food Products Index in the twelve months ended June 30, 2007. The profitability of Folgers’ business combined with its modest capital expenditure requirements have historically enabled it to generate strong and stable cash flow. In fiscal 2005, 2006 and 2007 and for the nine months ended March 31, 2008, Folgers generated $232.8 million, $182.7 million, $248.5 million and $205.2 million, respectively, of cash flow from operating activities.

Products

Folgers primarily engages in sourcing, blending and roasting green coffee beans and packaging, marketing and distributing quality branded coffee products. These coffee products are sold throughout the United States in a variety of different packaging and coffee product formats, including roast and ground, whole bean and single serve coffee products. Folgers also sells coffee products in limited amounts in Canada. Folgers consists of three business segments: Retail, Commercial and Millstone.

Retail

The Retail segment, which represented approximately 83% of combined net sales in fiscal 2007, includes mainstream roast and ground coffee products (such as Folgers Classic Roast and Folgers Coffee House Series), gourmet roast and ground coffee products (such as Folgers Gourmet Selections and Dunkin’ Donuts®, under an exclusive licensing agreement as described below) and single serve coffee products (such as Folgers Instant, Folgers Singles, Folgers Cappuccino and Folgers Pods). Folgers’ mainstream roast and ground coffee is available in plastic canisters, vacuum packed bags or brick packaging, and is less expensive than gourmet coffee. Mainstream roast and ground coffee is available in caffeinated and decaffeinated forms. The key competitor brands are Maxwell House and Yuban (Kraft), Chock full o’ Nuts, Hills Brothers and Chase & Sanborn (Massimo Zanetti Beverages) and private label brands.

Gourmet coffee is coffee that typically carries a premium image or a premium price, is either whole bean or ground and is packaged in soft bags or available in bulk whole bean dispensers. Folgers’ gourmet brands in the Retail segment are Folgers Gourmet Selections (introduced in August 2006) and Dunkin’ Donuts® licensed retail packaged coffee products. The key competitor brands are Starbucks and Seattle’s Best (Kraft under license from Starbucks), Eight O’Clock Coffee, Green Mountain, Peet’s and private label brands.

Folgers has an exclusive licensing agreement with Dunkin’ Donuts LLC to produce, sell, advertise and distribute a variety of roast and ground packaged coffee products under the Dunkin’ Donuts® brand name. The products may be sold throughout the United States and Canada in numerous distribution channels, including grocery stores, drug stores, mass merchandisers and club stores (excluding Dunkin’ Donuts® locations). Pursuant to the licensing agreement, Folgers has commitments to support the Dunkin’ Donuts® licensed retail packaged coffee products through advertising and consumer marketing programs. The agreement will remain in effect until January 1, 2027, unless Dunkin’ Donuts LLC terminates the agreement, which it is entitled to do under certain circumstances, including if Folgers commits a material breach of the agreement, undergoes a change in control after the Transactions without Dunkin’ Donuts’ LLC consent (not to be unreasonably withheld), or fails to meet certain sales, volume or distribution thresholds. Folgers may terminate the agreement under certain circumstances, including in the case of a material breach by Dunkin’ Donuts LLC. Folgers began selling Dunkin’ Donuts® licensed retail packaged coffee products in August 2007.

Single serve coffee is prepared for single cup use, as opposed to multi-cup use, and is categorized into the following three types: instant coffee, powdered creamy instant coffee, and coffee pods. Instant coffee is prepared by heating water and adding coffee to the hot water. Powdered creamy instant coffee is prepared similarly to regular instant coffee but contains ingredients that add additional flavor and creaminess to the coffee. Finally, coffee pods are individual pods, disks or K-Cups that are used in a single cup brewer system. The key competitor brands in this sub-category are Maxwell House, General Foods International Coffee and Tassimo (Kraft), Taster’s Choice and Nescafé (Nestlé), Senseo (Sara Lee), Green Mountain (Green Mountain Coffee Roasters) and private label brands.

Commercial

Folgers’ Commercial segment, which represented 7% of net sales in fiscal 2007, includes packaged roast and ground coffee products sold to foodservice, offices, convenience stores and quick service and casual dining restaurants. The Commercial segment also includes sales of ancillary product offerings such as caffeine, teas and coffee equipment for use in professional settings. Key competitors in this market include Sara Lee, Kraft, Starbucks Office Coffee and Foodservice, S&D Coffee and Green Mountain Coffee Roasters.

Millstone

Folgers’ Millstone segment, which represented 10% of net sales in fiscal 2007, consists of Millstone coffee, which was Folgers’ first gourmet coffee brand. Millstone coffee products are distributed primarily through a direct store delivery system to nearly 8,000 retail outlets and sold in packaged and bulk form. Within the Millstone segment Folgers also produces private label brands sold in packaged and bulk whole bean form by various retailers, such as Brothers (sold by Publix and King Soopers) and Veneto’s (sold by Wal-Mart). The key competitor brands are Starbucks and Seattle’s Best (Kraft under license from Starbucks), Eight O’Clock Coffee, Green Mountain, Peet’s and private label brands.

Raw Materials

Green coffee beans are an agricultural product grown in over 50 tropical countries. Coffee beans primarily come in two types: Arabica and Robusta. Most of Folgers’ products are a blend of Arabica and Robusta beans. Folgers Gourmet Selections, Millstone and the Dunkin’ Donuts® licensed retail packaged coffee products are made from 100% premium Arabica beans. Folgers purchases most of its raw or unroasted green coffee beans from the three largest green coffee bean producing and exporting countries: Brazil, Vietnam and Colombia. All of Folgers’ green coffee bean orders are placed through exporters and dealers. The beans are grown, harvested and processed in the source country and then transported to Folgers’ facilities in New Orleans, Louisiana to be cleaned and stored.

In the last three fiscal years, the cost of green coffee beans represented between 50% and 60% of Folgers’ cost of products sold. The supply and price of coffee beans are influenced by numerous factors which are beyond Folgers’ control. For example, green coffee bean crops in Brazil, which produces one-third of the world’s green coffee beans, are susceptible to frost in June and July and drought in September, October and November. However, because Folgers has the ability to purchase coffee from a number of countries and has developed techniques designed to permit the substitution of one country’s coffee beans for those of another in producing its products without significantly affecting product consistency, supply limitations in one country generally have not had a material impact on the price Folgers pays for green coffee beans.

Historically, Folgers has used short-term coffee futures and options contracts for the purpose of hedging the variability of coffee prices in unpriced purchase commitments. Although this has generally enabled Folgers to partially mitigate the effect of changing prices, no strategy can entirely eliminate pricing risks and Folgers generally remains exposed to loss when prices change significantly in a short period of time.

Folgers relies on natural gas, diesel and plastic resins for the production, packaging and distribution of its coffee products and Folgers cannot always pass increases of these costs through to its customers. In recent years, the prices of natural gas and other energy sources have risen significantly.

Production

Folgers uses different roasting processes based on the variety, quality, origin and physical characteristics of the coffee beans being roasted. The beans are pre-dried, roasted and blended in plants owned by Folgers, where coffee is also packaged for distribution to customers. Over Folgers’ long history, its roasting techniques have been developed with the goal that consumers always brew a consistent cup of coffee. Folgers uses trade secrets and patented technologies to ensure that its coffee roasts uniformly and delivers consistent flavor. Folgers uses additional technologies to produce instant coffee crystals, which P&G believes have enhanced appearance and solubility compared to powdered instant coffee sold by competitors.

After roasting, Folgers’ coffee is conveyed to the packaging areas of its plants where it is packaged in ground or whole bean form. The packaging for Folgers’ products is developed by Folgers’ research and development teams to preserve the freshness of the coffee. Folgers has made technological advances, including innovative cost saving preparation techniques and unique consumer packaging, which have won numerous awards. In addition, the patented Folgers AromaSeal canister is an award winning package design that P&G believes increased consumer loyalty.

Sales and Distribution

Historically, Folgers coffee products have been sold by an internal P&G sales team that generally sells multiple products from different product units together, such as coffee, snack foods and pet care products. In contemplation of a separation from P&G, Folgers has recently begun to optimize its sales strategy with the announcement that it is moving to a third party sales broker for its retail grocery business and has appointed Advantage Sales and Marketing (“Advantage”) as its exclusive broker. Following the completion of the

Transactions, the Coffee Business’ sales and distribution will be transitioned into the existing Smucker sales and distribution network, which includes Advantage as retail broker for all of the Smucker family of brands, including the brands of the Coffee Business. The Coffee Business will be integrated into the Smucker go-to-market strategy of maintaining an internal sales team to service its largest national accounts, including Wal-Mart, Sam’s Club, Target, Costco, Safeway, Kroger, FoodLion and Supervalu. This go-to-market strategy and move to a broker system will allow Folgers to increase its focus on certain key retail channels important to its coffee business, including the grocery channel, which accounted for 42% of Folgers’ net sales in fiscal 2007.

Folgers and Dunkin’ Donuts® licensed retail packaged coffee products are currently distributed through two primary distribution facilities in Lacombe, Louisiana (for retail products) and Kansas City, Missouri (for foodservice products). Additionally, Folgers and Dunkin’ Donuts® licensed retail packaged coffee products are stocked in four regional distribution centers in Chino, California, Kansas City, Missouri, Florence, Kentucky and Atlanta, Georgia. P&G and Folgers’ distribution facilities are managed by third parties. Customers receive their Folgers and Dunkin’ Donuts® products in one of three ways, either by customer pick-up at one of the distribution centers, by third-party carriers arranged by the customer, or by third-party carriers arranged by P&G to the customer’s store or warehouse facility. Following the completion of the Transactions, the distribution network is expected to be transitioned and integrated within the existing Smucker distribution network of six third-party distribution facilities and Smucker will continue to operate and utilize the distribution facilities in Lacombe, Louisiana and Kansas City, Missouri. For more information on the transition services to be provided in connection with the Transactions, see “Additional Agreements—Transition Services Agreement.”

Millstone gourmet coffee is available to retailers in packaged and bulk whole bean form. Millstone coffee products are typically delivered to customers through Millstone’s direct store delivery system as many as three times per week, depending on store volume. The beans are roasted and packaged for delivery at the plant and transported to one of five Millstone distribution centers. The coffee is then delivered primarily by Millstone employees to the customers’ locations, with the remainder delivered to customers’ warehouses. Following the completion of the Transactions, the Millstone coffee products will continue to be delivered through the direct store delivery system.

Marketing

Folgers’ marketing and advertising campaigns directed at consumers are conducted through targeted television and radio advertising, interactive, print media, public relations and in-store displays. Marketing and publicity is primarily directed towards Folgers branded products. Folgers also promotes its brands through marketing efforts directly with customers, including incentive programs and business development agreements based on the amount of coffee products purchased. Folgers has also launched a joint marketing initiative with Dunkin’ Donuts LLC, including radio and television advertising, to support the marketing of Dunkin’ Donuts® licensed retail packaged coffee products. Smucker also expects to increase marketing efficiencies, including improving Folgers brand promotion to retail customers, particularly in the grocery channel.

Customers

Folgers’ primary customers are grocery stores, drug stores, mass merchandisers, club stores, dollar stores and foodservice businesses. Folgers historically sold to these customers for resale to consumers primarily through P&G’s direct sales force and distribution agreements. Sales to Wal-Mart in fiscal 2007 represented 29% of Folgers’ combined net sales. Folgers’ top ten customers represented 61% of Folgers’ combined net sales in the same period. Folgers does not typically enter into long-term contracts with its customers. Instead, Folgers’ customers make purchase decisions based on a combination of price, product quality, consumer demand, customer service performance and trade promotions.

Retail

For fiscal 2007, the Retail segment’s top five customers were Wal-Mart, Kroger, Supervalu, Costco and Dollar General. Sales to these customers represented approximately 50% of Retail net sales in fiscal 2007. Consolidation in the retail industry has increased the importance of Retail’s significant customers.

Commercial

Folgers’ Commercial customers are divided into the following four categories: foodservice, offices, convenience stores and quick service and casual dining restaurants. The top five customers of the Commercial segment for fiscal 2007 were Sysco, Vistar, Dot Foods, Sam’s Club and MBM. Sales to these customers represented approximately 58% of Commercial net sales in fiscal 2007.

Millstone

Folgers’ primary customers in the Millstone segment for fiscal 2007 were Wal-Mart, Kroger, Safeway, Publix and Defense Commissary Agency U.S., which collectively accounted for approximately 71% of Millstone net sales in fiscal 2007.

Seasonality

Demand for certain of Folgers’ products may be influenced by holidays, changes in seasons or other annual events. Coffee consumption by consumers is influenced by the seasons of the year as well as by customer promotion activities. For example, Folgers’ customers typically plan increased coffee promotions from Thanksgiving through Christmas and New Year’s and again for the Easter holiday season. Folgers competes with other coffee producers to participate in its customers’ promotions. To meet increased seasonal demand, Folgers buys more green coffee beans, adds additional production shifts and increases finished product inventory during certain periods of the year. This may mean that Folgers has short-term cash needs driven by increased working capital impacting cash flow. The importance of the Easter holiday to the business and the fact that Easter can occur in different calendar quarters year to year may make comparisons to the prior quarterly period difficult.

Backlog

Orders are generally filled within a few days of receipt and are subject to cancellation at any time prior to shipment. The backlog of unfilled orders at any given time is not material.

Competition

The vast majority of Folgers’ sales are derived from selling packaged coffee to the U.S. retail packaged coffee market. Folgers defines the U.S. retail packaged coffee market as packaged coffee sold in grocery stores, drug stores, mass merchandisers, club stores and dollar stores, but not including packaged coffee sold in coffee shops or other foodservice establishments. Sales to the retail packaged coffee market represented over 90% of Folgers combined net sales in fiscal 2007. The U.S. retail packaged coffee market is comprised of three categories: mainstream roast and ground coffee, gourmet coffee and single serve coffee. Folgers also sells commercial packaged roast and ground coffee products to foodservice, offices, convenience stores and quick service and casual dining restaurants. Sales to the U.S. commercial coffee market represented less than 10% of Folgers’ combined net sales in fiscal 2007.

Folgers is subject to competitive conditions in both the U.S. retail coffee market and the U.S. commercial coffee market. Competitors include large national and international companies and numerous local and regional companies. Folgers coffee products also compete with retailer brands, wholesalers and cooperatives, as well as specialty or premium brands. Competition is primarily on the basis of product quality, brand recognition, brand loyalty, price, service, marketing and advertising. Some of these competitors, such as Kraft and Starbucks, have greater financial, marketing, distribution, management and other resources than Folgers. Substantial advertising and promotional expenditures are required to maintain or improve a brand’s market position or to introduce a new product.

The U.S. retail coffee market is highly competitive because it offers the customer a variety of choices without requiring a separate trip to a specialty coffee retailer. Folgers competes with other retail coffee roasters such as Maxwell House, Yuban and General Foods International Coffee (Kraft), Starbucks and Seattle’s Best (Kraft under license from Starbucks), Taster’s Choice and Nescafé (Nestlé), Chock full o’ Nuts, Hills Brothers and Chase & Sanborn (Massimo Zanetti Beverages), Eight O’Clock Coffee and private label brands. Folgers’ principal strategies for competing in the U.S. retail coffee market are superior product quality, innovative advertising, product promotion, product innovation and price. Folgers is also able to compete with other premium licensed coffee brands by offering a variety of gourmet roasts, available in packaged and bulk whole bean form, or roast and ground packaged form, through its Millstone and Folgers Gourmet Selections brands, as well as through sales of Dunkin’ Donuts® licensed retail packaged coffee products.

In addition to the competition generated from grocery store sales, Folgers faces competition for sales of packaged roast and ground coffee to commercial and noncommercial foodservice distributors and operators, and convenience stores. Folgers currently sells packaged roast and ground coffee to quick service establishments, and competes for business with other coffee retailers who are also seeking markets in quick service. Current competitors include Sara Lee, Kraft, Starbucks Office Coffee and Foodservice, S&D Coffee and Green Mountain Coffee Roasters.

Folgers also faces competition from the away-from-home gourmet coffee market, a growing market in the coffee industry and a market in which Folgers does not participate. The away-from-home gourmet coffee market consists of prepared premium whole bean or roast and ground varieties, espresso-based beverages and iced coffee sold at special retailers and a growing number of specialty coffee stores, including coffeehouse chains. These retailers draw business away from the U.S. retail coffee market, whose consumers brew their coffee at home. Competitors include Starbucks, Dunkin’ Donuts®, Caribou Coffee, Peet’s, The Coffee Bean & Tea Leaf, and numerous convenience stores, restaurants, coffee shops and street vendors.

Research and Development

Since the beginning of the Folgers coffee business, Folgers has exhibited a history of product innovation, industry leadership and consumer understanding. Folgers’ innovations can be broken down into two primary categories: product innovations and packaging innovations. Throughout the years, Folgers’ deep understanding of the coffee consumer and commitment to continuously improving its blending and roasting technology has driven industry-leading product innovation. In 1968, Folgers introduced Folgers Crystals, which brought consumers a richer instant coffee taste than competing brands. In 1977, Folgers led the first major yield improvement of at-home coffee products, resulting in the ability to brew the same number of consistent quality cups from fewer coffee beans. In 1984, Folgers introduced Folgers decaffeinated coffee, which quickly became the market leader for retail decaffeinated packaged coffee. In 2006, Folgers introduced Simply Smooth, a less acidic coffee product made from specially selected green coffee beans that are roasted to reduce certain irritants that may affect sensitive stomachs. Also in 2006, Folgers introduced Folgers Gourmet Selections, marking Folgers brand’s first significant entry into the gourmet roast and ground coffee market. Folgers Gourmet Selections appeals to consumers who want accessible, affordable gourmet coffee, and Folgers Gourmet Selections continues to grow behind the positioning and strength of the Folgers brand name.

Folgers is an industry leader in packaging innovation. In 1984, Folgers introduced vacuum packed brick packaging technology that subsequently became an important additional packaging option for consumers. In 2003, Folgers introduced the AromaSeal canister, replacing the metal can that had been used for decades in roast and ground coffee. This patented first-in-the-industry plastic canister provides more freshness and ease of handling and storage for consumers, and has received a number of awards, including the DuPont Diamond Award for innovation in packaging in 2004, selected from over 100 other contestants in one of the packaging industry’s most prestigious competitions.

Folgers’ principal research and development facilities are located in Cincinnati, Ohio. Research and development resources are focused on the production and preparation of coffee, packaging and presentation of products and personal and professional brewing techniques. Research and development expenditures were $13.7 million in fiscal 2007, $16.6 million in fiscal 2006 and $15.6 million in fiscal 2005.

In addition to Folgers’ track record of product and packaging innovation, Folgers has a history of devoting significant resources to consumer market research. Folgers’ approach has traditionally been to develop a comprehensive understanding of its consumers, customers and the retail coffee market and incorporate that knowledge into its decision making processes. This internally developed consumer research drives Folgers’ investment strategies regarding the introduction of new coffee innovations and branding, advertising and pricing decisions, which P&G believes generates improved returns on marketing and trade spending.

Intellectual Property

Folgers owns a number of trademarks and trade names, which are material to its business and protected by registration or otherwise in the United States and most other markets where its products are sold. Folgers’ trademarks are important because their marks develop brand awareness and maintain consumer loyalty. Folgers’ trademarks include “Folgers,” “Wake Up Special Every Day,” “Mountain Grown,” “The Best Part of Wakin’ Up Is Folgers In Your Cup,” “Custom Café,” “Home Café,” “The One Cup Café,” “Millstone,” “Millstone Café and Bakery” and “AromaSeal.” Depending on the jurisdiction, trademarks are generally valid as long as the marks are in use and/or their registrations are properly maintained and they have not been found to have become generic. Registrations of trademarks can also generally be renewed indefinitely as long as the trademarks are in use.

Folgers owns several hundred patents worldwide in addition to proprietary trade secrets, technology, know-how processes and other intellectual property rights that are not registered.

P&G and Kraft are currently engaged in patent litigation in Federal District Court. P&G is asserting two patent infringement claims against Kraft covering proprietary plastic canister technology related to its coffee business. See “—Legal Proceedings.”

Government Regulation

As a producer and marketer of food items, Folgers is subject to regulation by various governmental agencies, including the Food and Drug Administration, the Department of Agriculture, the Federal Trade Commission, the Environmental Protection Agency, the Department of Labor and the Department of Commerce, as well as various state agencies, with respect to production processes, product quality, packaging, labeling, storage and distribution. Under various statutes and regulations, these agencies prescribe requirements and establish standards for quality, purity and labeling. Other agencies and bodies outside of the United States where Folgers sells its products, as well as states and municipalities also regulate Folgers’ activities. Failure to comply with one or more regulatory requirements can result in a variety of sanctions, including monetary fines or compulsory withdrawal of products from store shelves.

Folgers’ advertising is subject to regulation by the Federal Trade Commission. Folgers is also subject to certain health and safety regulations, including those issued under the Occupational Safety and Health Act.

Folgers’ coffee roasting operations are subject to various federal, state and local laws and regulations, which require Folgers to obtain licenses relating to customs, health and safety, building and land use, and environmental protection. Folgers’ roasting facilities are subject to state and local air quality and emissions regulation. If Folgers encounters difficulties in obtaining any necessary licenses or if it has difficulty complying with these laws and regulations, it could be subject to fines and penalties.

P&G believes that Folgers is in compliance in all material respects with all such laws and regulations and that it has obtained all material licenses and permits that are required for the operation of its business. P&G is not aware of any environmental regulations that have or that it believes will have a material adverse effect on Folgers’ operations.

Legal Proceedings

P&G and Kraft are currently engaged in patent litigation in Federal District Court. P&G is asserting two U.S. patents against Kraft in the Northern District of California, alleging in each suit infringement by Kraft for marketing Maxwell House coffee in plastic canisters. P&G is seeking an injunction and damages.

Kraft filed for inter partes reexamination of P&G’s U.S. patent in the U.S. Patent and Trademark Office (“USPTO”) in January, 2007. The Patent Examiner confirmed all of the claims of P&G’s patent in a decision mailed June 7, 2007. Kraft appealed the Patent Examiner’s opinion to the Board of Patent Appeals, filing its appeal brief on April 14, 2008. Kraft filed a second, ex parte reexamination request against P&G’s patent on January 18, 2008, and the USPTO granted the request March 18, 2008. Both the inter partes and ex partes reexamination proceedings remain pending. Under the Separation Agreement, P&G will be entitled to a specified share of the settlement amounts, if any, paid by Kraft in connection with this litigation.

In addition, Folgers is the subject of various other pending or threatened legal actions in the ordinary course of its business. All such matters are subject to many uncertainties and outcomes that are not predictable with assurance. In P&G’s opinion, there are no claims or litigation pending that are reasonably likely to have a material adverse effect on Folgers’ combined financial position or results of operations or cash flow.

Employees

Folgers had approximately 1,200 employees as of December 31, 2007. There are two unionized groups within Folgers’ workforce, the UAW Local 1805 in New Orleans and the Local Lodge No. 778 of the International Association of Machinists & Aerospace Workers, or IAM, in Kansas City, which together P&G expects to cover approximately 45% of Folgers’ workforce. Neither the Kansas City nor the New Orleans plants have had any labor-related work stoppages in the last five years. The agreement with the UAW runs through September 17, 2009. The agreement with IAM runs through September 26, 2010, renewing on an annual basis thereafter until notice of intent not to renew is delivered by either party. P&G believes that Folgers’ relations with its employees and union representative organizations are good.

Property

Folgers currently operates four production plants and two warehouse and distribution centers, which P&G believes are in good condition, well maintained and sufficient for its present operations. The following table shows properties used by Folgers in connection with its roasting, production and distribution operations:

Location	Own or Lease	Purpose	Approximate Square Footage
Cincinnati, OH	Leased	Corporate Headquarters	120,000
New Orleans, LA	Owned	Roasting and Production	396,000
New Orleans, LA	Owned	Roasting and Production	182,000
Kansas City, MO	Owned	Roasting and Production	247,000
Sherman, TX	Owned	Roasting and Production	321,000
New Orleans, LA	Leased	Warehouse and Distribution	100,000
Lacombe, LA	Owned	Warehouse and Distribution	614,000

Folgers also leases approximately 203,000 additional square feet of office space for product distribution. Almost all office and warehouse space is leased by Folgers and managed and operated by third parties.

BUSINESS STRATEGIES AFTER THE TRANSACTIONS

Smucker is a leading North American manufacturer and marketer of branded food products with a strong portfolio of leading, iconic brands. Smucker markets and manufactures leading branded fruit spreads, peanut butter, shortening and oils, ice cream toppings, baking mixes and ready-to-spread frostings, sweetened condensed and evaporated milk and health and natural foods beverages in North America. Its family of brands includes Smucker’s®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, Europe’s Best® and Bick’s® in Canada.

For the 52 weeks ended July 13, 2008, Smucker’s brands ranked first in dollar share in eight of the 13 product categories in which it participated in the U.S. market, and in eight of the 11 product categories in which it participated in the Canadian market. On a pro forma basis after giving effect to the Transactions, approximately 75% of Smucker’s sales for fiscal 2009 are projected to come from sales of number one brands.

Smucker distributes its products through multiple channels, and has a significant presence in the grocery, club store, military, dollar and mass retail store channels, as well as in the foodservice sector. Smucker sells its products to the grocery retail channel primarily through a national broker as well as an in-house dedicated sales force servicing key national accounts.

Smucker has established long-term objectives of 6% compounded annual net sales growth and 8% compounded growth in operating income and earnings per share. Smucker has executed on, and expects to continue to execute on, its strategy of balanced sales growth through increases in market share, introductions of new and innovative products and acquisitions. Smucker expects to pursue these profitability objectives through a combination of sales growth, improved operating efficiencies and, over the longer term, repurchases of common shares. In implementing its strategy, Smucker focuses on products sold in the “center of the store”— an area of importance in driving retailer sales growth and profitability.

Smucker has been able to execute on its strategy of increasing its market share through consistent investment in its brands including advertising, consumer promotions and cross-marketing initiatives across its product lines. This strategy has also enabled Smucker to significantly diversify its portfolio of products over the last five years with introductions of over 100 new and innovative products, including Crisco® Olive Oil, Pillsbury® Reduced Sugar cake mixes, frostings and brownies, Jif®-to-Go, and Smucker’s® Organic fruit spreads. In addition, Smucker has extended acquired brands into new categories providing additional opportunities for growth. Examples include extending the Jif® Brand into the snack nut category.

Strategically, Smucker targets three types of acquisitions: enabling, bolt-on and transformational. Enabling acquisitions, which are typically smaller in size, generally provide new capabilities. Smucker’s Uncrustables® frozen sandwiches are an example of an enabling acquisition. Smucker’s expertise in brand management and commitment of financial resources to the brand has resulted in an increase in sales from approximately $2 million at the time of acquisition to over $100 million over a period of approximately ten years.

Transformational acquisitions which provide access to new markets and categories, and “bolt-on” acquisitions, which provide increased presence in categories Smucker currently participates in, have also played an important role in Smucker’s growth and market strength.

Since acquiring the Jif and Crisco brands from P&G in fiscal 2003, Smucker has increased net sales of its Jif brand by over 40% and has also increased margin and market share. Smucker has also extended the Crisco brand into other segments within the oil category, such as olive and peanut oils, and has introduced innovative packaging. Since Smucker’s transformational acquisition of Jif and Crisco, Smucker has completed 10 additional acquisitions, all in the United States and Canada. The most significant acquisitions include:

•	The June 2004 transformational purchase of International Multifoods Corporation (“IMC”), with annual net sales at the time of acquisition of approximately $900 million. This transaction was a platform for Smuckers entry into several categories, including the key baking mix category. The acquisition added a variety of iconic brands to Smucker’s portfolio, including Pillsbury® baking mixes, flour and ready-to-spread frostings; Hungry Jack® pancake mixes, syrup and potato side dishes; Martha White® baking mixes and ingredients; and Pet® evaporated milk. In Canada, Smucker added the leading brands of Robin Hood® flour and Bick’s® pickles and condiments. With the addition of these brands, together with the combination of Crisco, Smucker has established a leadership position in the baking aisle. Since acquiring these brands, Smucker has improved product quality, grown its Pillsbury frostings brand to number two in the category, introduced reduced sugar cake mixes and frostings, expanded its “Funfetti” products and enhanced packaging.

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The May 2007 acquisition of Eagle Family Foods Holdings, Inc., with annual net sales at the time of the acquisition of approximately $200 million, added Eagle Brand® sweetened condensed and evaporated milk. This acquisition provided an expanded presence in the baking aisle and added another #1 brand to Smucker’s portfolio. The October 2007 acquisition of the Carnation® milk products in Canada, with annual sales of approximately $50 million at the time of acquisition, further enhanced Smucker’s canned milk product offerings and provided Smucker the number one position in the Canadian canned milk category.

•

In March 2008, Smucker completed the acquisition of Europe’s Best®, Canada’s leading branded provider of frozen fruit, in the fast growing frozen fruit category. In May 2008, Smucker also completed the acquisition of the Knott’s Berry Farm® food brand, providing access to expanded distribution opportunities in the retail and foodservice channels. Together, these two businesses had aggregate annual sales of approximately $110 million at the time of acquisition.

Smucker through its successful acquisition history has demonstrated the ability to effectively integrate acquired businesses on a timely basis, achieve anticipated synergies, effectively blend corporate cultures and continue to invest in the growth of all of its brands.

The addition of Folgers adds a large, iconic #1 brand to the Smucker portfolio of brands and fits within its strategy of owning and marketing leading North American food brands located in the center of the store. Smucker has substantial experience in marketing to Folgers’ consumer demographic, and believes that its broad portfolio of leading brands will allow it to leverage Folgers to enhance Smucker’s ability to reach out to consumers at retail through complementary, multi-brand, consumer-themed promotional activities.

Smucker believes that Folgers’ coffee products will create significant cross marketing opportunities with its existing strong brands in the breakfast and dessert categories. The merger of Folgers and Smucker will also bring together innovation capabilities in formulation, processes, packaging design and related research and development functions.

Additionally, Folgers’ strategy to move towards a go-to-market model that incorporates both an in-house sales force and third-party brokers is aligned with Smucker’s current sales model. Folgers’ appointment of Advantage, which currently serves as Smucker’s grocery retail broker, will provide significant opportunities in executing its go-to-market strategies. After completion of the transaction, Folgers will be one of the largest brands in the Advantage portfolio, and together with Smucker’s experience in the grocery retail segment, will provide increased focus and opportunity in the U.S. retail channel. The strong presence of Folgers in the mass retail, drug, dollar and club channels will also provide continued growth opportunities for the Smucker brands. Similarly, Smucker’s strength in Canada and the U.S. grocery and foodservice channels is expected to provide expanded distribution opportunities for Folgers.

The combination of the proven leadership at Smucker and the experienced line operations personnel at Folgers provides depth of talent at all levels at the combined company. The commitment to the Folgers’ values of integrity, ownership, passion, transparency and agility, together with Smucker’s Basic Beliefs of quality, people, ethics, growth and independence, are expected to assist in successfully integrating the cultures of both companies.

Following the completion of the Transactions, Folgers will be Smucker’s largest selling brand and its first $1 billion brand. Folgers will also increase the size of the categories in which Smucker currently participates to approximately $15 billion as compared to $8 billion currently and $1 billion in 2002. The combined company will have annual sales approaching $5 billion and significantly enhanced cash flow and margins driven by the underlying strength of the Folgers and Smucker businesses, as well as an estimated synergy opportunity of approximately $80 million primarily in administrative, supply chain, warehousing and distribution costs. The enhanced cash flow should allow Smucker to continue its proven strategy of investing in its brands to increase market share, the introduction of new and innovative products and acquisitions, allowing Smucker to continue to serve its constituents: consumers, customers, employees, suppliers, communities and shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF FOLGERS

The following discussion and analysis is intended to provide investors with an understanding of the historical performance of Folgers and its financial condition. This discussion and analysis presents the factors that had a material effect on the results of operations of Folgers during the nine-month periods ended March 31, 2008 and 2007 and the fiscal years ended June 30, 2007, 2006 and 2005.

The financial statements of Folgers have been derived from P&G’s historical accounting records and reflect significant allocations of direct costs and expenses. All of the allocations and estimates in these financial statements are based on assumptions that management of P&G believes are reasonable. However, the financial statements do not necessarily represent the financial position of Folgers had it been operated as a separate independent entity.

You should read this discussion in conjunction with the historical combined financial statements of Folgers and the notes to those statements and the unaudited pro forma condensed combined financial data and the notes to the pro forma condensed combined financial data of Smucker included elsewhere in this document.

The following discussion and analysis contains forward-looking statements. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Overview

Folgers primarily engages in sourcing, blending and roasting green coffee beans and packaging, marketing and distributing quality branded coffee products. These coffee products are sold in a variety of different packaging and coffee product formats, which include roast and ground, whole bean and single serve packaged and bulk coffee products in the retail and commercial channels, primarily in the United States.

Folgers’ business consists of three reporting segments:

•

Retail. The Retail segment generated 83% of Folgers’ combined net sales in fiscal 2007. Its packaged products include roast and ground coffee (such as Folgers Classic Roast and Folgers Coffee House Series), single serve coffee (such as Folgers Instant and Folgers Singles) and gourmet roast and ground coffee (such as Folgers Gourmet Selections and Dunkin’ Donuts® licensed retail packaged coffee products).

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Commercial. The Commercial segment generated 7% of Folgers’ combined net sales in fiscal 2007. Its products include packaged roast and ground coffee products sold to foodservice businesses, offices, convenience stores and quick service and casual dining restaurants.

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Millstone. The Millstone segment generated 10% of Folgers’ combined net sales in fiscal 2007. Its products include Millstone branded gourmet coffee, which is primarily sold in packaged and bulk whole bean form through its direct store system network to nearly 8,000 retail outlets in the United States. The Millstone segment also includes smaller private label brands.

Folgers’ net sales in its Retail and Millstone segments are derived from sales to retail outlets such as grocery stores, drug stores, mass merchandisers, club stores and dollar stores.

Historically, Folgers has experienced variations in sales from quarter-to-quarter due to the Thanksgiving/Christmas and Easter holiday seasons, which are typically periods of higher coffee sales. Quarterly sales are also affected by a variety of other factors, including the cost of green coffee beans, competition, marketing programs and weather. Therefore, the results for any quarter are not indicative of the results that may be achieved for the fiscal year.

In the following discussion, references to volume of products sold by Folgers refer to volume as measured by the servings of coffee that can be made from various forms of coffee products.

Impact of the Distribution from P&G on Folgers’ Financial Statements

Folgers’ combined financial statements reflect the historical financial position, results of operations and cash flow of the business to be transferred to Folgers by P&G. P&G did not account for Folgers as, and Folgers was not operated as, a standalone company for the periods presented. Folgers’ financial statements have been “carved out” from P&G’s consolidated financial statements and reflect assumptions and allocations made by P&G. The combined financial statements do not fully reflect what Folgers’ financial position and results of operations would have been had Folgers been a standalone company during the periods presented. Folgers has not made adjustments to reflect significant changes that will occur in Folgers as a result of Folgers’ separation from P&G and the completion of the Transactions. As a result, this historical combined financial information is not necessarily indicative of what Smucker’s operating results or financial position would have been had the Transactions been completed during the periods presented or will be after the completion of the Transactions.

Folgers’ combined financial statements were prepared using P&G’s historical basis in the assets and liabilities of the Coffee Business. Folgers’ historical combined financial statements include all revenues, costs, assets and liabilities directly attributable to Folgers. Certain expenses reflected in the combined financial statements, as more fully described in Note 4 to Folgers’ audited combined financial statements included elsewhere in this document, include allocations of corporate expenses from P&G, which in the opinion of P&G are reasonable. All such costs and expenses have been deemed to have been paid by Folgers to P&G in the period in which the costs were recorded. Allocations of current income taxes receivable or payable are deemed to have been remitted, in cash, by or to P&G in the period in which the related income taxes were recorded. Amounts due to or from P&G have been classified within divisional equity.

Until the Distribution, P&G performed and will continue to perform significant corporate and operational functions for Folgers, as well as for its other businesses. Folgers’ combined financial statements reflect an allocation of these costs. Expenses allocated to Folgers include costs related to human resources, legal, treasury, insurance, accounting, internal audit and other similar services. Following the Distribution, expenses incurred by Smucker to replace some of these functions may differ from Folgers’ historically allocated levels.

In addition, following the Distribution and completion of the Transactions, P&G has agreed to provide transition services to Folgers, as it is integrated into Smucker, including relating to: supply network solutions (i.e., orders fulfillment, shipment and billing), purchasing, North America product supply operations (i.e., order management and distribution), global data management, information technology services, market development organization, decision support services and reporting, customer and consumer solutions, consumer relations, service provider professional sales (i.e., payment processing, maintenance and operation support for customer management system and data warehouse), certain limited financial services and accounting, and market measurements. These services will be provided under the Transition Services Agreement described in “Additional Agreements—Transition Services Agreement.” Because these services will only be provided for a limited period of time after the completion of the Transactions, Smucker intends to develop the capabilities to perform these services or make alternative arrangements for these services.

Certain Trends and Other Factors Affecting Folgers

Green Coffee Bean Commodity Costs

In the last three fiscal years, the cost of green coffee beans represented between 50% and 60% of Folgers’ cost of products sold. Folgers imports green coffee beans from a number of countries, primarily from Brazil, Colombia and Vietnam. The price of green coffee beans is highly volatile and is influenced by numerous factors beyond Folgers’ control. For example, green coffee bean crops in Brazil, which produces one-third of the world’s green coffee beans, are susceptible to frost in June and July and drought in September, October and November.

To mitigate this risk, Folgers purchases green coffee beans from a number of countries and has developed roasting and blending techniques designed to permit the substitution of one country’s coffee beans for those of another without significantly affecting product consistency. As a result, supply limitations relating to any single country generally have not had a material impact on the availability of green coffee beans for use in Folgers’ products.

Folgers generally has been able to raise the selling prices of its products to mitigate price increases of green coffee beans. Accordingly, increased prices of green coffee beans generally result in higher selling prices and generate increased net sales. For example, green coffee bean prices have increased significantly since 2005. From July 2005 to May 2008, the monthly average price of Arabica coffee beans traded on the New York Board of Trade increased from $0.98 per pound to $1.37 per pound. Over the same period, Folgers increased the prices of coffee products to mitigate the impact on Folgers of increased prices of green coffee beans. While selling price increases typically offset the absolute dollar increase of cost of green coffee beans, cost of products sold and operating income, each as a percent of sales, are adversely affected in a market of increasing green coffee bean costs.

Historically, Folgers has used short-term coffee futures and options contracts to hedge and partially mitigate the effects of changes in green coffee bean prices and to reduce fluctuations in Folgers’ cost of products sold. Although this has generally enabled Folgers to partially limit the effect of changing prices, no strategy can entirely eliminate pricing risks and Folgers generally remains exposed to loss when prices change significantly in a short period of time. If the hedges that Folgers enters into do not adequately offset the impact of coffee bean price volatility or Folgers’ hedges result in losses, Folgers cost of products sold may increase, resulting in a decrease in profitability and lower operating margins. In addition, sudden decreases in the cost of green coffee beans could require Folgers to reduce sales prices of its products before realizing cost savings in its inventory, also negatively affecting profitability and operating margin. See Note 9 to Folgers’ combined financial statements for further discussion.

Hurricane Katrina

Folgers produces most of its Retail and Millstone products at its facilities in New Orleans, Louisiana, which were adversely affected for about two months by the impact of Hurricane Katrina, resulting in a substantial decline in Folgers’ net sales for fiscal 2006 compared to fiscal 2005. Folgers’ production capacity was restored at the New Orleans facilities in November 2005 and full shipments to customers resumed in December 2005.

In addition, Folgers incurred certain one-time expenses in fiscal 2006 related to Hurricane Katrina, which were proportionally allocated between the Retail and Millstone segments. Following Hurricane Katrina, Folgers’ combined cost of products sold increased. Specifically, Folgers’ production and freight costs increased because of the addition of temporary third-party production for roast and ground coffee during the supply disruption. Folgers also experienced increased cost of temporary labor in New Orleans and increased cost of freight for green coffee beans to the production site. In addition, freight costs to customers increased due to higher fuel costs and reduced availability of freight suppliers in the affected areas. Folgers also had increased selling, general and administrative expense (“SG&A”) in fiscal 2006 related to Hurricane Katrina. These expenses included the cost to assess site damage, restore utility operations, establish temporary water supply, clean up and repair wind and water damage and establish on-site housing and meal service for employees and contractors working on the repair and clean up.

P&G filed an insurance claim for property damage and business interruption and recorded insurance receipts aggregating $93.3 million ($33.2 million in fiscal 2006; $32.8 million in fiscal 2007; $27.3 million in the first nine months of fiscal 2008). The insurance receipts were recorded by Folgers within SG&A expense and were proportionally allocated between the Retail and Millstone segments. Although the Commercial segment has minor operations in New Orleans, its primary facilities are located in Kansas City; therefore, the Commercial segment was not allocated any of the insurance receipts. All filed claims relating to Hurricane Katrina have been closed and no further claims are expected to be filed by P&G or Folgers.

Even after returning to normal operations following Hurricane Katrina, Folgers’ production costs continue to be higher than historical levels. The on-going higher costs are primarily due to increases in local transportation costs in New Orleans, higher energy costs and higher depreciation expense. Additionally, Folgers established roast and ground packaging operations at the production facility in Kansas City to mitigate any future disruptions to the New Orleans facilities. These actions have resulted in incremental on-going operating costs.

Millstone Goodwill Impairment

In December 2006, Millstone’s contract with Safeway, a grocery retailer, for Safeway Select private label packaged coffee was not renewed. Coffee shipments under this contract ended in July 2007. The Safeway Select brand represented 15% and 12% of Millstone volume and net sales, respectively, in fiscal 2007. The loss of these sales, combined with continued competitive pressures in the gourmet coffee market and on-going increased operating costs resulting from Hurricane Katrina, resulted in negative cash flow for the Millstone segment for the foreseeable future. Therefore, Millstone’s goodwill was determined to be fully impaired and Folgers recognized a goodwill impairment charge of $57.9 million during fiscal 2007 in the Millstone segment.

Significant Accounting Policies and Estimates

In preparing Folgers’ combined financial statements in accordance with generally accepted accounting principles, certain accounting policies are particularly important. These include policies relating to revenue recognition, inventory valuation, goodwill and other intangibles and hedging activity. These significant accounting policies, and others set forth in Note 3 to Folgers’ combined financial statements, should be reviewed as they are integral to understanding the results of operations and financial condition of Folgers. Due to the nature of Folgers’ business, estimates generally are not considered highly uncertain at the time of estimation, as they are not expected to result in changes that would materially affect Folgers’ results of operations or financial condition in any given year.

Revenue Recognition

Sales are recognized when revenue is realized or realizable and has been earned. The revenue recorded includes shipping and handling costs, which generally are included in the invoice price to the customer. Folgers’ policy is to recognize revenue when title to the product, ownership and risk of loss transfer to the customer, which can be on the date of shipment or the date of receipt by the customer. A provision for payment discounts and product return allowances is recorded as a reduction of sales in the same period that the revenue is recognized. Trade promotions, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons, are offered through various programs to customers and consumers. Sales are recorded net of related trade promotion spending. Accruals for expected payouts under these programs are included as accrued marketing and promotion in the accrued expenses and other liabilities line item in Folgers’ balance sheet.

Inventory Valuation

Inventory is stated at the lower of cost or market price. The carrying values of certain coffee bean inventory are determined based on the last in, first out (LIFO) method while all other inventory is valued using the first in, first out (FIFO) method.

Goodwill and Other Intangibles

Goodwill balances, resulting from business combinations accounted for under the purchase method, are allocated to reporting units expected to derive the benefits of the acquisition. Goodwill is not amortized, but is evaluated annually for impairment or when indicators of a potential impairment are present. The annual evaluation for impairment of goodwill is based on valuation models that incorporate internal projections of expected future cash flow and operating plans.

Hedging Activity

Hedging activities consist primarily of financial instruments utilized for hedging the price of certain commodities, including green coffee beans. A portion of Folgers’ hedging activity qualifies for hedge accounting treatment. For qualifying hedges, the effective portion of realized gains or losses is accounted for in cost of products sold at the same time the underlying hedged purchases are accounted for in cost of products sold. Realized gains on futures, options and swap contracts reduce cost of products sold and realized losses on these contracts increase cost of products sold. See Note 9 to Folgers’ combined financial statements for further discussion.

Results of Operations

Folgers’ fiscal year begins on July 1 and ends on the following June 30. For example, “fiscal 2007” began on July 1, 2006 and ended on June 30, 2007.

The following table presents information about Folgers’ results of operations, in dollar amounts and expressed as a percentage of net sales, for the nine months ended March 31, 2008 and 2007 and for fiscal 2007, 2006 and 2005.

	Nine Months Ended March 31,				Fiscal Year Ended June 30,
Dollars in millions	2008		2007		2007		2006		2005
Net sales	$1,374.3	100%	$1,246.7	100%	$1,643.8	100%	$1,497.3	100%	$1,446.6	100%
Costs and expenses:
Cost of products sold	920.5	67%	787.9	63%	1,025.5	62%	951.4	64%	813.8	56%

Gross margin	453.8	33%	458.8	37%	618.3	38%	545.9	36%	632.8	44%
Selling, general and administrative expense	169.6	12%	178.5	14%	241.7	15%	288.4	19%	270.2	19%
Goodwill impairment	—		57.9		57.9		—		—

Operating income	284.2	21%	222.4	18%	318.7	19%	257.5	17%	362.6	25%
Interest expense	0.7		1.3		1.7		1.8		2.0

Earnings before income taxes	283.5	21%	221.1	18%	317.0	19%	255.7	17%	360.6	25%
Income taxes	103.4		93.9		134.3		94.9		134.1

Net income	$180.1	13%	$127.2	10%	$182.7	11%	$160.8	11%	$226.5	16%

Nine Months Ended March 31, 2008 Compared to Nine Months Ended March 31, 2007

Net Sales

	Nine Months Ended March 31,
Dollars in millions	2008	2007	Percent Change
Retail	$1,201.0	$1,036.4	16%
Commercial	88.2	88.4	0%
Millstone	85.1	121.9	(30)%

Combined	$1,374.3	$1,246.7	10%

Combined. Combined net sales increased 10% to $1,374.3 million in the first nine months of fiscal 2008 behind higher pricing, volume growth and positive product mix. Volume increased 2%, with retail volume up

4%, partially offset by a 7% decline in Commercial volume and a 34% decline in Millstone volume. Higher selling prices added 6% to net sales behind price increases in January 2007, October 2007, February 2008 and March 2008. These price increases to recover higher commodity costs were partially offset by higher trade spending versus the prior period to secure planned merchandising during the important holiday season due to strong competitive activity. Combined net sales in the first nine months in fiscal 2008 reflected disproportionate volume growth of Dunkin’ Donuts® licensed retail packaged coffee products and Folgers Gourmet Selections products, both of which are priced at a premium relative to the average selling price of Folgers’ products. This product mix impact drove a positive 2% increase in net sales during the first nine months of fiscal 2008.

Retail. Retail net sales increased 16% to $1,201.0 million in the first nine months of fiscal 2008. Retail net sales growth resulted from a 4% increase in volume driven by the launch of licensed Dunkin’ Donuts® branded retail packaged products in August 2007 and volume growth of Folgers branded products. Retail net sales increased at a faster rate than volume as a result of a 7% impact from price increases implemented in January 2007, October 2007, February 2008 and March 2008. The increase in selling prices was partially offset by higher trade spending compared to the prior period to ensure sufficient merchandising by customers during the holiday season and due to strong competitive activity. The addition of licensed Dunkin’ Donuts® retail packaged coffee products and disproportionate growth of premium Folgers Gourmet Selections products, which are both priced at a premium relative to the average price of Retail products, drove a positive 5% product mix impact during the first nine months of 2008.

Commercial. Commercial net sales were essentially flat in the first nine months of fiscal 2008. Volume declined 7% primarily from the expiration of contracts with two of Folgers’ customers in April 2007 and June 2007. This volume decline was largely offset by the benefit of price increases implemented in January 2007, October 2007 and January 2008, which contributed 3% to Commercial net sales. Product mix added 4% to net sales due to disproportionate decline in volume of lower priced products.

Millstone. Millstone net sales decreased 30% to $85.1 million in the first nine months of fiscal 2008 as a result of a 34% decrease in volume. The volume decrease was related to the loss of the Safeway Select private label contract effective in July 2007, which represented 15% and 12%, respectively, of Millstone volume and net sales in fiscal 2007, and strong competitive activity. The impact of the volume decrease to net sales in the fiscal 2008 period was partially offset by a positive 4% product mix impact due to a disproportionate decline in volume of lower priced products, including Safeway Select private label products.

Operating Income

Combined. Gross profit was down 1% as an increase in Retail gross profit in the first nine months of fiscal 2008 was more than offset by lower gross profit in Millstone. Combined cost of products sold was $920.5 million in the first nine months of fiscal 2008 compared to $787.9 million in the same period in fiscal 2007. Combined cost of products sold as a percentage of combined net sales increased to 67% in the fiscal 2008 period from 63% in the fiscal 2007 period. The percentage increase was driven primarily by higher green coffee bean costs (partially offset by higher selling prices), a more profitable product mix and scale benefits of volume growth. The benefits of supply chain and production savings projects principally generated by packaging material savings, blend reformulation and Millstone direct store delivery system structure changes were largely offset by higher costs for natural gas, diesel and plastic resins compared to the comparable prior year period.

Combined SG&A was $169.6 million in the first nine months of fiscal 2008 versus $178.5 million in the comparable prior year period primarily due to lower direct overhead costs from a focus on cost control and lower marketing spending. These factors, together with higher net sales, reduced SG&A as a percentage of combined net sales to 12% in the fiscal 2008 period from 14% in the fiscal 2007 period. Combined SG&A included insurance claim receipts related to Hurricane Katrina of $27.3 million and $32.8 million in the nine months ended March 31, 2008 and March 31, 2007, respectively.

As a result of the foregoing factors, as well as the $57.9 million charge in December 2006 related to the impairment of Millstone goodwill, combined operating income increased 28% to $284.2 million in the first nine months of fiscal 2008, and combined operating margin was 21% for the first nine months of fiscal 2008, compared to 18% in the comparable prior period.

	Operating Income			Operating Margin
	Nine Months Ended March 31,			Nine Months Ended March 31,
Dollars in millions	2008	2007	Percent Change	2008	2007
Retail	$267.5	$266.7	0%	22%	26%
Commercial	13.0	11.4	14%	15%	13%
Millstone	3.7	(55.7)	n/a	4%	(46)%

Combined	$284.2	$222.4	28%	21%	18%

Retail. Retail operating income was essentially flat at $267.5 million for the first nine months of fiscal 2008 compared to the first nine months of fiscal 2007. Higher gross profit behind volume growth was mostly offset by increases in SG&A and lower insurance claim receipts. Retail gross margin decreased in the first nine months of fiscal 2008 as a result of higher green coffee bean costs partially offset by higher selling prices, more profitable product mix and scale benefits of volume growth. Retail SG&A for the first nine months of fiscal 2008 increased compared to the prior year period due to marketing spending to support both the Dunkin Donuts launch and Folgers display programs with retailers. Retail SG&A included insurance claim receipts related to Hurricane Katrina of $23.2 million and $27.9 million in the nine months ended March 31, 2008 and March 31, 2007 respectively.

Commercial. Commercial operating income increased 14% to $13.0 million for the first nine months of fiscal 2008 compared to the first nine months of fiscal 2007. Commercial operating margin increased 2 percentage points as lower SG&A offset a reduction in gross profit. Commercial gross margin decreased in the first nine months of 2008 as higher green coffee bean costs and lower volume were only partially offset by higher selling prices and cost savings projects principally generated by packaging material savings and blend reformulation. Commercial SG&A in the first nine months of fiscal 2008 decreased compared to the first nine months of the prior year period due to reductions in overhead costs. Commercial SG&A as a percentage of Commercial net sales is higher than the combined SG&A as a percentage of net sales due to higher spending for in-store equipment and service expenses to the foodservice and convenience store channels.

Millstone. Millstone operating income for the first nine months of fiscal 2008 was $3.7 million compared to an operating loss of $55.7 million in the first nine months of fiscal 2007, which included a $57.9 million charge for the impairment of Millstone goodwill. Millstone gross profit decreased versus the comparable prior year period primarily due to lower volume and higher green coffee bean costs. These impacts were partially offset by cost savings related to the direct store delivery network and the supply chain. Millstone SG&A in the first nine months of fiscal 2008 decreased due to lower marketing spending and lower direct store delivery costs. Millstone SG&A included insurance claim receipts related to Hurricane Katrina of $4.1 million and $4.9 million in the nine months ended March 31, 2008 and March 31, 2007 respectively. Despite a significant reduction in the Millstone direct store delivery system costs in the first nine months of fiscal 2008, direct store delivery system costs as a percentage of Millstone net sales increased compared to the prior year period because the direct store delivery system has a significant fixed cost component that was spread across lower net sales.

Income Taxes

Folgers’ income tax rate decreased to 36% for the nine months ended March 31, 2008 from 42% for the nine months ended March 31, 2007. The tax rate was higher in the comparable prior year period because the Millstone goodwill impairment charge incurred in December 2006 was not tax deductible.

Fiscal 2007 Compared to Fiscal 2006

Net Sales

Dollars in millions	Fiscal 2007	Fiscal 2006	Percent Change
Retail	$1,368.5	$1,203.6	14%
Commercial	113.7	115.5	(2)%
Millstone	161.6	178.2	(9)%

Combined	$1,643.8	$1,497.3	10%

Combined. Combined net sales increased 10% to $1,643.8 million in fiscal 2007, which reflected a full year of uninterrupted operations following Hurricane Katrina. Volume was up 7% due to the growth in Retail volume, which more than offset declines in Commercial and Millstone volumes. Pricing added 4% to combined net sales, due to price increases implemented in October 2006 and again in January 2007 to mitigate higher green coffee bean costs. This was partially offset by a negative 1% product mix impact resulting from a volume decline in premium-priced Millstone products.

Retail. Retail net sales increased 14% to $1,368.5 million in fiscal 2007 resulting primarily from an 8% increase in volume, which reflected a full year of uninterrupted operations in fiscal 2007 following Hurricane Katrina, as well as the introduction of Folgers Gourmet Selections products in August 2006. Selling price increases implemented in October 2006 and again in January 2007 to mitigate higher green coffee bean costs added 5% to Retail net sales in fiscal 2007. Product mix had a positive 1% impact driven by the introduction of Folgers Gourmet Selections.

Commercial. Commercial net sales decreased 2% to $113.7 million in fiscal 2007 due to a 3% volume decline resulting from the expiration of contracts with two customers in the fourth quarter of fiscal 2007. Price increases to mitigate higher green coffee bean costs added 2% to Commercial net sales in fiscal 2007, but were partially offset by a negative 1% product mix impact.

Millstone. Millstone net sales decreased 9% to $161.6 million in fiscal 2007. Volume was down 12% primarily due to competitive activity from other gourmet brands. Lower customer trade promotion spending in fiscal 2007 drove a positive 1% pricing impact. In addition, favorable product mix contributed 2% to net sales due to a disproportionate volume decline of lower priced products.

Operating Income

Combined. Combined cost of products sold was $1,025.5 million in fiscal 2007 compared to $951.4 million in fiscal 2006. Combined cost of products sold declined to 62% of combined net sales in fiscal 2007 from 64% of net sales in fiscal 2006, as higher green coffee bean costs were more than offset by selling price increases taken in fiscal 2007 and scale benefits due to higher volume. The benefit of fiscal 2007 cost savings principally resulting from blend reformulation, and efficiencies related to manufacturing packaging materials and transportation as well as the impact of base period Katrina costs more than offset increased on-going post-Katrina costs incurred in fiscal 2007 to operate in New Orleans and Kansas City.

Combined SG&A was $241.7 million in fiscal 2007 compared to $288.4 million in fiscal 2006. Combined SG&A as a percentage of net sales was 15% in fiscal 2007 compared to 19% in fiscal 2006. The improvement as a percentage of combined net sales was a result of a one-time expense of approximately $50 million in fiscal 2006 related to damages caused by Hurricane Katrina and higher net sales in fiscal 2007. Marketing spending as a percentage of combined net sales in fiscal 2007 was roughly in-line with the fiscal 2006 levels. Insurance receipts related to Hurricane Katrina were $32.8 million and $33.2 million in fiscal 2007 and fiscal 2006, respectively.

As a result of the foregoing factors, as well as the $57.9 million charge in fiscal 2007 related to the impairment of Millstone goodwill, combined operating income increased 24% to $318.7 million in fiscal 2007 and combined operating margin was 19% in fiscal 2007, compared to 17% in fiscal 2006.

	Operating Income			Operating Margin
Dollars in millions	Fiscal 2007	Fiscal 2006	Percent Change	Fiscal 2007	Fiscal 2006
Retail	$359.4	$231.5	55%	26%	19%
Commercial	13.6	20.9	(35)%	12%	18%
Millstone	(54.3)	5.1	n/a	(34)%	3%

Combined	$318.7	$257.5	24%	19%	17%

Retail. Retail operating income increased 55% to $359.4 million in fiscal 2007 compared to fiscal 2006 due to the impact of a full year of uninterrupted operations in fiscal 2007 following Hurricane Katrina and one-time expenses related to Hurricane Katrina in fiscal 2006. Retail operating margin increased 7 percentage points in fiscal 2007 due to higher gross margins and lower Retail SG&A as a percentage of net sales. Retail gross margins increased as a result of scale benefits due to higher volume and price increases taken during fiscal 2007, partially offset by higher green coffee bean costs. Additionally, Retail gross margins were also impacted by one-time fiscal 2006 costs related to Hurricane Katrina and fiscal 2007 cost savings principally resulting from blend reformulation, and efficiencies related to manufacturing, packaging materials and transportation, which were partially offset by higher on-going costs incurred in fiscal 2007 to operate in New Orleans and Kansas City. Retail SG&A in fiscal 2007 decreased versus fiscal 2006 as a result of one-time fiscal 2006 expenses of approximately $42 million related to Hurricane Katrina. Insurance receipts related to Hurricane Katrina were $27.9 million and $28.2 million in fiscal 2007 and fiscal 2006, respectively.

Commercial. Commercial operating income decreased 35% to $13.6 million in fiscal 2007 compared to fiscal 2006. Commercial operating margin decreased 6 percentage points in fiscal 2007 due to lower Commercial gross margins and higher Commercial SG&A as a percentage of net sales. Commercial gross margin decreased due to higher green coffee costs and lower volume, partially offset by higher selling prices. Commercial SG&A as a percentage of net sales increased in fiscal 2007 due to higher Commercial overhead costs resulting from expanded sales coverage and increased marketing expenses.

Millstone. Millstone operating loss was $54.3 million in fiscal 2007 compared to operating income of $5.1 million in fiscal 2006 primarily due to the $57.9 million impairment of Millstone goodwill and lower net sales. Millstone gross margin improved due to supply chain improvements, savings from more efficient buying and blending of green coffee beans and improved product mix, which more than offset a reduction in volume. Millstone SG&A as a percentage of net sales in fiscal 2007 increased due to lower net sales and higher marketing spending compared to fiscal 2006, which more than offset a one-time expense in fiscal 2006 of approximately $8 million related to damages caused by Hurricane Katrina. Insurance receipts related to Hurricane Katrina were $4.9 million and $5.0 million in fiscal 2007 and fiscal 2006, respectively.

Income Taxes

Folgers’ income tax rate increased from 37% for fiscal 2006 to 42% for fiscal 2007. The tax rate was higher in fiscal 2007 due to the non-deductibility of the Millstone goodwill impairment charge incurred in fiscal 2007.

Fiscal 2006 Compared to Fiscal 2005

Net Sales

Dollars in millions	Fiscal 2006	Fiscal 2005	Percent Change
Retail	$1,203.6	$1,155.2	4%
Commercial	115.5	105.4	10%
Millstone	178.2	186.0	(4)%

Combined	$1,497.3	$1,446.6	4%

Combined. Combined net sales increased 4% to $1,497.3 million in fiscal 2006. The full year effect of price increases implemented in December 2004 and again in March 2005 contributed 13% to combined net sales growth and more than offset an 8% volume decline resulting primarily from the impact of Hurricane Katrina. In August 2005, Hurricane Katrina caused significant damage to Folgers’ production facilities in New Orleans. This caused a temporary disruption in Folgers’ ability to ship Retail and Millstone products at full capacity and resulted in volume declines in both Retail and Millstone. In addition, the disproportionate volume decline in premium-priced Millstone products had a negative 1% product mix impact.

Retail. Retail net sales increased 4% to $1,203.6 million in fiscal 2006. Volume decreased 8% in fiscal 2006 due to temporary disruptions related to Hurricane Katrina, which prevented Folgers from producing at full capacity in September and October 2005. Lower volume was more than offset by the full year effect of price increases implemented in December 2004 and again in March 2005, which added 13% to Retail net sales. Additionally, product mix had a negative 1% impact.

Commercial. Commercial net sales increased 10% to $115.5 million in fiscal 2006. The full year effect of price increases implemented in December 2004 and again in March 2005 added 9% while Commercial volume increased 1% in fiscal 2006 compared to fiscal 2005.

Millstone. Millstone net sales decreased 4% to $178.2 million in fiscal 2006. Volume in fiscal 2006 declined 15% due to temporary disruptions relating to Hurricane Katrina and strong competitive activity in the gourmet coffee market. Price increases, taken to mitigate higher green coffee bean costs, contributed 12% to Millstone net sales in fiscal 2006. Additionally, product mix had a negative 1% impact.

Operating Income

Combined. Combined cost of products sold was $951.4 million in fiscal 2006 compared to $813.8 million in fiscal 2005. Combined cost of products sold as a percentage of combined net sales increased to 64% in fiscal 2006 from 56% in fiscal 2005. Combined cost of products sold as a percentage of net sales was higher in fiscal 2006 due to higher green coffee bean costs, lower volume, costs related to Hurricane Katrina and higher energy costs, partially offset by selling price increases and a $17.9 million gain due to hedging activity in fiscal 2005.

Combined SG&A was $288.4 million in fiscal 2006 compared to $270.2 million in fiscal 2005. Combined SG&A as a percentage of net sales in fiscal 2006 was roughly equal to combined SG&A as a percentage of net sales in fiscal 2005 at 19%. In fiscal 2006, Folgers incurred approximately $50 million in one-time expenses related to Hurricane Katrina. These costs were partially offset by a $33.2 million insurance receipt related to Hurricane Katrina, lower marketing spending as a percentage of net sales, and the impact of higher net sales.

As a result of the foregoing factors, operating income decreased by 29% to $257.5 million in fiscal 2006 and operating margin was 17% in fiscal 2006, compared to 25% in fiscal 2005 as follows:

	Operating Income			Operating Margin
Dollars in millions	Fiscal 2006	Fiscal 2005	Percent Change	Fiscal 2006	Fiscal 2005
Retail	$231.5	$314.4	(26)%	19%	27%
Commercial	20.9	17.7	18%	18%	17%
Millstone	5.1	30.5	(83)%	3%	16%

Combined	$257.5	$362.6	(29)%	17%	25%

Retail. Retail operating income decreased 26% to $231.5 million in fiscal 2006 compared to fiscal 2005 primarily due to temporary disruptions related to Hurricane Katrina which prevented Folgers from producing at full capacity in September and October 2005. Retail gross margin decreased in fiscal 2006 compared to fiscal 2005 due to lower volume, costs related to Hurricane Katrina, and higher energy costs. The impact of higher green coffee bean costs was offset by higher selling prices. Retail SG&A as a percentage of net sales in fiscal 2006 increased slightly due to one-time expenses related to Hurricane Katrina totaling approximately $42 million in fiscal 2006, which were partially offset by a $28.2 million insurance receipt relating to Hurricane Katrina and the impact of higher net sales.

Commercial. Commercial operating income increased 18% to $20.9 million in fiscal 2006 compared to fiscal 2005 primarily driven by higher net sales. Operating margin increased 1 percentage point in fiscal 2006 versus the prior year period. Commercial gross margin decreased in fiscal 2006 due to higher green coffee costs and higher energy costs, partially offset by higher selling prices. Commercial SG&A expenses as a percentage of net sales in fiscal 2006 decreased due to a reduction in marketing spending and the impact of higher net sales.

Millstone. Millstone operating income decreased 83% to $5.1 million in fiscal 2006 compared to fiscal 2005 primarily due to lower volume and Hurricane Katrina impacts. Millstone gross margin in fiscal 2006 decreased due to the impact of lower volume, costs related to Hurricane Katrina and higher energy costs. The impact of higher green coffee bean costs in fiscal 2006 was offset by higher selling prices. Millstone SG&A as a percentage of net sales increased in fiscal 2006 due to the one-time costs to Millstone of approximately $8 million related to Hurricane Katrina and the impact of lower net sales, partially offset by a $5.0 million insurance receipt related to Hurricane Katrina and lower marketing spending.

Income Taxes

Folgers’ income tax rate was 37% in both fiscal 2006 and fiscal 2005.

Liquidity and Capital Resources

Historical

Folgers historically generated, and prior to the Distribution will continue to generate, significant cash flow from operations, the majority of which is distributed to P&G (cash will not be included among the assets to be transferred to Folgers in connection with the Contribution, subject to limited exceptions for restricted cash in brokers’ accounts). In addition, prior to the Distribution, Folgers has participated in P&G’s cash management system.

Cash Flow

Cash flow from operating activities. Operating cash flow for the nine months ended March 31, 2008 was $205.2 million. Net earnings after adjustments for non-cash items (mainly depreciation) and an increase in accrued liabilities related to holiday merchandising expenses were the primary source of operating cash flow. This was partially offset by cash used for working capital to support business growth and seasonality.

Operating cash flow for the nine months ended March 31, 2007 was $197.3 million. Net earnings after adjustments for non-cash items (mainly depreciation and the one-time Millstone impairment charge) and an increase in accrued liabilities related to holiday merchandising expenses were the primary source of operating cash flow. This was partially offset by cash used for working capital to support business growth and seasonality.

Operating cash flow in fiscal 2007 was $248.5 million. Net earnings, after adjustments for non-cash items (mainly depreciation and the one-time Millstone impairment charge) was the primary driver of operating cash flow.

Operating cash flow in fiscal 2006 and fiscal 2005 was $182.7 million and $232.8 million, respectively. Net income, after adjustments for non-cash items (mainly depreciation) was the primary source of operating cash flow in both fiscal years.

Cash flow from investing activities. Investing activities have historically been primarily related to capital expenditures. Capital expenditures were $13.6 million and $35.7 million in each of the nine months ended March 31, 2008 and March 31, 2007, respectively and were $42.4 million, $42.7 million and $36.0 million in each of fiscal 2007, fiscal 2006 and fiscal 2005, respectively. P&G expects Folgers’ capital expenditures for fiscal 2008 to be approximately $28 million, of which $13.6 million was incurred in the first nine months of fiscal 2008.

Cash flow from financing activities. Folgers distributed excess cash to P&G of $197.1 million in the nine months ended March 31, 2008, $203.8 million in fiscal 2007, $143.4 million for fiscal 2006 and $206.2 million in fiscal 2005.

Contractual Obligations

The following table presents Folgers’ contractual obligations as of June 30, 2007 on a historical basis:

	Amounts due by period
Dollars in millions	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Operating lease obligations (1)	$1.8	$1.1	$0.5	$0.2	$—
Capital lease obligations (2)	14.8	8.1	1.3	1.5	3.9
Purchase obligations (3)	1.3	1.3	—	—	—

Total (4)	$17.9	$10.5	$1.8	$1.7	$3.9

(1)	Folgers leases certain property, plant and equipment for varying periods which are accounted for as operating leases.
(2)	Folgers also periodically enters into service and supply arrangements with certain vendors, pursuant to which vendors procure specialized machinery and equipment dedicated to satisfying minimum production levels which Folgers is obligated to purchase. Folgers accounts for such arrangements as capital leases.
(3)	Folgers has purchase commitments for materials, supplies, services and property, plant and equipment as part of the normal course of business.
(4)	Folgers expects to enter into a term loan credit facility that will provide for the $350 million of Folgers Debt as contemplated by the Transactions, which debt will mature one year and one day from the date the debt is incurred by Folgers. See “Debt Financing—Folgers Debt.”

Recent Accounting Pronouncements

Other than as discussed below, no new accounting pronouncement issued or effective during the fiscal year has had or is expected to have a material impact on Folgers’ combined financial statements.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (FIN) 48, “Accounting for Uncertainty in Income Taxes.” FIN 48 addresses the accounting and disclosure of uncertain tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Folgers adopted FIN 48 as of July 1, 2007. The impact of the adoption was not material to the financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measures,” (SFAS 157) which establishes a framework for measuring fair value and expands disclosures about fair value measurements. Pursuant to FASB Financial Staff Position 157-2, the FASB issued a partial deferral of the implementation of SFAS 157, as it relates to all non-financial assets and liabilities where fair value is not already the required measurement attribute by other accounting standards. The remainder of SFAS 157 will be effective for Folgers on July 1, 2008. Folgers does not expect SFAS 157 to have a material impact on its financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (SFAS 159). SFAS 159 gives the option to carry most financial assets and liabilities at fair value, with changes recognized in earnings. SFAS 159 will be effective for Folgers beginning July 1, 2008, although early adoption is permitted. Folgers is currently assessing the potential effect of SFAS 159 on its financial statements.

In December 2007, the FASB issued SFAS 141 (Revised), “Business Combinations (SFAS 141R)” and SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements (SFAS 160).” SFAS 141R and SFAS 160 revise the method of accounting for a number of aspects of business combinations, including acquisition costs, contingencies (including contingent assets, contingent liabilities and contingent purchase price), the impact of partial and step-acquisitions (including the valuation of net assets attributable to non-acquired minority interests), and post-acquisition exit activities of acquired businesses. SFAS 141R and SFAS 160 will be effective for Folgers on July 1, 2009.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161). SFAS 161 amends and expands the disclosure requirements of SFAS No. 133 with the intent to provide users of financial statements with an enhanced understanding of (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for Folgers beginning July 1, 2009. Folgers is currently evaluating the provisions of SFAS 161 to determine the impact on its combined financial statements.

Quantitative and Qualitative Disclosure About Market Risk

Folgers is exposed to market risks, such as changes in commodity prices and, following the Distribution, interest rates. To manage the volatility related to these exposures, Folgers enters into various financial transactions, which it accounts for under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. The utilization of these financial transactions is governed by Folgers’ policies covering acceptable counterparty exposure, instrument types and other hedging practices. Folgers does not hold or issue derivative financial instruments for speculative or trading purposes.

Commodity Price Risk

Green coffee bean price fluctuations represent Folgers’ most significant market risk. In addition to fixed price purchase contracts, Folgers uses futures and options contracts to manage the volatility related to the above exposures. Folgers’ operating margin can be significantly impacted by changes in the price of green coffee beans. Folgers enters into fixed quantity unpriced coffee purchase commitments in an attempt to secure an adequate supply of coffee. These unpriced purchase agreements are indexed to a specific market price. In order to hedge the volatility in the unpriced purchase agreements, Folgers uses futures and options which are indexed to the same specific market price as the unpriced purchase commitment. In certain instances, Folgers has flexibility in selecting the date to settle its futures contract and fix the price of the hedged purchase contract. Folgers generally agrees to a final price of its unpriced coffee purchase agreements several months prior to delivery, so that it can adjust its product selling prices, if necessary. Futures and options utilized to hedge volatility of the unpriced purchase agreements generally are designated as cash flow hedges under SFAS 133. In addition, Folgers uses futures, options and swap contracts to manage volatility related to fluctuations in packaging materials and other commodities. Changes in prices for these materials impact Folgers’ cost of products sold, but to a much lesser extent than coffee bean prices. The effective portion of the changes in fair value for futures and options designated as hedges is reported in accumulated other comprehensive income and reclassified into earnings in the same financial statement line item and in the same period or periods during which the hedged purchase transactions affect earnings. Note 9 to Folgers’ combined financial statements includes a detailed discussion of Folgers’ accounting policies relating to its hedging activities.

A sensitivity analysis technique has been performed to evaluate the effect that changes in the price of green coffee beans, packaging materials and other commodities will have on Folgers’ financial derivative instruments. At the end of fiscal 2007, the potential change in fair value of these instruments, assuming a 10% increase or decrease in underlying commodity prices, was a $2 million increase and a $3 million decrease, respectively.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

The following selected historical combined financial data of Folgers, selected historical consolidated financial data of Smucker and unaudited condensed combined pro forma financial data of Smucker are being provided to help you in your analysis of the financial aspects of the Transactions. The unaudited condensed combined pro forma financial data of Smucker has been prepared by Smucker for illustrative purposes only and is not necessarily indicative of the operating results or financial position of Smucker or Folgers would have been had the Transactions been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference,” “Information on Folgers” and “Information on Smucker.”

Selected Historical Combined Financial Data of Folgers

Folgers’ selected combined balance sheet data presented below as of June 30, 2007 and 2006 and statement of income data for the three fiscal years ended June 30, 2007, 2006 and 2005 have been derived from Folgers’ audited combined financial statements, included elsewhere in this document. Folgers’ selected combined balance sheet data presented below as of June 30, 2005, 2004 and 2003 and its selected statements of income data for the fiscal years ended June 30, 2004 and 2003 have been derived from Folgers’ historical accounting records, which are unaudited. Folgers’ selected combined financial data presented below as of March 31, 2008 and for the nine month periods ended March 31, 2008 and 2007 have been derived from Folgers’ unaudited combined financial statements included elsewhere in this document, which have been prepared on a basis consistent with Folgers’ audited combined financial statements. In the opinion of P&G’s management, such unaudited financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for the fair presentation of the interim periods. The data shown below is not necessarily indicative of the results that may be expected for a full year or any future period. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Folgers” and the financial statements of Folgers and the notes thereto included elsewhere in this document.

The financial information of Folgers included in this document has been derived from the consolidated financial statements and accounting records of P&G and reflects assumptions and allocations made by P&G. The financial position, results of operations and cash flows of Folgers presented may be different from those that would have resulted had Folgers been operated as a standalone company or been supported as a subsidiary of Smucker. As a result, the historical financial information of Folgers is not a reliable indicator of future results. See “Risk Factors.”

Dollars in millions	Nine Months Ended March 31,		Fiscal Year Ended June 30,
	2008	2007	2007	2006	2005	2004	2003
Statement of Income Data:
Net sales	$1,374.3	$1,246.7	$1,643.8	$1,497.3	$1,446.6	$1,278.4	$1,242.4
Cost of products sold	920.5	787.9	1,025.5	951.4	813.8	746.9	683.2

Gross margin	453.8	458.8	618.3	545.9	632.8	531.5	559.2
Selling, general and administrative expense	169.6	178.5	241.7	288.4	270.2	253.2	266.5
Goodwill impairment	—	57.9	57.9	—	—	—	—

Operating Income	284.2	222.4	318.7	257.5	362.6	278.3	292.7
Interest expense	0.7	1.3	1.7	1.8	2.0	0.3	0.4

Earning before income taxes	283.5	221.1	317.0	255.7	360.6	278.0	292.3
Income taxes	103.4	93.9	134.3	94.9	134.1	103.3	109.3

Net income	$180.1	$127.2	$182.7	$160.8	$226.5	$174.7	$183.0

Balance Sheet Data (at period end):
Total assets	$650.9		$618.1	$655.9	$667.4	$603.2	$665.7
Debt due within one year (1)	0.8		8.1	9.5	9.9	1.5	1.4
Long-term debt	6.7		6.7	7.7	10.1	1.6	3.2
Noncurrent deferred income tax liabilities	44.7		40.6	38.8	44.5	46.4	39.7
Total equity	$440.9		$453.8	$471.6	$473.9	$439.0	$522.4

(1)	Represents capital lease obligations.

The comparability of Folgers’ results of operations in the periods presented above is affected by the impact of Hurricane Katrina, which resulted in a substantial decline in Folgers’ combined net sales for fiscal 2006 and certain one-time expenses in fiscal 2006. Folgers’ results of operations also reflect booked insurance receipts with respect to property damage and related business interruption aggregating $93.3 million ($27.3 million in the first nine months of fiscal 2008; $32.8 million in the first nine months of fiscal 2007; $33.2 million in fiscal 2006). These insurance receipts were recorded in SG&A. The comparability of Folgers’ results of operations in these periods is also impacted by a $57.9 million goodwill impairment charge recorded in the first nine months of fiscal 2007 with respect to Millstone. As a result, Folgers’ combined historical financial data is not necessarily comparable on a period-to-period basis. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Folgers.”

Selected Historical Consolidated Financial Data of Smucker

The following table sets forth selected historical consolidated financial data of Smucker. The statement of income data for the fiscal years ended April 30, 2008, 2007 and 2006 and balance sheet data as of April 30, 2008 and 2007 are derived from the audited consolidated financial statements incorporated by reference in this document. The statement of income data for the fiscal years ended April 30, 2005 and 2004 and the balance sheet data as of April 30, 2006, 2005 and 2004 are derived from the audited consolidated financial statements contained in Smucker annual reports on Form 10-K filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.” You should read the following data in conjunction with those consolidated financial statements and related notes, and in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Smucker’s annual report on Form 10-K for the fiscal year ended April 30, 2008. The historical results are not necessarily indicative of results to be expected in any future period. See “—Unaudited Condensed Combined Pro Forma Financial Data of Smucker.”

In millions, except per share data	Fiscal Year Ended April 30,
	2008	2007	2006	2005	2004
Statements of Income:
Net sales	$2,524.8	$2,148.0	$2,154.7	$2,043.9	$1,369.6
Income from continuing operations	170.4	157.2	143.4	130.5	111.3
Discontinued operations	—	—	—	(1.4)	0.1

Net income	$170.4	$157.2	$143.4	$129.1	$111.4

Financial Position:
Cash and cash equivalents	$184.2	$200.1	$72.0	$58.1	$104.6
Total assets	3,129.9	2,693.8	2,649.7	2,635.9	1,684.1
Long-term debt	789.7	392.6	428.6	431.6	135.0
Shareholders equity	1,799.9	1,795.7	1,728.1	1,690.8	1,210.7

Other Data:
Capital expenditures	$76.4	$57.0	$63.6	$87.6	$97.7
Common shares repurchased	2.9	1.1	1.9	0.4	—
Weighted-average shares	56.2	56.4	57.9	57.1	49.8
Weighted-average shares—assuming dilution	56.7	57.1	58.4	57.7	50.4

Earnings per common share:
Income from continuing operations	$3.03	$2.79	$2.48	$2.29	$2.23
Discontinued operations	—	—	—	(0.03)	0.01

Net income	$3.03	$2.79	$2.48	$2.26	$2.24

Income from continuing operations—assuming dilution	$3.00	$2.76	$2.45	$2.26	$2.21
Discontinued operations—assuming dilution	—	—	—	(0.02)	—

Net income—assuming dilution	$3.00	$2.76	$2.45	$2.24	$2.21

Dividends declared per common share	$1.22	$1.14	$1.09	$1.02	$0.94

Unaudited Condensed Combined Pro Forma Financial Data of Smucker

The following unaudited condensed combined pro forma financial data and notes thereto have been prepared by Smucker to give effect to the proposed Merger and the consummation of Smucker’s currently contemplated financing transactions related to the proposed Merger. At the effective time of the Merger, Folgers will be merged with a wholly owned acquisition subsidiary of Smucker with Folgers becoming a wholly owned subsidiary of Smucker. The transaction is being accounted for as a purchase business combination with Smucker as the accounting acquirer in accordance with Statement of Financial Accounting Standard No. 141, Business Combinations. Under this method of accounting the purchase price will be allocated to Folgers’ assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the Merger.

The process of valuing Folgers’ tangible and intangible assets and liabilities, as well as evaluating accounting policies for conformity, is still in the preliminary stages. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited condensed combined pro forma financial information. Material revisions to Smucker’s current estimates could be necessary as the valuation process and accounting policy review are finalized. As a result, the actual amount of depreciation and amortization expense may be materially different from that presented. Smucker currently expects that the process of determining fair value of the tangible and intangible assets acquired (including independent appraisals) and liabilities assumed will be completed within one year of consummation of the Merger.

The Unaudited Condensed Combined Pro Forma Statement of Income combines the Folgers’ unaudited historical Combined Statement of Income for the twelve months ended March 31, 2008, with Smucker’s historical Statement of Consolidated Income for the fiscal year ended April 30, 2008, to reflect the proposed Merger as if it had occurred as of May 1, 2007. The Unaudited Condensed Combined Pro Forma Balance Sheet combines the historical unaudited Combined Balance Sheet of Folgers as of March 31, 2008, with Smucker’s Consolidated Balance Sheet as of April 30, 2008. The historical consolidated financial information has been adjusted to give effect to pro forma adjustments that are:

•	directly attributable to the Merger,

•	reclassifications made to conform Folgers’ presentations to those of Smucker,

•	reflective of Smucker’s currently contemplated financing transactions related to the proposed Merger, and

•	factually supportable.

The unaudited condensed combined pro forma financial data should be read in conjunction with:

•	accompanying notes to the unaudited condensed combined pro forma financial data;

•	Smucker’s historical audited consolidated financial statements for the fiscal year ended April 30, 2008; and

•	Folgers’ historical audited combined financial statements for the fiscal year ended June 30, 2007, and its unaudited combined financial statements as of and for the nine months ended March 31, 2008.

The unaudited condensed combined pro forma financial data has been prepared for illustrative purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated, nor are they necessarily indicative of any future operating results or financial position.

The Merger has not been consummated as of the date of the preparation of these unaudited condensed combined pro forma financial data and there can be no assurances that the Merger transaction will be consummated. See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial data.

Items Not Reflected in the Unaudited Condensed Combined Pro Forma Financial Data

The unaudited condensed combined pro forma financial data does not include any adjustments related to restructuring or one-time charges, potential profit improvements, potential cost savings, or charges related to the Transition Services Agreement described in this document under “Additional Agreements,” which may result from the Merger, or the result of final valuations of tangible and intangible assets and liabilities, which will not be determined until after the consummation of the Merger. The Transition Services Agreement consists of services which were performed by P&G for the Coffee Business prior to the Merger on a historical basis, and the costs of which were contemplated in cost allocations included within Folgers’ historical combined financial data. Accordingly, no additional adjustments with respect to these costs were required to be reflected in the unaudited condensed combined pro forma income statement. Smucker is currently developing plans to integrate the operations of Smucker and Folgers, which may involve costs that may be material. Smucker expects that the anticipated profit improvements generated from these actions, as well as other potential synergies of approximately $80 million, are expected to be fully realized by fiscal 2010. The synergies are expected to come from efficiencies of combining Smucker and Folgers, and leveraging the current administrative, selling and marketing functions, along with Smucker’s supply-chain and distribution network. Integration teams will be formed to further develop and execute detailed implementation programs, the related costs of which have not been determined.

Folgers’ historical combined financial statements have been “carved out” from P&G’s consolidated financial statements and reflect assumptions and allocations made by P&G. The combined financial statements do not fully reflect what Folgers’ financial position and results of operations would have been had Folgers been a standalone company during the periods presented.

Folgers’ historical combined financial statements were prepared using P&G’s historical basis in the assets and liabilities of the Coffee Business. Folgers’ historical combined financial statements include all revenues, costs, assets and liabilities directly attributable to the Coffee Business. In addition, certain expenses reflected in the combined financial statements include allocations of corporate expenses from P&G.

Unaudited Condensed Combined Pro Forma Balance Sheet

As of April 30, 2008 for Smucker

	Historical		Pro Forma
	Smucker as of April 30, 2008	Folgers as of March 31, 2008	Excluded Assets and Liabilities (A)	Adjustments		Combined
	(in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$184.2	$—	$—	$300.0	(H)	$210.5
				(273.7	)(L)
Restricted cash	—	15.8	—	—		15.8
Trade receivables, less allowance for doubtful accounts	162.4	115.9	(115.9)	—		162.4
Inventories	379.6	167.4		83.5	(B)	630.5
Other current assets	50.0	13.6	(1.5)	—		62.1

Total Current Assets	776.2	312.7	(117.4)	109.8		1,081.3
Property, plant, and equipment, net	496.3	311.4	—	62.3	(C)	870.0

Other Noncurrent Assets:
Goodwill	1,132.5	4.2	—	1,768.5	(D)	2,901.0
				(4.2	)(E)	—
Other intangible assets, net	614.0	—	—	2,322.0	(F)	2,936.0
Marketable securities	16.0	—	—	—		16.0
Other noncurrent assets	94.9	22.6	—	—		117.5

Total Other Noncurrent Assets	1,857.4	26.8	—	4,086.3		5,970.5

TOTAL ASSETS	$3,129.9	$650.9	$(117.4)	$4,258.4		$7,921.8

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$119.8	$44.7	$(4.2)	$—		$160.3
Other current liabilities	119.6	86.6	(74.4)	26.5	(G)	158.3

Total Current Liabilities	239.4	131.3	(78.6)	26.5		318.6

Noncurrent Liabilities:
Long-term debt	789.7	6.7	—	650.0	(H)	1,446.4
Other noncurrent liabilities	300.9	72.0	(17.8)	913.1	(I)	1,268.2

Total Noncurrent Liabilities	1,090.6	78.7	(17.8)	1,563.1		2,714.6
Total Equity	1,799.9	440.9	(21.0)	(419.9	)(J)	4,888.6
				3,362.4	(K)
				(273.7	)(L)

TOTAL LIABILITIES AND EQUITY	$3,129.9	$650.9	$(117.4)	$4,258.4		$7,921.8

Unaudited Condensed Combined Pro Forma Statement of Income

For the Fiscal Year Ended April 30, 2008 for Smucker

	Historical		Pro Forma
	Smucker year ended April 30, 2008	Folgers twelve months ended March 31, 2008	Reclassification (M)	Adjustments		Combined
	(in millions, except per share data)
Net sales	$2,524.8	$1,771.4	$—	$—		$4,296.2
Cost of products sold	1,741.1	1,158.1	(108.3)	6.2	(N)	2,784.2
				(12.9	)(O)
Cost of products sold—restructuring	1.5	—	—	—		1.5

Gross Profit	782.2	613.3	108.3	6.7		1,510.5
Selling, distribution, and administrative expenses	490.7	232.8	135.6	27.8	(P)	886.9
Merger and integration costs	8.0	—	—	—		8.0
Other restructuring costs	3.2	—	—	—		3.2
Other operating income—net	(3.9)	—	(27.3)	—		(31.2)

Operating Income	284.2	380.5	—	(21.1)		643.6
Interest income	13.2	—	—	—		13.2
Interest expense	(42.1)	(1.1)	—	(33.0	)(Q)	(76.2)
Other expense—net	(0.5)	—	—	—		(0.5)

Income Before Incomes Taxes	254.8	379.4	—	(54.1)		580.1
Income taxes	84.4	143.8	—	(20.0	)(R)	208.2

Net Income	$170.4	$235.6	$—	$(34.1)		$371.9

Net income per common share	$3.03					$3.12

Net income per common share—assuming dilution	$3.00					$3.10

Weighted-average shares outstanding	56.2				(S)	119.3

Weighted-average shares outstanding—assuming dilution	56.7				(S)	119.8

THE J. M. SMUCKER COMPANY

NOTES TO UNAUDITED CONDENSED COMBINED

PRO FORMA FINANCIAL DATA

(dollars in millions, except per share data)

Note 1—Basis of Pro Forma Presentation

The unaudited condensed combined pro forma financial data related to the Merger is included for the fiscal year ended April 30, 2008. At the effective time of the proposed merger, Folgers will be merged with a wholly owned acquisition subsidiary of Smucker with Folgers surviving as a wholly owned subsidiary of Smucker. In the Merger, Folgers’ shareholders will receive one Smucker common share for each share of Folgers common stock they own. Upon completion of the Merger, Folgers shareholders will own Smucker common shares representing approximately 53.5 percent of the outstanding Smucker common shares.

The transaction is being accounted for as a purchase business combination with Smucker as the accounting acquirer. Accordingly, Smucker’s cost to purchase Folgers will be allocated to the assets acquired and the liabilities assumed based upon their respective fair values on the date the Merger is completed. The estimated total purchase price of the Merger based upon the estimated 63.1 million shares to be issued and the guarantee of approximately $350 of debt is as follows:

Estimated total value of Smucker common shares to be issued (K)	$3,362.4
Folgers debt issued prior to the Merger	350.0
Estimated Smucker transaction costs (G)	15.0

Total estimated purchase price	$3,727.4

Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Folgers’ net tangible and intangible assets and liabilities based on their estimated fair values as of the date of consummation of the Merger. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the Merger is completed and after completion of a final analysis to determine the fair values of Folgers’ tangible assets, identifiable intangible assets, and liabilities as of the date of consummation of the Merger. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets may change the amount of the purchase price allocated to goodwill and other assets and liabilities. This may impact the Unaudited Condensed Combined Pro Forma Statement of Income due to an increase or decrease in the amount of amortization or depreciation of the adjusted assets.

The preliminary estimated purchase price is allocated as follows:

Tangible assets	$675.1
Identifiable indefinite-lived intangible assets	1,767.0
Identifiable finite-lived intangible assets	555.0
Goodwill	1,768.5
Liabilities assumed	(70.9)
Deferred taxes	(967.3)

Total preliminary estimated purchase price allocation	$3,727.4

Certain amounts in the historical combined financial statements of Folgers have been reclassified to conform with Smucker’s historical financial presentation. The unaudited condensed combined pro forma financial data presented in this document do not necessarily indicate the results of operations or the combined financial position that would have resulted had the Merger been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2—Pro Forma Adjustments

The pro forma and reclassifications adjustments included in the unaudited condensed combined pro forma financial data are as follows:

(A)	Pursuant to the Transaction Agreement, certain assets and liabilities will not be included in the Distribution and Folgers’ subsequent Merger. Adjustments have been made to remove these allocated items.

(B)	Historical inventory of Folgers has been adjusted by Smucker to estimated fair values including the elimination of last-in, first-out, (“LIFO”) reserves. Smucker accounts for inventory on a first-in, first-out (“FIFO”) basis.

(C)	Net book value of property, plant and equipment of Folgers has been adjusted by Smucker to estimated fair value based on a preliminary assessment of the acquired assets. For purposes of determining the impact on the Unaudited Condensed Combined Pro Forma Statement of Income, the fair value adjustment is being depreciated over an estimated weighted-average useful life of 10 years.

(D)	Goodwill, representing the excess of the purchase price paid over Smucker’s preliminary estimates of the fair value of the assets and liabilities assumed, has been recorded.

(E)	Historical goodwill of Folgers has been eliminated in recording the Merger.

(F)	Intangible assets have been recorded related to Folgers based on Smucker’s preliminary estimate of the fair value of identifiable indefinite-lived and finite-lived intangible assets of Folgers of approximately $1,767 and $555 respectively. For purposes of determining the impact on the Unaudited Condensed Combined Pro Forma Statement of Income, the finite-lived intangible assets are being amortized over an estimated weighted-average useful life of 20 years.

(G)	Historical other current liabilities of Smucker and Folgers have been adjusted to reflect the accrual of estimated costs expected to be paid as a result of the Merger including change in control payments, investment banking and other professional fees.

(H)	Smucker will guarantee the issuance of approximately $350 of Folgers long-term debt and Smucker intends to incur additional debt of approximately $300 as part of the Merger transaction, of which up to $274 will be used to finance the Smucker Special Dividend. The terms of the financing arrangements are not complete at this time. For purposes of determining the impact on the Unaudited Condensed Combined Pro Forma Statement of Income an estimated weighted-average borrowing rate of 5.1 percent was used based on borrowing rates applicable to issuances of companies with similar credit profiles.

(I)	Differences in the financial reporting and tax reporting treatment of assets acquired and liabilities assumed in the purchase transaction result in a deferred income tax adjustment. Smucker’s preliminary estimate of the deferred tax adjustment resulting from the purchase accounting adjustments was calculated at a tax rate of 37 percent, representing Smucker’s best estimate of its statutory income tax rates for all tax jurisdictions.

(J)	Historical equity accounts of Folgers, consisting of an equity contribution from P&G and accumulated other comprehensive income, have been eliminated in recording the Merger.

(K)	Adjustment to reflect the impact of issuing approximately 63.1 million Smucker common shares at an estimated price of approximately $53.31 per share. This price represents an average estimated closing price of Smucker common shares for the period beginning two trading days before and concluding two trading days after the announcement of the Merger and has not been adjusted to reflect the impact of the Smucker Special Dividend payable in connection with the Merger.

(L)	Adjustment to reflect the Smucker Special Dividend payable in connection with the Merger to Smucker shareholders as of the record date.

(M)	Reclassifications have been made to the Folgers Unaudited Condensed Combined Statement of Income to conform to the presentation used by Smucker for:

a.	warehousing and distribution expenses included in cost of products sold by Folgers but included in selling, distribution and administrative expenses by Smucker, and

b.	net proceeds from insurance settlements included in selling, distribution and administrative expenses by Folgers but included in other operating income—net by Smucker.

(N)	Depreciation expense will increase as a result of the preliminary adjustment to record Folgers’ property, plant and equipment at estimated fair values. For purposes of determining the impact on the Unaudited Condensed Combined Pro Forma Statement of Income, the fair value adjustment is being depreciated using a straight-line method over an estimated weighted-average useful life of 10 years.

(O)	Adjustment to reflect change in Folgers’ inventory accounting method from LIFO to FIFO in order to conform with Smucker’s inventory accounting method.

(P)	Amortization expense will increase as a result of the preliminary adjustment to record identifiable finite-lived intangible assets of the Coffee Business. For purposes of determining the impact on the Unaudited Condensed Combined Pro Forma Statement of Income, the finite-lived intangible assets are being amortized using a straight-line method over an estimated weighted-average useful life of 20 years.

(Q)	Interest expense will increase as a result of the expected financing transactions described in (H). The terms of the financing arrangements are not complete at this time. For purposes of determining the impact on the Unaudited Condensed Combined Pro Forma Statement of Income an estimated weighted-average borrowing rate of 5.1 percent was used based on borrowing rates applicable to issuances of companies with similar credit profiles. An assumed interest rate increase of 12.5 basis points would increase annual interest expense by approximately $0.8 and reduce net income per common share by less than $0.01.

(R)	Estimated income tax expense impact of pro forma adjustments is calculated based on a rate of 37 percent. This rate represents Smucker’s best estimate of its statutory income tax rates for all tax jurisdictions.

(S)	Pro forma per share data is based on the weighted-average common shares of Smucker for the period presented and assumes the issuance of approximately 63.1 million Smucker common shares in the Merger. For the year ended April 30, 2008, all Smucker securities that could potentially dilute earnings per common share in the future were included in the computation of weighted-average shares outstanding—assuming dilution. No Smucker securities were excluded from the computation of weighted-average shares outstanding—assuming dilution.

Smucker Common Stock Market Price

Smucker’s common shares are currently traded on the NYSE under the symbol “SJM.” On June 3, 2008, the last trading day before the announcement of the Transactions, the last sale price of Smucker common shares reported by the NYSE was $53.75. On August 29, 2008, the last sale price of Smucker common shares reported by the NYSE was $54.23. The following table sets forth the high and low sale prices of Smucker common shares and the dividends declared for the periods indicated. For current price information, Smucker shareholders are urged to consult publicly available sources.

	Smucker Common Shares
	High	Low	Dividends
Fiscal Year Ended April 30, 2007
First Quarter	$47.25	$39.11	$0.28
Second Quarter	$49.14	$43.00	$0.28
Third Quarter	$49.98	$45.00	$0.28
Fourth Quarter	$57.43	$46.97	$0.30

Fiscal Year Ended April 30, 2008
First Quarter	$64.32	$55.60	$0.30
Second Quarter	$58.09	$50.79	$0.30
Third Quarter	$53.70	$42.75	$0.30
Fourth Quarter	$52.59	$46.84	$0.32

Fiscal Year Ending April 30, 2009
First Quarter	$55.58	$40.18	$0.32
Second Quarter (through August 29, 2008)	$56.69	$48.03	—

Smucker Dividend Policy

Historically, Smucker has distributed approximately 40% of its earnings to shareholders in the form of dividends. Smucker currently expects to continue this practice following the Transactions, except that in connection with the Transactions, Smucker intends to declare the Smucker Special Dividend to each record holder of Smucker common shares as of a record date prior to the commencement of the exchange offer. P&G shareholders will not receive the Smucker Special Dividend in respect of the Smucker common shares that they receive in the exchange offer (and in any subsequent pro rata dividend of any Remaining Shares).

Repurchases of Smucker Common Shares

Smucker initiated a share buyback program in August 2004. Smucker has repurchased a total of 6,255,778 common shares from November 2004 through April 30, 2008 under the buyback program, including repurchases of 4,500,000 common shares under a series of Smucker Rule 10b5-1 trading plans. As of April 30, 2008, 3,744,222 common shares remain available for repurchase under this program. Pursuant to the Transaction Agreement, until the closing of the Transactions, Smucker may not repurchase any of its outstanding common shares. In addition, for a period of two years following the closing date of the Transactions, Smucker may repurchase Smucker common shares only so long as such repurchases comply with the provisions of the Tax Matters Agreement.

THE TRANSACTIONS

On June 4, 2008, Smucker and P&G announced that they had entered into the Transaction Agreement, which provides for a business combination involving Smucker and the Coffee Business. In the Transactions, P&G will contribute certain of the assets and liabilities of the Coffee Business to Folgers. Prior to the Distribution, Folgers is expected to enter into a credit facility under which it is expected to borrow $350 million, the proceeds of which will be distributed to P&G as a cash dividend. This indebtedness will be guaranteed by Smucker following the completion of the Transactions, subject to the terms of the Separation Agreement. In connection with the Merger, Smucker will distribute to each record holder of Smucker common shares as of a record date prior to the commencement of the exchange offer a special cash dividend of $5.00 per share, the payment of which will be financed by Smucker in whole or in part through the Smucker Special Dividend Financing. P&G shareholders participating in the exchange offer will not receive the Smucker Special Dividend in respect of the shares of Folgers common stock that they receive in the exchange offer (and in any subsequent pro rata dividend of any Remaining Shares). On the closing date of the Transactions, P&G will distribute all of the outstanding shares of Folgers to its participating shareholders in an exchange offer. Shares of Folgers common stock will be offered to P&G shareholders in the exchange offer based upon the market prices of shares of P&G common stock and Smucker common shares calculated during a specified period pursuant to the terms of the exchange offer, at a discount which will be set by P&G at the time of commencement of the exchange offer. Promptly after the specific terms of the exchange offer are set, Smucker will publish a press release describing them. The press release will be filed with the SEC and available to shareholders on Smucker’s web page (www.smuckers.com). If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the Remaining Shares as a pro rata dividend to P&G shareholders. On or prior to the consummation of the exchange offer, P&G will irrevocably deliver to the exchange agent all of the shares of Folgers common stock outstanding, with irrevocable instructions to hold the shares of Folgers common stock in trust for P&G shareholders whose shares of P&G common stock are being accepted for exchange in the exchange offer and, in the case of a pro rata dividend, P&G shareholders whose shares of P&G common stock are outstanding after consummation of the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Folgers commons stock not exchanged in the exchange offer and to be distributed in a pro rata dividend and that number of Smucker common shares, into which such Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter. Merger Sub, a wholly owned subsidiary of Smucker, will merge with and into Folgers, with Folgers as the surviving corporation, immediately after the completion of the Distribution. In connection with the Merger, the shares of Folgers common stock distributed in connection with the Distribution will automatically convert into the right to receive Smucker common shares on a one-for-one basis. See the sections of this document entitled “The Transactions,” “The Transaction Agreement” and “The Separation Agreement.”

Smucker expects to issue approximately 63,077,885 Smucker common shares in the Merger. Based upon the reported closing sales price of $[—] per share for Smucker common shares on the NYSE on [—], 2008, the last NYSE trading day prior to the date of this proxy statement, the total value of the consideration to be paid by Smucker in the Transactions, including the $350 million of Folgers Debt to be guaranteed by Smucker, subject to the requirements of the Separation Agreement would have been $[—] billion (prior to any adjustment for payment of the $274 million aggregate amount of the, or $5.00 per share, Smucker Special Dividend). The value of the consideration to be paid by Smucker will depend on the market price of Smucker common shares at the time of determination.

After the Merger, Smucker will operate the Coffee Business under its current brand names, including Folgers, and will also continue its current businesses. Smucker will continue to use the name “The J. M. Smucker Company” after the Merger. All Smucker common shares issued in the Merger will be listed on the NYSE under Smucker’s current trading symbol “SJM.”

Below is a step-by-step description of the sequence of material events relating to the Transactions.

Step 1	Contribution; Issuance of Shares of Folgers Common Stock

P&G will transfer to Folgers, a wholly owned subsidiary of P&G, certain assets relating to the Coffee Business, including certain subsidiaries of P&G. Folgers will also assume certain liabilities associated with the Coffee Business.

Folgers will issue a number of Folgers shares to P&G so that the total number of shares of Folgers common stock issued and outstanding after the issuance will be 1.1524 times the number of Smucker common shares calculated on a “fully diluted basis.” For these purposes, the term “fully diluted basis” means Smucker’s and P&G’s estimate of the number of Smucker common shares that will be outstanding on the closing date of the Transactions, together with the number of Smucker restricted common shares and deferred stock units that will be outstanding on the closing date of the Transactions and the estimated number of Smucker common shares that will be issuable on the closing date upon exercise of any then-outstanding options or rights, in each case, based on the treasury stock method. Smucker’s and P&G’s binding estimate of the number of Smucker common shares on a “fully diluted basis” will be made in good faith prior to commencing the exchange offer, and will use, for purposes of the treasury stock method calculations, $50.85 per share for the price of Smucker common shares and for all restricted common shares, deferred stock units, options and rights included in the calculations.

Step 2	Folgers Debt; Cash Dividend; Smucker Special Dividend

Folgers is expected to enter into a credit facility under which it is expected to borrow $350 million, the proceeds of which will be distributed to P&G as a cash dividend. This indebtedness will be guaranteed by Smucker following the completion of the Transactions, subject to the terms of the Separation Agreement. Also, Smucker will distribute the Smucker Special Dividend to each record holder of Smucker common shares as of a record date prior to the commencement of the exchange offer, the payment of which will be financed by Smucker in whole or in part through the Smucker Special Dividend Financing. P&G shareholders participating in the exchange offer will not receive the Smucker Special Dividend in respect of the Smucker common shares that they receive in the Merger.

Step 3	Distribution—Exchange Offer

P&G will offer to P&G shareholders the right to exchange all or a portion of their shares of P&G common stock for shares of Folgers common stock in an exchange offer.

If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the Remaining Shares as a pro rata dividend to P&G shareholders whose shares of P&G common stock remain outstanding and have not been accepted for exchange in the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Folgers commons stock not exchanged in the exchange offer and to be distributed in a pro rata dividend and that number of Smucker common shares, into which such Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter.

The exchange agent will hold, for the account of the relevant P&G shareholders, the global certificate(s) representing all of the outstanding shares of the Folgers common stock, pending the completion of the Merger. Shares of Folgers common stock will not be traded during this period.

Step 4	Merger

Immediately after the completion of the Distribution, on the closing date of the Transactions, Merger Sub will merge with and into Folgers, with Folgers as the surviving entity.

Each share of Folgers common stock will be automatically converted into the right to receive one fully paid and nonassessable Smucker common share.

After completion of all of the steps mentioned above, Folgers will be a wholly owned subsidiary of Smucker, it will hold certain of the assets and liabilities of the Coffee Business and be the obligor on the Folgers Debt, P&G will receive a dividend of up to $350 million in cash, Folgers will be the obligor of the Folgers Debt (and Smucker will be a guarantor of this debt, subject to the terms of the Separation Agreement), Smucker will be the obligor on the Smucker Special Dividend Financing, and pre-Merger Smucker shareholders will receive the Smucker Special Dividend of $5.00 per share. Following the Transactions, subject to adjustment, the Smucker common shares outstanding immediately prior to the Merger will represent approximately 46.5% of the Smucker common shares that will be outstanding immediately after the Merger, and the Smucker common shares issued in connection with the conversion of Folgers common stock in the Merger will represent approximately 53.5% of the Smucker common shares that will be outstanding immediately after the Merger, in each case on a “fully diluted basis.”

Folgers is a wholly owned subsidiary of P&G organized in December 2007 for the purpose of effecting the separation of the Coffee Business from P&G and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Transactions. In connection with the Transactions, P&G, Folgers and Smucker will also enter into other agreements at the time of the Contribution relating to, among other things, tax matters, insurance matters, the license of certain intellectual property, the provision of certain transition services during a transition period following the completion of the Transactions and a building lease agreement. See “Additional Agreements.”

Determination of Number of Shares of Folgers Common Stock to be Distributed to P&G Shareholders

As part of the Contribution, Folgers will issue to P&G additional shares of Folgers common stock so that the total number of shares of Folgers common stock issued and outstanding will be 1.1524 times the number of Smucker common shares calculated on a “fully diluted basis.” This will result in the Folgers common stock, when combined with the Smucker common shares, being equal to approximately 53.5% of the then combined total.

The term “fully diluted basis” means Smucker’s and P&G’s best estimate of the number of Smucker common shares that will be outstanding on the closing date of the Transactions, together with the number of Smucker restricted common shares and deferred stock units that will be outstanding on the closing date of the Transactions and the estimated number of Smucker common shares that will be issuable on the closing date upon exercise of any options or rights, in each case, based on the treasury stock method. Smucker’s and P&G’s binding estimate of the number of Smucker common shares on a “fully diluted basis” will be made in good faith prior to commencing the exchange offer, and will use, for purposes of the treasury stock method calculations, $50.85 per share for the price of Smucker common shares and for all restricted common shares, deferred stock units, options and rights included in the calculations.

If Folgers is unable to obtain all of the $350 million in financing that is contemplated in connection with the Folgers Debt, P&G may instead elect to receive additional shares of Folgers common stock, in which case the number of shares of Folgers common stock issuable to P&G as described above will be increased by an amount equal to (1) $350 million less the principal amount of indebtedness, if any, that is financable and received by Folgers pursuant to the Folgers Debt and distributed to P&G, divided by (2) the volume-weighted average trading price of Smucker common shares on the NYSE for the five trading day period ending on the date on which Smucker and P&G make their binding estimate of the outstanding number of Smucker common shares on a “fully diluted basis.”

No Fractional Shares; Exchange of Certificates

No fractional Smucker common shares will be issued in connection with the Merger to holders of fractional shares of Folgers common stock. In lieu of any fractional Smucker common shares, holders of shares of Folgers common stock who would otherwise be entitled to receive such fractional shares will be entitled to an amount in cash, without interest, equal to the holder’s pro rata portion of the net proceeds of the sale of such fractional shares in the open market, no later than twenty business days after the completion of the Transactions, of the whole shares obtained by aggregating the fractional Smucker common shares otherwise allocable to the holders of shares of Folgers common stock.

Amended Articles of Incorporation

After the Merger, if the proposal relating to the adoption of amended articles of incorporation of Smucker in connection with the Merger is approved, the rights of holders of Smucker common shares will be governed by the amended articles of incorporation attached to this document as Annex F, rather than Smucker’s current articles of incorporation. The proposed amended articles of incorporation differ from Smucker’s current articles of incorporation in that the amended articles of incorporation will “reset” the date applicable to determining whether a share entitles the holder thereof of one vote per share or ten votes per share under Smucker’s time phase voting rights. Under Smucker’s current articles of incorporation, no holder of common shares is entitled to exercise more than one vote on any matter submitted to a vote of the shareholders in respect of any common share for which there has been a change in beneficial ownership during the four years preceding the record date applicable to the determination of the shareholders who are entitled to vote on the matter. Under Smucker’s amended articles of incorporation, all Smucker shareholders, including P&G shareholders who receive Smucker common shares in the Merger, after giving effect to the Merger, will be entitled to exercise ten votes per share on the matters specified in the articles of incorporation and described in this document under “Description of Smucker Capital Stock—Smucker Common Shares—Voting Rights” until such time as there is a change in beneficial ownership following the effective time of the Merger. Upon any change of beneficial ownership, the shareholder will be entitled to exercise only one vote per share on matters submitted to a vote of the shareholders until a period of four years has passed from the date of the change in beneficial ownership.

Smucker is proposing to adopt the amended articles of incorporation in order to reduce the decrease in the voting power resulting from the Transactions on the voting rights of those Smucker shareholders who currently are entitled to exercise only one vote per share on all matters submitted to a vote of the shareholders under Smucker’s time phase voting rights. If the amended articles of incorporation are adopted, all post-Merger holders of Smucker common shares, including those pre-Merger holders who are currently entitled to exercise only one vote per share, will be entitled to exercise ten votes per share on applicable matters under Smucker’s time phase voting rights until such time as there is a change of beneficial ownership after the Merger. By decreasing the dilutive effect of the Transactions on the voting rights of holders entitled to exercise only one vote per share, however, the adoption of the amended articles of incorporation will increase the dilutive effect of the Transactions on holders of Smucker’s common shares who are currently entitled to ten votes per share on applicable matters under Smucker’s time phase voting rights. The approval of the proposal to adopt the amended articles of incorporation is conditioned upon the approval of the proposal to issue Smucker common shares in the Merger and authorize the Transactions.

Background of the Transactions

P&G periodically evaluates its portfolio of businesses to assess the fit of each business within P&G. In early 2007, P&G considered, among other things, the fit of the Coffee Business within P&G. At a regular meeting of P&G’s board of directors on June 12, 2007, P&G’s management discussed the potential attractiveness of a divestiture of the Coffee Business as part of management’s annual corporate strategy update to the board. The consensus of P&G’s board of directors was to explore the possible divestiture of the Coffee Business.

During the fall of 2007, P&G reviewed a number of possible business and transaction structures, focusing on, among other things, the tax effects and potential dilutive impact of the divestiture of the Coffee Business on

P&G and its shareholders. P&G, together with its internal legal counsel and Jones Day, its external legal counsel, also conducted an extensive review of the Coffee Business to evaluate the steps that would be necessary to divest the Coffee Business. P&G also retained The Blackstone Group to provide financial advice and advice regarding potential transaction structures and Morgan Stanley & Co. to provide financial advice and serve as a dealer-manager in the event that P&G elected to pursue the standalone transaction by way of a split-off exchange offer.

P&G’s board of directors met in January 2008 to consider the separation of the Coffee Business from P&G. After discussing the matter with P&G’s management and advisors, and considering the tax effects of such a divestiture, the board authorized P&G to take the steps necessary to prepare for the divestiture of the Coffee Business from P&G into a standalone public company through either a spin-off or split-off transaction. On January 31, 2008, P&G publicly announced its intention to separate the Coffee Business into a separate standalone company.

Smucker’s management continuously explores the possibility of acquisitions of businesses that would fit within its strategy of owning leading, North American, iconic food brands sold in the center of the store. Since acquiring the Jif and Crisco businesses from P&G in 2002, Smucker has continued to execute this strategy through the completion of 10 acquisitions.

Tim Smucker and Richard Smucker, Smucker’s Co-Chief Executive Officers, have long viewed the Coffee Business as an attractive addition to the Smucker business and an excellent strategic fit within Smucker’s portfolio of brands. Over the past few years, Smucker’s management has discussed with the Smucker board of directors on several occasions management’s ongoing interest in the Coffee Business. Smucker’s management had, from time to time in past years, communicated its possible interest in the Folgers business to P&G, but did not propose a specific transaction, and those communications did not lead to any substantive discussions concerning a potential transaction. Following P&G’s January 31, 2008 announcement and after discussion among members of Smucker’s management and review with its board of directors, Smucker’s management determined to proceed with an evaluation of the Coffee Business and the possible combination of the business with Smucker through a so-called “reverse Morris Trust” transaction. A “reverse Morris Trust” transaction is a business combination involving the spin- or split-off of a business (here, Folgers) by a company (here, P&G) and its merger with another company (here, Smucker). Such a transaction can be structured on a tax-free basis if the shareholders of a company effecting the spin- or split-off (here, P&G) receive more of the equity in the combined company than the shareholders of the other company (here, Smucker).

On February 6, 2008, Smucker’s Co-Chief Executive Officers and Chief Development Officer met with representatives of The Blackstone Group, P&G’s financial advisor, to express Smucker’s possible interest in pursuing a transaction involving Folgers. At that meeting, Blackstone’s representatives discussed the proposed separation of the Folgers business and stated that P&G was focused on completing the steps necessary to prepare for a standalone transaction. Blackstone further advised Smucker that P&G would not consider a proposed alternative to that transaction at this time because P&G believed any such alternative had a low probability of delivering sufficiently higher value to P&G. Blackstone also informed Smucker that P&G would not entertain any discussions whatsoever until after a Form 10 had been filed by Folgers with the SEC to register the shares to be issued by Folgers in connection with the standalone transaction for purposes of the Exchange Act.

In late February 2008, Smucker engaged William Blair and Banc of America Securities as its financial advisors to assist in the evaluation of a potential transaction involving the Coffee Business. William Blair was chosen in part due to its extensive experience in mergers and acquisitions advisory services, its experience with consumer products companies and its familiarity with Smucker. Banc of America Securities was chosen based on its extensive experience in mergers and acquisition advisory services, its expertise in transactions involving complex financial structures as well as its experience in the consumer products industry.

P&G continued to pursue the separation of the Coffee Business as a standalone public company throughout the first quarter of 2008, including negotiating the form of separation and ancillary agreements with Folgers’

management and Folgers’ legal advisors, preparing the necessary securities filings and periodically updating the P&G board of directors on the status and progression of the proposed separation. In connection with these efforts, on March 20, 2008, Folgers filed a Form 10 with the SEC to register the shares to be issued by Folgers in connection with the standalone transaction for purposes of the Exchange Act.

Smucker management and its advisors then began to explore the various structuring alternatives of a transaction with Folgers, and to review the publicly available information relating to Folgers, in particular the Form 10 that had been filed by Folgers. In early April 2008, Smucker’s management communicated with representatives of P&G’s financial advisors to request clarification regarding certain of the information in the Form 10 and to confirm certain assumptions that Smucker management was using in evaluating the Coffee Business. The discussions among Smucker management and Smucker’s advisors addressed the potential benefits to each of Smucker’s and P&G’s shareholders that could result from a possible transaction with Folgers, the appropriate valuation range for the Coffee Business, the most desirable structure for such a transaction, financing alternatives and the development of an initial proposal for the transaction. Informal discussions were held by Smucker’s management with the Smucker board of directors during this same period to keep the board apprised of developments and to ensure that Smucker’s directors supported continuing exploration of a possible transaction involving the Coffee Business.

In a special meeting of Smucker’s board of directors on April 10, 2008, Smucker’s management further discussed with the Smucker board of directors the possibility of a transaction involving the Coffee Business. Smucker’s management relayed to the directors that it believed Folgers, a profitable business with a number one consumer brand, would be an excellent strategic fit for Smucker. Smucker’s management further discussed with Smucker’s directors its valuation range for the Coffee Business based on information reviewed to date, the initial proposal it intended to make to P&G’s management and details regarding the transaction structure, timing and process. Smucker’s board of directors indicated that it supported exploring the acquisition of the Coffee Business and agreed that management should take preliminary steps in connection with that process, including submitting a non-binding proposal to P&G.

On April 11, 2008, Smucker’s Co-Chief Executive Officers submitted an initial non-binding proposal to P&G. That proposal described Smucker’s initial valuation of the Coffee Business and outlined the key terms of the proposed transaction. Smucker’s proposal contemplated that the Coffee Business would be separated from P&G through a reverse Morris Trust transaction. Smucker’s original proposal contemplated that P&G shareholders would own 50.5% of the combined entity, and that Smucker’s shareholders would receive a dividend, prior to the closing of the transaction, in the amount of $280 million. In addition, the proposal contemplated that P&G would receive a cash distribution from the Folgers business of $300 million, which would be funded by additional debt to be incurred by Folgers and guaranteed by Smucker in the transaction. The transaction was designed to be tax-free to P&G and its shareholders.

At a regular meeting of Smucker’s board of directors on April 14, 2008, the directors further reviewed and discussed the possible transaction. Smucker’s management reviewed for the directors the background of the proposed transaction, information on the Coffee Business and a summary of the Coffee Business financial information reviewed to date. Smucker’s management and financial advisors also reviewed what they believed to be the strategic benefits of the combined business, summarized the proposed structure and key terms of the proposal that Smucker management submitted to P&G management, described what they believed would be the opportunities and challenges associated with the new business and outlined a proposed timeline for completion of the proposed transaction.

P&G’s management reviewed the Smucker proposal in comparison to its original plan of separating Folgers into a standalone public company. Although the proposed reverse Morris Trust structure would provide a tax efficient method of divesting the Coffee Business, if given the desired tax treatment, the economic terms proposed by Smucker were not sufficiently attractive to persuade P&G to divert from its standalone transaction. P&G’s senior management determined that the proposed transaction did, however, present an alternative worth investigation and, after consultation with P&G’s board of directors, agreed to further meetings with Smucker.

During mid-April, Smucker’s senior management met with P&G’s senior management to further discuss the key terms of the possible transaction, including Smucker’s valuation of the Coffee Business and the transaction structure. Following this meeting, in late April, P&G provided Smucker with access to certain Folgers’ financial information, at which time Smucker’s management and advisors commenced a more detailed due diligence review of the Coffee Business.

Over the next several weeks, William Blair and Banc of America Securities prepared, at Smucker management’s direction and with the assistance of members of Smucker’s management, financial analyses relating to the preliminary valuation of the Coffee Business, Smucker’s current operating and financial position and the potential financial impact of the proposed transaction on Smucker. In addition, Smucker’s management and advisors had a series of discussions and meetings relating to the proposed transaction in which they discussed, among other things, the preliminary valuation of the Coffee Business, the most desirable structure for such a transaction and financing alternatives.

During this time, in addition to its efforts to assess a potential transaction with Smucker, P&G continued to implement its original separation plan. To this end, Folgers filed an amended Form 10 with the SEC on April 30, 2008, and P&G continued its preparations for the transition of Folgers into a standalone, publicly traded company.

On May 2, 2008, Smucker’s management communicated with representatives of P&G to discuss certain information provided by P&G, and to request additional information, in connection with Smucker’s due diligence review of the Coffee Business.

On May 6, 2008, Smucker’s senior management and financial and legal advisors attended a presentation regarding the Coffee Business conducted by P&G management. No members of the Folgers management team were present at this meeting. During these meetings, P&G representatives advised Smucker’s senior management that Smucker needed to enhance the value of its original proposal in order to cause P&G to divert from its planned split-off or spin-off of Folgers into a standalone entity. On that same day, Smucker’s internal and external legal advisors met with P&G’s internal and external legal advisors to discuss the structure of the various agreements that would be necessary in connection with the proposed transactions, and Smucker received from P&G’s legal advisors initial drafts of various agreements. P&G’s representatives requested that Smucker provide a revised proposal and comments on the draft transaction documents by May 15, 2008.

After the May 6th meetings, Smucker’s management and legal, tax and financial advisors communicated with P&G’s internal and external legal, tax and financial advisors to discuss the proposed transaction and to request additional information and materials to assist in Smucker’s due diligence review process. The subject of these conversations included follow-up questions by Smucker’s management and advisors related to Smucker’s due diligence review, the valuation of the Coffee Business, the structure of the proposed transaction, the legal and tax issues involved in the transaction and the nature of the assets to be acquired and liabilities to be assumed in the transaction.

In early May 2008, P&G initiated a due diligence review of Smucker based on publicly available information. Following the May 6th meetings, Smucker made additional information and materials available to P&G to further its due diligence and review of Smucker as the possible acquiring entity of the Coffee Business.

On May 13, 2008, Smucker’s Co-Chief Executive Officers submitted a revised proposal letter to P&G. Under the terms of the revised proposal, the ownership interest of P&G’s shareholders in the combined company would increase from 50.5% to 53.0%. After review with financial advisors and legal counsel, P&G’s Vice Chairman and Chief Financial Officer responded to Smucker’s revised proposal, indicating that while the increase in equity ownership for P&G shareholders was a critical element for P&G, the total value of the proposal was insufficient to deviate from the original plan of separating the Coffee Business as a standalone public company. Accordingly, P&G continued with its planned separation.

On May 15, 2008, Tim Smucker had a brief conversation with P&G’s Chief Executive Officer to discuss Smucker’s continuing interest in the transaction. On May 16, 2008, following further internal discussions and analyses and discussions with Smucker’s financial and legal advisors, Smucker’s management submitted a revised proposal to P&G. The proposal increased the P&G shareholders’ post-combination ownership of Smucker from 53.0% to 53.5%, and also increased the amount of the cash distribution to P&G from $300 million to $350 million. The proposal was conditioned upon certain legal and financial issues being resolved between the parties, including resolution of a number of issues in the documentation for the proposed transaction. Smucker’s proposal was also subject to final review and approval by its board of directors. Together with the delivery of the proposal, Smucker’s legal advisors submitted to P&G’s advisors revised drafts of the proposed transaction agreements.

On May 18, 2008, P&G’s financial advisors informed Smucker’s financial advisors that, while P&G was not willing to accept the revised proposal, it was willing to work with Smucker to understand the proposal and the synergies that Smucker expected the transaction to create, and to discuss potential improvements to the proposal. Meanwhile, given the uncertainty of whether Smucker would be able to deliver increased value to P&G shareholders, P&G continued to proceed with its separation plan for the Coffee Business as a standalone company.

On May 21, 2008, Smucker’s and P&G’s internal and external legal advisors met to negotiate the definitive documentation for the proposed transaction. Negotiations with respect to the financial, tax and legal terms of the transaction and finalization of the transaction documents continued through June 4, 2008. Meanwhile, P&G and its advisors conducted a legal and business due diligence review of Smucker.

On May 23, 2008, Smucker’s senior management and its advisors met with P&G’s senior management and its advisors. Smucker’s management team made an in-depth presentation regarding Smucker and its prospects on a standalone basis, as well as the synergies and cost savings that Smucker anticipated would result from the proposed transaction with Folgers.

On May 25, 2008, representatives from Smucker’s management team and P&G’s financial advisors reviewed and discussed by telephone expected synergies from the proposed Folgers transaction. Additionally, Smucker provided additional financial information to P&G, including Smucker’s expected results of operations for the fiscal year ended April 30, 2008.

On May 26, 2008, representatives of Smucker’s senior management discussed with representatives of P&G’s financial advisors by telephone the expected results of operations for the fiscal year ended April 30, 2008 sent to P&G on May 25, 2008. Smucker discussed fiscal 2008 performance and post-transaction net income and cash flow projections.

On May 27, 2008, Smucker’s management and P&G’s management discussed by telephone the primary outstanding issues and key elements to be resolved in connection with the proposed transaction. P&G continued to review the Smucker proposal, particularly in comparison to its original separation plans and resulting benefits to P&G shareholders, and continued to conduct due diligence.

On May 29, 2008, Smucker’s board of directors met with Smucker’s senior management and legal and financial advisors to discuss the status of the transaction process and the financial and legal implications of the proposed transaction. Smucker’s management updated the board of directors on the results of its due diligence investigation, its assessment of the risks and opportunities associated with the transaction, the proposed structure and terms of the transaction and the status of negotiations. William Blair and Banc of America Securities separately reviewed with the directors preliminary financial aspects of the transaction. Weil, Gotshal & Manges LLP, tax counsel to Smucker, reviewed with the directors the tax issues associated with the transaction and the status of negotiations concerning allocation of tax risks in the Tax Matters Agreement. Calfee, Halter & Griswold LLP, Smucker’s external legal counsel, reviewed with the directors their fiduciary responsibilities under Ohio law, and Smucker’s internal legal counsel reviewed the various documents that would be required in connection with the transaction. After discussing the outstanding issues, Smucker’s board of directors concluded the meeting by indicating that it was still interested in pursuing the proposed transaction with P&G and directed Smucker’s senior management to continue with the negotiation and transaction process.

On May 29, 2008, Smucker agreed to fix its dividend at $5.00 per share instead of the $280 million aggregate amount (or roughly $5.13 per share) originally proposed and to increase the proposed exchange ratio to the amount set forth in the final Transaction Agreement.

On May 30, 2008, Smucker provided additional financial information to P&G and responded to questions on this information from P&G and its financial advisors.

On June 2, 2008, Smucker’s board of directors met to review with Smucker’s management and legal and financial advisors the status of the negotiations and the proposed terms and conditions of the transaction. Smucker’s management and legal advisors reviewed the material terms and conditions of the transaction agreements and discussed with the board the differences between those terms and conditions and those outlined at the May 29th meeting. In addition, Calfee, Halter & Griswold LLP, Smucker’s external legal counsel, reviewed with the board the documentation to be executed in connection with the proposed transaction, and, together with Smucker’s internal legal counsel, responded to various questions from the directors concerning the transaction documents. At the conclusion of the meeting, William Blair and Banc of America Securities reviewed their respective financial analyses of the Exchange Ratio. Each of William Blair and Banc of America Securities also delivered to the board of directors an oral opinion, which was confirmed by delivery of written opinions, to the effect that, as of June 2, 2008 and based on and subject to various assumptions, qualifications and limitations described in its opinion, the Exchange Ratio was fair, from a financial point of view, to Smucker. Smucker’s board of directors carefully considered the benefits and risks to Smucker and its shareholders of the proposed transaction. After discussing the transaction, Smucker’s board of directors unanimously determined that the transaction was in the best interests of the shareholders of Smucker and unanimously resolved to recommend that Smucker shareholders vote to approve the transactions. In addition, Smucker’s board authorized management to finalize the definitive documentation for the transaction to accurately reflect the discussions and to execute the Transaction Agreement and the Separation Agreement.

On June 2, 2008, the P&G board of directors met to review the proposed terms of the Smucker transaction. At the meeting, members of P&G’s senior management provided an update regarding the discussions between Smucker and P&G, including a description of the material terms of the transaction documents and a comparison of the relative value to P&G of the Smucker transaction as compared to the original plan of separating Folgers into a standalone public company. After discussion, P&G’s board of directors approved the possible transaction with Smucker.

From June 2 through the early morning of June 4, Smucker and P&G and their respective financial and legal advisors worked to complete due diligence reviews, finalize the transaction documentation and develop communications materials.

Early in the morning of June 4, 2008, the Transaction Agreement and the Separation Agreement were executed by all of the parties with no material changes being made from those reviewed and approved by Smucker’s board of directors at its meeting on June 2, 2008. In addition, several members of the Smucker family entered into a Voting Agreement with P&G that requires them to vote their Smucker common shares in favor of the transaction, the issuance of Smucker common shares pursuant to the merger, and grants to P&G a proxy to vote their shares in favor of those matters. See “The Voting Agreement.”

Prior to the opening of trading on the NYSE on June 4, 2008, Smucker and P&G issued a joint press release announcing the approval of the transaction and the execution of the Transaction Agreement, the Separation Agreement and related documentation.

Smucker’s Reasons for the Transactions; Recommendation of Smucker’s Board of Directors

Smucker’s board of directors has unanimously approved the Transaction Agreement and determined that the terms of the Transaction Agreement, including the issuance of Smucker common shares in the Merger, are advisable, fair to and in the best interests of Smucker and its shareholders. Smucker’s board of directors unanimously recommends that shareholders vote FOR the proposal to issue Smucker common shares in the Merger and to authorize the Transactions, and FOR the proposal to adopt amended articles of incorporation of Smucker in connection with the Merger.

In reaching its decision to approve the Transactions, the Smucker board of directors consulted with its financial and legal advisors and considered a variety of factors, including the following:

•

the views of Smucker management regarding the proposed Transactions and the expectation that, after realization of anticipated operating income improvements, the Transactions would increase Smucker’s revenues and projected net earnings (excluding one-time costs associated with the Transactions) for fiscal 2009;

•

the expectation that the Transactions will further enhance Smucker’s ability to achieve its long-term strategic objectives of owning leading North American food brands and adding to its portfolio of number one brands and its position at the center of the store;

•	the compatibility of the Folgers brands with those of Smucker and the expectation that this compatibility will result in enhanced cross-promotional opportunities with respect to Smucker’s brands;

•	the enhanced strategic and market position of the combined company beyond that achievable by Smucker alone;

•	the financial strength of the combined company and the increased flexibility that this strength should provide, including an ongoing ability to pursue new acquisition opportunities;

•	the compatibility of Smucker’s distribution channels and customers with those of Folgers;

•	the expectation that the earnings power of the combined company will allow Smucker to continue its historic dividend payment practice;

•	the expectation that the compatibility of Smucker’s and P&G’s corporate values, basic beliefs and business ethics will facilitate a smooth integration of the businesses;

•	information concerning the business, assets, liabilities, capital structure, financial performance and condition and prospects of Smucker and Folgers;

•	the structure of the Merger as a tax-free reorganization for federal income tax purposes;

•	the credibility of P&G as a transaction partner and Smucker’s experience in completing a prior similarly-structured transaction with P&G;

•	the experience and prior success of Smucker’s management in integrating large acquisitions into Smucker’s existing business;

•

the opinions of each of William Blair and Banc of America Securities, dated June 2, 2008, to the Smucker board of directors as to the fairness, from a financial point of view and as of the date of its respective opinion, of the Exchange Ratio to Smucker, as more fully described in the section entitled “Opinion of Smucker’s Financial Advisors.”

The Smucker board of directors also considered certain countervailing factors in its deliberations concerning the Transactions, including:

•	the possibility that the increased revenues, earnings and efficiencies expected to result from the Transactions would fail to materialize;

•	the absence of a private letter ruling from the IRS concerning the tax-free nature of the Transactions, and the increased tax risks associated with the absence of such ruling;

•	the challenges of integrating Folgers into Smucker, given the size of that business, and the difficulty in separating the operations of that business from P&G;

•

the possible disruption of Smucker’s business that might result from the announcement of the Transactions and the diversion of management’s attention from the Smucker businesses because of the Transactions;

•	the dilution of Smucker shareholders’ voting power that would result from the issuance of Smucker common shares in the Merger;

•	the limited representations and warranties, the limited termination provisions and the required payment by Smucker in certain circumstances of termination fees under the Transaction Agreement;

•

the limited due diligence that Smucker had been able to conduct with respect to Folgers, including its inability to meet with the management team that had been put in place to run the business subsequent to the planned exchange offer or spin-off; and

•	the possibility that the Transactions may not be consummated and the potential adverse consequences if the Transactions are not completed.

The Smucker board of directors did not view the restrictions imposed on Smucker’s ability to take corporate actions under applicable federal income tax laws and the terms of a Tax Matters Agreement to be entered into by Smucker and P&G as significant limitations on the ability of Smucker to conduct its business following the Transactions, and, therefore, did not give significant consideration to those restrictions. For a description of some of the restrictions imposed on Smucker’s ability to take various corporate actions following the Merger, see “Risk Factors”, and see “Additional Agreements — Tax Matters Agreement.”

The foregoing discussion of the information and factors discussed by the Smucker board of directors is not meant to be exhaustive but is believed to include all material factors considered by it. The Smucker board of directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the terms of the Merger are fair to, and in the best interests of, Smucker and its shareholders. Rather, the Smucker board of directors viewed its position and recommendation as being based on the totality of the information presented to and considered by it. As a result of its consideration of the foregoing and other relevant considerations, the Smucker board of directors unanimously determined that the terms of the Transaction Agreement, including the issuance of Smucker common shares in the Merger, the amendment of Smucker’s articles of incorporation and the related Transactions, are advisable, fair to and in the best interests of Smucker and its shareholders. Accordingly, Smucker’s board of directors unanimously recommends that shareholders vote FOR the proposal to issue Smucker common shares in the Merger and to authorize the Transactions, FOR the proposal to adopt amended articles of incorporation of Smucker in connection with the Merger, and FOR the proposal to approve adjournments or postponements of the special meeting for the purpose of soliciting additional proxies, if necessary.

Opinion of Smucker’s Financial Advisors

Engagement of Financial Advisors

Smucker retained William Blair and Banc of America Securities to act as financial advisors in connection with a possible transaction with P&G. As part of their engagements, Smucker asked each of William Blair and Banc of America Securities to render a fairness opinion relating to the Exchange Ratio provided for in the Transaction Agreement. On June 2, 2008, William Blair and Banc of America Securities each delivered an oral opinion, later confirmed in writing as of that date, to the Smucker board of directors that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, the Exchange Ratio was fair, from a financial point of view, to Smucker.

William Blair & Company, L.L.C.

William Blair was retained to act as a financial advisor to the board of directors of Smucker to render certain investment banking services in connection with the Transactions. William Blair was chosen based on its extensive experience in mergers and acquisitions advisory services, its experience with consumer products companies, and its familiarity with Smucker, including having acted as placement agent with respect to the financing of Smucker’s acquisition of Eagle Family Foods Holdings, Inc. in 2007, financial advisor and placement agent with respect to Smucker’s acquisition of International Multifoods Corporation in June of 2004 and as financial advisor with respect to Smucker’s acquisition of the Jif and Crisco businesses from P&G in June of 2002. In particular, Smucker requested the opinion of William Blair as to the fairness, from a financial point of view, to Smucker of the Exchange Ratio. On June 2, 2008, William Blair delivered its oral opinion to the Smucker board of directors and subsequently confirmed in writing, dated June 2, 2008, that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, the Exchange Ratio provided for in the Transaction Agreement was fair, from a financial point of view, to Smucker.

William Blair provided the opinion described above for the information and assistance of the Smucker board of directors in connection with its consideration of the Transactions. The terms of the Transactions, including the Exchange Ratio, however, were determined through negotiations between Smucker, on the one hand, and P&G and its affiliates, on the other hand, and were approved by the Smucker board of directors. The opinion described above delivered to the Smucker board of directors was reviewed and approved by William Blair’s Fairness Opinion Committee. William Blair has consented to the inclusion in this proxy statement of its opinion and the description of its opinion appearing under this subheading “Opinion of Smucker’s Financial Advisors.”

THE FULL TEXT OF WILLIAM BLAIR’S WRITTEN OPINION, DATED JUNE 2, 2008, IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT AND INCORPORATED INTO THIS DOCUMENT BY REFERENCE. YOU ARE URGED TO READ THE ENTIRE OPINION CAREFULLY AND IN ITS ENTIRETY TO LEARN ABOUT THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY WILLIAM BLAIR IN RENDERING ITS OPINION. WILLIAM BLAIR’S OPINION WAS DIRECTED TO THE BOARD OF DIRECTORS OF SMUCKER FOR ITS USE AND BENEFIT IN EVALUATING THE TRANSACTIONS. WILLIAM BLAIR’S OPINION WAS LIMITED TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO SMUCKER. IT DID NOT ADDRESS ANY OTHER ASPECT OF THE TRANSACTIONS, AND DID NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THAT SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE TRANSACTION AGREEMENT OR THE MERGER. WILLIAM BLAIR DID NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY SMUCKER TO ENGAGE IN THE TRANSACTIONS. THE FOLLOWING SUMMARY OF WILLIAM BLAIR’S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

In connection with its opinion, William Blair examined or discussed, among other things:

•	drafts, dated June 1, 2008, of the Transaction Agreement and the Separation Agreement (the “Draft Transaction Agreement” and the “Draft Separation Agreement”, respectively);

•	certain audited historical financial statements of Smucker for the three fiscal years ended April 30, 2007;

•	the unaudited financial statements of Smucker for the nine months ended January 31, 2008;

•	certain draft audited historical financial statement information of Smucker for the fiscal year ended April 30, 2008;

•	certain audited historical financial statements of the Coffee Business for the three fiscal years ended June 30, 2007;

•	the unaudited financial statements of the Coffee Business for the six months ended December 31, 2007;

•	certain draft unaudited financial statement information of the Coffee Business for the nine months ended March 31, 2008;

•

certain internal business, operating and financial information and forecasts of Smucker (which are referred to in this section as the “Smucker Forecasts”), prepared by the senior management of Smucker;

•

certain internal business, operating and financial information and forecasts with respect to the Coffee Business prepared by the senior management of the Coffee Business and furnished by P&G (which are referred to in this section as the “Standalone Coffee Business Forecasts”);

•

an alternative version of the Standalone Coffee Business Forecasts incorporating certain adjustments thereto made by the senior management of Smucker (which are referred to in this section as the “Adjusted Coffee Business Forecasts” and together with the Smucker Forecasts and the Standalone Coffee Business Forecasts, the “Forecasts”);

•	information regarding the strategic, financial and operational benefits anticipated from the Transactions prepared by the senior management of Smucker;

•	the pro forma impact of the Transactions on the earnings per share of Smucker based on certain pro forma financial information prepared by the senior management of Smucker and P&G respectively;

•

information regarding the amount and timing of cost savings and related expenses and synergies which senior management of Smucker expects will result from the Merger (which are referred to in this section as the “Expected Synergies”);

•	information regarding publicly available financial terms of certain other business combinations William Blair deemed relevant;

•	the financial position and operating results of Smucker and the Coffee Business compared with those of certain other publicly traded companies William Blair deemed relevant;

•	current and historical market prices and trading volumes of the Smucker common shares; and

•	certain other publicly available information relating to Smucker, P&G and the Coffee Business.

William Blair also held discussions with members of the senior management of each of Smucker and P&G to discuss certain of the foregoing items, held discussions with the management of Smucker regarding its assessments as to the Coffee Business’ existing and future relationships, agreements and arrangements with, and Smucker’s ability to retain key customers, suppliers and licensing partners of the Coffee Business and considered other matters which it deemed relevant to its inquiry and took into account such accepted financial and investment banking procedures and considerations as it deemed relevant.

In rendering its opinion, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of its opinion, including, without limitation, the Forecasts. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of Smucker, Folgers or the Coffee Business before or after giving effect to the Transactions, nor did it make any physical inspection of the properties or assets of Smucker, Folgers or the Coffee Business. As Smucker was aware, in accordance with the requirements of P&G, William Blair did not have access to, and did not meet with, the management of the Coffee Business. Accordingly, with Smucker’s consent, William Blair relied upon the accuracy and completeness of the financial and other information regarding the Coffee Business provided to William Blair by the senior management of P&G. William Blair was advised by the senior management of Smucker that the Forecasts and by the senior management of Smucker that the Expected Synergies, each as examined by William Blair, were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Smucker and P&G, as the case may be, as to the future financial performance of Smucker,

Folgers and the Coffee Business and the strategic implications and operational benefits anticipated as a result of the Transactions. In that regard, William Blair assumed, with Smucker’s consent, (i) that the Forecasts will be achieved and the Expected Synergies will be realized in the amounts and at the times contemplated thereby; and (ii) that all material assets and liabilities (contingent or otherwise) of Smucker and the Coffee Business are as set forth in Smucker’s financial statements or other information made available to William Blair regarding Smucker, Folgers or the Coffee Business, as applicable. In addition, William Blair relied, with Smucker’s consent, upon the assessments of the management of Smucker as to the Coffee Business’ existing and future relationships, agreements and arrangements with, and Smucker’s ability to retain, key customers, suppliers and licensing partners of the Coffee Business and, assumed, with Smucker’s consent, that the Transactions will not adversely impact the Coffee Business’ relationships, agreements or arrangements with any such parties. William Blair expressed no opinion with respect to the Forecasts or Expected Synergies or the estimates and judgments on which they are based. William Blair expressed no opinion as to any terms or other aspects of the Merger (other than the Exchange Ratio to the extent expressly specified in its opinion) or the Transactions, including, without limitation, the form or structure of the Transactions, or accounting consequences thereof or any aspects of the Smucker Special Dividend. William Blair did not consider and expressed no opinion as to the amount or nature of any compensation to any of the officers, directors or employees of any party to the Transactions, or class of such persons, relative to the compensation to any other party. William Blair was not asked to consider, and its opinion did not address, the relative merits of the Transactions as compared to any alternative business strategies that might exist for Smucker or the effect of any other transaction in which Smucker might engage. William Blair’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to it as of, the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair further assumed, with Smucker’s consent, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of section 368 of the Code and that the Distribution will be tax-free to P&G and its shareholders pursuant to sections 361 and 355 of the Code. William Blair did not independently verify that such tax treatment will be available in respect of the Transactions, and William Blair expressed no view with respect to the tax treatment or consequences that will be required to be applied to or result from the Transactions. In addition, William Blair assumed, with Smucker’s consent, that following the completion of the Transactions, no indemnification payments, with respect to any taxes or otherwise, will be required to be made by Smucker pursuant to the Transaction Agreement or the Separation Agreement. William Blair also assumed, with Smucker’s consent, that Smucker has the requisite authority under state and federal laws as well as its corporate charter to declare and pay the Smucker Special Dividend and that the Smucker Special Dividend would be properly paid immediately prior to the completion of the Merger in accordance with Section 5.02(c)(ii) of the Draft Transaction Agreement. William Blair relied as to all legal and tax matters on advice of counsel to Smucker, and assumed that the Transactions would be completed on the terms described in the Transaction Agreement and the Separation Agreement, without any waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transactions, no delay, limitation restriction or condition would be imposed that would have an adverse effect on Folgers, the Coffee Business, Smucker or the contemplated benefits of the Transactions. William Blair also assumed that the executed forms of the Transaction Agreement and the Separation Agreement were in substantially the same form as the Draft Transaction Agreement and the Draft Separation Agreement, respectively, reviewed by William Blair. William Blair was not requested to, nor did it, seek alternative participants for the proposed Merger.

The following is a summary of the material financial analyses performed and material factors considered by William Blair in connection with its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with Smucker’s board of directors the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by William Blair, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by William Blair. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by William Blair.

Transaction Overview

For purposes of its analyses described below, William Blair calculated an implied equity value of the consideration to be received by holders of shares of Folgers common stock in the Merger of approximately $2.997 billion, referred to below as the “implied equity value of merger consideration”, which was based on the closing price of Smucker common shares as of May 29, 2008 of $52.52 and as adjusted for the $5.00 per share Smucker Special Dividend, and the issuance of a number of Smucker common shares equal to the Exchange Ratio multiplied by the approximately 54.7 million diluted Smucker common shares outstanding (calculated using the treasury stock method) on May 29, 2008. Based on the implied equity value of the merger consideration and Folgers’ pro forma net debt of $350 million that will be guaranteed by Smucker after the completion of the Merger, William Blair calculated an implied enterprise value of the merger consideration of $3.347 billion.

Relative Valuation Analysis

William Blair performed a relative valuation analysis by using three methodologies (selected public company analysis; discounted cash flow analysis and contribution analysis) to calculate ranges of implied exchange ratios of a share of Folgers common stock for Smucker common shares. William Blair then compared these derived ranges of implied exchange ratios to the Exchange Ratio.

Selected Public Company Analysis. William Blair reviewed and compared certain financial information relating to the Coffee Business and Smucker to corresponding financial information, ratios and public market multiples for a selected group of publicly traded companies that consisted of branded packaged food companies. William Blair selected these companies because they are the publicly traded companies with general business, operating and financial characteristics deemed reasonably comparable to those of the Coffee Business and Smucker. The companies selected by William Blair were:

•	Campbell Soup Company

•	ConAgra Foods, Inc.

•	Del Monte Foods Company

•	Flowers Foods, Inc.

•	General Mills, Inc.

•	Hershey Foods Corporation

•	H.J. Heinz Company

•	Hormel Foods Corporation

•	Kellogg Company

•	McCormick & Company, Incorporated

•	The J.M. Smucker Company

•	Ralcorp Holdings, Inc.

•	Sara Lee Corporation

•	Treehouse Foods, Inc.

Among the information William Blair considered for the Coffee Business was (i) operating earnings before interest, taxes, depreciation and amortization (commonly referred to as “EBITDA”), on an adjusted basis, reflecting the exclusion of non-recurring items and the inclusion of standalone expenses provided by the management of the Coffee Business, for the last twelve months (commonly referred to as “LTM”) ended March 31, 2008; and (ii) the Coffee Business’ unaudited internal financial estimates of its EBITDA on an adjusted basis, reflecting the exclusion of non-recurring items and the inclusion of standalone expenses based on the Standalone Coffee Business Forecasts, for the estimated calendar year 2008. William Blair also considered the impact of the Expected Synergies to the Coffee Business’ LTM and estimated calendar year 2008 EBITDA.

William Blair considered the enterprise value of each selected public company, which William Blair calculated as equity value of the company plus total debt, minority interests and preferred stock, less cash and cash equivalents. The equity value of each company was calculated using the stock price as of May 29, 2008 multiplied by diluted shares outstanding calculated by taking the sum of common shares outstanding and in-the-money common stock equivalents calculated using the treasury stock method. Enterprise values were then divided by the calendar year 2008 estimated and LTM EBITDA of each company to derive calendar year 2008 and LTM multiples for each company. The operating results used to derive the multiples for each of the selected public companies were based on each company’s most recent available publicly disclosed financial information for the LTM period and consensus Wall Street analysts’ EBITDA estimates for calendar year 2008. William Blair similarly adjusted the historical results of the selected public companies, where appropriate and publicly disclosed, to eliminate the impact of non-recurring items included in their financial information. William Blair noted that it did not have access to internal forecasts for any of the selected public companies, with the exception of The J.M. Smucker Company for which William Blair utilized the consensus Wall Street analysts’ EBITDA estimates for calendar year 2008.

Information regarding the multiples from William Blair’s analysis of selected publicly traded companies is set forth in the following table.

Multiple	Proposed Transaction Multiples		Selected Public Companies Valuation Multiples
			Minimum		Median		Maximum
Enterprise Value / LTM EBITDA	9.0	x	8.3	x	9.9	x	12.0	x
Enterprise Value / LTM EBITDA (with Expected Synergies)	7.4	x
Enterprise Value / CY2008E EBITDA	10.6	x	7.3	x	9.4	x	11.1	x
Enterprise Value / CY2008E EBITDA (with Expected Synergies)	8.4	x

William Blair then applied the range of multiples of LTM EBITDA and calendar year 2008 estimated EBITDA derived from the selected public companies to corresponding data of the Coffee Business to derive implied enterprise values for the Coffee Business. Projected financial data of the Coffee Business were based on the Standalone Coffee Business Forecasts, including pro forma net debt of $350 million used to derive the equity value of the Coffee Business. This analysis indicated the following approximate implied equity value reference range for the Coffee Business, as compared to the implied equity value of the merger consideration:

Implied Equity Value Reference Range for the Coffee Business (in billions)	Implied Equity Value of Merger Consideration as of May 29, 2008 (in billions)
$1.952 – $4.108	$2.997

Although William Blair compared the trading multiples of the selected public companies to those implied for the Coffee Business, none of the selected public companies is identical to Folgers or the Coffee Business. Accordingly, any analysis of the selected publicly traded companies necessarily would involve complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

Among the information William Blair considered for Smucker was (i) EBITDA, on an adjusted basis, reflecting the exclusion of non-recurring items, for the LTM period ended April 30, 2008; and (ii) Smucker’s unaudited internal financial estimate of its EBITDA on an adjusted basis, reflecting the exclusion of non-recurring items, for the calendar year 2008.

Information regarding the multiples from William Blair’s analysis of selected publicly traded companies is set forth in the following table. The J.M. Smucker Company was excluded from the range of selected public companies valuation multiples.

Multiple	Selected Public Companies Valuation Multiples
	Minimum		Median		Maximum
Enterprise Value / LTM EBITDA	8.3	x	10.0	x	12.0	x
Enterprise Value / CY2008E EBITDA	7.3	x	9.9	x	11.1	x

William Blair then applied the range of multiples of LTM EBITDA and calendar year 2008 estimated EBITDA derived from the selected public companies to corresponding data of Smucker to derive implied enterprise values for Smucker. Projected financial data of Smucker used to derive equity values of Smucker were based on the Smucker Forecasts, including net debt of $930 million as of April 30, 2008, pro forma to reflect Smucker’s acquisition of Knott’s Berry Farm. This analysis indicated the following approximate implied equity value reference range for Smucker, as compared to the implied equity value of Smucker based on the closing price of Smucker common shares on May 29, 2008 of $52.52 and as adjusted for the $5.00 per share Smucker Special Dividend, and approximately 54.7 million diluted Smucker common shares outstanding (calculated using the treasury stock method).

Implied Equity Value Reference Range for Smucker EBITDA (in billions)	Implied Equity Value of Smucker Common Shares as of May 29, 2008 (in billions)
$1.868 – $3.523	$2.601

Based upon the implied equity values of the Coffee Business and Smucker, William Blair calculated a range of implied exchange ratios of a share of Folgers common stock for Smucker common shares, based upon the Smucker Forecasts, the Standalone Coffee Business Forecasts. This analysis yielded the following implied exchange ratios of a share of Folgers common stock for Smucker common shares, as compared to the Exchange Ratio:

Implied Exchange Ratio
Low to High *	High to Low **	Exchange Ratio
0.5540x	2.1993x	1.1524x

*	Calculated by dividing the low estimated equity value of the Coffee Business by the high estimated equity value of Smucker
**	Calculated by dividing the high estimated equity value of the Coffee Business by the low estimated equity value of Smucker

Discounted Cash Flow Analysis. William Blair performed a discounted cash flow analysis of the Coffee Business to calculate the estimated present value of the standalone, unlevered, after-tax free cash flows that the Coffee Business could generate during its fiscal years 2009 through 2013 based on the Standalone Coffee Business Forecasts. William Blair performed a similar discounted cash flow analysis of the Coffee Business based on the Adjusted Coffee Business Forecasts. The Adjusted Coffee Business Forecasts reflect certain adjustments to the Standalone Coffee Business Forecasts to incorporate Expected Synergies and costs savings. This analysis excludes one-time transaction related expenses and integration costs. William Blair calculated terminal values for the Coffee Business by applying terminal multiples ranging from 8.5x to 9.5x to fiscal year 2013 projected EBITDA. The cash flows and terminal values were then discounted to present value as of June 30, 2008 using discount rates ranging from 7.5% to 8.5% to generate an implied enterprise value from which Folgers’ projected pro forma net debt of $350 million was subtracted to generate the implied equity value of the Coffee Business. William Blair noted that the terminal EBITDA exit multiple range was based on the range of multiples from the selected public company trading analysis alone and selected precedent transaction analysis shown below. William Blair made its discount rate assumption based on weighted average cost of capital analysis applying the capital asset pricing model. This analysis indicated the following approximate implied equity value reference ranges for the Coffee Business, both on a standalone basis, and adjusted to account for Expected Synergies, as compared to the implied equity value of the merger consideration.

Implied Equity Value Reference Range for the Coffee Business (in billions)		Implied Equity Value of Merger Consideration as of May 29, 2008 (in billions)
Standalone Coffee Business Forecasts	$2.819 – $3.242	$2.997
Adjusted Coffee Business Forecasts	$3.524 – $4.031	$2.997

William Blair performed a discounted cash flow analysis of Smucker to calculate the estimated present value of the standalone, unlevered, after-tax free cash flows that Smucker could generate during Smucker’s fiscal years 2009 through 2013 based on the Smucker Forecasts. William Blair calculated terminal values for Smucker by applying terminal multiples ranging from 8.5x to 9.5x to Smucker’s fiscal year 2013 projected EBITDA. The cash flows and terminal values were then discounted to present value as of April 30, 2008 using discount rates ranging from 7.5% to 8.5% to generate an implied enterprise value from which Smucker’s pro forma net debt of $930 million was subtracted to generate an implied equity value of Smucker. This analysis indicated the following approximate implied equity value reference range for Smucker common shares, as compared to the implied equity value of Smucker based on the closing price of Smucker common shares on May 29, 2008 of $52.52 and as adjusted for the $5.00 per share Smucker Special Dividend, and approximately 54.7 million diluted Smucker common shares outstanding as of May 29, 2008, as provided by Smucker.

Implied Equity Value Reference Range for Smucker (in billions)	Equity Value of Smucker as of May 29, 2008 (in billions)
$2.708 – $3.204	$2.601

Based upon the implied equity values of the Coffee Business and Smucker, William Blair calculated a range of implied exchange ratios of a share of Folgers common stock for Smucker common shares, based upon the Smucker Forecasts, the Standalone Coffee Business Forecasts and the Adjusted Coffee Business Forecasts. This analysis yielded the following implied exchange ratios of a share of Folgers common stock for Smucker common shares as compared to the Exchange Ratio:

Implied Exchange Ratio
	Low to High *		High to Low **
					Exchange Ratio
Standalone Coffee Business Forecasts	0.8796	x	1.1973	x	1.1524	x
Adjusted Coffee Business Forecasts	1.0998	x	1.4886	x	1.1524	x

*	Calculated by dividing the low estimated equity value of the Coffee Business by the high estimated equity value of Smucker
**	Calculated by dividing the high estimated equity value of the Coffee Business by the low estimated equity value of Smucker

Contribution Analysis. William Blair calculated the relative contributions of the Coffee Business and Smucker to the combined company’s EBITDA and earnings before interest and taxes (commonly referred to as “EBIT”), for fiscal years 2008 estimated and 2009 projected EBITDA and EBIT, respectively, based upon the Smucker Forecasts and the Standalone Coffee Business Forecasts. Expected Synergies, cost savings and transaction expenses were not accounted for in this analysis. William Blair calculated the relative equity contribution percentages of the Coffee Business and Smucker to the equity value of the combined company by multiplying such party’s percentage of contribution to the combined company’s 2008 estimated and 2009 projected EBITDA and EBIT, as the case may be, by the pro forma enterprise value of the combined company, then subtracting such party’s net debt to derive equity value and then dividing by the pro forma equity value of the combined company. The pro forma equity value of the combined company was calculated as the sum of the equity value of the Coffee Business, equal to the implied equity value of the merger consideration, and the equity value of Smucker, calculated based on 54.7 million Smucker diluted shares outstanding and the closing price of Smucker common shares of $52.52 as of May 29, 2008 and as adjusted for the $5.00 per share Smucker Special Dividend. Pro forma enterprise value of the combined company reflects Folgers’ pro forma net debt of $350 million and Smucker’s pro forma net debt of $930 million. William Blair then divided the Coffee Business equity contribution percentage by the Smucker equity contribution percentage for each of the 2008 estimated EBITDA, the 2009 projected EBITDA, the 2008 estimated EBIT and the 2009 projected EBIT to provide implied exchange ratios. This analysis yielded the following range of implied exchange ratios of a share of Folgers common stock for Smucker common shares, as compared to the Exchange Ratio:

Implied Exchange Ratio	Exchange Ratio
1.0888x –1.2671x	1.1524x

Selected Precedent Transactions Analysis

William Blair performed an analysis of eighteen selected business combinations consisting of transactions that involved the acquisition of companies deemed similar to the Coffee Business in the branded packaged food industry. William Blair’s analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the respective industries. The transactions examined had enterprise values between $1.0 billion and $10.0 billion and all closed subsequent to January 1, 2000. The transactions examined were (identified by target / acquirer and month and year of completion):

•	Global Biscuit Business (Groupe Danone) / Kraft Foods, Inc. (November 2007);

•	Gerber Products Company / Nestle S.A. (August 2007);

•	Pinnacle Foods Group Inc. / The Blackstone Group (April 2007);

•	RHM Plc / Premier Foods Plc (March 2007);

•	United Biscuits / The Blackstone Group and PAI Partners (December 2006);

•	European Frozen Foods Business (Unilever) / Permira Advisers Ltd. (November 2006);

•	Sugar Confectionary Division of CSM nv / CVC Capital Partners (March 2005);

•	Life Savers & Altoids Brands (Kraft Foods, Inc.) / Wm. Wrigley Jr. Company (June 2005);

•	Burns, Philp & Company Ltd. (Food ingredients and U.S. spices) / Associated British Foods (September 2004);

•	Adams Confectionary Business (Pfizer, Inc.) / Cadbury Schweppes plc (March 2003);

•	Goodman Fielder / Burns, Philp & Company Ltd. (March 2003);

•	Chef America / Nestlé S.A. (September 2002);

•	Heinz (nine brands) / Del Monte (December 2002);

•	Kamps AG / Barilla SpA (July 2002);

•	The Earthgrains Co. / Sara Lee Corp. (August 2001);

•	Keebler Company / Kellogg Company (March 2001);

•	Tomkins Plc (European Food Business) / Doughty Hanson (September 2000); and

•	International Home Foods Inc. / ConAgra Inc. (August 2000).

William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of the target in these transactions as a multiple of the EBITDA and EBIT of the target for the LTM period prior to the announcement of the applicable transaction. William Blair compared the resulting range of transaction multiples of EBITDA and EBIT for the selected transactions to the implied transaction multiples for the Coffee Business derived using March 31, 2008 LTM EBITDA and EBIT on an adjusted basis, reflecting the exclusion of non-recurring items and the inclusion of standalone expenses as estimated by P&G, based on the implied enterprise value of the merger consideration. William Blair similarly adjusted the historical results of the acquired companies, where appropriate and publicly disclosed, to eliminate the impact of non-recurring items included in their financial information. Information regarding the multiples from William Blair’s analysis of the selected transactions is set forth in the following table:

Multiple	Proposed Transaction Multiples		Selected Transaction Valuation Multiples
			Minimum		Median		Mean		Maximum
Enterprise Value / LTM EBITDA	9.0	x	7.2	x	9.5	x	10.3	x	14.5	x
Enterprise Value / LTM EBIT	9.9	x	8.6	x	13.6	x	14.0	x	23.0	x

William Blair noted that the implied valuation multiples for the Coffee Business based on the terms of the Merger were in all cases below the relevant median and mean valuation multiples and within the range of multiples of the selected transactions.

Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of the Coffee Business, none of these transactions or associated companies is identical to the Transactions, Folgers or the Coffee Business. Accordingly, any analysis of the selected transactions necessarily would involve complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of the Coffee Business in the merger versus the values of the companies in the selected transactions.

Pro Forma Earnings Accretion Analysis

William Blair reviewed the potential pro forma financial effect of the Transactions on Smucker’s projected earnings per share for fiscal years 2009 and 2010. Estimated financial data of the Coffee Business and Smucker were based on the Smucker Forecasts and the Adjusted Coffee Business Forecasts pro forma as if Smucker had owned the business as of the beginning of the year presented. This analysis indicated that the Transactions could be accretive to Smucker’s projected standalone earnings per share as adjusted for the impact of the $5.00 per share Smucker Special Dividend for each of the fiscal years reviewed. The actual results achieved by Smucker after the completion of the Transactions may vary from projected results and any such variation may be material.

General

This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the proposed merger and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the Exchange Ratio. Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to Smucker, Folgers, the Coffee Business or the Transactions. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair is a nationally recognized firm and has been engaged in the investment banking business since 1935. William Blair continually undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of its business, William Blair may from time to time trade the securities of Smucker or P&G for its own account and for the accounts of its customers, and accordingly may at any time hold a long or short position in such securities. In 2007, William Blair served as financial advisor to Smucker in connection with a potential acquisition by Smucker. Also in 2007, William Blair provided Smucker with debt advisory and placement services provided in connection with Smucker’s acquisition of Eagle Family Foods. In addition, William Blair provides equity research coverage on Smucker.

Pursuant to a letter agreement dated February 25, 2008, Smucker has agreed to pay William Blair for its services in connection with the Transactions an aggregate fee of $5.0 million, a portion of which was paid upon William Blair’s engagement as a retainer, a portion of which was paid upon the rendering of William Blair’s opinion and a significant portion of which is contingent upon the completion of the Merger. William Blair may also receive compensation for services provided to Smucker in connection with the arrangement or completion of financing for the Transactions. In addition, Smucker has agreed to reimburse William Blair for certain of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and will indemnify William Blair against certain liabilities arising out of its engagement.

Banc of America Securities LLC

Smucker has retained Banc of America Securities to act as Smucker’s financial advisor in connection with the Transactions. Banc of America Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Smucker selected Banc of America Securities to act as Smucker’s financial advisor in connection with the Transactions on the basis of Banc of America Securities’ extensive experience in mergers and acquisition advisory services, including its industry leading Food and Beverage practice. Banc of America Securities had recent, relevant Reverse Morris Trust experience having advised on the last such deal in the industry, Ralcorp’s merger with Kraft’s Post Cereals business. Additionally, Banc of America Securities was chosen based on its familiarity with Smucker, most recently, having advised Eagle Family Foods Holdings, Inc. on its sale to Smucker in 2007. Members of Banc of America Securities also advised on the sale of Jif and Crisco to Smucker in 2002. In addition, key Smucker’s executives have served on the boards of directors of food companies that Banc of America Securities bankers have advised in the past.

On June 2, 2008, at a meeting of Smucker’s board of directors held to evaluate the Transactions, Banc of America Securities delivered to Smucker’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated June 2, 2008, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Exchange Ratio provided for in the Transaction Agreement was fair, from a financial point of view, to Smucker.

The full text of Banc of America Securities’ written opinion to Smucker’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this document and is incorporated by reference into this document in its entirety. The following summary of Banc of America Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. Banc of America Securities delivered its opinion to Smucker’s board of directors for the benefit and use of Smucker’s board of directors in connection with and for purposes of its evaluation of the Transactions. Banc of America Securities’ opinion does not address any other aspect of the Transactions (other than the Exchange Ratio to the extent expressly specified in its opinion) and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed Transactions.

In connection with rendering its opinion, Banc of America Securities:

(i)	reviewed certain publicly available business and financial information relating to Smucker and the Coffee Business;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Coffee Business furnished to or discussed with Banc of America Securities by the management of P&G, including certain financial forecasts relating to the Coffee Business provided to Banc of America Securities by the management of P&G (referred to in this section as the “Coffee Business Forecasts”);

(iii)	reviewed an alternate version of the Coffee Business Forecasts incorporating certain adjustments thereto made by the management of Smucker (referred to in this section as the “Adjusted Coffee Business Forecasts”), and discussed with the management of Smucker its assessments as to the relative likelihood of achieving the future financial results reflected in the Coffee Business Forecasts and the Adjusted Coffee Business Forecasts;

(iv)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Smucker furnished to or discussed with Banc of America Securities by the management of Smucker, including certain financial forecasts relating to Smucker prepared by the management of Smucker (referred to in this section as the “Smucker Forecasts”);

(v)	reviewed estimates as to the amount and timing of certain cost savings (which are referred to in this section as “Synergies”) as well as the cost to achieve the Synergies anticipated by the management of Smucker to result from the Merger;

(vi)	discussed the past and current business, operations, financial condition and prospects of the Coffee Business with members of senior management of P&G and Smucker, and discussed the past and current business, operations, financial condition and prospects of Smucker with members of senior management of Smucker;

(vii)	discussed with the management of Smucker its assessments as to the Coffee Business’ existing and future relationships, agreements and arrangements with, and Smucker’s ability to retain, key customers, suppliers and licensing partners of the Coffee Business;

(viii)	reviewed the potential pro forma financial impact of the Transactions on the future financial performance of Smucker, including the potential effect on Smucker’s estimated earnings per share;

(ix)	reviewed the trading history for Smucker common shares and a comparison of that trading history with the trading histories of other companies Banc of America Securities deemed relevant;

(x)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions Banc of America Securities deemed relevant;

(xi)	reviewed the relative financial contributions of Smucker and Folgers to the future financial performance of the combined company on a pro forma basis;

(xii)	reviewed the Draft Transaction Agreement and the Draft Separation Agreement; and

(xiii)	performed such other analyses and studies and considered such other information and factors as Banc of America Securities deemed appropriate.

In arriving at its opinion, Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of Smucker and P&G that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. In accordance with the requirements of P&G, Banc of America Securities did not have access to, and did not meet with, the management of the Coffee Business. Accordingly, at Smucker’s direction, Banc of America Securities relied upon the accuracy and completeness of financial and other information regarding the Coffee Business provided to or discussed with it by the management of P&G. With respect to the Coffee Business Forecasts, Banc of America Securities was advised by P&G, and assumed, with Smucker’s consent, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of P&G as to the future financial performance of the Coffee Business. With respect to the Adjusted Coffee Business Forecasts, the Smucker Forecasts and the Synergies, Banc of America Securities assumed, at the direction of Smucker, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Smucker as to the future financial performance of Smucker and the Coffee Business and the other matters covered thereby and, based on the assessments of the management of Smucker, as to the relative likelihood of achieving the future financial results reflected in the Coffee Business Forecasts and the Adjusted Coffee Business Forecasts, Banc of America Securities relied, at Smucker’s direction, on the Coffee Business Forecasts for the period covering the Coffee Business’ fiscal year ending June 30, 2008 and on the Adjusted Coffee Business Forecasts for the remainder of the forecasted period. Banc of America Securities also relied, at Smucker’s direction, on the assessment of the management of Smucker as to Smucker’s ability to achieve the Synergies in the amounts and at the times projected. In addition, Banc of America Securities relied, at the direction of Smucker, upon the assessments of the management of Smucker as to the Coffee Business’ existing and future relationships, agreements and arrangements with, and Smucker’s ability to retain, key customers, suppliers and licensing partners of the Coffee Business and, assumed, at the direction of Smucker, that the Transactions will not adversely impact the Coffee Business’ relationships, agreements or arrangements with any such parties. Banc of America Securities has not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Smucker, Folgers or the Coffee Business, nor did Banc of America Securities make any physical inspection of the properties or assets of Smucker, Folgers or the Coffee Business. Banc of America Securities assumed, at Smucker’s direction, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of section 368 of the Code, and that the Distribution will be tax-free to P&G and P&G shareholders pursuant to sections 361 and 355 of the Code. Banc of America Securities also assumed, at Smucker’s direction, that Smucker has the requisite authority under state and federal laws as well as its corporate charter to declare and pay the Smucker Special Dividend and that the Smucker Special Dividend will be properly paid immediately prior to the completion of the Merger in accordance with Section 5.02(c)(ii) of the Draft Transaction Agreement. Banc of America Securities did not evaluate the solvency of P&G, Folgers or Smucker under any state or federal laws relating to bankruptcy, insolvency or similar matters before or after giving effect to the Transactions. Banc of America Securities also assumed, at Smucker’s direction, that the final executed Transaction Agreement and the final executed Separation Agreement would not differ in any material respect from the Draft Transaction Agreement and Draft Separation Agreement, respectively, reviewed by Banc of America Securities. Banc of America Securities assumed, at Smucker’s direction, that the Transactions will be completed as provided in the Draft Transaction Agreement and the Draft Separation Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transactions (including, without limitation, the consent of key licensors and suppliers), no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Coffee Business, Folgers, Smucker or the contemplated benefits of the Transactions.

Banc of America Securities expressed no view or opinion as to any terms or other aspects of the Merger (other than the Exchange Ratio to the extent expressly specified in its opinion) or the Transactions, including, without limitation, the form or structure of the Transactions, tax or accounting aspects thereof or any aspects of the Smucker Special Dividend. Banc of America Securities was not requested to, and did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Smucker. Banc of America Securities’ opinion was limited to the fairness, from a financial point of view, to Smucker of the Exchange Ratio provided for in the Merger and no opinion or view was expressed with respect to any consideration received in connection with the Transactions by the holders of any class of securities, creditors or other constituencies of any party to the Transactions. In addition, no opinion or view was expressed with respect to the fairness of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transactions, or class of such persons, relative to the compensation to any other party. Furthermore, no opinion or view was expressed as to the relative merits of the Transactions in comparison to other strategies or transactions that might be available to Smucker or in which Smucker might engage or as to the underlying business decision of Smucker to proceed with or effect the Transactions. Banc of America Securities did not express any opinion as to what the value of Smucker common shares actually would be when issued or the prices at which Smucker common shares will trade at any time. In addition, Banc of America Securities expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the Transactions. Except as described above, Smucker imposed no other limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

Banc of America Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and Banc of America Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of Banc of America Securities’ opinion was approved by Banc of America Securities’ Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by Banc of America Securities to Smucker’s board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Banc of America Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

Transaction Overview

For purposes of its financial analyses described below, Banc of America Securities calculated an implied value of the consideration to be received by P&G and P&G shareholders who elected to receive shares of Folgers common stock in the Exchange Offer of approximately $3.3 billion, referred to below as the “implied value of merger consideration” and the implied equity value of the Smucker common shares to be issued in the Merger of $3.0 billion, referred to as the “implied equity value of merger consideration”. The implied equity value of merger consideration was based on the product of the closing price of Smucker common shares on May 29, 2008 of $52.52, less the Smucker Special Dividend of $5.00 per Smucker common share, and the 54.738 million Smucker common shares outstanding on May 29, 2008, multiplied by the Exchange Ratio. The implied value of merger consideration was based on the implied equity value of merger consideration, plus the $350 million in cash payable to P&G in connection with the Distribution.

Coffee Business Financial Analyses

Selected Publicly Traded Companies Analysis. Banc of America Securities reviewed certain financial information for the Coffee Business and publicly available financial and stock market information for the following eight publicly traded companies in the processed and packaged foods industry with an equity value of less than $6 billion (referred to as “Mid-Cap Companies”) and the following eight publicly traded companies in the processed and packaged foods industry with an equity value in excess of $6 billion (referred to as “Large-Cap Companies”):

Mid-Cap Companies

•	Dean Foods Company

•	Del Monte Foods Company

•	Flowers Foods, Inc.

•	Hormel Foods Corporation

•	McCormick & Company, Incorporated

•	Ralcorp Holdings, Inc.

•	The J.M. Smucker Company

•	TreeHouse Foods, Inc.

Large-Cap Companies

•	ConAgra Foods, Inc.

•	Campbell Soup Company

•	General Mills, Inc.

•	H. J. Heinz Company

•	Kellogg Company

•	Kraft Foods Inc.

•	Sara Lee Corporation

•	The Hershey Company

Banc of America Securities reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on May 29, 2008, plus debt, minority interests and preferred stock, less cash and cash equivalents, as a multiple of calendar year 2008 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Estimated financial data of the selected publicly traded companies were based on public filings and publicly available equity research analysts’ estimates. Banc of America Securities then applied a range of selected multiples of 8.5x to 9.5x, derived from the calendar year 2008 selected publicly traded companies, to the Coffee Business’ fiscal year ended June 2009 projected EBITDA. Projected financial data of the Coffee Business was based on the Adjusted Coffee Business Forecasts, including net debt of $350 million. This analysis indicated the following approximate implied equity value reference range for the Coffee Business, as compared to the implied equity value of the merger consideration.

Implied Equity Value Reference Range for the Coffee Business (in billions)	Implied Equity Value of Merger Consideration as of May 29, 2008 (in billions)
$2.629 – $2.980	$2.997

No company used in this analysis is identical or directly comparable to Folgers or the Coffee Business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Folgers or the Coffee Business was compared.

Selected Precedent Transactions Analysis. Banc of America Securities reviewed, to the extent publicly available, financial information relating to the following 15 selected transactions involving companies in the processed and packaged foods industry.

Announcement Date	Acquiror	Target
• November 2007	• Ralcorp Holdings, Inc.	• Kraft Foods Inc. (Post Cereal)
• July 2007	• Kraft Foods Inc.	• Groupe Danone (Biscuits)
• May 2007	• Littlejohn & Co. LLC	• Van Houtte Inc.
• February 2007	• The Blackstone Group	• Crunch Holding Corp. (Pinnacle Foods Group, Inc.)
• December 2006	• Premier Foods plc	• RHM plc
• October 2006	• The Blackstone Group and PAI Partners	• United Biscuits
• August 2006	• The Permira Funds	• Unilever plc (European Frozen Foods)
• June 2006	• Tata Coffee Ltd.	• Eight O’Clock Coffee Co.
• June 2005	• H. J. Heinz Company	• Groupe Danone (HP Foods Group)
• November 2004	• Wm. Wrigley Jr. Co.	• Kraft Foods Inc. (Life Savers & Altoids)
• March 2004	• The J.M. Smucker Company	• International Multifoods Corporation
• December 2002	• Cadbury Schweppes plc	• Pfizer Inc. (Adams Confectionary)
• June 2002	• Del Monte Foods Company	• H. J. Heinz Company (North American Food Business)
• July 2001	• Sara Lee Corporation	• Earthgrains Co.
• October 2000	• Kellogg Company	• Keebler Co.

Banc of America Securities reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s latest 12 months EBITDA, or LTM EBITDA. Financial data of the selected transactions was based on public filings, press releases and publicly available equity research analysts’ reports as of the time of the relevant transaction was announced. Banc of America Securities then applied a range of selected LTM EBITDA multiples derived from the selected transactions of 8.5x to 10.0x, to the Coffee Business’ fiscal year ended June 2008 estimated EBITDA. Estimated financial data of the Coffee Business was based on the Coffee Business Forecasts, including net debt of $350 million. This analysis indicated the following approximate implied equity value reference range for the Coffee Business, as compared to the implied equity value of the merger consideration:

Implied Equity Value Reference Range for the Coffee Business (in billions)	Implied Equity Value of Merger Consideration as of May 29, 2008 (in billions)
$2.510 – $3.014	$2.997

No company, business or transaction used in this analysis is identical or directly comparable to Folgers, the Coffee Business or the Transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Folgers, the Coffee Business and the Transactions were compared.

Discounted Cash Flow Analysis. Banc of America Securities performed a discounted cash flow analysis on the Coffee Business to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Coffee Business could generate during fiscal years 2009 through 2013 based on the Adjusted Coffee Business Forecasts. Banc of America Securities conducted this analysis both accounting for and excluding expected Synergies anticipated by Smucker’s management to result from the Merger. Banc of America Securities calculated terminal values for the Coffee Business by applying terminal multiples of 8.5x to 9.5x to fiscal year 2013 estimated EBITDA. The cash flows and terminal values were then discounted to present value as of June 30, 2008 using discount rates ranging from 7.5% to 8.5%. This analysis indicated the following implied equity value reference ranges for the Coffee Business as compared to the implied equity value of the merger consideration:

Implied Equity Value Reference Range for the Coffee Business (without Synergies) (in billions)	Implied Equity Value Reference Range for the Coffee Business (with Synergies) (in billions)	Implied Equity Value of Merger Consideration as of May 29, 2008 (in billions)
$2.786 – $3.203	$3.386 – $3.890	$2.997

Smucker Financial Analyses

Selected Publicly Traded Companies Analysis. Banc of America Securities reviewed publicly available financial and stock market information for Smucker and the same Mid-Cap Companies and Large-Cap Companies in the processed and packaged foods industry as described above under the sub-heading “Coffee Business Financial Analyses—Selected Publicly Traded Companies Analysis”.

Banc of America Securities reviewed, among other things, per share equity values, based on closing stock prices, of the selected publicly traded companies on May 29, 2008 as a multiple of calendar year 2008 estimated EPS. Banc of America Securities also reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on May 29, 2008, plus total debt and minority interests, less cash and cash equivalents, as a multiple of calendar year 2008 estimated EBITDA. Banc of America Securities then applied a range of selected multiples of 8.5x to 9.5x, derived from the calendar year 2008 selected publicly traded companies comparables, to Smucker’s fiscal year ended April 2009 projected EBITDA. Projected financial data of Smucker was based on the Smucker Forecasts, including the pro forma cash impact of Smucker’s acquisition of Knott’s Berry Farm. This analysis indicated the following approximate implied per share equity value reference ranges for Smucker common shares, after taking into account the payment of the Smucker Special Dividend, as compared to the closing price of Smucker common shares on May 29, 2008.

Implied Per Share Equity Value Reference Ranges for Smucker Common Shares, accounting for payment of the Smucker Special Dividend		Closing Price of Smucker Common Shares, less the Smucker Special Dividend (as of May 29, 2008)
Enterprise Value/FY 2009P EBITDA	FY 2009P P/E
$43.13 – $50.20	$43.60 – $49.83	$47.51

No company used in this analysis is identical or directly comparable to Smucker. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Smucker was compared.

Discounted Cash Flow Analysis. Banc of America Securities performed a discounted cash flow analysis on Smucker to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Smucker could generate during Smucker’s fiscal years 2009 through 2013 based on the Smucker Forecasts. Banc of America Securities calculated terminal values for Smucker by applying terminal multiples of 8.5x to 9.5x to fiscal year 2013 projected EBITDA. The cash flows and terminal values were then discounted to present value as of April 30, 2008 using discount rates ranging from 7.5% to 8.5%. This analysis indicated the following implied per share equity value reference ranges for Smucker common shares, after taking into account the payment of the Smucker Special Dividend, as compared to the closing price of Smucker common shares on May 29, 2008.

Implied Per Share Equity Value Reference Range for Smucker Common Shares accounting for payment of the Smucker Special Dividend	Closing Trading Price of Smucker Common Shares, less the Smucker Special Dividend (as of May 29, 2008)
$49.09 – $58.15	$47.51

Relative Financial Analysis

Relative Selected Publicly Traded Companies Analysis. Based upon the implied equity values of the Coffee Business and Smucker that were derived from the Coffee Business Selected Publicly Traded Companies Analysis and the Smucker Selected Publicly Traded Companies Analysis described above, Banc of America Securities calculated a range of implied exchange ratios of a share of Folgers common stock to a Smucker common share, based upon the Smucker Forecasts, the Coffee Business Forecasts and the Adjusted Coffee Business Forecasts. This analysis indicated the following implied exchange ratios of a share of Folgers common stock to a Smucker common share, as compared to the Exchange Ratio provided for in the Merger:

Implied Exchange Ratio		Exchange Ratio
Low the Coffee Business to High Smucker*	High the Coffee Business to Low Smucker**
0.9567	1.2621	1.1524

*	Calculated by dividing the low end of the respective range for the Coffee Business by the high end of the respective range for Smucker (adjusted for the Smucker Special Dividend).
**	Calculated by dividing the high end of the respective range for the Coffee Business by the low end of the respective range for Smucker (adjusted for the Smucker Special Dividend).

Relative Discounted Cash Flows Analysis. Based upon the implied equity values of the Coffee Business and Smucker that were estimated using the discounted cash flow methodologies described above, Banc of America Securities calculated a range of implied exchange ratios of a share of Folgers common stock to a Smucker common share, based upon the Smucker Forecasts, the Coffee Business Forecasts and the Adjusted Coffee Business Forecasts. Banc of America Securities conducted this analysis both excluding and accounting for expected Synergies. The Synergies estimates were provided by Smucker’s management. This analysis indicated the following implied exchange ratios of a share of Folgers common stock to a Smucker common share, as compared to the Exchange Ratio:

Implied Exchange Ratio (without Synergies)		Implied Exchange Ratio (with Synergies)		Exchange Ratio
Low the Coffee Business to High Smucker*	High the Coffee Business to Low Smucker**	Low the Coffee Business to High Smucker*	High the Coffee Business to Low Smucker**
0.8751	1.1919	1.0637	1.4477	1.1524

*	Calculated by dividing the low end of the respective range for the Coffee Business by the high end of the respective range for Smucker (adjusted for the Smucker Special Dividend).
**	Calculated by dividing the high end of the respective range for the Coffee Business by the low end of the respective range for Smucker (adjusted for the Smucker Special Dividend).

Relative Contribution Analysis. Banc of America Securities calculated the relative contributions of the Coffee Business and Smucker to the combined company of projected EBITDA and earnings before interest and taxes, or EBIT, for fiscal years 2008 and 2009, respectively, based upon the Smucker Forecasts, the Coffee Business Forecasts and the Adjusted Coffee Business Forecasts. Banc of America Securities calculated the relative contributions of the Coffee Business and Smucker to the equity value of the combined company by multiplying such party’s percentage of contribution to the combined company’s projected enterprise value by the pro forma enterprise value of the combined company, then subtracting such party’s net debt and finally dividing by the pro forma equity value of the combined company as adjusted to account for the Smucker Special Dividend. The pro forma equity value of the combined company was calculated as the sum of the equity value of the Coffee Business, equal to the implied equity value of merger consideration, and the equity value of Smucker, less the Smucker Special Dividend, calculated based on 54.738 million Smucker diluted common shares outstanding and the closing price of Smucker common shares of $52.52 as of May 29, 2008. Pro forma enterprise value of the combined company reflects Folgers’ net debt of $350 million, and Smucker’s net debt of $930 million. Banc of America Securities then divided the Coffee Business equity contribution by the Smucker equity contribution for each of the

2008 estimated EBITDA, the 2009 projected EBITDA, the 2008 estimated EBIT and the 2009 projected EBIT to provide implied exchange ratios. This analysis indicated the following range of implied exchange ratios of a share of Folgers common stock to a Smucker common share, as compared to the Exchange Ratio:

Range of Implied Exchange Ratios	Exchange Ratio
1.0888 – 1.2672	1.1524

Pro Forma Financial Analysis

Banc of America Securities reviewed the potential pro forma financial effect of the Transactions on Smucker’s fiscal years 2009 through 2011 projected EPS. Smucker financial data was based on the Smucker Forecasts and the Coffee Business financial data was based on the Adjusted Coffee Business Forecasts. This analysis indicated that the Merger could be accretive to Smucker’s projected EPS for fiscal years 2009 through 2011. The actual results achieved by Smucker after the completion of the Transactions may vary from projected results and the variations may be material.

Other Factors

In rendering its opinion, Banc of America Securities also reviewed and considered other factors, including:

•

the historical closing prices and trading volumes of Smucker common shares during the one-year period ended May 29, 2008, and the average daily closing prices for various periods ending on that date; and

•	the historical returns for Smucker common shares relative to returns for the Mid-Cap Companies, the Large-Cap Companies and the S&P 500 Index during the five year period ended May 29, 2008.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by Banc of America Securities to Smucker’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses summarized above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Banc of America Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Coffee Business, Folgers and Smucker. The estimates of the future performance of Folgers and Smucker in or underlying Banc of America Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities’ analyses. These analyses were prepared solely as part of Banc of America Securities’ analysis of the fairness, from a financial point of view, of the Exchange Ratio and were provided to Smucker’s board of directors in connection with the delivery of Banc of America Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Banc of America Securities’ view of the actual values of Folgers or Smucker.

The type and amount of consideration payable in the Merger was determined through negotiations between Smucker and P&G, rather than by any financial advisor, and was approved by Smucker’s board of directors. The decision to enter into the Transaction Agreement and the Separation Agreement was solely that of Smucker’s board of directors. As described above, Banc of America Securities’ opinion and analyses were only one of many factors considered by Smucker’s board of directors in its evaluation of the proposed Transaction and should not be viewed as determinative of the views of Smucker’s board of directors or management with respect to the Merger or the Exchange Ratio.

Smucker has agreed to pay Banc of America Securities for its services in connection with the Transactions an aggregate fee of $5,000,000, a portion of which was paid upon the engagement of Banc of America Securities as a retainer, a portion of which was payable upon the rendering of its opinion and a significant portion of which is contingent upon completion of the Merger. Smucker also has agreed to reimburse Banc of America Securities for certain of its expenses incurred in connection with Banc of America Securities’ engagement and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents and affiliates against certain liabilities arising out of its engagement. In addition, Banc of America Securities and certain of its affiliates are participating in a portion of the financing for the Folgers Debt, for which services Banc of America Securities and its affiliates will receive compensation, including acting as joint lead arranger, joint book manager and syndication agent for, and lender under, the term loan facility. Folgers has agreed to reimburse Banc of America Securities for its expenses incurred in connection with Banc of America Securities’ services in connection with the financing of the Folgers Debt and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents and affiliates against certain liabilities arising out of its services in connection with the financing of the Folgers Debt.

Banc of America Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities trading and brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of corporations and individuals. In the ordinary course of their businesses, Banc of America Securities and its affiliates may actively trade the debt, equity or other securities or financial instruments (including bank loans or other obligations) of Smucker, P&G, Folgers and certain of their respective affiliates for their own accounts or for the accounts of customers, and accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in such securities or financial instruments.

Banc of America Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Smucker and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as lender under certain credit and leasing facilities for Smucker and certain of its affiliates. In addition, Banc of America Specialist Inc., an affiliate of Banc of America Securities, acts as a specialist for Smucker common shares on the New York Stock Exchange.

In addition, Banc of America Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to P&G and have received or in the future may receive compensation for the rendering of these services, including having (i) acted as or acting as co-manager for certain debt offerings and lender under certain credit facilities for P&G and certain of its affiliates and (ii) provided or providing certain commodity, derivatives and foreign exchange trading and cash management services to P&G and certain of its affiliates.

Certain Financial Forecasts Prepared by Smucker Relating to the Coffee Business

Smucker entered into the Transaction Agreement for the reasons described in “Smucker’s Reasons for the Transactions.” In connection with the Transaction Agreement, P&G provided Smucker with audited financial information for Folgers for the fiscal years ended June 30, 2005, June 30, 2006 and June 30, 2007 and certain unaudited financial information prepared by P&G reflecting the revenues, expenses and net contributions from operations for Folgers for the nine month period starting July 1, 2007 and ending March 31, 2008, in each case subject to a number of exceptions and limitations. Please see “Selected Historical and Pro Forma Financial Data—Selected Historical Combined Financial Data of Folgers” for a discussion of the audited financial statements of Folgers for the fiscal years ended June 30, 2005, June 30, 2006 and June 30, 2007. The audited financial statements are different from, and calculated on a different basis than, the forecasts created by Smucker as described below, because the audited financial statements of Folgers include certain P&G costs allocated to the Coffee Business, which were not provided in detail when Smucker was preparing its forecasts, and exclude certain items P&G estimated would be needed to be incurred annually to operate the Coffee Business on a standalone basis.

P&G also provided forecasts of revenues, expenses and the net contribution of the Coffee Business for the fiscal years ending June 30, 2008 through 2013. Smucker used this financial information, together with the audited and unaudited financial information described in the preceding paragraph and Smucker’s assessment of Folgers to develop its own forecasts for Folgers’ fiscal years 2008 through 2013. Smucker’s forecasts of the financial performance of Folgers for the fiscal year ending June 30, 2008 and June 30, 2009 are substantially identical to the forecasts provided by P&G. Smucker’s forecasts excluded approximately $100 million to $125 million of non-recurring expenses that Smucker expects to incur within the first two years after completion of the Transactions, of which approximately 75% is expected to be charged to expense and 25% is expected to be allocated to goodwill. Accordingly, these forecasts excluded approximately $75 million to $95 million of certain employee-related expenses, including retention, relocation, training and benefit plan costs, along with temporary staffing, information systems integration and travel costs and other nonrecurring merger and integration expenses. Smucker’s forecasts for Folgers were provided to Smucker’s financial advisors during the consideration of the Transactions and included the following significant information:

	For the Fiscal Year Ending June 30,
(dollars in millions)	2008	2009
Net sales	$1,768	$1,910
Costs of goods sold	(1,182)	(1,304)

Gross profit	586	606
Selling, distribution and administration (1)	(286)	(291)

Adjusted Earnings before interest and taxes	300	315
Add: Depreciation and amortization	36	35

EBITDA (2)	$336	$350

(1)	Includes approximately $13 million in net expenses estimated to be needed annually to operate Folgers on a standalone basis.
(2)	For fiscal years after fiscal 2009 through fiscal 2013, Smucker assumed compounded annual growth rates of approximately 2.5% in Net Sales and approximately 3.9% in EBITDA and earnings before interest and taxes (EBIT), recognizing that year to year increases fluctuate between years.

Included below are Smucker’s forecasts for the fiscal year ending April 30, 2009 to illustrate Smucker’s anticipated performance, excluding the effects of the Transactions. In addition to other information, including forecasts, for Smucker’s fiscal year ended April 30, 2008, the following forecasts were provided to Smucker’s financial advisors during the consideration of the Transactions.

(dollars in millions)	Fiscal Year Ending April 30, 2009
Net sales	$2,829
Costs of goods sold	(1,970)

Gross profit	859
Selling, distribution and administration	(551)
Interest expense, net	(38)

Earnings before income taxes	270
Add: Interest expense, net	38
Add: Depreciation and amortization (a)	79

EBITDA (b)	$387

(a)	Includes share-based compensation expense.
(b)	For fiscal years after fiscal 2009 through fiscal 2013, Smucker assumed compounded annual growth rates of approximately 5.0% in net sales, approximately 6.1% in EBITDA and approximately 6.3% in EBIT, recognizing that year to year increases fluctuate between years.

Smucker utilized the above forecasts of EBITDA for Folgers and for the existing Smucker businesses in order to estimate cash flow from operations of approximately $515 million in fiscal 2009 and $550 million in fiscal 2010. Capital expenditures of approximately 2.5% of net sales are assumed for these periods. Smucker also utilized the above forecasts to estimate diluted earnings per share for the combined entity for fiscal 2009, assuming the Transactions closed on the first day of the fiscal year. This estimate of diluted earnings per share excluded all non-recurring items that Smucker expects to experience within the first two years after completion of the Transactions discussed above. In addition, the estimate included significant assumptions on amortization of intangibles acquired in the Transactions, interest expense on additional debt, effective income tax rates and fully diluted shares outstanding as more fully described in the Unaudited Condensed Combined Pro Forma Financial Data of Smucker. This estimate of diluted earnings per share for the combined entity was $0.27 greater than the corresponding amount for Smucker on a standalone basis after adjusting the Smucker standalone amount to reflect interest expense associated with pro forma debt used to pay the Smucker Special Dividend.

Smucker, P&G and Folgers do not as a matter of course make public projections as to future sales, earnings or other results. However, the above forecasts for the Coffee Business were created by Smucker exclusively for consideration by Smucker’s board of directors in its consideration of the Transactions and by Smucker’s financial advisors in connection with their financial analyses. The Coffee Business forecasts were not created as part of Smucker’s internal budgeting process. Forecasts for fiscal years after fiscal 2009 were developed using estimated growth rates for net sales, earnings before interest, taxes, depreciation and amortization, earnings before interest and taxes, assumed margins capital expenditures and cash flow from operations, without any further analysis of the underlying line items. Further, neither the Coffee Business forecasts nor the Smucker forecasts were prepared for purposes of public disclosure and do not fully comply with the SEC’s rules, U.S. generally accepted accounting principles or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forecast information. Ernst & Young LLP has neither examined nor compiled the accompanying prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report incorporated by reference into this proxy statement relates to Smucker’s historical financial information. It does not extend to the forecasts above and should not be read to do so. Neither Deloitte & Touche LLP, nor any other independent accountants have compiled, examined, or performed any procedures with respect to the forecasted information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and Deloitte & Touche LLP assumes no responsibility for, and disclaims any association with, the prospective financial information.

These forecasts reflect numerous estimates and assumptions relating to the ability of Smucker to successfully operate the Coffee Business outside of P&G and Smucker’s existing business operations and are subject to significant economic, industry and competitive uncertainties, including those risk factors detailed in the sections entitled “Risk Factors” and those described in the “Special Note Regarding Forward Looking Statements” all of which are difficult to predict and many of which are beyond the control of Smucker management, P&G management or the Coffee Business. Accordingly, there can be no assurance that the estimates and assumptions made in preparing these forecasts will prove to be accurate, or that these forecasts will be realized. In addition, please note that Smucker does not intend to update, correct or otherwise revise any of these forecasts included in this document to reflect circumstances existing after the date when such forecasts were made or to reflect the occurrence of future events, even in the event that any or all underlying assumptions are shown to be in error.

Smucker and P&G shareholders should not rely upon these forecasts as being indicative of future results. Actual results may differ materially from those presented in the forecasts above. In light of the foregoing, Smucker and P&G shareholders should not place undue reliance on these forecasts. These forecasts are presented to explain the information considered by Smucker’s Board of Directors and Smucker’s financial advisors and are not presented in order to induce any shareholder to vote in favor of the issuance of shares of Smucker common stock in connection with the Merger and the authorization of the Transactions.

P&G’s Reasons for the Transactions

P&G periodically evaluates its portfolio of businesses to assess the fit of each business within P&G. On January 31, 2008, P&G announced that it intended to pursue a tax-free spin- or split-off of Folgers. In March 2008, P&G filed documents with the SEC relating to the proposed separation. In April 2008, Smucker submitted a proposal to combine Folgers and Smucker pursuant to a so-called “reverse Morris Trust” transaction. P&G, together with its in-house and external legal and financial advisors, conducted due diligence review and negotiations with respect to Smucker’s proposed transaction during the period from late April through early June 2008. For a discussion of the background of the Transactions, see “The Transactions—Background of the Transactions.”

The principal factors considered by P&G in making the determination to effect the Folgers’ separation by a spin- or split-off were:

•	the relative sales, earnings and cash flow growth rates of Folgers and P&G’s other businesses;

•	the dilutive effect of the separation on P&G’s future earnings per share;

•	the tax effects of the separation on P&G and its shareholders; and

•

the ability of each of P&G’s and Folgers’ management to concentrate on the expansion and growth of their respective businesses following the separation, allowing each to pursue the development strategies most appropriate to its respective operations.

P&G decided to pursue the Transactions rather than a standalone spin- or split-off transaction because it determined that the expected value to P&G and its shareholders from pursuing the Transactions was greater than the value to P&G and its shareholders of a standalone spin- or split-off of Folgers. The principal factors considered by P&G in reaching this decision, in addition to the factors noted above, were:

•	Smucker’s business and prospects, both on a standalone basis and giving effect to the proposed acquisition of Folgers;

•

that because the merger consideration is payable in the form of Smucker common stock, P&G shareholders will have the opportunity to participate in Smucker’s and Folgers’ businesses in the Transactions; and

•	the expected timing and ability to effectively execute the Transactions.

In addition, P&G considered the proposed treatment of Folgers’ employees in the Transaction and their prospects in a combined Smucker-Folgers company.

The principal countervailing factors considered by P&G in its deliberations concerning the Transactions were:

•	the fact that the Smucker transaction necessarily involved another party and thereafter presented execution risks that would not be present in a single party transaction like a spin- or split-off;

•	the potential adverse effect on the senior management of Folgers resulting from the change in expectation that they would be managing a free-standing public company;

•

the Transaction Agreement includes a number of conditions to the closing of the Transactions, including the absence of a material adverse change in Smucker’s and Folgers’ businesses, that would not have been applicable to a spin- or split-off; and

•	risks relating to integrating the Folgers business with Smucker’s current operations and the potential effects on the value of the Smucker’s common stock to be received in the Merger.

After consideration of the above factors and based on information furnished by Smucker to P&G, particularly in respect of Smucker’s results of operations and prospects on a standalone basis and synergies Smucker expected to realize in the Transactions, and the terms of the Transaction Agreement as finally negotiated by P&G, P&G concluded that the expected value to P&G and its shareholders from pursuing the Transactions was greater than the value to P&G and its shareholders of a standalone spin- or split-off of Folgers.

The foregoing discussion of the information and factors considered by P&G is not exhaustive, but summarizes the material factors considered. In view of the wide variety of factors that P&G considered, and the complexity of these matters, P&G did not consider it practicable to quantify or otherwise assign relative weights to the foregoing factors.

Interests of Certain Persons in the Transactions

Smucker’s directors and executive officers beneficially owned, as of the record date for the special meeting, approximately 7% of the outstanding Smucker common shares, including those Smucker common shares underlying outstanding Smucker stock options. The directors and officers of P&G, Folgers and Smucker will receive no extra or special benefit that is not shared on a pro rata basis by all other P&G shareholders or holders of Smucker common shares in connection with the Transactions. As with all P&G shareholders, if a director or officer of P&G, Folgers or Smucker owns shares of P&G common stock, directly or indirectly, such person may participate in the exchange offer on the same terms as other P&G shareholders.

Certain Material U.S. Federal Income Tax Consequences

The following discussion summarizes certain material U.S. federal income tax consequences of the Merger, the Smucker Special Dividend and the amendment to the Smucker articles of incorporation to U.S. holders (as defined below) of Smucker common shares. The discussion is based on the Code, the Treasury regulations promulgated thereunder, administrative rulings and court decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular Smucker shareholders in light of their personal circumstances or to Smucker shareholders subject to special treatment under the Code, such as, without limitation: banks, thrifts, mutual funds and other financial institutions, tax-exempt organizations and pension funds, insurance companies, dealers or brokers in securities or foreign currencies, individual retirement and other deferred accounts, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, shareholders who hold their shares as part of a straddle, hedging or conversion transaction, partnerships or other pass-through entities, shareholders holding their shares through partnerships or other pass-through entities, shareholders whose shares are not held as “capital assets” within the meaning of section 1221 of the Code, and shareholders who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, the discussion does not address any state, local or foreign tax consequences.

For purposes of this discussion, a U.S. holder means a beneficial owner of Smucker common shares who is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has properly elected under applicable Treasury regulations to be treated as a U.S. person.

This discussion is a general summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences. Each Smucker shareholder is urged to consult such shareholder’s tax advisor with respect to the particular tax consequences to such shareholder.

The Merger

It is a condition to the closing of the Merger that Smucker and P&G each receives an opinion from its respective special tax counsel, Weil, Gotshal & Manges LLP and Cadwalader, Wickersham & Taft LLP to the effect that the Merger will qualify as a reorganization within the meaning of section 368(a) of the Code. Assuming that the Merger qualifies as a reorganization, none of Folgers, Merger Sub, Smucker or the Smucker shareholders will recognize capital gain or loss in the Merger, except for Smucker shareholders that exercise dissenters’ rights. A Smucker shareholder who receives cash for all its Smucker common shares pursuant to the exercise of dissenters’ rights generally will recognize gain or loss equal to the difference between the tax basis of the Smucker common shares surrendered and the amount of cash received, except that any cash received that is or is deemed to be interest for federal income tax purposes will be taxed as ordinary income. A Smucker shareholder receiving cash pursuant to the exercise of dissenters’ rights may be required to recognize capital gain or loss in the year the Merger closes, irrespective of whether the shareholder actually receives payment for its Smucker common shares in that year.

The Smucker Special Dividend

Smucker intends to treat the payment of the Smucker Special Dividend as a separate distribution that is not integrated with the amendment of its articles of incorporation. In the case of a Smucker shareholder that is an individual, dividend income generally is subject to U.S. federal income tax at a maximum rate of 15% provided that certain holding period requirements are met.

A Smucker shareholder that is a corporation should generally be eligible for the dividends received deduction provided by section 243(a)(1) of the Code. This deduction is currently equal to 70% of the amount of any such distribution, subject to meeting certain holding period requirements and subject to other restrictions and provisions under section 246 and 1059 of the Code. In addition, the dividends received deduction is reduced or eliminated for a U.S. corporate recipient that has indebtedness “directly attributable” to its investment in its Smucker common shares.

Amendment of Smucker Articles of Incorporation

The amendment of the Smucker articles of incorporation will be treated as a “recapitalization” within the meaning of section 368(a)(1)(E) of the Code. Further, as stated above, Smucker intends to treat the Smucker Special Dividend as a separate distribution that is not integrated with the amendment of its articles of incorporation. Accordingly, except as provided below:

•	a Smucker shareholder will not recognize gain or loss in connection with the amendment of the Smucker articles of incorporation;

•	a Smucker shareholder’s tax basis in its Smucker common shares following the amendment will be the same as its tax basis in the Smucker common shares before the amendment; and

•	a Smucker shareholder’s holding period in its Smucker common shares following the amendment will be the same as the holding period of the Smucker common shares before the amendment.

Although Smucker believes that the Smucker Special Dividend should be treated as a separate distribution that is not integrated with the amendment of its articles of incorporation, that conclusion is not entirely free from doubt and the IRS might assert a contrary conclusion. While unlikely, if the IRS were to successfully assert that the Smucker Special Dividend was integrated with the amendment, then a Smucker shareholder would realize gain, but not loss, equal to the excess, if any, of the Smucker Special Dividend plus the fair market value of its Smucker common shares immediately following the amendment over the shareholder’s adjusted tax basis in its Smucker common shares. The portion of such realized gain that is recognized would be limited, however, to the amount of the Smucker Special Dividend. Any gain recognized by a Smucker shareholder that is not also a Folgers shareholder prior to the Merger should generally be treated as capital gain. The determination of whether gain recognized by a Smucker shareholder that is also a Folgers shareholder immediately prior to the Merger will be treated as capital gain or a dividend distribution will depend upon whether, and to what extent, the shareholder’s interest in Smucker is reduced in connection with the Transactions. In the case of a Smucker shareholder that is also a Folgers shareholder immediately prior to the Merger, the gain recognized will be treated as capital gain if the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend” within the meaning of section 302 of the Code. Any capital gain recognized by a Smucker shareholder generally will constitute long-term capital gain if the shareholder’s holding period for the Smucker common shares is more than one year as of the date of the amendment of the Smucker articles of incorporation, and otherwise will constitute short-term capital gain. The tax basis of the Smucker common shares will be the same as the tax basis of the Smucker common shares before the amendment of the Smucker articles of incorporation, decreased by the amount of the Smucker Special Dividend and increased by the amount of gain recognized by the Smucker shareholder (including any portion of the gain that is treated as a dividend). The holding period of the Smucker common shares will be the same as the holding period of the Smucker common shares before the amendment.

Smucker shareholders are urged to consult their own tax advisors regarding the tax consequences to them of the Smucker Special Dividend and the amendment of the Smucker articles of incorporation.

Backup Withholding

Backup withholding at the applicable rate may apply with respect to the Smucker Special Dividend and to Smucker shareholders that exercise dissenters’ rights, unless a Smucker shareholder (1) is a corporation or is within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Smucker shareholder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s U.S. federal income tax liability, provided the shareholder furnishes certain required information to the IRS.

The foregoing discussion is not intended to be legal or tax advice to any particular Smucker shareholder. Tax matters regarding the Merger, Smucker Special Dividend and amendment to the

Smucker articles of incorporation are very complicated, and the tax consequences to any particular Smucker shareholder will depend on that shareholder’s particular situation. Smucker shareholders should consult their own tax advisors regarding the specific tax consequences to them, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws to them.

Accounting Treatment of the Merger

SFAS No. 141 Business Combinations requires the use of the purchase method of accounting for business combinations. In applying the purchase method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Smucker in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•

The relative voting interests of Smucker after the Transactions. In this case, P&G shareholders participating in the exchange offer (and pro rata dividend, if any) are expected to receive approximately 53.5% of the equity ownership and associated voting rights in Smucker after the Transactions.

•

The composition of the governing body of Smucker after the Transactions. In this case, the composition of the board of directors of Smucker following the Merger will be comprised of the members of the board of directors of Smucker immediately prior to the completion of the Merger. Smucker has a classified board of directors, consisting of ten directors each of whom are elected for a three-year term. One class of directors is elected at each Smucker annual shareholder meeting. The election of directors is a matter on which each common share is entitled to only one vote regardless of the period of time such share is owned. Therefore any significant shift in the compilation of the board could only occur over a period of several years.

•	The composition of the senior management of Smucker after the Transactions. In this case, Smucker’s senior management following the Merger will be the same as Smucker’s current management team.

After considering all pertinent facts, reviewing the criteria outlined in SFAS 141 and conducting the relevant analysis, Smucker has concluded that it is the accounting acquirer in the Transactions. The amendment to the articles of incorporation, whether or not approved by the Smucker shareholders, will not impact this conclusion. Although majority voting rights may be retained by former P&G shareholders, SFAS 141 requires consideration of all pertinent facts and circumstances, listing several potential indicators, none of which are weighed more heavily than another. Smucker’s conclusion is based primarily upon the following facts: (1) there will be no immediate change in the composition of Smucker’s board of directors after the Transactions, (2) Smucker’s senior management prior to the Transactions will continue to be the senior management of the combined business after the Transactions, (3) Smucker is issuing its equity interests as consideration for the Transactions and it will be the largest contributor to the combined entity subsequent to the Transaction, and (4) the Smucker shareholders who hold the largest minority interest in Smucker prior to the Transactions will continue to hold the largest minority interest in Smucker after the Transactions. Accordingly, Smucker will apply purchase accounting to the assets and liabilities of Folgers upon completion of the Transactions.

Regulatory Approvals

HSR Act

Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, Smucker and P&G were required to give notification and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and to wait the specified waiting period before consummating the acquisition. Smucker and P&G each filed the required notification and report forms with the Federal Trade Commission and the Antitrust Division on June 20, 2008. In addition to the foregoing, the acquisition is subject to state antitrust laws and could be the subject of challenges by state attorneys general under those laws, or by private parties under federal or state antitrust laws. The parties have agreed to undertake efforts to avoid or eliminate impediments under any antitrust, competition or trade regulation law, see “The Transaction Agreement—Covenants—Efforts to Close” for more information.

Foreign Regulatory Filings

Smucker is not aware of any foreign governmental approvals or actions that may be required for completion of the Transactions. Nonetheless, in connection with the Transactions, the laws of a number of foreign countries and jurisdictions in which Smucker conducts its business may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in those countries and jurisdictions. The governments in those countries and jurisdictions might attempt to impose additional conditions on Smucker’s operations conducted in those countries and jurisdictions as a result of the Transactions. If those approvals or consents are found to be required, the parties intend to make the appropriate filings and applications. In the event that a filing or application is made for the requisite foreign approvals or consents, those approvals or consents may not be granted in a timely manner or at all.

Federal Securities Law Consequences; Resale Restrictions

Smucker common shares issued in accordance with the Transaction Agreement will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any P&G shareholder who may be deemed to be an “affiliate” of Folgers for purposes of Rule 145 under the Securities Act of 1933. The Transaction Agreement requires P&G to use its commercially reasonable efforts to obtain from those affiliates a letter pursuant to which such person agrees not to transfer any Smucker common shares received in accordance with the Transaction Agreement except in compliance with the resale provisions of Rule 144 or Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933.

Dissenters’ Rights of Appraisal

Smucker shareholders that so desire are entitled to relief as dissenting shareholders under Ohio Revised Code Section 1701.85. A shareholder will be entitled to this relief, however, only if the shareholder complies strictly with all of the procedural and other requirements of Section 1701.85. The following summary is not a complete statement of the method of compliance with Section 1701.85 and is qualified in its entirety by reference to the copy of Section 1701.85 and Section 1701.84 (which is referenced in Section 1701.85) of the Ohio Revised Code attached to this document as Annex E.

A shareholder who wishes to perfect rights as a dissenting shareholder in the event the Transactions are approved:

•	must have been a record holder of the Smucker common shares as to which the shareholder seeks relief on [—], 2008, the record date for the special meeting;

•

must not have voted the shareholder’s Smucker common shares as to which the shareholder seeks relief in favor of adoption of the Transaction Agreement (holders who sign proxies that do not indicate how the shares should be voted will be voted in favor of adoption of the Transaction Agreement and will not be eligible for dissenters’ rights); and

•

must deliver to Smucker, not later than ten days after the special meeting, a written demand for payment of the fair cash value of the Smucker common shares as to which the shareholder seeks relief. The written demand must state the shareholder’s name, address, and number of common shares as to which relief is sought, and the amount claimed as the fair cash value of those shares.

A vote against the Transactions will not satisfy the requirement of a written demand for payment. Any written demand for payment should be mailed or delivered to:

The J. M. Smucker Company

Strawberry Lane

Orrville, Ohio 44667

Attention: Corporate Secretary

Because the written demand must be delivered to Smucker within the ten-day period following the special meeting, it is recommended, although not required, that a shareholder use certified or registered mail, return receipt requested, to confirm that the shareholder has made a timely delivery.

If Smucker sends the dissenting shareholder, at the address specified in the demand, a request for the certificate(s) representing the shareholder’s shares, the dissenting shareholder must deliver the certificate(s) to Smucker within 15 days following the date the request was sent. Smucker may endorse the certificate(s) with a legend to the effect that the shareholder has demanded fair cash value of the shares represented by the certificate(s). Failure to deliver the certificate(s) within 15 days of the request terminates the shareholder’s rights as a dissenting shareholder. Smucker must notify the shareholder of its election to terminate the shareholder’s rights as a dissenting shareholder within 20 days after the lapse of the 15-day period.

Unless the dissenting shareholder and Smucker agree on the fair cash value per Smucker common share, the shareholder must, within three months after the service of the written demand by the shareholder, file a complaint in the Court of Common Pleas of Wayne County, Ohio. If the court finds that the shareholder is entitled to be paid the fair cash value of Smucker common shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. Fair cash value:

•	will be determined as of the day prior to the special meeting;

•	will be the amount a willing seller and willing buyer would accept or pay with neither being under compulsion to sell or buy;

•	will not exceed the amount specified in the shareholder’s written demand; and

•	will exclude any appreciation or depreciation in market value resulting from the Transactions.

The court will make a finding as to the fair cash value of a Smucker common share and render judgment against Smucker for its payment with interest at a rate and from a date the court considers equitable. The costs of proceedings shall be assessed or apportioned as the court considers equitable.

The rights of any dissenting shareholder will terminate if:

•	the dissenting shareholder has not complied with Section 1701.85 of the Ohio Revised Code, unless Smucker, by its board of directors, waives the failure;

•	Smucker abandons or is finally enjoined or prevented from completing the Transactions, or the shareholders of Smucker rescind their approval of the Transactions;

•	the dissenting shareholder withdraws their written demand, with the consent of Smucker acting through its board of directors; or

•

Smucker and the dissenting shareholder have not agreed upon the fair cash value per Smucker common share and neither has timely filed or joined in a petition in an appropriate court for a determination of the fair cash value of Smucker common shares.

THE TRANSACTION AGREEMENT

The following is a summary of the material provisions of the Transaction Agreement. This summary is qualified in its entirety by the Transaction Agreement, a copy of which is attached as Annex A to this document. The rights and obligations of the parties are governed by the express terms and conditions of the Transaction Agreement and not by this summary or any other information included in this document. You are urged to read the Transaction Agreement carefully and in its entirety. See also “Where You Can Find More Information; Incorporation by Reference”.

Overview

In the Transactions, P&G will contribute certain of the assets and liabilities of the Coffee Business to Folgers. Prior to the Distribution, Folgers is expected to enter into a credit facility under which it is expected to borrow $350 million, the proceeds of which will be distributed to P&G as a cash dividend. This indebtedness will be guaranteed by Smucker following the completion of the Transactions, subject to the terms of the Separation Agreement. In connection with the Merger, Smucker will distribute the Smucker Special Dividend to each record holder of Smucker common shares as of a record date prior to the commencement of the exchange offer, the payment of which will be financed by Smucker in whole or in part through the Smucker Special Dividend Financing. P&G shareholders participating in the exchange offer or receiving shares of Folgers common stock as a pro rata dividend, if any, will not receive the Smucker Special Dividend in respect of the Smucker common shares that they receive in the Merger. On the closing date of the Transactions, P&G will distribute all of the outstanding shares of Folgers to its participating shareholders in an exchange offer. Shares of Folgers common stock will be offered to P&G shareholders in the exchange offer based upon the market prices of shares of P&G common stock and Smucker common shares calculated during a specified period pursuant to the terms of the exchange offer, at a discount which will be set by P&G at the time of commencement of the exchange offer. Promptly after the specific terms of the exchange offer are set, Smucker will publish a press release describing them. The press release will be filed with the SEC and available to shareholders on Smucker’s web page (www.smuckers.com). If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the Remaining Shares as a pro rata dividend to P&G shareholders. On or prior to the consummation of the exchange offer, P&G will irrevocably deliver to the exchange agent all of the shares of Folgers common stock outstanding, with irrevocable instructions to hold the shares of Folgers common stock in trust for P&G shareholders whose shares of P&G common stock are being accepted for exchange in the exchange offer and, in the case of a pro rata dividend, P&G shareholders whose shares of P&G common stock are outstanding after consummation of the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Folgers commons stock not exchanged in the exchange offer and to be distributed in a pro rata dividend and that number of Smucker common shares, into which such Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter. Merger Sub, a wholly owned subsidiary of Smucker, will merge with and into Folgers, with Folgers as the surviving corporation, immediately after the completion of the Distribution. In connection with the Merger, the shares of Folgers common stock distributed in connection with the Distribution will automatically convert into the right to receive Smucker common shares on a one-for-one basis. See “The Transactions” and “The Separation Agreement.”

The Merger

Immediately following the Distribution, Merger Sub will merge with and into Folgers, with Folgers as the surviving company.

The Merger Consideration

The Transaction Agreement provides that each share of Folgers common stock issued and outstanding immediately before the effective time of the Merger will automatically convert into the right to receive one fully paid and nonassessable Smucker common share. No fractional Smucker common shares will be issued in connection with the Merger to holders of fractional shares of Folgers common stock. In lieu of any fractional Smucker common shares, holders of shares of Folgers common stock who would otherwise be entitled to receive such fractional shares will be entitled to an amount in cash, without interest, equal to the holder’s pro rata portion of the net proceeds of the sale of such fractional shares in the open market, no later than twenty business days after the completion of the Transactions, of the whole shares obtained by aggregating the fractional Smucker common shares otherwise allocable to the holders of shares of Folgers common stock.

Conversion and Exchange of Shares

P&G will appoint Wells Fargo & Co. as exchange agent to facilitate the Distribution. The exchange agent may also act as the exchange agent in the Merger by facilitating the conversion of the shares of Folgers common stock for Smucker common shares. Prior to the Merger, Smucker will deposit with the exchange agent, evidence in book entry form representing Smucker common shares to be issued to holders of shares of Folgers common stock in the Merger.

As soon as reasonably practicable after the effective time of the Merger, to the extent not previously distributed in connection with the Distribution, the exchange agent will mail to each holder of record of shares of Folgers common stock a letter of transmittal and instructions for use in effecting the conversion of shares of Folgers common stock into Smucker common shares and cash in lieu of fractional shares. Upon delivery to the exchange agent of the letter of transmittal and any other documents the exchange agent may reasonably require, the holder of such Folgers common stock will be entitled to receive the Smucker common shares and cash for any fractional shares.

Effective Time

The effective time of the Merger, which will occur immediately following the completion of the Distribution, will be the time and date of the filing of the certificate of merger that will be filed with the Secretary of State of the State of Delaware or at such later time as Smucker and P&G may agree and provide for in the certificate of merger.

Representations and Warranties

The Transaction Agreement contains substantially reciprocal representations and warranties that P&G made to Smucker, on the one hand, and Smucker made to P&G, on the other hand, as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Transaction Agreement and may be subject to important qualifications and limitations agreed by Smucker and P&G in connection with negotiating the terms of the Transaction Agreement or contained in disclosure letters. Those disclosure letters contain information that modify, qualify or create exceptions to the representations and warranties set forth in the Transaction Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date and are modified, qualified and created in important part by the underlying disclosure letters, may be subject to a contractual standard of materiality different from those generally applicable to shareholder communications, or may have been used for the purpose of allocating risk among Smucker and P&G. For the foregoing reasons, the representations and warranties should not be relied upon as statements of factual information.

The representations and warranties contained in the Transaction Agreement will not survive the closing of the Transactions or a termination of the Transaction Agreement. The representations relate to, among other topics, the following:

•	due organization, good standing and corporate power;

•	authority to enter into and perform the Transaction Agreement and the other agreements executed in connection therewith as well as the execution, delivery and enforceability of such agreements;

•

the absence of conflicts with or violations of governance documents, material agreements or laws as a result of the execution and delivery of the Transaction Agreement and other agreements or the completion of the Transactions;

•

accuracy of information supplied by the parties for inclusion in this proxy statement, the registration statements filed by Smucker and Folgers and other filings made with the SEC in connection with the Transactions;

•	capital structure;

•	intellectual property;

•	the absence of investigations, litigation and related proceedings;

•	compliance with applicable laws;

•	material contracts;

•	employee benefits and labor matters;

•	financial statements;

•	absence of certain changes or events;

•	title to tangible assets;

•	tax matters; and

•	the absence of undisclosed broker’s and financial advisor’s fees.

P&G has also made certain representations and warranties to Smucker relating to the sufficiency of the acquired assets. Smucker has also made representations and warranties to P&G relating to filings with the SEC, the inapplicability of the Transactions to Smucker’s rights agreement, the Board approval of, and the required vote of Smucker shareholders to approve, the issuance of Smucker common shares in the Merger and the Transactions, and the receipt of fairness opinions of its financial advisors in connection with the Transactions.

Many representations and warranties are qualified by a “material adverse effect” standard (that is, they will not be deemed untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would have a material adverse effect), and the closing condition relating to the accuracy of representation and warranties is generally subject to a “material adverse effect” standard as described in greater detail under “—Conditions to the Merger.”

The term “material adverse effect,” when used with respect to the Coffee Business, is defined in the Transaction Agreement to mean: any circumstance, change, development, condition or event that, individually or in the aggregate has a material adverse effect on the business, financial condition or results of operations of the Coffee Business taken as a whole over a period of more than two full fiscal years beginning with the fiscal year commencing July 1, 2008. With respect to the Coffee Business, the term “material adverse effect” does not include the effect of any circumstance, change, development, condition or event:

(i)	arising from or relating to the industry in which the Coffee Business competes in general;

(ii)	arising from or relating to the U.S. general economy or the general economy in other geographic areas in which the Coffee Business operates;

(iii)	arising out of political conditions, including acts of war, armed hostilities and terrorism;

(iv)	resulting from natural disasters;

(v)	resulting from compliance by P&G and Folgers with their covenants in the Transaction Agreement;

(vi)	arising out of or resulting from the failure of the financial or operating performance of the Coffee Business to meet internal forecasts or budgets for any period prior to, on or after the date of the Transaction Agreement (but the underlying reason for the failure to meet the forecasts or budgets may be considered);

(vii)	arising out of any action taken or not taken by P&G with the consent or agreement of, or at the direction of, Smucker;

(viii)	resulting from the announcement of the Transaction Agreement or the Transactions, including any employee departures;

(ix)	any deterioration in the business, financial condition or results of operations of the Coffee Business that does not arise out of:

•	any breach of the Transaction Agreement or the Separation Agreement by P&G or Folgers;

•

any extraordinary event of a nature described in the third or fourth bullets in this list (which will be considered to the extent that it disproportionately affects the Coffee Business as compared to similarly situated businesses in the same industry within the U.S.); or

•

a product recall required under applicable law of the Coffee Business’ products or out of a product tampering event that involves tampering with the Coffee Business’ products (which will be considered to the extent that it disproportionately affects the Coffee Business as compared to similarly situated businesses in the same industry within the U.S.); or

(x)	changes in laws or accounting principles.

except, with respect to the first four clauses and the tenth clause in the preceding list, to the extent that the Coffee Business is disproportionately affected as compared to similarly situated businesses in the same industry in the U.S.

The term “material adverse effect,” when used with respect to Smucker, is defined in the Transaction Agreement to mean: any circumstance, change, development, condition or event that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of Smucker and its subsidiaries taken as whole over a period of more than two full fiscal years beginning with the fiscal year commencing May 1, 2008. With respect to Smucker, the term “material adverse effect” does not include the effect of any circumstance, change, development, condition or event:

(i)	arising from or relating to the industry in which Smucker competes in general;

(ii)	arising from or relating to the U.S. general economy or the general economy in other geographic areas in which Smucker operates;

(iii)	arising out of political conditions, including acts of war, armed hostilities and terrorism;

(iv)	resulting from natural disasters;

(v)	resulting from compliance by Smucker and Merger Sub with their covenants in the Transaction Agreement;

(vi)	arising out of or resulting from the failure of the financial or operating performance of Smucker to meet internal forecasts or budgets for any period prior to, on or after the date of the Transaction Agreement (but the underlying reason for the failure to meet the forecasts or budgets may be considered);

(vii)	arising out of any action taken or not taken by Smucker with the consent or agreement of, or at the direction of, P&G;

(viii)	resulting from the announcement of the Transaction Agreement or the Transactions, including any employee departures; or

(ix)	changes in laws or accounting principles.

except, with respect to the first four clauses and the ninth clause in the preceding list, to the extent that Smucker is disproportionately affected as compared to similarly situated businesses in the same industry and geographic areas.

Covenants

Each of Smucker and Merger Sub, on the one hand, and P&G and Folgers, on the other hand, have undertaken certain covenants in the Transaction Agreement restricting the conduct of their respective businesses between the date the Transaction Agreement was signed and the completion of the Transactions. Shareholders are urged to read carefully the sections of the Transaction Agreement entitled “Conduct of the Coffee Business Pending the Effective Time” and “Conduct of RMT Partner Pending the Effective Time.”

Efforts to Close

Smucker, Merger Sub, P&G and Folgers have agreed to use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary on its part under the Transaction Agreement and applicable laws and regulations to consummate the Transactions as promptly as reasonably practicable. These actions include complying with all applicable notification, reporting and other requirements, including filing all required notifications under the HSR Act. In addition, P&G and Smucker agree to use their respective commercially reasonable efforts to prepare, make and obtain any notices, reports or other filings to be made or consents registrations, permits or authorizations to be obtained from any governmental authority. Smucker and P&G also agreed to take all necessary steps to avoid or eliminate impediments under any antitrust, competition or trade regulation law that may be asserted by any governmental authority with respect to the Transactions so as to enable the closing to occur as soon as reasonably possible. Smucker has agreed to propose, negotiate, cooperate with P&G, and effect (or permit P&G to effect) prior to the completion of the Transactions, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Coffee Business (or otherwise take any action that limits the freedom of action with respect to, or its ability to retain, any of its businesses, product lines, or assets or those of the Coffee Business) as may be required in order to avoid the entry of, or to effect the dissolution of, any governmental order (whether temporary, preliminary or permanent), which would otherwise have the effect of preventing or delaying the consummation of the Transactions.

Shareholders Meeting

Smucker has agreed to call a special meeting of its shareholders for the purpose of voting upon the approval of the issuance of Smucker common shares pursuant to the Merger, and to authorize the Transactions and the approval of the amended articles of incorporation of Smucker in connection with the Merger. Smucker has also agreed to deliver this proxy statement to its shareholders in accordance with applicable law and its organizational documents.

In addition, subject to certain exceptions as described in “—Covenants—Non-Solicitation and Board Recommendation,” Smucker’s board of directors is obligated to recommend that Smucker shareholders approve of the issuance of Smucker common shares pursuant to the Merger and to authorize the Transactions and include that recommendation in this proxy statement.

Fees and Expenses

The Transaction Agreement provides that, generally, all fees and expenses incurred by P&G, Folgers, or any of their subsidiaries in connection with the Transaction Agreement or other agreements contemplated in connection with the Transactions will be paid by P&G, whether or not the Transactions are completed, and all fees and expenses incurred by Smucker, Merger Sub or any of their subsidiaries in connection with the Transaction Agreement or other agreements contemplated in connection with the Transactions will be paid by Smucker, whether or not the Transactions are completed, except that:

(a)	if the Transactions are completed, Smucker will reimburse P&G for up to $2 million in fees and expenses incurred by Folgers or by P&G or any of its subsidiaries on behalf of Folgers for Folgers’ legal counsel in connection with the Transactions;

(b)	regardless of whether the Transactions are completed, P&G and Smucker will share equally any required filing fee in respect of any notice submitted under the HSR Act and the fees and expenses of printers used by P&G and Smucker in connection with the preparation of certain required filings with the SEC including this proxy statement;

(c)	regardless of whether the Transactions are completed, Smucker will reimburse P&G for costs and expenses of Folgers or P&G on behalf of Folgers, including rating agency evaluation or maintenance fees, commitment fees, professional fees and expenses and other fees paid under fee letters and arrangements, incurred in connection with Folgers’ entry into arrangements relating to the Folgers Debt, unless Smucker terminates the Transaction Agreement because P&G or Folgers breaches or fails to perform any of its representations and warranties or covenants and agreements contained in the Transaction Agreement, which breach or failure to perform would give rise to the failure of a condition in the Transaction Agreement and could not be cured within 60 days of written notice to P&G of such breach; and

(d)	regardless of whether the Transactions are completed, Smucker will reimburse P&G for $18.4 million of fees and expenses incurred in connection with the preparation of transitional services to be provided to Folgers as contemplated by the Transition Services Agreement, unless Smucker terminates the Transaction Agreement because P&G or Folgers breaches or fails to perform any of its representations and warranties or covenants and agreements contained in the Transaction Agreement, which breach or failure to perform would give rise to the failure of a condition in the Transaction Agreement and could not be cured within 60 days of written notice to P&G of such breach.

In addition, Smucker will be responsible to pay P&G certain fees in the event the Transaction Agreement is terminated under certain circumstances, namely:

(a)	(x) $35 million if the Transaction Agreement is terminated because shareholder approval is not obtained upon a vote at the Smucker shareholders meeting and (y) an additional $65 million if prior to the termination, any person makes a Smucker Takeover Proposal (which for purposes of determining whether a Smucker Takeover Proposal exists under this clause, references to “15%” in the definition below will be deemed to be “50%”) that was publicly disclosed after the date of the Transaction Agreement and within 12 months following such termination Smucker enters into an agreement relating to a Smucker Takeover Proposal or consummates the transactions contemplated by any Smucker Takeover Proposal.

(b)	$100 million if (x) any person makes a Smucker Takeover Proposal (which for purposes of determining whether a Smucker Takeover Proposal exists under this clause, references to “15%” in the definition below will be deemed to be “50%”) that was publicly disclosed after the date of the Transaction Agreement and thereafter the Transaction Agreement is terminated because the closing of the Transactions does not occur prior to March 31, 2009 and (y) within 12 months following such termination Smucker enters into an agreement relating to a Smucker Takeover Proposal or consummates the transactions contemplated by any Smucker Takeover Proposal; or

(c)	$100 million if P&G terminates the Transaction Agreement because Smucker’s board of directors or any committee thereof withdraws, or modifies in a manner adverse to P&G or Folgers or publicly proposes to withdraw or modify in a manner adverse to P&G or Folgers, its approval or recommendation of the Transaction Agreement or any of the Transactions, fails to recommend to Smucker’s shareholders that they give their approval to the issuance of the Smucker common shares in connection with the Merger and to authorize the Transactions, or approves or recommends, or proposes publicly to approve or recommend, a “Smucker Takeover Proposal,” as defined below, or if Smucker breaches its non-solicitation covenant summarized below.

Smucker will reimburse P&G for all its out-of-pocket expenses actually incurred in connection with the Transaction Agreement, the ancillary agreements and the Transactions (not to exceed $10 million) if the Transaction Agreement is terminated in the circumstances specified in paragraphs (a) or (c) above, or if a fee becomes payable under paragraph (b) above.

A “Smucker Takeover Proposal” means:

•	any proposal for a merger, consolidation, dissolution, recapitalization or other business combination involving Smucker;

•	any proposal or offer for the issuance by Smucker of over 15% of its equity securities as consideration for the assets or securities of another person; or

•

any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated assets of Smucker, or assets or business that constitute over 15% of the consolidated revenues or net income of Smucker, in each case other than the Transactions.

Conduct of The Coffee Business

In addition, pursuant to the Transaction Agreement, P&G and Folgers made certain covenants to Smucker and Merger Sub regarding the operation of the Coffee Business.

Except as provided for in the Transaction Agreement, from the execution date of the Transaction Agreement until the closing date of the Transactions, P&G and Folgers are required to conduct the Coffee Business in the ordinary and usual course consistent in all material respects with past practice. Notwithstanding the previous sentence, P&G will take actions as it determines in good faith are commercially reasonable to respond to events resulting, in whole or in part, from the announcement of the Transaction Agreement and to preserve the Coffee Business and existing employee, customer and supplier relationships (including replacing certain employees of the Coffee Business who cease to be employed with the Coffee Business).

From the execution date of the Transaction Agreement to the closing of the Transactions, neither P&G nor any of its subsidiaries will take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which could (i) cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code or (ii) cause gain or loss to be recognized by P&G, or by P&G shareholders, in the Distribution.

Except as provided in the Transaction Agreement, P&G and Folgers will not and will cause their subsidiaries not to, without the prior written consent of Smucker (generally not to be unreasonably withheld or delayed):

•

sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of any of the acquired property or assets that are (or would otherwise be) Folgers assets pursuant to the Separation Agreement, other than (1) in the ordinary course of business and consistent with past practice or (2) not in the ordinary course of business and consistent with past practice but not in excess of $10,000,000 individually or in the aggregate;

•

acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any of the acquired assets, other than (1) in the ordinary course of business in a manner consistent in all material respects with past practice, or (2) not in the ordinary course of business and consistent with past practice but not in excess of $10,000,000 in the aggregate after the date of the Transaction Agreement;

•

other than liabilities that will not be liabilities of Folgers, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for (1) indebtedness for borrowed money incurred in the ordinary course of business or in connection with transactions otherwise permitted by the Transaction Agreement or any ancillary agreement, (2) indebtedness incurred to refinance any existing indebtedness or (3) other indebtedness for borrowed money under existing credit facilities;

•

in the case of Folgers and its subsidiaries, issue or authorize any issuance of any shares of its common stock, or any options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its common stock or any capital stock equivalent or other nominal interest, other than the issuance of shares of Folgers common stock to P&G and the Distribution;

•

make any material change in accounting or tax reporting principles, methods or policies, except as required by law or GAAP, or make, change or revoke any material tax election, settle any material tax claim, enter into any material tax closing agreement, or amend any tax return, if any of these actions would materially increase Folgers’ tax obligations following the closing of the Transactions, in each case to the extent it relates solely to the Coffee Business; or

•	agree to take any of the foregoing actions.

Conduct of Smucker’s Business

Smucker and Merger Sub made certain covenants to P&G and Folgers regarding the operation of Smucker’s business.

Except as provided for in the Transaction Agreement, from the execution date of the Transaction Agreement until the closing date of the Transactions, Smucker and its subsidiaries are required to conduct their respective operations in all material respects in the ordinary and usual course consistent in all material respects with past practice.

From the execution date of the Transaction Agreement to the closing of the Transactions, neither Smucker nor any of its subsidiaries will take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which could (i) cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code or (ii) cause gain or loss to be recognized by P&G, or by P&G shareholders, in the Distribution.

Except as provided in the Transaction Agreement, Smucker will not and will cause its subsidiaries not to, without the prior written consent of P&G (generally not to be unreasonably withheld or delayed):

•	amend or otherwise change its articles of incorporation or code of regulations, except for the amendment to Smucker’s articles of incorporation contemplated in connection with the Transactions;

•

sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of any property or assets, other than (1) in the ordinary course of business and consistent in all material respects with past practice, or (2) not in the ordinary course of business and consistent with past practice but not in excess of $10,000,000 in the aggregate after the date of the Transaction Agreement;

•

declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than (1) regular quarterly cash dividends not in excess of $0.32 per share of Smucker common shares declared and paid in the ordinary course and consistent with past practice; (2) a special dividend payable prior to the effective time of the Merger to the current holders of Smucker common shares in an amount not to exceed $5.00 per share; and (3) dividends payable by a wholly owned subsidiary of Smucker to Smucker or another wholly owned subsidiary);

•

enter any agreement with respect to the voting of its capital stock, other than the Voting Agreement entered into in connection with the Transactions, or purchase or otherwise acquire, directly or indirectly, any Smucker equity interests;

•

reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock, or issue or authorize the issuance of any Smucker common shares or any options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Smucker common shares or any capital stock equivalent or other nominal interest in Smucker or any of its subsidiaries, except for the issuance of shares in the Merger (other than in connection with (a) the exercise of currently outstanding stock options and equity awards under existing Smucker compensation and benefit plans and (b) the issuance of up to an aggregate of 225,000 restricted common shares under existing Smucker compensation and benefit plans);

•

acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than (1) in the ordinary course of business in a manner consistent in all material respects with past practice, or (2) otherwise not in excess of $10,000,000 in the aggregate after the date of the Transaction Agreement;

•

incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for (1) indebtedness for borrowed money incurred in the ordinary course of business or in connection with transactions otherwise permitted by the Transaction Agreement or any ancillary agreement, (2) indebtedness incurred to refinance any existing indebtedness or (3) other indebtedness for borrowed money under existing credit facilities, other than (a) in the ordinary course of business in a manner consistent in all material respects with past practice, or (b) otherwise not in excess of $10,000,000 in the aggregate after the date of the Transaction Agreement;

•

make any material change in accounting or tax reporting principles, methods or policies, except as required by law or GAAP, or make, change or revoke any material tax election, settle any material tax claim, enter into any material tax closing agreement, or amend any tax return, if any of these actions would materially increase the tax obligations of Smucker or any of its subsidiaries following the closing of the Transactions; or

•	agree to take any of the foregoing actions.

Employee Matters

Smucker, Merger Sub, P&G and Folgers agreed in the Transaction Agreement to the following:

•

A Coffee Business employee who is on disability leave or on approved leave of absence on the closing date of the Merger will continue as an employee of Smucker following the Transactions only if the employee returns to active employment prior to the first anniversary of the closing date of the Merger or such later date as may be guaranteed under applicable law.

•

For a period of two years after the closing date of the Merger, Smucker will provide each employee who will continue as an employee of Smucker following the completion of the Transactions, which this document refers to as a “continuing employee” with (1) compensation (including salary, wages and bonus opportunity) as in effect immediately prior to the Merger or as otherwise communicated to the applicable continuing employee in connection with P&G’s proposed divesture of the Coffee Business and (2) employee benefits that in all material respects are no less favorable in the aggregate than employee benefits that were communicated to the applicable continuing employee in connection with the P&G’s proposed divesture of the Coffee Business, or if more favorable, employee benefits provided by Smucker to similarly situated employees of Smucker.

•

Smucker will give each continuing employee full credit for purposes of eligibility, vesting and determination of level of benefits under the applicable Smucker compensation and benefit plans for such continuing employee’s service with P&G or its subsidiaries prior to the closing date of the Merger (or, if applicable, the date on which such continuing employee returns to active employment in accordance with the first clause in this list, which this document refers to as the “delayed date”) at least to the same extent such service was recognized by the corresponding Folgers compensation and benefit plan immediately prior to the closing date of the Merger (or, if applicable, the delayed date); except that such service will not be recognized (1) to the extent that such recognition would result in the duplication of benefits under a Smucker compensation and benefit plan and a Folgers compensation and benefit plan and (2) for purposes of any defined benefit pension plans or retiree medical plans.

•

Each continuing employee who is eligible to contribute to P&G’s 401(k) plan on the closing date of the Merger (or, if applicable, the delayed date) will be eligible to participate and contribute to a Smucker 401(k) plan as soon as reasonably practicable after the closing date of the Merger (or, if applicable, the delayed date), and Smucker will permit continuing employees to roll over, in cash, their account balances into the Smucker 401(k) plan subject to the regular procedures of the plan.

•

Smucker will cause each of its health and welfare benefit plans to (1) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to continuing employees, other than limitations that were in effect with respect to such employees as of the closing date of the Merger (or, if applicable, the delayed date) under the corresponding health and welfare plan maintained by P&G, (2) honor any deductibles, out-of-pocket maximums and co-payments incurred by continuing employees under the corresponding P&G health and welfare plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a Smucker health and welfare plan during the same plan year in which such deductibles, out-of-pocket maximums and co-payments were made, and (3) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a continuing employee following the closing date of the Merger (or, if applicable, the delayed date) to the extent such employee had satisfied any similar limitation under the corresponding P&G plan.

•

With respect to a continuing employee who is a party to an individual severance agreement, Smucker will assume such agreement and provide such employee with the severance payments and benefits such employee would be entitled under the terms of his or her severance agreement, or if more favorable, the severance payments provided by Smucker to similarly situated employees.

•

With respect to a continuing employee who is not a party to an individual severance agreement, Smucker will provide the employee with severance payments and benefits as provided under a formula specified in the disclosure letter to the Transaction Agreement, if, within two years after the closing of the Transactions, the employee’s employment is terminated (1) by Smucker other than for “cause” or (2) by the employee due to a reduction in his or her base pay from that in effect on the closing date of the Transactions or a relocation of the employee’s principal place of employment by more than 50 miles from his or her principal place of employment on the closing date of the Transactions.

Non-Solicitation and Board Recommendation

The Transaction Agreement provides that Smucker will not, and will not permit its subsidiaries, officers, employees, agents, advisors, directors or other representatives to:

•	solicit, initiate or encourage the submission of a Smucker Takeover Proposal (as defined in “—Covenants—Fees and Expenses”); or

•	participate in any discussions or negotiations or furnish to any person information with respect to or take any other actions to facilitate a Smucker Takeover Proposal.

However, prior to the vote of the Smucker shareholders to approve the issuance of Smucker common shares in connection with the Merger and approval of the Transactions, Smucker may furnish certain information pursuant to a confidentiality agreement or participate in negotiations if the failure to take such actions would be inconsistent with the fiduciary duties of the board of directors of Smucker to the shareholders of Smucker under applicable law, as determined in good faith after consulting with outside legal counsel, in response to a bona fide, written Smucker Takeover Proposal:

•

that is made by a person Smucker’s board of directors determines, in good faith, after consulting with outside counsel and independent financial advisors, is reasonably capable of making a “Smucker Superior Proposal,” as defined below;

•

that the board of directors of Smucker determines, in good faith, after consulting with its independent financial advisor, constitutes or is reasonably likely to lead to a Smucker Superior Proposal; and

•	that was not solicited by Smucker and that did not otherwise result from a breach of the non-solicitation covenant.

A “Smucker Superior Proposal” means any bona fide proposal made by a third party to acquire 50% or more of the equity securities or all or substantially all the assets of Smucker, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, on terms which the board of directors of Smucker determines in its good-faith judgment after consulting with its independent financial advisor:

•

to be superior from a financial point of view to the holders of Smucker common shares than the Transactions, taking into account all the terms and conditions of such proposal and the Transaction Agreement (including any proposal by P&G to amend the terms of the Transactions) as well as any other factors deemed relevant by Smucker’s board of directors; and

•	is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

The Transaction Agreement also provides that Smucker’s board of directors or any of its committees will not:

•

withdraw or modify in a manner adverse to P&G or Folgers, or publicly propose to withdraw or modify in a manner adverse to P&G or Folgers, the approval, recommendation or declaration of advisability by the board of directors of Smucker of the Transaction Agreement, the ancillary agreements or any of the Transactions, including the approval of the issuance of shares of Smucker common shares in connection with the Merger and approval of the Transactions;

•	approve, adopt or recommend any agreement relating to a Smucker Takeover Proposal; or

•	approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Smucker Takeover Proposal.

Notwithstanding the foregoing, if, prior to the Smucker shareholder vote to approve the issuance of Smucker common shares in connection with the Merger and approve the Transactions, Smucker’s board of directors receives a Smucker Superior Proposal, and reasonably determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties to the shareholders of Smucker under applicable law, then on the fifth business day following written notice to P&G, Smucker’s board of directors may withdraw or modify its recommendation to the shareholders to approve the issuance of Smucker common shares in connection with the Merger and approve Transactions and, in connection therewith, recommend such Smucker Superior Proposal.

In all cases, the Transaction Agreement provides that Smucker must promptly advise P&G orally and in writing of any Smucker Takeover Proposal or any inquiry that with respect to or that could reasonably be expected to lead to any Smucker Takeover Proposal, and the identity of the person making any such Smucker Takeover Proposal or inquiry and the material terms of any such Smucker Takeover Proposal or inquiry.

Stock Exchange Listing

Smucker will use its commercially reasonable efforts to ensure that its shares issued in connection with the Merger are approved for listing on the NYSE prior to the closing date of the Transactions.

Indemnification

From and after the closing of the Transactions, P&G and Smucker have agreed to indemnify and hold harmless the other, as well as their respective directors, officers, employees and agents, from and against any and all losses arising out of or related to (1) breaches by the indemnifying party of its covenants in the Transaction Agreement relating to confidentiality, cooperation in tax matters, access to certain information about the other party’s business and employee matters and (2) inaccuracies in the information provided by the indemnifying party to the other party for inclusion in SEC filings.

Other Covenants and Agreements

The Transaction Agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the Transaction Agreement) relating to:

•	confidentiality and access by each party to certain information about their respective businesses;

•

notification by each party to the other of any notice of a consent that may be required in connection with the Transactions, any action commenced or threatened relating to the completion of the Transactions and any change that may have a material adverse effect;

•	cooperation with respect to any public announcements regarding the Transactions;

•	cooperation relating to the preparation and filing of required tax returns, determining tax liability or conducting an audit or other tax-related proceeding;

•	cooperation among the parties relating to the prompt preparation and filing of certain required filings with the SEC;

•	the execution and delivery of the Voting Agreement;

•	cooperation in amending any of the transaction documents to the extent reasonably requested by either party to enable its counsel to deliver the tax opinions contemplated by the Transaction Agreement;

•	updating by Smucker of the terms of the Intellectual Property Matters Agreement and the Transition Services Agreement; see “Additional Agreements;” and

•	notification by P&G to Smucker of the anticipated terms and timing of the exchange offer relating to the Distribution.

Conditions to the Merger

The respective obligations of Smucker, Merger Sub, P&G and Folgers to consummate the Transactions are subject to the satisfaction of the following additional conditions:

•	the Smucker shareholders will have approved the issuance of Smucker common shares in the Merger and authorized the Transactions at the special meeting;

•	no preliminary or permanent injunction or other order will have been issued that would make the completion of the Transactions unlawful;

•	the Smucker common shares to be issued in the Merger will have been authorized for listing on the NYSE, subject to notice of official issuance;

•

certain required filings with the SEC will have become effective under the Securities Act of 1933 and will not be the subject of any stop order or proceedings seeking a stop order, and (1) if the Distribution is effected in whole or in part as a split-off, the offer period in the exchange offer required by applicable securities laws will have expired or (2) if the Distribution is effected in whole or in part as a spin-off, the applicable notice periods required by applicable stock exchange rules or securities laws will have expired;

•	any waiting period under the HSR Act will have expired or been terminated; and

•	the Contribution and the Distribution will have occurred.

In addition, the obligation of Smucker to consummate the Transactions is subject to the satisfaction of the following additional conditions:

•	all covenants of P&G under the Transaction Agreement and the ancillary agreements to be performed on or before the closing of the Merger will have been performed by P&G in all material respects;

•	the representations and warranties of P&G with respect to the capital structure of Folgers will be true and correct in all but de minimis respects;

•

the representations and warranties of P&G, disregarding all qualifications relating to materiality or material adverse effect other than qualifications relating to Folgers’ material contracts, will be true and correct in all respects at and as of the closing date of the Merger (except for representations and warranties made as of a specified date, which will be true and correct only as of such specified date), with only such exceptions as have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Coffee Business;

•	P&G will have delivered to Smucker an officer’s certificate to the effect that each of the conditions specified in the preceding three bullet points have been satisfied; and

•

Smucker will have received a written opinion, dated as of the closing date, from Weil, Gotshal & Manges LLP, its special tax counsel, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code.

In addition, the obligation of P&G to consummate the Transactions is subject to the satisfaction of the following conditions:

•

all covenants of Smucker under the Transaction Agreement and the ancillary agreements to be performed on or before the closing of the Merger will have been performed by Smucker in all material respects;

•	the representations and warranties of Smucker with respect to its capital structure will be true and correct in all but de minimis respects;

•

the representations and warranties of Smucker, disregarding all qualifications relating to materiality or material adverse effect other than qualifications relating to Smucker’s material contracts, will be true and correct in all respects at and as of the closing date of the Merger (except for representations and warranties made as of a specified date, which will be true and correct only as of such specified date), with only such exceptions as have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Smucker;

•	Smucker will have delivered to P&G an officer’s certificate to the effect that each of the conditions specified in the preceding three bullet points have been satisfied;

•

P&G will have received a written opinion, dated as of the closing date, from Cadwalader, Wickersham & Taft LLP, its special tax counsel, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code;

•

P&G will have received a written opinion, dated as of the closing date, from Cadwalader, Wickersham & Taft LLP to the effect that (i) the Contribution, taken together with the Distribution, should qualify as a tax-free reorganization pursuant to section 368(a)(1)(D) of the Code, (ii) the Distribution, as such, should qualify as a distribution of Folgers stock to P&G shareholders pursuant to section 355 of the Code, and (iii) the Merger should not cause section 355(e) of the Code to apply to the Distribution; and

•	if P&G elects to effect the Distribution by way of an exchange offer, at least 59% of the shares of Folgers common stock issued to P&G will be distributed to P&G shareholders in the exchange offer.

Termination of the Transaction Agreement

The Transaction Agreement may be terminated and the Transactions may be abandoned at any time prior to the closing date in the following manner:

•	by mutual written consent of P&G and Smucker;

•	by either P&G or Smucker if:

•	upon a vote at a duly held shareholders’ meeting the Smucker shareholders do not approve the issuance of Smucker common shares in the Merger and the authorization of the Transactions;

•

the closing date does not occur on or prior to March 31, 2009, unless the failure of the closing to occur by that date is due to the failure of the party seeking to terminate the Transaction Agreement to perform or observe in all material respects the covenants and agreements of such party under the Transaction Agreement; or

•

any law makes the completion of the Transactions illegal or otherwise prohibited or any governmental authority takes any action restraining, enjoining or otherwise prohibiting any material component of the Transactions and such action becomes final and non-appealable;

•	by P&G if:

•

Smucker’s board of directors or any committee thereof withdraws, or modifies in a manner adverse to P&G or Folgers or publicly proposes to withdraw or modify in a manner adverse to P&G or Folgers, its approval or recommendation of the Transaction Agreement or any of the Transactions, fails to recommend to Smucker’s shareholders that they give the approval of the issuance of Smucker common shares in the Merger and authorize the Transactions, or approves or recommends, or proposes publicly to approve or recommend, any Smucker Takeover Proposal;

•	Smucker breaches its non-solicitation covenants;

•

Smucker or Merger Sub breaches or fails to perform any of its representations and warranties or covenants and agreements contained in the Transaction Agreement, which breach or failure to perform would give rise to the failure of a condition in the Transaction Agreement and could not be cured within 60 days of written notice to Smucker of such breach; or

•	any of P&G’s conditions to its obligations to consummate the Transactions become incapable of fulfillment and are not waived by P&G;

•	by Smucker if:

•

P&G or Folgers breaches or fails to perform any of its representations and warranties or covenants and agreements contained in the Transaction Agreement, which breach or failure to perform would give rise to the failure of a condition in the Transaction Agreement and could not be cured within 60 days of written notice to P&G of such breach; or

•	any of Smucker’s conditions to its obligation to consummate the transactions become incapable of fulfillment and are not waived by Smucker.

Effect of Termination

In the event of termination by P&G or Smucker, written notice will be given to the other party and the Transaction Agreement and the ancillary agreements contemplated by the Transaction Agreement will be terminated. Each party will return documents received from the other party.

If the Transaction Agreement is terminated, it will become void and of no effect, except that the provisions related to the obligations to keep information confidential, termination fees and expenses, publicity, the general provisions and the termination section will survive the termination.

In addition, Smucker may be responsible to pay P&G certain fees as described under “—Covenants—Fees and Expenses.”

Indemnification and Survival

Except as provided in the Tax Matters Agreement, no representations and warranties, covenants and agreements of Smucker, Merger Sub, Folgers and P&G will survive the closing date, except covenants in the Transaction Agreement relating to confidentiality, cooperation in tax matters, access to certain information about the other party’s business and employee matters and representations and warranties relating to inaccuracies in the information provided by the indemnifying party to the other party for inclusion in SEC filings.

THE SEPARATION AGREEMENT

The following is a summary of the material provisions of the Separation Agreement. This summary is qualified in its entirety by the Separation Agreement, a copy of which is attached as Annex B to this document. The rights and obligations of the parties are governed by the express terms and conditions of the Separation Agreement and not by this summary or any other information included in this document. You are urged to read the Separation Agreement carefully and in its entirety. See also “Where You Can Find More Information; Incorporation by Reference.”

Overview

The Separation Agreement provides for the separation of the Coffee Business from P&G. Among other things, the Separation Agreement specifies the assets of P&G and certain of its subsidiaries related to the Coffee Business to be transferred to, and liabilities of P&G and certain of its subsidiaries related to the Coffee Business to be assumed by, Folgers and its subsidiaries, and sets forth when and how these transfers and assumptions will occur. The Separation Agreement also includes procedures by which P&G and Folgers will become separate and independent companies. The matters addressed by the Separation Agreement include, without limitation, the matters described below.

Recapitalization

The Separation Agreement provides that Folgers will be recapitalized in connection with the Distribution. In partial consideration for the assets of the Coffee Business transferred from P&G to Folgers as further described below under “—Transfer of the Coffee Business and Assumption of Liabilities,” Folgers will:

•

issue additional shares of Folgers common stock to P&G, which P&G will dispose of, together with the shares of Folgers common stock issued to P&G at the time of Folgers’ incorporation, in the exchange offer (and, if P&G continues to hold shares of Folgers common stock after the completion of the exchange offer, in one additional pro rata distribution effected immediately after the exchange offer in a manner consistent with the separation’s intended qualification as a tax-free transaction); and

•	pay a cash dividend of an amount up to $350 million to P&G.

See “The Transactions—Determination of Number of Shares of Folgers Common Stock to be Distributed to P&G Shareholders” for further information and a description of the additional shares of Folgers common stock that could be issued in the Contribution under certain circumstances.

In connection with the Contribution and to fund the cash dividend, Folgers will enter into third-party borrowing arrangements for the Folgers Debt.

Transfer of the Coffee Business and Assumption of Liabilities

Subject to the terms and conditions contained in the Separation Agreement:

•

P&G or a subsidiary of P&G will transfer to Folgers or a subsidiary of Folgers certain assets associated with the Coffee Business, and Folgers or a subsidiary of Folgers will assume certain liabilities related to the Coffee Business;

•	P&G will cause Folgers (or any relevant subsidiaries of Folgers or P&G at such time) to transfer certain assets to P&G or one of P&G’s subsidiaries (i.e., certain assets which the parties have agreed are being excluded from the transfer of the Folgers business to Folgers as part of the separation), and P&G or one of its subsidiaries will assume certain liabilities (i.e., certain liabilities which the parties have agreed are being excluded from the transfer of the Folgers business to Folgers as part of the separation); and

•	following the Distribution, the parties will transfer any misallocated assets or liabilities to such other party as such party would have been entitled to under the Separation Agreement.

The assets to be transferred or assigned to Folgers or one of its subsidiaries include the following, to the extent that they are owned by P&G or its subsidiaries at the business transfer time:

•

all of the tangible personal property, inventory, real property, claims, governmental licenses and permits and contracts that are exclusively used in the Coffee Business, including items listed on specified schedules;

•	all of the equity interests of certain specified subsidiaries of P&G;

•	all of the books and records that exclusively relate to the Coffee Business;

•

all of the assets that are identified on a specified balance sheet of the Coffee Business and all assets acquired subsequent to the date of this balance sheet that are of a nature that they would have been included on that balance sheet had they been owned by P&G as of that date, and any assets that have been written off, expensed or fully depreciated that, had they not been written off, expensed or fully depreciated would have been included on that balance sheet, subject to certain adjustments;

•	all intellectual property exclusively related to the Coffee Business (including those listed on a specified schedule);

•	all assets located at the Winton Hill facility and Beckett Ridge Research Center which are specifically identified on a schedule; and

•	subject to certain exceptions including in respect of specifically enumerated excluded assets, any other assets held by P&G or its subsidiaries that are exclusively related to the Coffee Business.

The liabilities that would be assumed by Folgers or one of its subsidiaries include the following, to the extent that they are liabilities of P&G and its subsidiaries as of the business transfer time:

•

all of the liabilities that are identified on a specified balance sheet of the Coffee Business and all liabilities incurred subsequent to the date of this balance sheet that are of a nature that they would have been included on that balance sheet had they been incurred as of that date, subject to certain adjustments;

•	all liabilities of the Coffee Business-related to product recalls and returns, coupon obligations and promotional activities and gift cards;

•	all liabilities of the Coffee Business related to litigation and non-compliance with laws;

•	all liabilities under third-party borrowing arrangements for the Folgers Debt;

•	all liabilities arising out of environmental conditions arising out of operations or otherwise existing at any facilities or past facilities of the Coffee Business; and

•

all liabilities, whether arising before, on or after the business transfer time to the extent that they arise from the operation of the Coffee Business at any time, any of the transferred assets, or any operations of the Coffee Business entities after the date that the Folgers business is transferred to Folgers, including specified employee benefit plan liabilities.

Folgers will not, however, assume or be responsible for any liabilities under contracts not specifically allocated to Folgers or any overhead costs or similar liabilities incurred in connection with the operation of P&G’s businesses other than the Coffee Business.

The assets to be transferred to Folgers and its subsidiaries, and the liabilities to be assumed by Folgers and its subsidiaries, will exclude certain specified assets and liabilities, such as, among other things, certain specified intellectual property, employee benefit plans and the right to certain recoveries under specified litigation matters.

Intercompany Arrangements and Guaranties

Except for certain agreements such as the Separation Agreement and the ancillary agreements relating to the Transactions, all contracts between Folgers and its subsidiaries, on the one hand, and P&G and its subsidiaries (other than Folgers and its subsidiaries), on the other hand, will be terminated. Folgers and P&G also will settle all intercompany accounts (except as otherwise agreed) effective as of the Contribution, such that as of the Contribution, there will be no outstanding intercompany accounts between P&G and Folgers. It is anticipated that at or prior to the Contribution, all guaranties, securities, bonds, letters of credit or similar arrangements entered into or issued by P&G on behalf of the Coffee Business will be terminated or replaced.

Consents and Delayed Transfers

The Separation Agreement provides that P&G and Folgers will use their commercially reasonable efforts to obtain any required third-party consents or governmental approvals required in connection with the Distribution; provided, that P&G will not be required to make any payments or offer or grant any accommodation (financial or otherwise) to any third party or governmental authority to obtain any such consent or governmental approval, except to the extent that Folgers agrees to reimburse P&G for any such payments or accommodations. The transfer of any specific asset to either Folgers or P&G in connection with the separation will automatically be deferred until all legal impediments are removed or such consents have been obtained. The party retaining such asset will hold such asset for the benefit of the other (at such other party’s expense) until properly conveyed.

Inventory and Accounts Payable Adjustment

The Separation Agreement provides an adjustment mechanism by which the actual level of inventory and accounts payable being transferred to Folgers on the date of the Contribution will be calculated within 60 days following that date, and such amount will be compared against estimated inventory and accounts payable amounts of Folgers determined by the parties no later than 45 days prior to the closing date of the Merger. If the difference (whether positive or negative) between (1) the sum of (a) the actual inventory amount less (b) the actual accounts payable amount of Folgers on the business transfer date and (2) the sum of (y) the estimated inventory amount less (z) the estimated accounts payable amount of Folgers, in either case exceeds $6,000,000, then (i) any positive difference shall be paid by Folgers to P&G or (ii) the absolute value of any negative difference shall be paid by P&G to Folgers.

No Representations or Warranties

Under the Separation Agreement and the ancillary agreements relating to the Transactions, other than as expressly provided in that agreement, neither party will make any representations or warranties, express or implied, as to the value of any asset or liability, the existence of any security interest of any asset, the absence of defenses from counterclaims, or any implied warranties of merchantability and fitness for a particular purpose. Under the Separation Agreement, Folgers will take the assets and liabilities allocated to it “as is, where is,” and bear the economic risk relating to conveyance of, title to or the assumption of those assets and liabilities. See “The Transaction Agreement—Representations and Warranties” for a description of the representations and warranties related to the Coffee Business which are contained in the Transaction Agreement.

Distribution

Under the Separation Agreement, P&G may elect to effect the separation in the form of either (a) an exchange offer (and, if P&G continues to hold shares of Folgers common stock after the completion of this transaction, one additional pro rata distribution effected immediately following the completion of the exchange offer in a manner consistent with the separation’s intended qualification as a tax-free transaction) or (b) a one-step spin-off.

Mutual Releases and Indemnification

Without limiting the parties’ rights and obligations under the Separation Agreement and the ancillary agreements relating to the Transactions, both P&G and Folgers will release each other and specified related parties from any and all liabilities existing or arising from any acts or events occurring at or before the Contribution or any conditions existing or alleged to have existed on or before the Contribution.

In addition, under the Separation Agreement, Smucker, Folgers and its subsidiaries will, in general, be jointly and severally responsible to indemnify P&G and its subsidiaries against certain liabilities from claims relating to, arising out of or resulting from (whether prior to or following the Contribution):

•	Folgers’ liabilities and the liabilities of Folgers’ subsidiaries, including the failure to discharge or comply with any such liabilities; or

•

any breach by Smucker, Folgers or any of its subsidiaries of the Separation Agreement or the Intellectual Property Matters Agreement (indemnification under ancillary agreements will be governed by such agreement).

Further, under the Separation Agreement, P&G will (and will cause its subsidiaries to) to indemnify Smucker and Folgers and its subsidiaries against certain liabilities from claims relating to, arising out of or resulting from (whether prior to or following the Contribution):

•	certain specified excluded liabilities, not to be assumed by Folgers or its subsidiaries, including the failure to discharge or comply with any of such excluded liabilities; or

•	any breach by P&G or any of its subsidiaries of the Separation Agreement or the Intellectual Property Matters Agreement (indemnification under ancillary agreements will be governed by such agreement).

Specifically excluded from recoverable losses pursuant to the indemnification provisions in the Separation Agreement are (i) attorney’s fees or other arbitration or litigation expenses related to a direct claim between the parties or (ii) punitive, exemplary, special, consequential or similar damages or any diminution in value or indirect damages (including lost profits, revenues or opportunities), in each case, except to the extent awarded by a court of competent jurisdiction in relation to a third-party claim. The Separation Agreement also includes provisions relating to the defense and settlement of third-party claims.

Covenants

Subject to specified exceptions, P&G agrees not to, and not to permit its respective subsidiaries to, for a period of two years after the effective time of the Merger, directly or indirectly, solicit or employ an employee of Folgers or their respective subsidiaries.

Subject to specified exceptions, Smucker and Folgers agrees not to, and not to permit their respective subsidiaries to, for a period of two years after the effective time of the Merger, directly or indirectly, solicit or employ any management-level employee of P&G or its subsidiaries with whom Smucker or its representatives came into contact with prior to the effective time of the Merger in connection with the Transactions.

Except as otherwise provided in the Transition Services Agreement, each party will provide access for a period of six years following the business transfer time to certain shared information in its possession or control. The Separation Agreement also addresses ownership of information, record retention, compensation for providing information and production of witnesses. The Separation Agreement also includes covenants relating to Folgers’ discontinuation of the use of names retained by P&G, the removal of tangible assets transferred to Folgers and P&G from facilities transferred to Folgers or retained by P&G, as applicable, and restrictions on the utilization of intellectual property in connection with certain restricted activities relating to the manufacture and sale of certain fruit-flavored products.

Dispute Resolution

Any dispute that arises out of or relates to the Separation Agreement or the ancillary agreements will be subject to a binding dispute resolution mechanism that involves consultation and negotiations between specified officers of the parties, followed by mediation, followed by arbitration.

Conditions to Contribution and Distribution

The completion of the Contribution and Distribution is conditional upon the fulfillment (or waiver by P&G) at or prior to the date of the Contribution and Distribution the conditions that

•

each of the parties to the Transaction Agreement shall have irrevocably confirmed to each other that each condition in Article VI of the Transaction Agreement (other than certain exceptions) to such party’s respective obligations to effect the Merger (i) has been fulfilled, (ii) shall be fulfilled at the effective time of the Merger, or (iii) has been waived by such party, as the case may be; and

•	Folgers has received the financing in connection with the Folgers Debt.

P&G’s exchange offer is subject to various conditions listed in Folgers’ registration statement and Smucker’s registration statement and will be completed on the closing date of the Transactions.

Termination

Prior to the effective time of the Merger, the Separation Agreement will terminate without further action at any time before the effective time of the Merger upon the termination of the Transaction Agreement. In the event of such a termination, neither party will have any further liability to the other party except as provided in the Transaction Agreement.

DEBT FINANCING

Folgers Debt

Effective June 4, 2008, Folgers, Bank of America, N.A., Banc of America Securities LLC and Bank of Montreal entered into a commitment letter and fee letter (collectively, the “financing letters”) with respect to the provision of $350 million of financing as contemplated by the Transactions. The financing provided for in the commitment letter is subject to execution of loan documentation by March 31, 2009 and other customary conditions. Folgers has agreed to pay certain fees to Bank of America, N.A., Banc of America Securities LLC and Bank of Montreal in connection with the commitment letter and has agreed to indemnify such parties against certain liabilities. The following is a summary of certain material terms and provisions of the financing letters.

The Credit Facility

The Folgers Debt credit facility will provide for a $350 million term loan. The Folgers Debt will mature one year and one day from the day the debt is incurred by Folgers. The term loan does not have required amortization, but is required to be prepaid by Folgers with net proceeds received by Folgers from certain asset sales, equity issuances or incurrence of additional debt, subject in each case to certain exceptions. In addition, the Folgers Debt will be required to be prepaid in full on the date 31 days after the day the debt is incurred by Folgers if the merger of Merger Sub with Folgers is not consummated on or before that date.

Guarantees; Security

Following the effectiveness of the Merger, the Folgers Debt will be fully and unconditionally guaranteed by Smucker, subject to the terms of the Separation Agreement. The Folgers Debt will be unsecured.

Interest Rates

The Folgers Debt will bear interest at rates equal to, at Folgers’ option, either

•	The higher of (i) a base rate determined by the administrative agent and (ii) the federal funds rate plus .50%; or

•

The LIBOR rate plus a margin which will be determined based on the ratio of Folgers’ total debt to EBITDA. The applicable margin ranges from 1.25% to 1.75%. Folgers can elect interest periods of one, two, three or six months.

In addition, Folgers will pay the lenders under the credit facility a duration fee on each of the 90th, 180th and 270th days after the debt is incurred equal to .25% of the aggregate principal amount of the outstanding term loan.

Covenants

The Folgers Debt facility will contain various negative covenants that will restrict Folgers and its subsidiaries in their activities (subject to exceptions) including, but not limited to, limitations on liens and other encumbrances, the incurrence of debt, limitations on investments and acquisitions, limitations on transactions with affiliates, and limitations on asset sales. The Folgers Debt facility will also require Folgers and its subsidiaries to comply with various affirmative covenants typical for transactions of this type. In addition, Folgers and its subsidiaries will be required to comply with a maximum leverage test. Upon Smucker becoming a guarantor of the Folgers Debt, Smucker and its subsidiaries will be required to comply with covenants substantially similar to those under the Folgers Debt facility. In addition, Smucker and its subsidiaries will be required to comply with the following financial performance tests: (i) a minimum interest coverage test and (ii) a maximum leverage test.

Events of Default

The Folgers Debt facility will contain various events of default, including, but not limited to, payment defaults, defaults under other material indebtedness agreements, breaches of representations and warranties, noncompliance with covenants, judgments in excess of certain amounts, failure of the guarantee, bankruptcy related events of default and change of control.

Smucker Special Dividend Financing

In connection with the Transactions, Smucker will distribute the Smucker Special Dividend to each record holder of Smucker common shares as of a record date prior to the commencement of the exchange offer. P&G shareholders participating in the exchange offer will not receive the Smucker Special Dividend in respect of the Smucker common shares that they receive in the Merger. As of June 30, 2008, Smucker had approximately $180 million of borrowing capacity available under its currently existing credit facilities. Smucker expects to incur up to approximately $274 million of indebtedness to finance the payment of the Smucker Special Dividend by increasing the borrowing capacity under its existing credit facilities or entering into new credit facilities, or through a capital markets debt financing, or through some combination of these transactions.

THE VOTING AGREEMENT

The following is a summary of the material terms of the Voting Agreement between P&G and those Smucker shareholders set forth below and is qualified by reference to the complete text of the agreement, a copy of which was filed by Smucker with the SEC on June 5, 2008 and which is incorporated by reference in this document. You should read the Voting Agreement carefully and in its entirety.

The following sets forth a list of the Smucker shareholders that are a party to the Voting Agreement with P&G, the capacity in which each shareholder executed the Voting Agreement, and the position, if any, that the shareholder holds with Smucker.

Name	Capacity (ies)	Title
Timothy P. Smucker	Individually	Chairman and Co-Chief
	Trustee, Sarah L. Smucker Revocable Trust	Executive Officer, and Director
Trustee, Willard E. Smucker Foundation
Trustee, Reid S. Smucker Revocable Trust
Trustee, Protected Trust and Exempt Trust
FBO Timothy P. Smucker

Jennifer C. Smucker	Individually
Trustee, Timothy P. Smucker Trust
FBO John Enoch Smucker
Trustee, Timothy P. Smucker Trust
FBO Sarah L. Smucker
Trustee, Timothy P. Smucker Trust
FBO Jackson Mark Smucker
Trustee, Timothy P. Smucker Trust
FBO Ella Agnes Smucker
Trustee, Timothy P. Smucker Trust
FBO Phoebe Noel Smucker
Trustee, Timothy P. Smucker Trust
FBO Noah Jerome Smucker

Richard K. Smucker	Individually	President and Co-Chief
	Trustee, Protected Trust and Exempt Trust	Executive Officer, and Director
FBO Julie E. Smucker

Emily D. Smucker	Individually

Susan Smucker Wagstaff	Individually
Trustee, Susan S. Wagstaff Trust
Trustee, Protected Trust and Exempt Trust
FBO Susan S. Wagstaff

H. Reid Wagstaff	Trustee, H. Reid Wagstaff Trust

Agreement to Vote and Proxy

In connection with the Transactions, P&G and the Smucker shareholders set forth above entered into a Voting Agreement relating to voting of Smucker Shares beneficially owned by such shareholders in connection with the Merger. On June 4, 2008, these shareholders beneficially owned in the aggregate 3,298,441 Smucker common shares. These shares represented between approximately 6% and 15% of the voting power of Smucker common shares outstanding on June 4, 2008, based on Smucker’s current best estimate of the voting power of these shareholders under Smucker’s current time phase voting structure.

Under the terms of the Voting Agreement, these Smucker shareholders agreed that, until the Voting Agreement is terminated, they would vote or consent or cause to be voted, and grant P&G a proxy to vote, their shares:

•

in favor of the issuance of Smucker common shares pursuant to the Merger and the authorization of the Transactions and, to the extent that a vote is solicited in connection with the Voting Agreement or the Transaction Agreement, any other action required or desirable in furtherance of the Voting Agreement or the Transaction Agreement;

•

against approval of any action, agreement or proposal that would result in a breach of any representation, warranty, covenant, or obligation of Smucker in the Transaction Agreement or ancillary agreement or that would delay or hinder the completion of the Transactions or that would preclude fulfillment of a condition precedent under the Transaction Agreement to Smucker’s, P&G’s, Folgers’ or Merger Sub’s obligation to consummate the Transactions; and

•

against approval of any action, agreement, or proposal made in opposition to or in competition with the issuance of Smucker common shares pursuant to the transactions and the completion of the Transactions, including, without limitation, any Smucker Takeover Proposal or Smucker Superior Proposal.

In addition, each of the Smucker shareholders granted to P&G a proxy to vote that Smucker shareholder’s shares in accordance with the foregoing.

Restrictions on Transfer

Each Smucker shareholder that is a party to the Voting Agreement also agreed that from the date of the Voting Agreement until its termination, the shareholder will not, directly or indirectly:

•	transfer any or all of his, her or its Smucker common shares or any interest in them, except pursuant to the terms of the Voting Agreement;

•

grant any proxy or power of attorney, deposit any Smucker common shares into a voting trust or enter into a voting agreement or arrangement with respect to that shareholder’s shares, except as provided in the Voting Agreement; or

•

take any other action that would make any representation or warranty of the Smucker shareholder contained in the Voting Agreement untrue or incorrect or have the effect of preventing or disabling that shareholder from performing that shareholder’s obligations under the Voting Agreement.

In addition the Voting Agreement provides that, to the extent these Smucker shareholders are already bound by an agreement requiring them to transfer their shares to another person or entity, the shareholder will not effect that transfer unless, prior to the transfer, the shareholder causes the transferee to be bound by and to execute an agreement in the form of the Voting Agreement with respect to the shares to be transferred.

In addition, in connection with ensuring that the Distribution does not become taxable to P&G under section 355(e) of the Code, the Smucker shareholders bound by the Voting Agreement are also generally prohibited from purchasing or acquiring record or beneficial ownership of any additional Smucker common shares (or warrants or options to acquire Smucker common shares) for two years after the effective date of the Merger, or entering into any agreement or commitment to purchase Smucker common shares or warrants or options to acquire Smucker common shares for the same two-year period. However, the Voting Agreement provides certain exceptions for certain qualified public trading acquisitions, certain compensation related grants and acquisitions to which the shareholder had certain entitlements at the time of the Merger and certain other compensation related acquisitions to the extent permitted by the Tax Matters Agreement.

Standstill

In addition, the Smucker shareholders that are a party to the Voting Agreement agreed that they would not solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to any person relating to any transaction regarding a Smucker Takeover Proposal or a Smucker Superior Proposal. See “The Transaction Agreement—Covenants.”

Termination

The Voting Agreement, other than the restrictions on acquisitions set forth above that last for two years from the date of the Voting Agreement, will terminate upon the earlier to occur of the completion of the Merger and the termination of the Transaction Agreement in accordance with its terms.

ADDITIONAL AGREEMENTS

In connection with the Transactions, P&G, Folgers and Smucker will enter into additional agreements in order to aid in the transfer and transition of Folgers from P&G to Smucker. These agreements include a Transition Services Agreement, an Insurance Matters Agreement, an Intellectual Property Matters Agreement and a Building Lease Agreement. Smucker and P&G will also enter into a Tax Matters Agreement. The descriptions below of the Transition Services Agreement, the Intellectual Property Matters Agreement and the Tax Matters Agreement are qualified in their entirety by reference to the respective agreements, which are incorporated by reference herein. See also “Where You Can Find More Information; Incorporation by Reference.”

Transition Services Agreement

In connection with the Separation Agreement, Folgers and P&G will enter into a Transition Services Agreement, effective as of the closing of the Transactions. In order to facilitate the transition of the Coffee Business to Folgers (which, after the Merger, will be a wholly owned subsidiary of Smucker), under this agreement P&G will provide Folgers, on a fee-for-services basis, with specified services for a limited time following the completion of the Transactions, including the following: supply network solutions (i.e., orders fulfillment, shipment and billing), purchasing, North America product supply operations (i.e., order management and distribution), global data management, information technology services, market development organization, decision support services and reporting, customer and consumer solutions, consumer relations, service provider professional sales (i.e., payment processing, maintenance and operation support for customer management system and data warehouse), certain limited financial services and accounting, and market measurements. In addition to the fees being paid by Folgers for provision of the services, Smucker will pay a one-time “start-up” fee of $18.4 million.

The Transition Services Agreement also addresses certain matters with respect to the provision of such services, including the management of the relationship between the parties, the use of each other’s facilities, technology, software and proprietary rights, and company data and access to P&G systems used to provide the services.

The initial term of this agreement will be for a period of six months after the completion of the Transactions, unless earlier terminated as provided in the agreement. Folgers will have the option of extending the services (or as provided therein, a portion thereof) for additional one month periods (up to a maximum of six additional months) by providing 60 days prior notice to P&G. Folgers will generally be able to terminate the agreement or any services provided for a particular functional service area by giving 60 days prior notice to P&G, provided that if Folgers retains services under certain functional areas, other services on which they are dependent must also be maintained. Folgers and P&G will be able to terminate the agreement for cause. In addition to terminating the agreement for cause, P&G will be able to terminate the agreement immediately upon written notice if Folgers fails to pay any undisputed charges for any services within 30 days after receiving written notice of the possibility of termination for non-payment.

Generally, P&G and Folgers agree to indemnify each other and each other’s related parties from third-party claims related to the provision of these services. Except for claims arising out of gross negligence or willful misconduct and indemnification of certain third party claims, the parties aggregate liability for breach of the Transition Services Agreement is limited to $6 million, and except for cases of willful misconduct, no party will be liable for punitive, consequential, special or similar damages.

Insurance Matters Agreement

The Insurance Matters Agreement will address coverage under P&G’s existing director and officer insurance policies for matters that arise prior to the completion of the Transactions. Following the Transactions,

Folgers will be responsible for obtaining and maintaining insurance programs covering periods after the Transactions. Folgers will cease to be insured under the insurance policies maintained by P&G. Folgers and Smucker will indemnify Folgers’ directors and officers to the fullest extent permitted by law. Folgers directors and officers will retain all rights that they may have had immediately before the completion of the Transactions to the “non-indemnifiable claims” portion under the P&G directors and officers insurance policies, commonly referred to as the “Side A” coverage (i.e., coverage under the directors and officers insurance policies for non-indemnified claims, subject to the restrictions therein) for claims arising from events occurring prior to the completion of the Transactions. Folgers agrees to indemnify its directors and officers as provided in its organizational documents, and will not have access to “Side B” coverage (i.e., coverage under the directors and officers insurance policies providing reimbursement of payments that Folgers makes to indemnify its directors or officers) or “Side C” coverage (i.e., coverage under the directors and officers insurance policies providing reimbursement of losses incurred by Folgers arising from the acts of directors and officers in certain claims, such as securities claims).

Intellectual Property Matters Agreement

The Intellectual Property Matters Agreement will govern issues relating to intellectual property transferred to Folgers and intellectual property retained by P&G, including providing a license to Folgers of certain intellectual property retained by P&G.

Under the Intellectual Property Matters Agreement, P&G and its affiliates will grant to Folgers and its affiliates a non-exclusive, paid-up, worldwide license (with limited sublicense rights) in and to certain specified know-how and patents, solely for use in Folgers’ coffee field. This coffee field explicitly excludes, among other things, certain restricted activities relating to the manufacture and sale of certain fruit-flavored products. Subject to P&G’s termination rights this license will be irrevocable. The licenses granted to Folgers and its affiliates can only be sublicensed to (1) vendors, consultants, distributors, manufacturers and contractors making or distributing products or providing services in the coffee field for, to or on behalf of Folgers and (2) to customers of Folgers to the extent necessary for them to use the products or receive the services of Folgers.

Folgers, its affiliates and, as applicable, sublicensees will have the right to make improvements to the intellectual property licensed to it, but P&G will retain all rights, title and interest to the underlying intellectual property. Folgers will own all rights, title and interest to any improvements made solely by Folgers or its affiliates or sublicensees.

With certain specified exceptions, the parties will agree that, upon the request of Folgers within two years after the closing of the Transactions, the parties will negotiate in good faith to grant Folgers a non-exclusive and limited license to intellectual property that (1) constitutes know-how or a patent, (2) was necessary, as of the business transfer time, for the operation of Folgers’ business, and (3) was owned or controlled by P&G but not licensed to Folgers as part of the agreement or transferred to Folgers pursuant to the Separation Agreement.

In the event P&G no longer wishes to maintain certain patents not included in the intellectual property transferred to Folgers in the Separation Agreement, or to pursue continuations or foreign counterparts of the same, unless P&G elects to sell, transfer or assign such patent to a third party, P&G is required to notify Folgers, and Folgers may elect to have P&G assign its rights, title and interest to that patent to Folgers. In the event of any such assignment, the assigned patents will become the sole property of Folgers, but will include a non-exclusive license back to P&G for its use.

In the event Folgers no longer wishes to maintain patents included in the intellectual property transferred to Folgers in the Separation Agreement, or to pursue continuations or foreign counterparts of the same, unless Folgers elects to sell, transfer or assign such patent to a third party, Folgers is required to notify P&G, and P&G may elect to have Folgers assign its rights, title and interest to that patent to P&G. In the event of any such assignment, the assigned patents will become the sole property of P&G, but will include a non-exclusive license back to Folgers for its use.

The parties will agree that, upon the request of P&G within two years after the closing of the Transactions, the parties will negotiate in good faith to grant P&G a non-exclusive and limited license to any intellectual property transferred to Folgers. If the parties have not agreed to a license within 90 days after P&G’s initial request, Folgers will have no further obligation to negotiate with P&G with respect to the intellectual property.

Both parties will agree to various restrictions relating to the preservation of the confidentiality of the other party’s know-how. The agreement will also provide that the parties may seek equitable remedies, including preliminary injunctive relief, in the event that a party breaches the agreement. The licenses granted under the intellectual property matters agreement will begin at the completion of the Transactions and will continue in perpetuity until the underlying intellectual property expires, is abandoned, or is otherwise found invalid or unenforceable or the licenses are otherwise earlier terminated.

Either party will have the right to terminate the licenses granted under the agreement as to any particular item of intellectual property if the other party is in breach of the agreement and the breach materially affects the scope or use of such intellectual property or materially jeopardizes the subsistence, validity or enforceability of such intellectual property. Folgers will have the right to terminate the licenses granted under the agreement as to any particular intellectual property to which it is licensed on 30 days written notice to P&G. In the event of a change of control of Folgers whereby an entity that competes with P&G in connection with any goods or services outside of the coffee field obtained control of Folgers, Folgers will agree to take all necessary steps to ensure that none of the intellectual property licensed or otherwise provided to Folgers under the agreement is utilized by or disclosed to any unit, division or subsidiary of such entity that competes with P&G in connection with goods or services outside the coffee field.

Building Lease

Folgers’ corporate headquarters is currently located on property owned by P&G in Cincinnati, Ohio. P&G and Smucker will enter into an agreement under which P&G will lease space in these buildings to Smucker for a period of two years, with an option to terminate the lease with respect to certain premises upon 90 days notice effective at any time on or after the expiration of the first year of the Lease, commencing upon the completion of the Transactions, at a rate of approximately $3,162,000 per year.

Tax Matters Agreement

The Tax Matters Agreement will govern P&G’s, Smucker’s and Folgers’ respective rights, responsibilities and obligations with respect to both pre- and post-Distribution periods, including tax liabilities and benefits, the preparation and filing of tax returns, and the control of audits and other tax matters. P&G, Smucker and Folgers will enter into the Tax Matters Agreement effective as of the closing of the Transactions. P&G generally would be required under the Tax Matters Agreement to indemnify the Smucker Group for any taxes attributable to periods prior to the Distribution and, except as described below, taxes incurred in connection with the failure of the Transactions to qualify for tax-free treatment, and the Smucker Group would be required to indemnify P&G for any taxes attributable to Folgers’ operations for all periods following the Distribution.

Under the Tax Matters Agreement, the Smucker Group would be required to indemnify P&G against tax-related losses if the Distribution were taxable to P&G as a result of the acquisition of a 50% or greater interest in Smucker as part of a plan or series of related transactions that included the Distribution, except to the extent that the tax losses are attributable to P&G’s breach of certain representations and covenants in the Tax Matters Agreement. In addition, the Smucker Group would be required to indemnify P&G for any tax liabilities resulting from the failure of the Merger to qualify as a reorganization under section 368(a) of the Code or a similar provision of state or local law, including any impact of such failure on the Distribution’s qualification for tax-free treatment, except to the extent that such failure results from a breach by P&G of its representations and covenants in the agreements related to the Transactions or its representations made to tax counsel in connection with tax counsels’ rendering their tax opinions or a breach by Folgers, prior to the Distribution, of its representations and covenants in the agreements related to the Transactions. Finally, the Smucker Group generally would be required to indemnify P&G against tax-related losses that are attributable to a breach of covenant by Folgers after the Distribution or a breach of representation or covenant by Smucker. If P&G recognizes gain on the Distribution attributable to its breach of the representations and covenants described in the Tax Matters Agreement, P&G generally would not be entitled to indemnification under the agreement.

The Tax Matters Agreement will require that the Smucker Group, for a two-year period following the date of the Distribution, generally avoid taking certain actions. These limitations are designed to restrict actions that might cause the Distribution to be treated as part of a plan pursuant to which a 50% or greater interest (by vote or value) in Smucker is acquired or could otherwise cause the Distribution to become taxable to P&G. Unless Smucker delivers certain unqualified opinions of tax counsel or rulings from the IRS reasonably acceptable to P&G, in each case, confirming that a proposed action would not cause the Transactions to become taxable, Smucker and Folgers are each prohibited during the two-year period following the date of the Distribution from:

•	issuing, recapitalizing, repurchasing, redeeming or otherwise participating in acquisitions of its stock;

•	amending its certificate of incorporation or other organizational documents to affect the voting rights of its stock;

•	merging or consolidating with another entity, or liquidating or partially liquidating;

•	discontinuing, selling, transferring or ceasing to maintain its active business; or

•	engaging in other actions or transactions that could jeopardize the reorganization status of the Distribution and certain related transactions.

If Smucker or Folgers takes any of the actions above and such actions result in tax-related losses to P&G, then the Smucker Group generally would be required to indemnify P&G for such losses.

DESCRIPTION OF SMUCKER CAPITAL STOCK

The rights of Smucker shareholders are governed by Ohio law, Smucker’s amended articles of incorporation, which we refer to in this document as Smucker’s articles of incorporation, and Smucker’s amended regulations, which we refer to in this document as Smucker’s regulations. For information on how to obtain a copy of Smucker’s articles of incorporation and Smucker’s regulations, see “Where You Can Find More Information; Incorporation by Reference.”

The following is a summary of the terms and provisions of Smucker’s capital stock. This summary may not contain all the information that is important to you and is qualified in its entirety by reference to the complete text of Smucker’s articles of incorporation and Smucker’s regulations, which are incorporated by reference into this document, as well as applicable provisions of the Ohio Revised Code.

Smucker Common Shares

Smucker’s articles of incorporation permit the issuance of up to 150,000,000 Smucker common shares. This amount can be amended by Smucker’s board of directors without shareholder approval, to the extent permitted by Chapter 1701 of the Ohio Revised Code.

Voting Rights

Smucker’s articles of incorporation provide that, except as set forth below, each outstanding Smucker common share entitles the holder to one vote on each matter properly submitted to the shareholders for their approval, including any vote or consent for the election or removal of Smucker’s directors.

Notwithstanding the foregoing, holders of outstanding Smucker common shares who have held their Smucker common shares for at least four years without a change in beneficial ownership are entitled to ten votes on each of the following matters properly submitted to the shareholders, to the extent those matters are required to be submitted to the shareholders under Ohio law, Smucker’s articles of incorporation or Smucker’s regulations, stock exchange rules, or are otherwise submitted or presented to Smucker shareholders for their vote, consent, waiver or other action:

•

any matter that relates to or would result in the dissolution or liquidation of Smucker, whether voluntary or involuntary, and whether pursuant to Section 1701.86 or 1701.91 of the Ohio Revised Code or otherwise;

•

the adoption of any amendment to Smucker’s articles of incorporation or Smucker’s regulations or the adoption of amended articles of incorporation, other than the adoption of any amendment or amended articles of incorporation that increases the number of votes to which holders of Smucker common shares are entitled or expands the matters to which the time-phase voting provisions of Smucker’s articles of incorporation apply;

•

any proposal or other action to be taken by the shareholders of Smucker, whether or not proposed by the shareholders of Smucker, and whether proposed by authority of the board of directors of Smucker or otherwise, relating to Smucker’s rights plan or any successor plan;

•	any matter relating to any stock option plan, stock purchase plan, executive compensation plan, executive benefit plan, or other similar plan, arrangement, or agreement;

•

adoption of any agreement or plan of or for the merger, consolidation or majority share acquisition of Smucker or any of its subsidiaries with or into any other person, whether domestic or foreign, corporate, or noncorporate or the authorization of the lease, sale, exchange, transfer or other disposition of all, or substantially all, of Smucker’s assets;

•

any matter submitted to Smucker’s shareholders pursuant to Article Fifth (interested shareholder provision) or Article Seventh (control share provision) of Smucker’s articles of incorporation, as they may be further amended, or any issuance of Smucker common shares for which shareholder approval is required by applicable stock exchange rules; and

•

any matter relating to the issuance of Smucker common shares, or the repurchase of Smucker common shares that Smucker’s board of directors determines is required or appropriate to be submitted to Smucker shareholders under Ohio law or applicable stock exchange rules.

Each Smucker common share issued upon the conversion of shares of Folgers common stock in the Merger will entitle the holder to ten votes on each of the matters listed above. Upon a change of beneficial ownership of that Smucker common share following the Merger, the new holder will be entitled to only one vote on the matters listed above until that holder has held that share for four years without a further change in beneficial ownership. With respect to all other matters, including the election of directors, all Smucker common shares issued upon the conversion of shares of Folgers common stock in the Merger will be entitled to one vote per share.

Dividend Rights

Subject to the rights of holders of preferred shares, if any, holders of Smucker common shares are entitled to receive dividends as, when and if dividends are declared by Smucker’s board of directors out of assets legally available for the payment of dividends.

Liquidation Rights

In the event of a liquidation, dissolution or winding up of Smucker, whether voluntary or involuntary, after payment of liabilities and obligations to creditors and holders of preferred shares, if any, Smucker’s remaining assets are distributed ratably among the holders of common shares.

Preemption Rights

Smucker shareholders will not have any preemptive rights to purchase or subscribe for shares of any class or any other security of Smucker.

Redemption Rights

The Smucker common shares are not subject to redemption by Smucker or by the holder of the Smucker common shares.

Conversion Rights

The Smucker common shares are not convertible into shares of any other class or any other security of Smucker.

Repurchase

Under Smucker’s articles of incorporation, Smucker, by action of the board of directors and without action by Smucker shareholders, may purchase its own common shares in accordance with Ohio law. The board of directors may authorize such purchases to be made in the open market or through a private or public sale and at such price as the board of directors determines.

Transferability and Trading Market

All Smucker common shares that will be distributed to Folgers shareholders in the Merger will be freely transferable and listed for trading on the NYSE under the symbol “SJM,” except for restrictions applicable to “affiliates” of Folgers and except that resale restrictions may be imposed by securities laws in non-U.S. jurisdictions insofar as subsequent trades are made within these jurisdictions. Persons who are deemed to be affiliates of Folgers may resell Smucker common shares received by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Folgers generally include executive officers, directors and significant shareholders of Folgers. The Transaction Agreement requires P&G to use commercially reasonable efforts to cause each of its directors and executive officers who P&G believes may be deemed to be affiliates of Folgers to execute a written agreement to the effect that those persons will not sell, assign or transfer any of the Smucker common shares issued to them in the Merger unless that sale, assignment or transfer has been registered under the Securities Act of 1933, is in conformity with Rule 145 under the Securities Act of 1933 or is otherwise exempt from the registration requirements under the Securities Act of 1933.

This document does not cover any resales of the Smucker common shares to be received by Folgers shareholders in the Merger, and no person is authorized to make any use of this document in connection with any resale.

Liability to Further Calls or Assessments

The Smucker common shares, when issued, are duly and validly issued, fully paid and nonassessable.

Sinking Fund Provisions

The Smucker common shares have no sinking fund provisions.

Smucker Preferred Shares

Smucker’s articles of incorporation authorize 6,000,000 preferred shares. No preferred shares are currently issued and outstanding. Smucker’s board of directors has, however, established a series designated as Series A Junior Participating Preferred Shares, the number of shares of which is 1,500,000.

Smucker’s board of directors may establish and issue one or more series of preferred shares from time to time with such powers, preferences, rights, qualifications, limitations, and restrictions that are permitted by Smucker’s articles of incorporation, and as the board fixes by resolution, including:

•	dividend rights;

•	redemption rights and price;

•	sinking fund requirements;

•	voting rights;

•	conversion rights;

•	liquidation rights, preferences and price; and

•	restrictions on the issuance of shares of any class or series.

Holders of Smucker common shares will not have preemptive rights to participate in any issuance of preferred shares.

Smucker’s current board of directors believes that the preferred shares will provide flexibility for future financings and acquisitions for Smucker. Although there currently are no plans to issue preferred shares, it is contemplated that from time to time Smucker may consider transactions involving the issuance of preferred shares. Because Smucker’s articles of incorporation give Smucker’s board of directors flexibility in determining the terms of the preferred shares, the board of directors is able to issue preferred shares with terms suitable to existing market conditions at the time of issuance or to meet the needs of a particular transaction.

The ability of Smucker’s board of directors to issue preferred shares could enable them to render more difficult or discourage an attempt by another person or entity to obtain control of Smucker. The preferred shares could be issued by the board of directors in a public or private sale, merger, or similar transaction, increasing the number of outstanding shares and thereby diluting the equity interest and voting power, if the preferred shares were convertible into Smucker common shares, of a party attempting to obtain control of Smucker.

OWNERSHIP OF SMUCKER COMMON SHARES

The following table sets forth, as of August 28, 2008 (unless otherwise noted), the beneficial ownership of Smucker’s common shares by:

•	each person or group known to Smucker to be the beneficial owner of more than 5% of Smucker’s outstanding common shares;

•	each Director and named executive officer of Smucker; and

•	all Directors and executive officers of Smucker as a group.

Unless otherwise noted, the shareholders listed in the table below have sole voting and investment powers with respect to the common shares beneficially owned by them. The address of each Director and executive officer is Strawberry Lane, Orrville, Ohio 44667. As of August 28, 2008, there were 54,819,110 common shares outstanding.

Name	Number of Common Shares Beneficially Owned (1)(2)(3)(4)	Percent of Outstanding Common Shares
Ariel Capital Management, LLC (5)	5,684,715	10.37%
Barclays Global Investors NA (6)	3,891,799	7.11%
Timothy P. Smucker	1,893,049	3.45%
Richard K. Smucker	2,391,309	4.36%
Mark R. Belgya	56,927	0.10%
Vincent C. Byrd	159,492	0.29%
R. Douglas Cowan	17,807	*
Kathryn W. Dindo	25,573	*
Paul J. Dolan	5,738	*
Donald D. Hurrle, Sr.	33,484	*
Nancy Lopez Knight	2,438	*
Elizabeth Valk Long	32,683	*
Steven Oakland	67,355	0.12%
Gary A. Oatey	20,649	*
William H. Steinbrink	35,675	*
25 Directors and executive officers as a group (7)	4,075,461	7.37%

*	Less than 0.1%.
(1)	In accordance with SEC rules, each beneficial owner’s holdings have been calculated assuming full exercise of outstanding stock options covering common shares, if any, exercisable by such owner within 60 days after August 28, 2008. The common share numbers include such options as follows: Timothy P. Smucker, 80,000; Richard K. Smucker, 80,000; Mark R. Belgya, 28,000; Vincent C. Byrd, 89,176; Donald D. Hurrle, Sr., zero; Steven Oakland, 37,000; and all Directors and executive officers as a group, 514,473.
(2)	Includes restricted shares as follows: Timothy P. Smucker, zero; Richard K. Smucker, zero; Mark R. Belgya, 18,025; Vincent C. Byrd, 32,020; Donald D. Hurrle, Sr., 17,930; Steven Oakland, 22,370; and all executive officers as a group, 222,675.
(3)	Beneficial ownership of the following shares included in the table is disclaimed by Timothy P. Smucker: 477,798 common shares held by trusts for the benefit of family members of which Timothy P. Smucker is a trustee with sole investment power or a co-trustee with shared investment power; 202,062 common shares owned by the Willard E. Smucker Foundation of which Timothy P. Smucker is a trustee with shared investment power; and 142,090 common shares with respect to which Timothy P. Smucker disclaims voting or investment power.

Beneficial ownership of the following shares included in the table is disclaimed by Richard K. Smucker: 1,433,392 common shares held by trusts for the benefit of family members (including Timothy P. Smucker)

of which Richard K. Smucker is a trustee with sole investment power or a co-trustee with shared investment power; 202,062 common shares owned by the Willard E. Smucker Foundation of which Richard K. Smucker is a trustee with shared investment power; and 132,586 common shares with respect to which Richard K. Smucker disclaims voting or investment power.

Beneficial ownership of 1,466 common shares included in the table is disclaimed by Kathryn W. Dindo.

The number of common shares beneficially owned by all Directors and executive officers as a group has been computed to eliminate duplication of beneficial ownership.

(4)	Includes shares held for the benefit of the individual named under the terms of Smucker’s Amended and Restated Nonemployee Director Stock Plan, Smucker’s Nonemployee Director Deferred Compensation Plan, and Smucker’s 2006 Equity Compensation Plan as follows: R. Douglas Cowan, 7,307; Kathryn W. Dindo, 16,607; Paul J. Dolan, 5,738; Nancy Lopez Knight, 2,438; Elizabeth Valk Long, 21,238; Gary A. Oatey, 10,149; and William H. Steinbrink, 22,898. The shares indicated are held in trust for the Directors named and are voted pursuant to their direction.
(5)	According to a Schedule 13G/A of Ariel Capital Management, LLC, 200 E. Randolph Drive, Chicago, IL 60601, filed on April 10, 2008, Ariel is a U.S. limited liability company organized under the laws of the State of Delaware. As of March 31, 2008, Ariel had sole voting power of 4,582,449 common shares and sole dispositive power of 5,684,715 common shares.
(6)	According to a Schedule 13G of Barclays Global Investors, NA, 45 Fremont St., San Francisco, CA 94105, filed on February 6, 2008, Barclays is a U.S. company organized under the laws of the State of California. As of December 31, 2007, Barclays and certain related parties described in the filing had sole voting power of 3,337,227 common shares and sole dispositive power of 3,891,799 common shares.
(7)	Because under Smucker’s articles of incorporation shareholders may be entitled on certain matters to cast ten votes per share with regard to certain common shares and only one vote per share with regard to others, there may not be a correlation between the percent of outstanding common shares owned and the voting power represented by those shares. The total voting power of all the common shares can be determined only at the time of a shareholder meeting due to the need to obtain certifications as to beneficial ownership on common shares not held as of record in the name of individuals. Both the proposal relating to the approval of the issuance of Smucker common shares in the Merger and the authorization of the Transactions and the proposal to adopt amended articles of incorporation of Smucker in connection with the Merger are proposals on which the ten votes per share provisions of Smucker’s articles of incorporation will apply.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

All proposals submitted by shareholders who wish those proposals be considered for inclusion in the proxy materials for the 2009 annual meeting of shareholders must be received by us by March 15, 2009. Shareholder proposals not included in the proxy materials for the 2009 annual meeting of Smucker shareholders must each comply with the advance notice procedures set forth in Smucker’s regulations in order to be brought properly before that meeting. In general, the Smucker shareholder must:

•	be a Smucker shareholder of record at the time Smucker gives notice for the annual meeting;

•	be entitled to vote at the Smucker annual meeting; and

•	have given timely notice in writing to Smucker’s corporate secretary. To be timely, the shareholder notice must be received by Smucker’s corporate secretary by May 16, 2009.

In addition to the timing requirements, the advance notice provisions of Smucker’s regulations contain informational content requirements that also must be met. In general, a Smucker shareholder notice to Smucker’s corporate secretary must set forth, as to each matter the Smucker shareholder proposes to bring before the Smucker annual meeting, the following:

•	a description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting;

•	the shareholder’s name and address, as they appear on Smucker’s books;

•	the class and number of shares beneficially owned by the Smucker shareholder; and

•	any material interest the shareholder has in the business desired to be brought before the annual meeting.

A copy of the regulation provisions governing these timing procedures and content requirements may be obtained by writing to the corporate secretary of Smucker.

Unless shareholder proposals meet the requirements set forth above, the persons named in the proxies solicited on behalf of Smucker’s board of directors will have discretionary authority to vote on and may vote against any such shareholder proposal.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Smucker files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that Smucker has filed with the Securities and Exchange Commission at the following Securities and Exchange Commission public reference room:

100 F Street, N.E.

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

Smucker common shares are traded on the New York Stock Exchange under the symbol “SJM” and our Securities and Exchange Commission filings can also be read at the following address:

New York Stock Exchange, 20 Broad Street, New York, New York 10005

Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission’s internet website at www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the Securities and Exchange Commission. In addition, our Securities and Exchange Commission filings are also available to the public on our website, www.smuckers.com. Information contained on our website is not incorporated by reference into this document, and you should not consider information contained on that website as part of this document.

We incorporate by reference into this document the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any filings after the date of this document until the date of the special meeting. The information incorporated by reference is an important part of this document. Any statement in a document incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this document modifies or supersedes such statement. Any statement so modified or superseded will be not deemed, except as so modified or superseded, to constitute a part of this document.

Securities and Exchange Commission Filings

Commission file number 1-05111	Period
Annual Report on Form 10-K	Year ended April 30, 2008 (filed on June 27, 2008)
Current Reports on Form 8-K	Filed on June 5, 2008, June 23, 2008 and August 29, 2008

Smucker has supplied all information contained or incorporated by reference into this document relating to Smucker and its respective affiliates and brands.

You can obtain a copy of any document incorporated by reference into this document except for the exhibits to those documents from Smucker. You may also obtain these documents from the Securities and Exchange Commission or through the Securities and Exchange Commission’s website described above. Documents incorporated by reference are available from Smucker without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this document. You may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Smucker at the following address and telephone number:

The J. M. Smucker Company

Strawberry Lane

Orrville, Ohio 44667

Attention: Shareholder Relations

(330) 682-3000

If you would like to request documents, please do so by October 9, 2008 to receive them before the special meeting. If you request any of these documents from us, we will mail them to you by first-class mail, or similar means.

You should rely only on the information contained or incorporated by reference into this document in voting your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [•], 2008. You should not assume that the information contained in the document is accurate as of any other date, and neither the mailing of this document to Smucker’s shareholders nor the issuance of Smucker common shares in the merger will create any implication to the contrary.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of The Procter & Gamble Company

and the Board of Directors of The Folgers Coffee Company:

We have audited the combined balance sheets of The Folgers Coffee Company (the “Company”) as of June 30, 2007 and 2006, and the related combined statements of income, equity and cash flow for each of the three years in the period ended June 30, 2007. As discussed in Note 2, the combined financial statements have been carved-out from The Procter & Gamble Company’s consolidated financial statements to present the historical financial position, results of operations, and cash flows of The Procter & Gamble Company’s coffee business. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the combined financial statements of the Company include allocations of certain general corporate overhead costs from The Procter & Gamble Company. These costs may not be reflective of the actual level of costs which would have been incurred had the Company operated as a separate entity apart from The Procter & Gamble Company.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

March 20, 2008 (July 2, 2008 as to Note 14 and Note 18)

THE FOLGERS COFFEE COMPANY

COMBINED STATEMENTS OF INCOME

Years ended June 30, 2007, 2006 and 2005

(Dollars in millions)

	Year Ended June 30, 2007	Year Ended June 30, 2006	Year Ended June 30, 2005
NET SALES	$1,643.8	$1,497.3	$1,446.6
Cost of products sold	1,025.5	951.4	813.8

GROSS MARGIN	618.3	545.9	632.8

Selling, general and administrative expense	241.7	288.4	270.2
Goodwill impairment	57.9	—	—

OPERATING INCOME	318.7	257.5	362.6

Interest expense	1.7	1.8	2.0

Non-operating expenses	—	—	—

EARNINGS BEFORE INCOME TAXES	317.0	255.7	360.6

Income taxes	134.3	94.9	134.1

NET INCOME	$182.7	$160.8	$226.5

See notes to combined financial statements.

THE FOLGERS COFFEE COMPANY

COMBINED BALANCE SHEETS

June 30, 2007 and 2006

(Dollars in millions)

	June 30, 2007	June 30, 2006
ASSETS
CURRENT ASSETS:
Restricted cash	$17.2	$10.9
Accounts receivable, net	95.4	88.1
Inventories
Material and supplies	50.3	49.2
Work in progress	14.2	13.8
Finished goods	59.3	55.6

Total inventories	123.8	118.6
Deferred income taxes	8.3	12.0
Prepaid and other current assets	11.0	11.7

Total current assets	255.7	241.3

PROPERTY, PLANT AND EQUIPMENT:
Buildings	93.1	85.9
Machinery and equipment	583.2	565.1
Land	4.3	4.3

	680.6	655.3
Accumulated depreciation	(347.8)	(327.2)

NET PROPERTY, PLANT AND EQUIPMENT	332.8	328.1
GOODWILL	4.2	62.1
OTHER NONCURRENT ASSETS	25.4	24.4

Total assets	$618.1	$655.9

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$39.0	$41.6
Accrued expenses and other liabilities	69.9	86.7
Debt due within one year	8.1	9.5

Total current liabilities	117.0	137.8
LONG-TERM DEBT	6.7	7.7
DEFERRED INCOME TAXES	40.6	38.8

Total liabilities	164.3	184.3

EQUITY:
Divisional equity	454.0	475.1
Accumulated other comprehensive income	(0.2)	(3.5)

Total equity	453.8	471.6

Total liabilities and equity	$618.1	$655.9

See notes to combined financial statements.

THE FOLGERS COFFEE COMPANY

COMBINED STATEMENTS OF EQUITY

Years ended June 30, 2007, 2006 and 2005

(Dollars in millions)

	Divisional Equity Excluding Accumulated Other Comprehensive Income	Accumulated Other Comprehensive Income	Total Equity
BALANCE AT JUNE 30, 2004	$437.4	$1.6	$439.0
Cash distribution to P&G, net	(206.2)	—	(206.2)
Net income	226.5	—	226.5
Hedging activity	—	14.6	14.6

BALANCE AT JUNE 30, 2005	457.7	16.2	473.9
Cash distribution to P&G, net	(143.4)	—	(143.4)
Net income	160.8	—	160.8
Hedging activity	—	(19.7)	(19.7)

BALANCE AT JUNE 30, 2006	475.1	(3.5)	471.6
Cash distribution to P&G, net	(203.8)	—	(203.8)
Net income	182.7	—	182.7
Hedging activity	—	3.3	3.3

BALANCE AT JUNE 30, 2007	$454.0	$(0.2)	$453.8

Note:	Accumulated other comprehensive income is recorded net of tax of $0.1, $2.1 and $9.7 for fiscal 2007, fiscal 2006 and fiscal 2005, respectively.

See notes to combined financial statements.

THE FOLGERS COFFEE COMPANY

COMBINED STATEMENTS OF CASH FLOW

Years ended June 30, 2007, 2006 and 2005

(Dollars in millions)

	Year Ended June 30, 2007	Year Ended June 30, 2006	Year Ended June 30, 2005
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	$—	$—	$—

OPERATING ACTIVITIES:
Net income	182.7	160.8	226.5
Depreciation and amortization	31.5	42.0	30.7
Change in deferred income taxes	3.6	(5.9)	(3.2)
Change in accounts receivable	(7.3)	(7.9)	(23.9)
Change in inventories	(5.2)	11.9	(21.8)
Change in other assets	4.7	(17.8)	10.5
Changes in accounts payable	(2.6)	8.8	0.6
Changes in accrued liabilities	(16.8)	(9.2)	13.4
Goodwill impairment	57.9	—	—

TOTAL OPERATING ACTIVITIES	248.5	182.7	232.8

INVESTING ACTIVITIES:
Capital expenditures	(42.4)	(42.7)	(36.0)
Capital retirements	4.0	2.5	13.3
Change in restricted cash	(6.3)	0.9	(3.9)

TOTAL INVESTING ACTIVITIES	(44.7)	(39.3)	(26.6)

FINANCING ACTIVITIES:
Distributions to P&G, net	(203.8)	(143.4)	(206.2)

TOTAL FINANCING ACTIVITIES	(203.8)	(143.4)	(206.2)

CHANGE IN CASH AND CASH EQUIVALENTS	—	—	—

CASH AND CASH EQUIVALENTS, END OF YEAR	$—	$—	$—

SUPPLEMENTAL DISCLOSURE:
Assets acquired through non-cash capital leases	$7.8	$7.0	$24.3
Interest paid associated with capital leases	1.7	1.8	2.0
Taxes paid (considered remitted to P&G in the period recorded)	134.3	94.9	134.1

See notes to combined financial statements.

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

Note 1. Nature of Operations

The Folgers Coffee Company (“Folgers”) is a wholly owned subsidiary of The Procter and Gamble Company (“P&G”). Folgers does not currently have any assets or liabilities and does not have any operations.

P&G intends to exit its coffee business by separating Folgers. At that time the coffee business will be transferred from P&G to Folgers. The structure P&G selects to effect the separation has not been determined. These financial statements were prepared in contemplation of the separation and transfer of the coffee business from P&G to Folgers.

Folgers primarily engages in sourcing, blending and roasting green coffee beans and packaging, marketing and distributing quality branded coffee products, including roast and ground and single serve coffee products.

Note 2. Basis of Presentation

The Folgers combined financial statements reflect the historical financial position, results of operations and cash flow of the business to be transferred to Folgers by P&G as if the transfer had occurred prior to the periods presented. Prior to the separation, P&G has not accounted for Folgers as, and Folgers was not operated as, a stand-alone public company for the periods presented. Folgers’ historical financial statements have been “carved out” from P&G’s consolidated financial statements and reflect assumptions and allocations made by P&G. The combined financial statements do not fully reflect what Folgers’ financial position, results of operations and cash flow would have been had Folgers been a stand-alone public company during the periods presented. As a result, historical financial information is not necessarily indicative of what Folgers’ results of operations, financial position and cash flow will be in the future.

Folgers’ historical combined financial statements were prepared using P&G’s historical basis in the assets and liabilities of the Folgers business. Folgers’ historical combined financial statements include all revenues, costs, assets and liabilities directly attributable to the Folgers business. In addition, certain expenses reflected in the combined financial statements include allocations of corporate expenses from P&G, which in the opinion of management are reasonable (see further discussion in Note 4). All such costs and expenses have been deemed to have been paid by Folgers to P&G in the period in which the costs were recorded. Allocations of current income taxes are deemed to have been remitted, in cash, by or to P&G in the period the related income taxes were recorded. Amounts due to or from P&G have been classified within divisional equity.

The combined financial statements include Folgers and its subsidiaries. Intercompany transactions are eliminated.

Note 3. Significant Accounting Policies

Use of Estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. These estimates and assumptions are based on management’s best knowledge of current events and actions that Folgers may undertake in the future. Estimates are used in accounting for, among other items, consumer and trade promotion accruals, useful lives for property, plant and equipment and in-store equipment, future cash flow associated with goodwill and long-lived asset impairment testing, allocated pension/other post employment benefit costs, stock compensation, deferred tax assets and liabilities, potential income tax assessments and contingencies. Actual results may differ from these estimates and assumptions.

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

Revenue Recognition

Sales are recognized when revenue is realized or realizable and has been earned. The revenue recorded includes shipping and handling costs, which generally are included in the invoice price to the customer. Folgers’ policy is to recognize revenue when title to the product, ownership and risk of loss are transferred to the customer, which can either be on the date of shipment or the date of receipt by the customer. A provision for payment discounts and product return allowances is recorded as a reduction of sales in the same period that the revenue is recognized. Trade promotions, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons, are offered through various programs to customers and consumers. Sales are recorded net of trade promotion spending, which is recognized as incurred, generally at the time of the sale. Most of these arrangements have terms of approximately one year. Accruals for expected payments under these programs are included as accrued marketing and promotion expense in the accrued expenses and other liabilities line item in the combined balance sheets.

Costs of Products Sold

Cost of products sold is primarily comprised of direct materials and supplies consumed in the production of product, as well as production labor, depreciation expense and direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product. Cost of products sold also includes the cost to distribute products to customers, inbound freight costs, internal transfer costs, warehousing costs and other shipping and handling activity.

Selling, General and Administrative

Selling, general and administrative (SG&A) expense is primarily comprised of marketing expenses, selling expenses, research and development costs, administrative and other indirect overhead costs, depreciation expense on non-production assets and other miscellaneous operating items.

Research and development costs are expensed as incurred and were $13.7 in fiscal 2007, $16.6 in fiscal 2006 and $15.6 in fiscal 2005. Advertising costs, expensed as incurred, include television, print, radio, interactive, print media, Internet and in-store advertising expenses and were $87.5 in fiscal 2007, $77.0 in fiscal 2006 and $78.2 in fiscal 2005. Non-advertising related components of Folgers’ total marketing spending include (a) costs associated with consumer promotions, product sampling and sales aids, all of which are included in SG&A expense, and (b) coupons and customer trade funds, which are recorded as reductions to net sales.

Currency Translation

Financial positions and operating results of Canadian activities are measured using the local currency as the functional currency. The impact of foreign currency translation is not considered material.

Cash Flow Presentation

The statement of cash flow is prepared using the indirect method, which reconciles net earnings to cash flow from operating activities. These adjustments include the removal of timing differences between the occurrence of operating receipts and payments and their recognition in net income. The adjustments also remove cash flow from investing and financing activities, which are presented separately from operating activities. Cash flow from hedging activities is included in the same category as the items being hedged.

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

Cash and Restricted Cash

As described in Note 4, Folgers has historically participated in P&G’s cash management system; accordingly all cash derived from or required for Folgers’ operations is applied to or against divisional equity. Amounts reflected in restricted cash in the balance sheet represent funds held on deposit at financial institutions within margin accounts held as collateral related to futures contracts for the purchase of green coffee beans.

Accounts Receivable

Receivables are recognized net of payment discounts, product return allowances and uncollectable allowances. The allowance for doubtful accounts was $0.5 and $0.5 as of June 30, 2007 and 2006, respectively.

Inventory

Inventory is stated at lower of cost or market. The carrying value of certain coffee bean inventory is determined based on the last in, first out (LIFO) method while all other inventory is valued using the first in, first out (FIFO) method.

Property, Plant and Equipment

Property, plant and equipment is recorded at historical cost reduced by accumulated depreciation. Depreciation expense is recognized over the assets’ estimated useful lives using the straight-line method. Machinery and equipment includes office furniture and fixtures (15 year life), computer equipment and capitalized software (3 to 5 year lives) and manufacturing equipment (3 to 20 year lives). Buildings are depreciated over an estimated useful life of 40 years. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.

In-Store Equipment

In-store equipment is primarily comprised of grinders, coffee brewers, racks and bins installed at retail customers as well as coffee brewers installed at locations maintained by commercial customers. Balances are recorded at historical cost and classified within other noncurrent assets net of accumulated amortization. Amortization expense is generally recognized over an estimated useful life of 3 years using the straight-line method. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.

Goodwill

Goodwill balances, resulting from business combinations accounted for under the purchase method, are allocated to reporting units expected to derive the benefits of the acquisition. Goodwill is not amortized, but is evaluated annually for impairment or when indicators of a potential impairment are present. The annual evaluation for impairment of goodwill is based on valuation models that incorporate internal projections of expected future cash flow and operating plans.

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

Stock Based Compensation

Prior to separation, certain employees of Folgers participate in P&G’s various share based incentive plans under which stock options awards may be granted to certain executives and management. See Note 10.

Fair Values of Financial Instruments

Certain financial instruments are required to be recorded at fair value. The estimated fair values of such financial instruments (derivatives) have been determined using market information. Changes in assumptions or estimation methods could affect the fair value estimates. However, Folgers does not believe any such changes would have a material impact on its financial condition, results of operations or cash flow. The fair values of derivative instruments are disclosed in Note 9.

Hedging Activity

Hedging activities consist primarily of financial instruments utilized for hedging the price volatility of certain unpriced raw material contracts including green coffee beans. See Note 9 for further information.

New Accounting Pronouncements and Policies

Other than as described below, no new accounting pronouncement issued or effective during the fiscal year has had or is expected to have a material impact on the combined financial statements.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (FIN) 48, “Accounting for Uncertainty in Income Taxes.” FIN 48 addresses the accounting and disclosure of uncertain tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Folgers adopted FIN 48 as of July 1, 2007, and the impact of adoption was not material to the financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measures,” which establishes a framework for measuring fair value and expands disclosures about fair value measurements. Pursuant to FASB Financial Staff Position 157-2, the FASB issued a partial deferral of the implementation of SFAS 157 as it relates to all non-financial assets and liabilities where fair value is not already the required measurement attribute by other accounting standards. The remainder of SFAS 157 will be effective for Folgers on July 1, 2008. Folgers does not expect SFAS 157 to have a material impact on its financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (SFAS 115). SFAS 159 gives the option to carry most financial assets and liabilities at fair value, with changes recognized in earnings. SFAS 159 will be effective for Folgers in the fiscal year beginning July 1, 2008, although early adoption is permitted. Folgers is currently assessing the potential effect of SFAS 159 on its financial statements.

In December 2007, the FASB issued SFAS 141 (Revised), “Business Combinations” (SFAS 141R) and SFAS 160, “Noncontrolling Interests in Combined Financial Statements” (SFAS 160). SFAS 141R and SFAS 160 revise the method of accounting for a number of aspects of business combinations, including acquisition costs, contingencies (including contingent assets, contingent liabilities and contingent purchase price), the

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

impacts of partial and step-acquisitions (including the valuation of net assets attributable to non-acquired minority interests), and post acquisition exit activities of acquired businesses. SFAS 141R and SFAS 160 will be effective for Folgers on July 1, 2009.

Note 4. Related Party Transactions

These statements reflect allocated expenses associated with centralized P&G support functions including: legal, accounting, tax, treasury, internal audit, information technology, human resources and other services. The costs associated with these generally include all payroll and benefit costs as well as overhead costs related to the support functions. P&G also allocated costs to Folgers associated with office facilities, corporate insurance coverage and medical, pension, post-retirement and other health plan costs attributed to Folgers employees participating in P&G sponsored plans. Allocations are based on a number of utilization measures including headcount, square footage and proportionate effort. Where determinations based on utilization are impracticable, P&G uses other methods and criteria such as net sales that are believed to be reasonable estimates of costs attributable to Folgers. All such amounts have been deemed to have been paid by Folgers to P&G in the period in which the costs were recorded.

Central treasury activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and interest rate management. All P&G funding to Folgers since inception has been accounted for as capital contributions from P&G and all cash remittances from Folgers to P&G have been accounted for as distributions to P&G. Accordingly, no debt or related interest charges from P&G are reflected in these combined financial statements. For all periods presented, Folgers had significant net positive cash flow, which has been accounted for as distributions to P&G.

Note 5. Inventory

Inventories determined by the LIFO inventory method totaled $41.1 and $38.3 at June 30, 2007 and June 30, 2006, respectively. If the FIFO inventory method, which approximates replacement cost, had been used for these inventories, they would have been $52.0 and $49.8 higher at June 30, 2007 and June 30, 2006, respectively. LIFO liquidations did not have a material impact on cost of products sold in the fiscal years ended June 30, 2007, 2006 and 2005.

Note 6. Goodwill

	Fiscal 2007	Fiscal 2006
Retail, beginning of year	$4.2	$4.2
Impairment charges	—	—

End of year	4.2	4.2

Millstone, beginning of year	57.9	57.9
Impairment charges	(57.9)	—

End of year	—	57.9

Combined Folgers goodwill net, beginning of year	62.1	62.1
Impairment charges	(57.9)	—

End of year	$4.2	$62.1

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

Folgers recognized a goodwill impairment charge of $57.9 during fiscal 2007 in its Millstone segment. In December 2006, Millstone’s contract with Safeway for Safeway Select private label packaged coffee was not renewed. Coffee shipments under this contract ended in July 2007. The loss of these sales combined with continued competitive pressures in the gourmet coffee market and on-going increased operating costs resulting from Hurricane Katrina resulted in expected negative cash flow for the Millstone segment for the foreseeable future. Therefore, Millstone’s goodwill was determined to be fully impaired.

In conjunction with the Millstone goodwill impairment, Folgers reviewed its remaining related assets. As a result, Folgers adjusted the remaining useful life of its store-set equipment installed at Safeway locations that it expected would not be recovered, resulting in $1.5 of accelerated amortization expense in fiscal 2007. Folgers also assessed the realizability of all other long-term Millstone dedicated assets (primarily store-set equipment and direct-store delivery trucks) and concluded that no other impairments existed as the estimated fair value of such items approximated carrying value.

There is no goodwill associated with the Commercial segment.

Note 7. Supplemental Financial Information

Selected components of accrued expenses and other liabilities are set forth below:

	Fiscal 2007	Fiscal 2006
Marketing and promotion	$25.0	$46.3
Tax contingencies	22.7	17.0
Compensation expenses	10.1	9.4
Other	12.1	14.0

	$69.9	$86.7

Note 8. Short-term and Long-term Debt

From time to time, Folgers enters into service and supply arrangements with certain vendors, pursuant to which vendors procure specialized machinery and equipment dedicated to satisfying minimum production levels which Folgers is obligated to purchase. Folgers accounts for such arrangements as capital leases in accordance with SFAS 13, “Accounting for Leases,” which requires the capitalization of related amounts in property, plant and equipment with an offsetting amount recorded as a liability. Folgers had total obligations of $14.8 ($8.1 due within one year; $6.7 long-term debt) and $17.2 ($9.5 due within one year; $7.7 long-term debt) as of June 30, 2007 and June 30, 2006, respectively.

Note 9. Risk Management Activities

Folgers is exposed to market risks, primarily related to commodity prices. To manage the volatility related to these exposures, Folgers enters into various financial transactions, some of which qualify for hedge accounting under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. The utilization of these financial transactions is governed by Folgers’ policies covering acceptable counterparty exposure, instrument types and other hedging practices. Folgers does not hold or issue derivative financial instruments for speculative trading purposes.

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

At inception, Folgers formally designates and documents qualifying instruments as hedges of underlying exposures. Folgers formally assesses, both at inception and at least quarterly on an ongoing basis, whether the financial instruments used in hedging transactions are effective at offsetting changes in the purchase price of the related underlying exposure. Fluctuations in the value of these instruments generally are offset by changes in the purchase price of the underlying exposures being hedged. This offset is driven by the high degree of effectiveness between the exposure being hedged and the hedging instrument. Any ineffective portion of a change in the fair value of a qualifying instrument is immediately recognized in earnings.

Commodity Price Management

Certain raw materials utilized in Folgers’ products or production processes are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. The primary hedging programs are for hedging the variability of coffee prices in purchase contracts. In addition, Folgers hedges the purchase of packaging materials and other commodities. To manage the volatility related to anticipated purchases of certain of these materials, Folgers uses futures and options with maturities generally less than one year and swap contracts with maturities up to two years. Some of these market instruments are designated as cash flow hedges of the variability of commodity prices in purchase contracts under SFAS 133. The effective portion of the changes in fair values for these instruments is reported in accumulated other comprehensive income and reclassified into earnings in the same financial statement line item and in the same period or periods during which the hedged transactions affect earnings. Any ineffective portion is charged immediately to earnings.

The accumulated hedging gains/losses held in accumulated other comprehensive income were losses of $0.2 and $3.5 as of June 30, 2007 and 2006, respectively. All of the June 30, 2007 balances will be charged to earnings as inventory is sold over the next 12 months.

The effective portion of Folgers’ commodity hedging activity which qualified for hedge accounting treatment reflected in cost of products sold was a net loss of $6.2 for fiscal 2007 and a gain of $8.1 for fiscal 2006 and $17.7 for fiscal 2005. The ineffective portions of all qualifying hedges were immaterial for all years.

Additionally, certain hedges of coffee prices do not meet the requirements of SFAS 133, as a result the change in values for these hedges is immediately charged to net income. The amounts charged to net income as a component of cost of goods sold for these non-qualifying hedges were $1.0 gain, $10.1 loss and $0.2 gain for fiscal 2007, fiscal 2006 and fiscal 2005, respectively.

Credit Risk

Credit risk arising from the inability of a counterparty to meet the terms of Folgers’ financial instrument contracts, generally is limited to the amounts, if any, by which the counterparty’s obligations exceed its obligations to the counterparty. Folgers has not incurred and does not expect to incur material credit losses on its risk management or other financial instruments.

Foreign Currency Management

Folgers’ operations and sales activities are primarily located in the United States, with some operations in Canada. Transactions are primarily denominated in U.S. dollars. All green coffee bean contracts are denominated in U.S. dollars.

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

Note 10. Stock-Based Compensation

Certain of Folgers’ employees have been granted P&G stock options under P&G’s primary stock-based compensation plan. Under this plan, stock options are granted annually to key managers with exercise prices equal to the market price of the underlying common stock on the date of grant. Grants issued under this plan vest after three years and have a 10-year life. Grants issued from July 1998 through August 2002 vest after three years and have a 15-year life, while grants issued prior to July 1998 vest after one year and have a 10-year life. In addition to the grants made to key managers, a certain number of Folgers’ employees have been granted a small number of P&G stock options for which vesting terms and option periods are not substantially different. There are additionally other grants of small amounts of restricted stock and restricted stock units which are generally expensed at grant date.

Total stock-based compensation expense for stock option grants, restricted stock and restricted stock units was $3.6, $3.6 and $3.6 for fiscal 2007, fiscal 2006 and fiscal 2005, respectively.

In calculating the compensation expense for options granted, a Black-Scholes option-pricing model was utilized to estimate the fair value of each grant issued through December 31, 2004. Effective January 1, 2005, a binomial lattice-based model was utilized for the valuation of stock option grants. The utilization of the binomial lattice-based model did not have a significant impact on the valuation of stock options as compared to the Black-Scholes model. Assumptions utilized in the model, which are evaluated and revised, as necessary, to reflect market conditions and experience, were as follows:

Years ended June 30	Fiscal 2007	Fiscal 2006	Fiscal 2005
Interest rate	4.3%–4.8%	4.5%-4.7%	3.2%-4.5%
Weighted average interest rate	4.5%	4.6%	4.4%
Dividend yield	1.9%	1.9%	1.9%
Expected volatility	16%-20%	15%-20%	15%-20%
Weighted average volatility	19%	19%	20%
Expected life in years	9	9	9

Because lattice-based option valuation models incorporate ranges of assumptions for inputs, those ranges are disclosed in the preceding table. Expected volatilities are based on a combination of historical volatility of P&G common stock and implied volatilities of call options on P&G common stock. Folgers uses historical data to estimate option exercise and employee termination patterns within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the average period of time that options granted are expected to be outstanding. The interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant.

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

The following table summarizes stock option activity under the P&G plans as it relates to employees of Folgers:

	Options	Weighted Avg. Exercise Price	Weighted Avg. Remaining Contractual Life in Years	Aggregate Intrinsic Value
	Options and intrinsic value in thousands
Balance, June 30, 2004	1,827	$40.33
Granted	225	53.77
Exercised	(89)	29.84
Transfers In/(Out)	5	40.26

Balance, June 30, 2005	1,968	42.53	8.3	$20,340

Granted	222	59.75
Exercised	(104)	32.90
Transfers In/(Out)	(300)	42.43

Balance, June 30, 2006	1,786	45.30	7.6	$19,342

Granted	208	63.07
Exercised	(116)	37.45
Transfers In/(Out)	(390)	46.46

Balance, June 30, 2007	1,488	48.35	7.1	$19,470

Exercisable, June 30, 2005	1,107	37.04	8.2	$17,400
Exercisable, June 30, 2006	1,070	39.44	7.1	$17,301
Exercisable, June 30, 2007	934	42.12	6.2	$17,819

The weighted average grant-date fair value of options granted was $17.34, $16.32 and $14.46 per share in fiscal 2007, fiscal 2006 and fiscal 2005, respectively. The total intrinsic value of options exercised was $2.9, $2.6 and $2.2 in fiscal 2007, fiscal 2006 and fiscal 2005, respectively. The total grant-date fair value of options that vested during fiscal 2007, fiscal 2006 and fiscal 2005 was $4.3, $4.6 and $4.6, respectively.

At June 30, 2007, there was $3.7 of compensation cost that has not yet been recognized related to non-vested stock options. That cost is expected to be recognized over a remaining weighted average period of 1.9 years under the ongoing P&G plan. However, at the time of Folgers’ separation from P&G, these costs will be accelerated and recognized by P&G.

Note 11. Post-retirement Benefits

Certain employees of Folgers participate in P&G’s defined contribution and post-retirement medical plans. These plans are accounted for by Folgers as multi-employer plans which require Folgers to expense its annual contributions.

P&G has defined contribution plans which cover the majority of its U.S. employees, including the employees of Folgers. These plans are fully funded. P&G generally makes contributions to participants’ accounts based on individual base salaries and years of service. For the primary U.S. defined contribution plan, the contribution rate is set annually. Total contributions for this plan approximated 15% of total participants’ annual wages and salaries in fiscal 2007, 2006 and 2005. Pension expenses allocated to Folgers were $11.0 in fiscal 2007, $11.0 in fiscal 2006 and $11.4 in fiscal 2005.

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

P&G also provides certain other retiree benefits, primarily health care and life insurance, for the majority of the U.S. employees who become eligible for these benefits when they meet minimum age and service requirements. Generally, the health care plans require cost sharing with retirees and pay a stated percentage of expenses, reduced by deductibles and other coverages. Retiree benefits expenses allocated to Folgers were $2.3 in fiscal 2007, $3.1 in fiscal 2006 and $2.3 in fiscal 2005.

Note 12. Income Taxes

Folgers is included in P&G’s consolidated tax return. Folgers accounts for income taxes under the separate return method. Under this approach, Folgers determines its tax liability and deferred tax assets and liabilities as if it were filing a separate tax return.

Under SFAS 109, “Accounting for Income Taxes,” income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax liabilities and assets, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such rates in the period of change.

The income tax provision consisted of the following:

Years ended June 30	Fiscal 2007	Fiscal 2006	Fiscal 2005
CURRENT TAX EXPENSE
U.S. federal	$123.3	$92.1	$127.2
U.S. state and local	10.1	9.6	12.0

	133.4	101.7	139.2
DEFERRED TAX EXPENSE
U.S. federal	0.8	(6.7)	(5.0)
U.S. state and local	0.1	(0.1)	(0.1)

	0.9	(6.8)	(5.1)

TOTAL TAX EXPENSE	$134.3	$94.9	$134.1

Current tax expense is considered paid as incurred.

A reconciliation of the U.S. federal statutory income tax rate to Folgers’ actual income tax rate is provided below:

Years ended June 30	Fiscal 2007	Fiscal 2006	Fiscal 2005
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
State and local taxes, net of federal benefit	2.1%	2.4%	2.1%
Tax impact of book goodwill write-off	5.7%	—	—
Other	(0.4)%	(0.3)%	0.1%

EFFECTIVE INCOME TAX RATE	42.4%	37.1%	37.2%

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

Deferred income tax assets and liabilities were comprised of the following:

As of June 30	2007	2006
DEFERRED TAX ASSETS
Federal benefit of state taxes	$7.9	$5.9
Inventory	4.4	4.3
Accrued compensation and benefits	2.5	2.4
Accrued marketing and promotion expense	2.3	3.2
Goodwill and other intangible assets	1.2	—
Loss on financial transactions	—	2.7
Other	0.3	0.3

	18.6	18.8

DEFERRED TAX LIABILITIES
Fixed assets	$49.8	$44.0
Goodwill and other intangible assets	—	0.7
Gain on financial transactions	0.6	—
Other	0.5	0.9

	50.9	45.6

NET DEFERRED TAX LIABILITIES	$32.3	$26.8

Note 13. Commitments and Contingencies

Purchase Commitments

Folgers has purchase commitments for materials, supplies, services and property, plant and equipment as part of the normal course of business. Commitments made under take-or-pay obligations are $1.3 for fiscal 2008. There are no commitments under take-or-pay obligations after fiscal 2008. Such amounts represent future purchases in line with expected usage to obtain favorable pricing. Due to the proprietary nature of many of Folgers’ materials and processes, certain supply contracts contain penalty provisions for early termination. Folgers does not expect to incur penalty provisions for early termination that would materially affect its financial condition, cash flow or results of operations.

Operating Leases

Folgers leases certain property and equipment for varying periods. Operating lease expense was $1.4, $1.3 and $1.2 in fiscal 2007, 2006 and 2005, respectively. Future minimum rental commitments under non-cancelable operating leases are as follows: fiscal 2008-$1.1, fiscal 2009-$0.4, fiscal 2010-$0.1, and $0.2 thereafter.

Guarantees

Folgers has not issued any financial guarantees on behalf of suppliers or customers.

Unionized Employees

Folgers has two unionized groups within its workforce, the UAW Local 1805 in New Orleans and the Local Lodge No. 778 of the International Association of Machinists & Aerospace Workers in Kansas City. These unions represent approximately 45% of the Folgers workforce.

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

Litigation

Folgers is subject to various lawsuits and claims with respect to matters such as governmental regulations, income taxes and other actions arising out of the normal course of business. While considerable uncertainty exists, in the opinion of management and its counsel, the ultimate resolution of the various lawsuits and claims will not materially affect Folgers’ financial position, cash flow or results of operations.

Folgers is also subject to contingencies pursuant to environmental laws and regulations that in the future may require Folgers to take action to correct the effects on the environment of prior manufacturing and waste disposal practices. Based on currently available information, Folgers does not believe the ultimate resolution of environmental remediation will have a material adverse effect on its financial position, cash flow or results of operations.

Note 14. Separation of the Coffee Business

P&G and Folgers intend to enter into several agreements to effect the separation and transfer of the coffee business from P&G and to govern their relationship following the planned separation. Among these agreements will be a transition services agreement under which P&G will provide certain services to Folgers for a limited period of time after the separation, and a tax matters agreement that will govern P&G’s and Folgers’ respective rights, responsibilities and obligations with respect to both pre- and post-separation periods. Under the tax matters agreement, unless Folgers receives the unqualified tax opinion described in the tax matters agreement, Folgers generally will be prohibited for a period of two years following the separation from taking certain strategic or capital raising actions, including, issuing, recapitalizing, repurchasing, redeeming or otherwise participating in acquisitions of its stock; amending its certificate of incorporation or other organizational documents to affect the voting rights of its stock; merging or consolidating with another entity, or liquidating or partially liquidating; discontinuing, selling, transferring or ceasing to maintain its active business; pre-paying, paying down, redeeming, retiring, repurchasing or otherwise acquiring any of its debt securities; or engaging in other actions or transactions that could jeopardize the reorganization status of the separation and certain related transactions. Under the tax matters agreement, Folgers generally will be liable for, and will be required to indemnify P&G and its affiliates against, any tax liabilities resulting from or related to the failure of the separation, together with certain related transactions, to qualify for U.S. federal income tax purposes as a reorganization under sections 355 and 368 of the Code, to the extent attributable to certain actions taken by or in respect of Folgers or any of its affiliates. Folgers intends to comply with the tax matters agreement. Folgers estimates that it is unlikely to have sufficient funds to satisfy its indemnification obligation to P&G under the tax matters agreement in the event of a taxable separation that is attributable to actions taken by Folgers or its affiliates.

See Note 18 regarding events that materially affect these intended agreements between P&G and Folgers.

Note 15. Hurricane Katrina

Folgers produces most of its Retail and Millstone products at its facilities in New Orleans, Louisiana, which was adversely affected for about two months in fiscal 2006 by the impact of Hurricane Katrina in August 2005, resulting in a substantial decline in Folgers’ net sales for the first half of fiscal 2006 compared to the first half of fiscal 2005. Folgers’ production capacity was restored at the New Orleans facilities in November 2005 and full shipments to customers resumed in December 2005. In addition, Folgers incurred certain one-time expenses in fiscal 2006, which were proportionally allocated between the Retail and Millstone segments, to make repairs to and restart its New Orleans production facilities.

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

P&G filed an insurance claim for business interruption and property damage (primarily including maintenance, repair and inventory loss) and recorded insurance receipts aggregating $32.8 in fiscal 2007 and $33.2 in fiscal 2006. The insurance receipts were recorded by Folgers within SG&A expense and were proportionally allocated between the Retail and Millstone segments. Although the Commercial segment has minor operations in New Orleans, its primary facilities are located in Kansas City; therefore the Commercial segment was not allocated any of the insurance receipts.

Note 16. Segment Information

Folgers has three reportable segments: Retail, Commercial and Millstone. The Retail segment includes roast and ground coffee products, such as Folgers Classic Roast and Folgers Coffee House Series, single serve coffee products, such as Folgers Instant and Folgers Singles, and gourmet roast and ground coffee products, such as Folgers Gourmet Selections. The Commercial segment includes packaged, roast and ground coffee products sold to foodservice, offices, convenience stores and quick service and casual dining restaurants. The Millstone segment includes Millstone branded coffee, which is distributed primarily through a direct store delivery system to nearly 8,000 retail outlets.

Folgers’ top ten customers collectively represented 61%, 61% and 57% of total net sales in fiscal 2007, fiscal 2006 and fiscal 2005 respectively. Wal-Mart Stores Inc. and its affiliates, Retail’s largest customer, accounted for 29%, 28%, and 32% of total net sales in fiscal 2007, fiscal 2006 and fiscal 2005, respectively.

Folgers had net sales in the United States of $1,600.7, $1,456.4 and $1,413.5 in fiscal 2007, fiscal 2006 and fiscal 2005, respectively. Total long-lived tangible assets in the United States totaled $358.2 and $352.5 as of June 30, 2007 and 2006, respectively.

			Operating Income	Earnings Before Income Taxes	Net Income	Depreciation & Amortization	Capital Expenditures	Total Assets (as of June 30)
Segment Results		Net Sales
Retail	2007	$1,368.5	$359.4	$357.9	$206.3	$28.2	$37.9	$514.4
	2006	1,203.6	231.5	230.0	144.6	36.9	37.6	486.8
	2005	1,155.2	314.4	312.8	196.5	27.1	31.8	497.7

Commercial	2007	113.7	13.6	13.5	7.8	2.1	2.9	53.3
	2006	115.5	20.9	20.8	13.1	3.2	3.2	52.0
	2005	105.4	17.7	17.5	11.0	2.1	2.5	48.0

Millstone	2007	161.6	(54.3)	(54.4)	(31.4)	1.2	1.6	50.4
	2006	178.2	5.1	4.9	3.1	1.9	1.9	117.1
	2005	186.0	30.5	30.3	19.0	1.5	1.7	121.7

Total	2007	1,643.8	318.7	317.0	182.7	31.5	42.4	618.1
	2006	1,497.3	257.5	255.7	160.8	42.0	42.7	655.9
	2005	1,446.6	362.6	360.6	226.5	30.7	36.0	667.4

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal years ended June 30, 2007, 2006 and 2005

(Dollars in millions, except as otherwise specified)

Note 17. Quarterly Financial Data (Unaudited)

		Sept 30	Dec 31	Mar 31	June 30	Total
Net Sales	Fiscal 2007	$360.6	$499.9	$386.2	$397.1	$1,643.8
	Fiscal 2006	253.9	487.6	415.9	339.9	1,497.3

Gross Margin	Fiscal 2007	131.8	188.2	138.8	159.5	618.3
	Fiscal 2006	104.8	155.4	185.9	99.8	545.9

Operating Income	Fiscal 2007	56.3	56.8	109.3	96.3	318.7
	Fiscal 2006	20.4	76.7	132.5	27.9	257.5

Net Income	Fiscal 2007	35.4	29.2	62.6	55.5	182.7
	Fiscal 2006	12.6	48.0	83.0	17.2	160.8

Folgers recognized a goodwill impairment charge of $57.9 during the quarter ended December 31, 2006 related to the Millstone segment. P&G filed an insurance claim for business interruption and property damage (primarily including maintenance, repair and inventory loss) related to Hurricane Katrina. P&G recorded, within SG&A, insurance receipts associated with this claim aggregating $32.8 in the quarter ended March 31, 2007 and $33.2 in the quarter ended March 31, 2006.

Note 18. Subsequent Events

On June 4, 2008, The J.M. Smucker Company (“Smucker”) and P&G announced that they entered into a transaction agreement which provides for a business combination involving Smucker and Folgers. In the transaction, P&G expects to contribute certain of the assets and liabilities of its coffee business to Folgers. On the closing date of the transaction, after the contribution described in the preceding sentence, P&G would distribute all of the outstanding shares of Folgers common stock to its participating shareholders in an exchange offer. If the exchange offer is completed but is not fully subscribed, P&G would distribute any remaining shares of Folgers common stock as a pro rata dividend to P&G shareholders.

Immediately after the completion of the exchange offer and delivery by P&G of any remaining shares of Folgers common stock to a distribution agent for distribution to P&G shareholders in a pro rata dividend as described above, a wholly owned subsidiary of Smucker would merge with and into Folgers, with Folgers surviving as a wholly-owned subsidiary of Smucker. In connection with this merger, the shares of Folgers common stock would automatically convert into the right to receive Smucker common shares on a one-for-one basis. The merger is not expected to be a taxable event to Folgers, P&G, or Smucker.

Also on June 4, 2008, Folgers, Bank of America, N.A., Banc of America Securities LLC and Bank of Montreal entered into a commitment letter and fee letter with respect to the provision of $350 of financing as contemplated by the transaction, and subject to execution of loan documentation by March 31, 2009.

As a result of the transaction agreement, the transitional services agreement and tax matters agreement referred to in Note 14 to these financial statements will not now be executed. A new transitional services agreement and tax matters agreement would be entered into between Smucker, Folgers and P&G. These agreements would be effective upon the consummation of the transaction.

After the merger, Smucker plans to continue to use the name “The J.M. Smucker Company,” and operate the coffee business under the brand names currently utilized in the operation of the coffee business.

THE FOLGERS COFFEE COMPANY

CONDENSED COMBINED STATEMENTS OF INCOME

Nine months ended March 31, 2008 and 2007

(Unaudited)

(Dollars in millions)

	Nine months ended March 31, 2008	Nine months ended March 31, 2007
NET SALES	$1,374.3	$1,246.7
COSTS AND EXPENSES:
Cost of product sold	920.5	787.9

GROSS MARGIN:	453.8	458.8

Selling, general and administrative expense	169.6	178.5
Goodwill impairment	—	57.9

OPERATING INCOME:	284.2	222.4
Interest expense	0.7	1.3
Non-operating expenses	—	—

EARNINGS BEFORE INCOME TAXES	283.5	221.1
Income taxes	103.4	93.9

NET INCOME	$180.1	$127.2

See notes to unaudited condensed combined financial statements.

THE FOLGERS COFFEE COMPANY

CONDENSED COMBINED BALANCE SHEETS

March 31, 2008 and June 30, 2007

(Unaudited)

(Dollars in millions)

	March 31, 2008	June 30, 2007
ASSETS
CURRENT ASSETS:
Restricted cash	$15.8	$17.2
Accounts receivable, net	115.9	95.4
Inventories
Material and supplies	80.3	50.3
Work in progress	22.1	14.2
Finished goods	65.0	59.3

Total inventories	167.4	123.8
Deferred income taxes	6.6	8.3
Prepaid and other current assets	7.0	11.0

Total current assets	312.7	255.7
PROPERTY, PLANT AND EQUIPMENT:
Buildings	93.4	93.1
Machinery and equipment	589.2	583.2
Land	4.3	4.3

	686.9	680.6
Accumulated depreciation	(375.5)	(347.8)

NET PROPERTY, PLANT AND EQUIPMENT	311.4	332.8
GOODWILL	4.2	4.2
OTHER NONCURRENT ASSETS	22.6	25.4

Total assets	$650.9	$618.1

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$44.7	$39.0
Accrued expenses and other liabilities	85.8	69.9
Debt due within one year	0.8	8.1

Total current liabilities	131.3	117.0
LONG-TERM DEBT	6.7	6.7
DEFERRED INCOME TAXES	44.7	40.6
TAX CONTINGENCIES	27.3	—

Total liabilities	210.0	164.3

EQUITY:
Divisional equity	437.0	454.0
Accumulated other comprehensive income	3.9	(0.2)

Total equity	440.9	453.8

Total liabilities and equity	$650.9	$618.1

See notes to unaudited condensed combined financial statements.

THE FOLGERS COFFEE COMPANY

CONDENSED COMBINED STATEMENTS OF CASH FLOW

Nine months ended March 31, 2008 and 2007

(Unaudited)

(Dollars in millions)

	Nine months ended March 31, 2008	Nine months ended March 31, 2007
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$—	$—
OPERATING ACTIVITIES:
Net earnings	180.1	127.2
Depreciation and amortization	23.6	23.3
Change in deferred income taxes	3.4	1.3
Change in accounts receivable	(20.5)	(19.3)
Change in inventories	(43.6)	(20.9)
Change in other assets	13.3	8.4
Change in accounts payable	5.7	(6.3)
Change in accrued liabilities	15.9	25.7
Change in tax contingencies	27.3	—
Goodwill impairment	—	57.9

TOTAL OPERATING ACTIVITIES	205.2	197.3

INVESTING ACTIVITIES:
Capital expenditures	(13.6)	(35.7)
Capital retirements	4.1	1.6
Change in restricted cash	1.4	(4.4)

TOTAL INVESTING ACTIVITIES	(8.1)	(38.5)

FINANCING ACTIVITIES:
Distributions to P&G, net	(197.1)	(158.8)

TOTAL FINANCING ACTIVITIES	(197.1)	(158.8)

CHANGE IN CASH AND CASH EQUIVALENTS	—	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$—

SUPPLEMENTAL DISCLOSURE:
Assets acquired through non-cash capital leases	$0.6	$7.8
Interest paid associated with capital leases	0.7	1.3
Taxes paid (considered remitted to P&G in the period recorded)	103.4	93.9

See notes to unaudited condensed combined financial statements.

THE FOLGERS COFFEE COMPANY

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Nine months ended March 31, 2008 and 2007

(Dollars in millions, except as otherwise specified)

Note 1. Basis of Presentation

The Folgers Coffee Company (“Folgers”) is a wholly owned subsidiary of The Procter & Gamble Company (“P&G”).

These unaudited condensed combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, these unaudited condensed combined financial statements contain all adjustments necessary to present fairly the financial position, results of operations and cash flow for the interim periods reported. However, such financial statements may not be fully representative of annual results.

These unaudited condensed combined financial statements reflect the historical financial position, results of operations and cash flow of the business to be transferred to Folgers by P&G as if the transfer had occurred prior to the periods presented. Prior to this separation, P&G has not accounted for Folgers as, and Folgers was not operated as, a stand-alone company for the periods presented. Folgers’ unaudited historical financial statements have been “carved out” from P&G’s consolidated financial statements and reflect assumptions and allocations made by P&G. The unaudited condensed combined financial statements do not fully reflect what Folgers’ financial position, results of operations and cash flow would have been had Folgers been a standalone company during the periods presented. As a result, historical financial information is not necessarily indicative of what Folgers’ results of operations, financial position and cash flow will be in the future.

Folgers’ unaudited historical combined financial statements were prepared using P&G’s historical basis in the assets and liabilities of the Folgers business. Folgers’ unaudited historical combined financial statements include all revenues, costs, assets and liabilities directly attributable to the Folgers business. In addition, certain expenses reflected in the unaudited condensed combined financial statements include allocations of corporate expenses from P&G, which in the opinion of management are reasonable. All such costs and expenses have been deemed to have been paid by Folgers to P&G in the period in which the costs were recorded. Allocations of current income taxes are deemed to have been remitted, in cash, by or to P&G in the period the related income taxes were recorded. Amounts due to or from P&G have been classified within divisional equity.

On June 4, 2008, The J.M. Smucker Company (“Smucker”) and P&G announced that they entered into a transaction agreement which provides for a business combination involving Smucker and Folgers. In the transaction, P&G plans to contribute certain of the assets and liabilities of its coffee business to Folgers. On the closing date of the transaction, after the contribution described in the preceding sentence, P&G will distribute all of the outstanding shares of Folgers common stock to its participating shareholders in an exchange offer. If the exchange offer is completed but is not fully subscribed, P&G will distribute any remaining shares of Folgers common stock as a pro rata dividend to P&G shareholders.

Immediately after the completion of the exchange offer and delivery by P&G of any remaining shares of Folgers common stock to a distribution agent for distribution to P&G shareholders in a pro rata dividend as described above, a wholly owned subsidiary of Smucker would merge with and into Folgers, with Folgers surviving as a wholly-owned subsidiary of Smucker. In connection with this merger, the shares of Folgers common stock would automatically convert into the right to receive Smucker common shares on a one-for-one basis. The merger is not expected to be a taxable event to Folgers, P&G, or Smucker.

THE FOLGERS COFFEE COMPANY

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Nine months ended March 31, 2008 and 2007

(Dollars in millions, except as otherwise specified)

Note 2. New Accounting Pronouncements and Policies

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161). SFAS 161 amends and expands the disclosure requirements of SFAS No. 133 with the intent to provide users of financial statements with an enhanced understanding of 1) how and why an entity uses derivative instruments; 2) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and 3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for Folgers beginning July 1, 2009. Folgers is currently evaluating the provisions of SFAS 161 to determine the impact on its combined financial statements.

On July 1, 2007, Folgers adopted Financial Accounting Standards Board (“FASB”) Financial Interpretation Number (“FIN”) 48, “Accounting for Uncertainty in Income Taxes”. FIN 48 addresses the accounting and disclosure of uncertain tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The difference between the tax benefit recognized in the financial statements for a position in accordance with FIN 48 and the tax benefit claimed in the tax return is referred to as an unrecognized tax benefit.

Folgers did not have a cumulative effect adjustment to beginning retained earnings as a result of the adoption of FIN 48. Folgers historically classified unrecognized tax benefits in accrued expenses and other liabilities. As a result of the adoption of FIN 48, unrecognized tax benefits not expected to be paid in the next 12 months were reclassified to tax contingencies.

The total amount of unrecognized tax benefits at July 1, 2007 is $19.1, excluding any related accruals for interest and penalties. Included in the total unrecognized tax benefits is $12.4 that, if recognized, would impact the effective tax rate in future periods. Folgers recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. Accrued interest and penalties as of July 1, 2007 were $3.6 and zero, respectively. The amount of unrecognized tax benefits and related interests and penalties that are expected to be paid in the next 12 months are not material.

Folgers files income tax returns in multiple federal, state and local US jurisdictions. Folgers and all subsidiaries participate in the consolidated filings of P&G for Federal and most state jurisdictions. Folgers is subject to examination by the taxing authorities in these jurisdictions, with open tax years generally ranging from 2001 and forward. It is possible that the amount of unrecognized benefit with respect to certain future uncertain tax positions will significantly increase or decrease within the next 12 months. At this time, Folgers is not able to make a reasonable estimate of the range of impact on the balance of unrecognized tax benefits or the impact on the effective tax rate related to these items.

In connection with the contemplated transaction in which Folgers will be acquired by Smucker, Smucker, Folgers and P&G will enter into a tax matters agreement that will govern P&G’s, Smucker’s and Folgers’ respective rights, responsibilities and obligations with respect to both pre- and post-separation periods, including but not limited to, tax liabilities and benefits, the preparation and filing of tax returns, and the control of audits and other tax matters. P&G generally will be required under the tax matters agreement to indemnify Smucker and certain of its affiliates for any taxes attributable to periods prior to the distribution of shares of Folgers common stock held by P&G.

THE FOLGERS COFFEE COMPANY

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Nine months ended March 31, 2008 and 2007

(Dollars in millions, except as otherwise specified)

Folgers is included in P&G’s consolidated tax return. Folgers accounts for income taxes under the separate return method. Under this approach, Folgers determines its tax liability and deferred tax assets and liabilities as if it were filing a separate tax return.

Note 3. Stock Based Compensation

Total stock-based compensation expense for stock option grants, restricted stock and restricted stock units was $2.8 in the first nine months of fiscal 2008 and $2.8 in the first nine months of fiscal 2007.

Note 4. Supplemental Financial Information

Selected components of accrued expenses and other liabilities as set forth below:

	March 31, 2008	June 30, 2007
Marketing and promotion	$68.7	$25.0
Tax contingencies	—	22.7
Compensation expenses	11.6	10.1
Other	5.5	12.1

	$85.8	$69.9

Note 5. Income Taxes

Folgers is included in P&G’s consolidated tax return. Folgers accounts for income taxes under the separate return method. Under this approach, Folgers determines its tax liability and deferred tax assets and liabilities as if it were filing a separate tax return.

Under SFAS 109, “Accounting for Income Taxes,” income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax liabilities and assets, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such rates in the period of change.

The income tax provision consisted of the following:

Nine Months Ended March 31	2008	2007
CURRENT TAX EXPENSE
U.S. federal	$89.4	$85.4
U.S. state and local	10.0	7.7

	99.4	93.1
DEFERRED TAX EXPENSE
U.S. federal	3.8	.7
U.S. state and local	.2	.1

	4.0	.8

TOTAL TAX EXPENSE	$103.4	$93.9

The total company effective tax rate of 36.5% differs from the US statutory rate of 35% primarily due to the impact of state and local taxes and tax reserve adjustments. Current tax expense is considered paid as incurred.

THE FOLGERS COFFEE COMPANY

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Nine months ended March 31, 2008 and 2007

(Dollars in millions, except as otherwise specified)

Deferred income tax assets and liabilities were comprised of the following:

	March 31, 2008	June 30, 2007
DEFERRED TAX ASSETS
Federal benefit of state taxes	$9.5	$7.9
Inventory	4.3	4.4
Accrued compensation and benefits	2.5	2.5
Accrued marketing and promotion expense	2.3	3.3
Goodwill and other intangible assets	1.1	1.2
Loss on financial transactions	—	—
Other	0.3	0.3

	20.0	18.6

DEFERRED TAX LIABILITIES
Fixed assets	$55.3	$49.8
Goodwill and other intangible assets	—	—
Gain on financial transactions	2.3	0.6
Other	0.5	0.5

	58.1	50.9

NET DEFERRED TAX LIABILITIES	$38.1	$32.3

Note 6. Hurricane Katrina

P&G recorded a final Hurricane Katrina insurance claim for $27.3 in the first nine months of fiscal 2008. All filed claims relating to Hurricane Katrina have been closed and no further claims are expected to be filed by P&G or Folgers.

Note 7. Litigation

A class action lawsuit has been initiated in California on behalf of Millstone route drivers alleging violation of certain California wage and hour laws. In Folgers’ opinion, this class action is not reasonably possible of having a material adverse effect on Folgers’ combined financial position, results of operations or cash flow.

THE FOLGERS COFFEE COMPANY

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Nine months ended March 31, 2008 and 2007

(Dollars in millions, except as otherwise specified)

Note 8. Segments

Folgers has three reportable segments: Retail, Commercial and Millstone. The Retail segment includes roast and ground coffee products, such as Folgers Classic Roast and Folgers Coffee House Series, single serve coffee products, such as Folgers Instant and Folgers Singles, and premium or gourmet roast and ground coffee products, such as Folgers Gourmet Selections and Dunkin’ Donuts® licensed retail packaged coffee products, which Folgers distributes through retail outlets via an exclusive licensing agreement. The Commercial segment includes packaged roast and gourmet coffee products sold to foodservice, office coffee, convenience stores and quick service and casual dining restaurants. The Millstone segment includes Millstone branded coffee, which is distributed primarily through a direct store delivery system to nearly 8,000 retail outlets as well as smaller label brands made exclusively for certain retailers.

	Nine Months Ended March 31,							As of March 31,
		Net Sales	Operating Income	Earnings Before Income Taxes	Net Income	Depreciation & Amortization	Capital Expenditures	Total Assets
Retail	2008	$1,201.0	$267.5	$266.9	$169.6	$21.5	$12.5	$558.5
	2007	1,036.4	266.7	265.6	152.7	20.9	32.0	533.9
Commercial	2008	88.2	13.0	12.9	8.2	1.5	0.8	52.2
	2007	88.4	11.4	11.4	6.6	1.6	2.4	54.9
Millstone	2008	85.1	3.7	3.7	2.3	0.6	0.3	40.2
	2007	121.9	(55.7)	(55.9)	(32.1)	0.8	1.3	58.1
Total	2008	1,374.3	284.2	283.5	180.1	23.6	13.6	650.9
	2007	1,246.7	222.4	221.1	127.2	23.3	35.7	646.9

Note 9. Quarterly Financial Data

		September 30	December 31	March 31	Total
Net Sales	Fiscal 2008	$401.0	$535.7	$437.6	$1,374.3
	Fiscal 2007	360.6	499.9	386.2	1,246.7

Gross Margin	Fiscal 2008	138.2	179.4	136.2	453.8
	Fiscal 2007	131.8	188.2	138.8	458.8

Operating Income	Fiscal 2008	101.6	111.2	71.4	284.2
	Fiscal 2007	56.3	56.8	109.3	222.4

Net Income	Fiscal 2008	64.3	70.5	45.3	180.1
	Fiscal 2007	35.4	29.2	62.6	127.2

Folgers recognized a goodwill impairment charge of $57.9 during the quarter ended December 31, 2006 related to the Millstone segment. P&G filed an insurance claim for business interruption and property damage (primarily including maintenance, repair and inventory loss) related to Hurricane Katrina. P&G recorded, within SG&A, insurance receipts associated with this claim aggregating $27.3 million in the quarter ended September 30, 2007 and $32.8 in the quarter ended March 31, 2007.

ANNEX A

Execution Version

TRANSACTION AGREEMENT

among

THE PROCTER & GAMBLE COMPANY,

THE FOLGERS COFFEE COMPANY,

THE J.M. SMUCKER COMPANY

and

MOON MERGER SUB, INC.

dated as of

June 4, 2008

A-i

(Continued)

A-ii

(Continued)

EXHIBITS

Exhibit A:	Amended and Restated Articles of Incorporation of RMT Partner
Exhibit B:	Separation Agreement
Exhibit C:	Voting Agreement
Exhibit D:	Press Release

PARENT DISCLOSURE LETTER

Section 1.02(b)(i)	RMT Partner Common Stock – Fully Diluted Basis
Section 3.01	Due Organization, Good Standing and Corporate Power
Section 3.03	Non-Contravention
Section 3.05	Capital Structure
Section 3.06	Intellectual Property
Section 3.07	Litigation
Section 3.08	Compliance with Applicable Laws
Section 3.10	Coffee Business Compensation And Benefit Plans
Section 3.11	Financial Statements; Absence of Change
Section 3.12	Title to Properties; Security Interests
Section 3.13	Sufficiency
Section 3.15	Taxes
Section 3.16	Broker’s or Finder’s Fees
Section 5.01	Conduct of Business
Section 5.06	Access to Data
Section 5.15	Employee Matters
Section 5.18	TSA Services

RMT PARTNER DISCLOSURE LETTER

Section 4.03	Capitalization
Section 4.07	Litigation
Section 4.15	Intellectual Property
Section 5.02	Conduct of Business

A-iii

TRANSACTION AGREEMENT

This Transaction Agreement (this “Agreement”), dated as of June 4, 2008, is among The Procter & Gamble Company, an Ohio corporation (“Parent”), The Folgers Coffee Company, a Delaware corporation and presently a wholly owned Subsidiary of Parent (“Folgers”), The J.M. Smucker Company, an Ohio corporation (“RMT Partner”), and Moon Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of RMT Partner (“Merger Sub”).

RECITALS

1. Parent directly and indirectly through its wholly owned Subsidiaries is engaged in the Coffee Business;

2. Parent has determined that it would be appropriate and desirable to separate the Coffee Business from Parent;

3. Prior to the Effective Time on the Closing Date (or as otherwise contemplated by Section 2.5 of the Separation Agreement) Parent will:

A. Pursuant to the Separation Agreement, effect the Folgers Transfer and Recapitalization;

B. Pursuant to the Separation Agreement and after the completion of the Folgers Transfer and Recapitalization, effect the Distribution;

4. The Boards of Directors of Parent, Folgers, RMT Partner and Merger Sub have each approved and declared advisable the Merger of Merger Sub with and into Folgers immediately following the Distribution, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL;

5. In the event that not all of the shares of Folgers Common Stock that are issued to Parent in the Folgers Stock Issuance are subscribed for in the Exchange Offer (if Parent determines to effect the Distribution through an Exchange Offer), Parent will distribute the balance of such shares of Folgers Common Stock on a pro rata basis to its shareholders immediately following the consummation of the Exchange Offer through the Clean-Up Spin Off as provided in the Separation Agreement;

6. For federal income tax purposes, it is intended that (i) the Distribution should be tax-free to Parent and to the Parent shareholders pursuant to Section 361 and Section 355 of the Code, respectively, and (ii) the Merger will qualify as a tax-free reorganization within the meaning of Section 368 of the Code, and the parties intend that the execution of the Separation Agreement and this Agreement constitutes a plan of reorganization within the meaning of Section 368 of the Code; and

7. Simultaneously with the execution of this Agreement, and as an inducement to Parent to enter into this Agreement, certain shareholders of RMT Partner have entered into the Voting Agreement.

Accordingly, the Parties agree as follows:

I. THE MERGER; INITIAL ISSUANCE OF FOLGERS STOCK; AMENDMENT AND RESTATEMENT OF RMT PARTNER ARTICLES

1.01 The Merger. (a) On the terms and subject to the conditions of this Agreement, Merger Sub will be merged (the “Merger”) with and into Folgers in accordance with the provisions of the DGCL. Immediately following the Merger, Folgers will continue as the surviving corporation (the “Surviving Corporation”) and will be a wholly owned Subsidiary of RMT Partner, and the separate corporate existence of Merger Sub will cease.

(b) On the terms and subject to the conditions set forth in this Agreement, the consummation of the Distribution and the Merger (the “Closing”) will take place at Jones Day, 222 East 41st Street, New York, New York, at 10:00 a.m., local time on the third Business Day following satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions, including the Distribution, that by their nature or pursuant to the terms of this Agreement are to be satisfied at the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions), or at such other date, time or place as Parent and RMT Partner may agree. The date on which the Closing occurs is referred to as the “Closing Date.”

(c) The Merger will be consummated by the filing of a certificate of merger (the “Certificate Of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by Parent and RMT Partner, the “Effective Time”).

(d) The Merger will have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of Folgers and Merger Sub will vest in Folgers as the Surviving Corporation and all debts, liabilities and duties of Folgers (including all of the obligations under the Folgers Credit Facility) and Merger Sub will become the debts, liabilities and duties of Folgers as the Surviving Corporation.

(e) The text of the certificate of incorporation of the Surviving Corporation in effect at the Effective Time shall, by virtue of the Merger, be amended and restated so as to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the corporation set forth in the certificate of incorporation of the Surviving Corporation will continue to be “The Folgers Coffee Company”), until thereafter changed or amended as provided therein or by applicable Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(f) The initial directors of the Surviving Corporation at the Effective Time will be the directors of Merger Sub. The initial officers of the Surviving Corporation at the Effective Time will be the officers of Folgers at the Effective Time (after taking into account the resignations contemplated by Section 2.2(a)(vi) of the Separation Agreement). Each of such initial officers and directors of the Surviving Corporation will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided by the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

1.02 Initial Issuance of Folgers Stock. (a) As contemplated by Section 1.1(a)(i) of the Separation Agreement and subject to adjustment as provided in Section 1.02(c), in partial consideration for the transfer of Assets contemplated by Section 1.2 of the Separation Agreement, Folgers will issue and deliver to Parent a number of shares of Folgers Common Stock equal to (i) (A) 1.1524 (the “Exchange Ratio”), multiplied by (B) the number of shares of RMT Partner Common Stock on a Fully Diluted Basis; less (iii) the number of shares of Folgers common stock outstanding immediately prior to the issuance of Folgers Common Stock pursuant to this Section 1.02.

(b) For purposes of this Agreement:

(i) “Fully Diluted Basis” shall mean the Parties’ best estimate, made in good faith, of (i) the number of shares of RMT Partner Common Stock that are outstanding as of the Closing Date, plus (ii) (a) the number of restricted shares of RMT Partner Common Stock and deferred stock units outstanding as of the Closing Date (assuming, for purposes of this calculation, that all of the Permitted Equity Awards will be outstanding as of the Closing Date) and (b) the number of shares of RMT Partner Common Stock issuable upon exercise of any options or rights of any nature, whatsoever, whether contingent, vested or unvested, or otherwise, both (a) and (b) to be based upon the treasury stock method (in accordance with the rules and interpretations of the Financial Accounting Standards Board, subject to the following sentence, and consistent with Section 1.02(b)(i) of the Parent Disclosure Letter (which details the calculation as of the date of this Agreement)), in each case other than the shares of RMT Partner Common Stock issued or to be issued in the Merger. The parties’ binding estimate of the number of shares of RMT Partner Common Stock on a Fully Diluted Basis shall be made on the Estimation Date using, for the purposes of the treasury stock method calculations, $50.85 for the price of RMT Partner Common Stock for all options and rights included in the calculation.

(ii) “Estimation Date” means the soonest reasonably practicable date prior to the date on which the Exchange Offer is commenced (or prior to the last Trading Day that ends at least 20 Trading Days prior to the date the Parties expect the Distribution Date to occur, if Parent elects to effect the Distribution as a One-Step Spin-Off), or such other date as may be reasonably agreed by the parties hereto.

(c) If the condition to the obligation of Parent to effect the Folgers Transfer and the Distribution set forth in Section 7.1(b) of the Separation Agreement has not been satisfied and all of the conditions set forth in Section 7.1(a) of the Separation Agreement have been satisfied or waived, Parent may elect to waive the condition set forth in Section 7.1(b) of the Separation Agreement, in which case the number of shares of Folgers Common Stock issuable to Parent pursuant to Section 1.02(a) shall be increased by an amount equal to (a) $350 million less the principal amount of indebtedness, if any, that is financable and received by Folgers pursuant to the Folgers Credit Facility (such difference, the “Shortfall Amount”), divided by (b) the Reference Price.

1.03 Amendment of RMT Partner Articles. RMT Partner may present to its shareholders for approval at the RMT Partner Shareholder Meeting a proposal (the “Amendment Proposal”) to amend and restate, effective as of the Effective Time, RMT Partner’s articles of incorporation to read in the form attached hereto as Exhibit A and, to the extent approved by the requisite vote of the shareholders of RMT Partner, such articles of incorporation will be the articles of incorporation of RMT Partner from and after the Effective Time until thereafter changed or amended as provided therein or by applicable Law.

II. CONVERSION OF SHARES AND RELATED MATTERS

2.01 Conversion Of Capital Stock in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Folgers, RMT Partner or the holders of the following securities:

(a) Each share of Merger Sub Common Stock will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Subject to Section 2.05, each issued share of Folgers Common Stock will be converted into the right to receive one fully paid and nonassessable share of RMT Partner Common Stock (together with the associated RMT Partner Right (as defined in Section 4.03(a)) under the RMT Partner Rights Agreement (as defined in Section 4.03(a)). The shares of RMT Partner Common Stock (including associated RMT Partner Rights) to be issued upon the conversion of shares of Folgers Common Stock pursuant to this Section 2.01(a) and cash in lieu of fractional shares of as contemplated by Section 2.05 are referred to collectively as “Merger Consideration.” As of the Effective Time, all such shares of Folgers Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and any holder of a certificate representing any such shares of Folgers Common Stock will cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate, without interest. The issuance of RMT Partner Common Stock (including associated RMT Partner Rights) in connection with the Merger is referred to as the “RMT Partner Stock Issuance.”

(c) Each share of Folgers Common Stock owned by RMT Partner or any direct or indirect wholly owned Subsidiary of RMT Partner (other than, in each case, trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) immediately prior to the Effective Time will be cancelled and extinguished without any conversion thereof and no payment will be made with respect thereto.

2.02 Exchange Of Certificates. (a) Pursuant to Section 3.2(f) of the Separation Agreement, the Exchange Agent will hold, for the account of the relevant Parent shareholders, the global certificate(s) representing all of the outstanding shares of Folgers Common Stock distributed in the Distribution. Such shares of Folgers Common Stock will be converted into shares of RMT Partner Common Stock in accordance with the terms of this Article II.

(b) Prior to the Closing, Parent will appoint a bank or trust company reasonably acceptable to RMT Partner as exchange agent (the “Exchange Agent”). Prior to or at the Effective Time, or as reasonably requested by Parent, RMT Partner will deposit with the Exchange Agent, for the benefit of the holders of shares of Folgers Common Stock, for exchange in accordance with this Article II through the Exchange Agent, evidence in book entry form representing the shares of RMT Partner Common Stock issuable pursuant to this Article II in exchange for outstanding shares of Folgers Common Stock (such shares of RMT Partner Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, RMT Partner will assume that there will not be any fractional shares of RMT Partner Common Stock. RMT Partner will make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed or as reasonably requested by Parent, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.05. The Exchange Agent will, pursuant to irrevocable instructions, deliver the RMT Partner Common Stock to be issued pursuant to this Article II out of the Exchange Fund. The Exchange Fund will not be used for any other purpose.

2.03 Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger, and to the extent not previously distributed in connection with the Distribution, the Exchange Agent will mail to any holder of record of outstanding shares of Folgers Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01 (a) a letter of transmittal and (b) instructions for use in effecting the exchange of any shares of Folgers Common Stock for Merger Consideration. Upon delivery to the Exchange Agent of the letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Folgers Common Stock will be entitled to receive in exchange therefor the Merger Consideration (together with cash in lieu of fractional shares) that such holder has the right to receive pursuant to the provisions of this Article II, and the respective Folgers Common Stock will forthwith be canceled. Until exchanged as contemplated by this Section 2.03, any Folgers Common Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such exchange Merger Consideration as contemplated by this Section 2.03. No interest will be paid or accrue on any cash payable upon exchange of any Folgers Common Stock.

2.04 No Further Ownership Rights in Folgers Common Stock. The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of Folgers Common Stock will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Folgers Common Stock, and after the Effective Time there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Folgers Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Folgers Common Stock are presented to the Surviving Company or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article II.

2.05 No Fractional Shares. (a) No certificates or scrip representing fractional shares of RMT Partner Common Stock will be issued upon the conversion of Folgers Common Stock pursuant to Section 2.01, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a holder of RMT Partner Common Stock. For purposes of this Section 2.05, all fractional shares to which a single record holder would be entitled will be aggregated, and calculations will be rounded to three decimal places.

(b) Fractional shares of RMT Partner Common Stock that would otherwise be allocable to any former holders of Folgers Common Stock in the Merger will be aggregated, and no holder of Folgers Common Stock will receive cash equal to or greater than the value of one full share of RMT Partner Common Stock. The Exchange Agent will cause the whole shares obtained thereby to be sold, in the open market or otherwise as reasonably directed by Parent, and in no case later than twenty business days after the Effective Time. The Exchange Agent will make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Folgers Common Stock entitled to receive such cash. Payment of cash in lieu of fractional shares of RMT Partner Common Stock will be made solely for the purpose of avoiding the expense and inconvenience to RMT Partner of issuing fractional shares of RMT Partner Common Stock and will not represent separately bargained-for consideration.

2.06 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to RMT Partner Common Stock with a record date after the Effective Time will be paid to the holder of any Folgers Common Stock with respect to the shares of RMT Partner Common Stock issuable upon exchange thereof, and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to Section 2.05, until, in each case, the exchange of such Folgers Common Stock in accordance with this Article II. Subject to applicable Law, following the exchange of any such Folgers Common Stock, there will be paid to the holder of the certificate representing whole shares of RMT Partner Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of RMT Partner Common Stock to which such holder is entitled pursuant to Section 2.05 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of RMT Partner Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such exchange payable with respect to such whole shares of RMT Partner Common Stock.

2.07 Withholding Rights. RMT Partner, the Surviving Corporation or the Exchange Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

2.08 No Liability. None of the parties hereto or the Exchange Agent will be liable to any Person in respect of any shares of RMT Partner Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

2.09 Appraisal Rights. Holders of RMT Partner Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has not voted those shares in favor of the adoption of this Agreement, who shall have delivered a written demand for appraisal of those shares in accordance with the Ohio Corporation Law and who, as of the Effective Time, will not have effectively withdrawn or lost this right to appraisal (the “Dissenting Shares”) will be entitled to those rights (but only those rights) as are granted by Section 1701.85 of the Ohio Corporation Law. Each holder of Dissenting Shares who becomes entitled to payment for those Dissenting Shares pursuant to Section 1701.85 of the Ohio Corporation Law will receive payment from the Surviving Corporation in accordance with the Ohio Corporation Law; provided, however, that (i) if any holder of Dissenting Shares shall have failed to establish the holder’s entitlement to appraisal rights as provided in Section 1701.85 of the Ohio Corporation Law, (ii) if any holder of Dissenting Shares shall have effectively withdrawn the holder’s demand for appraisal of the holder’s shares or lost the holder’s right to appraisal and payment for the holder’s shares under Section 1701.85 of the Ohio Corporation Law or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 1701.85 of the Ohio Corporation Law, the holder will forfeit the right to appraisal of those Dissenting Shares and each Dissenting Share will be exchanged pursuant to Section 2.01 of this Agreement.

III. REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to RMT Partner that, except as (i) set forth in the applicable section (or another section to the extent provided in Section 8.13) of the Parent Disclosure Letter or (ii) to the extent disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the Commission by Parent or Folgers and publicly available prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent they are primarily cautionary in nature):

3.01 Due Organization, Good Standing And Corporate Power. Each of Parent, Folgers, and the Folgers Entities is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Parent and its Subsidiaries have all requisite corporate power and authority to own, lease and operate their properties that will be contributed to Folgers or the Folgers Entities pursuant to the Separation Agreement and to carry on the Coffee Business as now being conducted. Parent and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by the Coffee Business that will be contributed to Folgers or the Folgers Entities pursuant to the Separation Agreement or the nature of the Coffee Business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Coffee Business MAE.

3.02 Authorization Of Agreement. The execution, delivery and performance of this Agreement and the Other RMT Agreements by each of Parent and Folgers, as applicable, and the consummation by each of them of the Transactions (including the Merger), have been duly authorized and approved by their respective boards of directors (and this Agreement has been adopted by Parent as the sole stockholder of Folgers) and no other corporate or shareholder action on the part of Parent or Folgers is necessary to authorize the execution, delivery and performance of this Agreement and the Other RMT Agreements or the consummation of the Transactions. This Agreement, the Separation Agreement and the Voting Agreement have been, and the Other RMT Agreements, when executed, will be, duly executed and delivered by each of Parent and Folgers, as applicable, and, to the extent it is a party thereto, each is (or when executed will be) a valid and binding obligation of each of Parent and Folgers enforceable against each of Parent and Folgers, as applicable, in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles (such exception, the “Enforceability Exception”).

3.03 Consents And Approvals; No Violations. Assuming (a) the filings required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the applicable requirements of the Securities Act and the Exchange Act are met, (c) the requirements under any applicable state securities or blue sky Laws are met, (d) the requirements of the NYSE in respect of the listing of the shares of RMT Partner Common Stock to be issued hereunder are met, and (e) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL, are made, the execution and delivery of this Agreement and the Other RMT Agreements by Parent and Folgers, as applicable, and the consummation by Parent and Folgers of the Transactions do not and will not: (i) violate or conflict with any provision of their respective articles of incorporation or code of regulations (or the comparable governing documents), (ii) violate or conflict with any Law or Order of any Governmental Authority applicable to Parent or any of its Subsidiaries or by which any of their respective properties or assets that will be contributed to Folgers pursuant to the Separation Agreement may be bound; (iii) require any filing with, consent or approval of, or the giving of any notice to, any Governmental Authority (other than in connection with the Conveyance of Permits utilized in connection with the operation of the Coffee Business that are unrelated to the manufacturing of the types of products of the Coffee Business as such products are currently being manufactured); or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Security Interest upon any of the properties or assets of Parent or its Subsidiaries that will be contributed to Folgers pursuant to the Separation Agreement or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract that would be required to be filed as a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the Commission) in the Folgers Form 10/S-4 if such Folgers Form 10/S-4 was to be filed on the date of this Agreement (or, for purposes of the closing condition in Section 6.02(c), as of the Closing Date) (an “Folgers Material Contract”), excluding in the case of clauses (ii) through (iv) above, (x) conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Security Interests which would not reasonably be expected to have, individually or in the aggregate, a Coffee Business MAE and (y) any Security Interests created in connection with the Folgers Credit Facility.

3.04 Information To Be Supplied. The information supplied or to be supplied by Parent (for itself or its Subsidiaries) for inclusion in the RMT Filings to be filed with the Commission will not, on the date of its filing or, in the case of the RMT Partner Form S-4 or the Folgers Form 10/S-4, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the dates the Proxy Statement is mailed to the RMT Partner Shareholders and at the time of the RMT Partner Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.05 Capital Structure. On the date of this Agreement, the authorized capital stock of Folgers consisted solely of 1,000 shares of Folgers Common Stock, of which 100 shares of Folgers Common Stock were outstanding. On the date of this Agreement and immediately prior to the Distribution, all the outstanding shares of Folgers Common Stock are and will be owned directly by Parent free and clear of any Security Interest other than Permitted Encumbrances. Immediately following the Distribution, (i) there will be outstanding a number of shares of Folgers Common Stock determined in accordance with this Agreement, (ii) no shares of Folgers Common Stock will be held in Folgers’ treasury, and (iii) no bonds, debentures, notes or other Indebtedness of Folgers or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Folgers Common Stock or the holders of capital stock of any of Folgers’ Subsidiaries may vote will be outstanding. All outstanding shares of Folgers Common Stock are, and all such shares that may be issued prior to the Effective Time as contemplated by this Agreement will be when issued, duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Folgers Common Stock or any capital stock equivalent or other nominal interest in Folgers or any of its Subsidiaries which relate to Folgers (collectively, “Folgers Equity Interests”) pursuant to which Folgers or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Folgers Equity Interests. There are no outstanding obligations of Folgers to repurchase, redeem or otherwise acquire any outstanding securities of Folgers Equity Interests.

3.06 Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Coffee Business MAE, (a) to Parent’s Knowledge, Parent’s and its Subsidiaries’ use of Trademarks and Patents in the Coffee Business as currently conducted by Parent and its Subsidiaries does not infringe any Trademark or Patent, as the case may be, of any third party and (b) during the past two years no third party has made any written claim or demand or instituted any Action against Parent or any of its Subsidiaries, or to the Knowledge of Parent threatened the same, and neither Parent nor any of its Subsidiaries has received any written notice, that (i) challenges the rights of Parent and its Subsidiaries in respect of any of the Patents or Trademarks utilized in the Coffee Business or (ii) asserts that the operation of the Coffee Business is or was infringing, misappropriating or otherwise violating the intellectual property rights of any third party. None of the Patents or Trademarks utilized in the Coffee Business is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Authority.

3.07 Litigation. There are no Actions pending against Parent or any of its Subsidiaries or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries (or any of their respective properties, rights or franchises), at Law or in equity, or before or by any Governmental Authority or any arbitrator or arbitration tribunal, that have had or would reasonably be expected to have, individually or in the aggregate, a Coffee Business MAE. Neither Parent nor any of its Subsidiaries are subject to any Order that has had or would reasonably be expected to have, individually or in the aggregate, a Coffee Business MAE.

3.08 Compliance With Laws. Except as has not had or would reasonably be expected to have, individually or in the aggregate, a Coffee Business MAE, the Coffee Business is being conducted in compliance with applicable Laws. None of the Permits necessary to manufacture the products of the Coffee Business as such products are currently being manufactured will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the Transactions, except as would not reasonably be expected to have, individually or in the aggregate, a Coffee Business MAE. Neither Parent nor any Subsidiary of Parent has received any written notice from any Person within the past three years alleging non-compliance with any such Permit except for such incidents of alleged non-compliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Coffee Business MAE.

3.09 Contracts. Each Folgers Material Contract is in full force and effect and is enforceable by the Parent or one of its Subsidiaries in accordance with its terms. Each of Parent and its Subsidiaries has performed all obligations required to be performed by it to date under the Folgers Material Contracts to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. Parent has made available to RMT Partner a true and correct copy of each Folgers Material Contract not otherwise filed with the Commission and publicly available.

3.10 Employees and Employee Benefits. (a) Parent has provided RMT Partner a summary, in reasonable detail, of (i) all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option, incentive, severance or change-in-control plans or other similar agreements, (ii) all employment agreements, (iii) all medical, dental, disability, health and life insurance plans, and (iv) all other employee benefit and fringe benefit plans, in the case of each of (i) through (iv) maintained or contributed to by Parent or any of its Subsidiaries for the benefit of any of the employees of the Coffee Business or their beneficiaries and pursuant to which RMT Partner or any of its Subsidiaries may have any liability for any employees of the Coffee Business subsequent to the Effective Time (collectively, the “Compensation And Benefit Plans”). Section 3.10(a)(i) of the Parent Disclosure Letter sets forth (i) a list of Compensation And Benefit Plans or any other compensation or benefit plans, agreements or arrangements that were contemplated to be sponsored or maintained by Folgers and (ii) Compensation And Benefit Plans or any other compensation or benefit plans, agreements or arrangements which will be sponsored or maintained by Folgers or pursuant to which RMT Partner or any of its Subsidiaries may have any liabilities subsequent to the Effective Time as set forth on Section 3.10(a)(ii) of the Parent Disclosure Letter (collectively, the “Coffee Business Compensation And Benefit Plans”).

(b) Parent has provided RMT Partner access to true and correct copies of all Coffee Business Compensation And Benefit Plans memorialized in writing as of the date hereof, including all amendments thereto, and, with respect to each such Coffee Business Compensation And Benefit Plans, as applicable, the trust documents, determination, opinion and notification letters issued by the Internal Revenue Service, most recent annual valuation reports, summary plan descriptions, employee booklets, most recent nondiscrimination tests, most recent annual reports (Form 5500), COBRA forms and notices, correspondence or inquiries by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation, written contracts, including administrative service agreements, group annuity contracts and group insurance contracts.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Coffee Business MAE, each Coffee Business Compensation And Benefit Plan has been and is being administered in accordance with the terms thereof and all applicable Law. Each Coffee Business Compensation And Benefit Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (each such plan, a “Coffee Business Pension Plan”) and is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service, and to the Knowledge of Parent, there are no circumstances which are reasonably likely to result in the revocation or denial of any such favorable determination letter.

(d) Neither the execution or delivery of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), solely with respect to Coffee Business Compensation And Benefit Plans (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, officer or group of employees of any member of the Folgers Group, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former director, officer or group of employees, or result in the acceleration or the time of payment, vesting or funding of any such benefit or compensation or (iii) result in any amount failing to be deductible by reasons of Section 280G of the Code. No Coffee Business Compensation And Benefit Plan provides for a “gross up” or similar payments in respect of any taxes that may become payable under Section 4999 of the Code.

(e) No Coffee Business Compensation And Benefit Plan provides for life, medical or dental benefits to retired employees, other than as required under Section 4980B of the Code or other applicable Law.

(f) Since January 1, 2007 through (and including) the date of this Agreement, (i) there has not been any labor strike, work stoppage or lockout with respect to the Coffee Business, (ii) neither Parent nor Folgers has received written notice of any unfair labor practice charges against the Coffee Business that are pending before the National Labor Relations Board or any similar state, local or foreign Governmental Authority, and (iii) neither Parent nor Folgers has received written notice of any suits, actions or other proceedings in connection with the Coffee Business that are pending before the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Authority responsible for the prevention of unlawful employment practices, including under applicable employment standards and human rights laws, except, in the case of each of clauses (i), (ii) and (iii) above, for any such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Coffee Business MAE.

3.11 Financial Statements; Absence of Changes. (a) Attached as Section 3.11 of the Parent Disclosure Letter are copies of (i) the audited combined financial statements of Folgers, including the combined balance sheets of Folgers as of June 30, 2007 and June 30, 2006, and the combined statements of income, equity and cash flows for the years ended June 30, 2007, June 30, 2006 and June 30, 2005 (collectively, the “Audited Statements”), and (ii) the unaudited combined balance sheet of Folgers for the nine months ended March 31, 2008 and the related unaudited combined statements of income and cash flows for the nine-month period then ended (collectively, the “Unaudited Statements,” and together with the Audited Statements, the “Financial Statements”).

(b) The Financial Statements were derived from the books and records of the Parent and its Subsidiaries and were prepared in accordance with GAAP, consistently applied, as at the dates and for the periods presented (except, in the case of the Unaudited Statements, for the absence of footnote disclosures and normal and recurring adjustments, which are not material, individually or in the aggregate), and present fairly in all material respects the financial position and results of operations of Folgers as at the dates and for the periods presented on the basis by which the Financial Statements were prepared (subject, in the case of the Unaudited Statements, to normal and recurring adjustments, which are not material, individually or in the aggregate).

(c) Except as required or expressly permitted by this Agreement, since March 31, 2008, there has not occurred any event, occurrence or condition which has had or would be reasonably expected to have, individually or in the aggregate, a Coffee Business MAE.

3.12 Title to Properties; Security Interests. Except as has not had, and would not be reasonably likely to have, individually or in the aggregate, a Coffee Business MAE: Parent and its Subsidiaries have good, valid and marketable title to, or valid leasehold interests in or valid right to use, all Folgers Assets, in each case as such property is currently being used, subject to no Security Interests, except for Permitted Encumbrances.

3.13 Sufficiency. The Folgers Assets include:

(a) the fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tangible tools, prototypes and models and other tangible personal property (other than computers and other electronic information or communications Assets for which provision for access thereto is made in the Transition Services Agreement) that, in the aggregate, are sufficient for the Folgers Group to continue after the Business Transfer Time to manufacture the products of the Coffee Business in all material respects as such products are currently being manufactured by the Coffee Business in substantially the same quantities and to such specifications as currently manufactured by the Coffee Business in all material respects;

(b) assuming that any required Consents to the transfer of the Folgers Governmental Approvals have been obtained, the Folgers Assets will include Permits that, in the aggregate, are sufficient to manufacture the types of products of the Coffee Business in all material respects as such products are currently being manufactured by the Coffee Business; and

(c) the Folgers Assets, together with the Intellectual Property licensed to Folgers pursuant to the Intellectual Property Matters Agreement, include Intellectual Property sufficient to manufacture the types of products of the Coffee Business in all material respects as such products are currently being manufactured by the Coffee Business.

3.14 Diligence; Knowledge. Parent has been given an opportunity to conduct due diligence and examine the assets and liabilities of RMT Partner, and has had an opportunity to ask questions of and receive answers from Representatives of RMT Partner regarding the business and properties, prospects and financial condition of RMT Partner, in each case to the full extent that it has elected to do so prior to the execution of this Agreement. As of the date of this Agreement, Parent has no Knowledge of any inaccuracy in the representations and warranties made by RMT Partner herein and will not assert any event, occurrence or condition of which it has Knowledge as of the date hereof as the basis for any claim that RMT Partner has breached any of its representations or warranties herein.

3.15 Taxes. Except as has not had, and would not reasonably be expected to have, a Coffee Business MAE, (a) no Security Interests for Taxes exist and no outstanding claims for Taxes have been asserted in writing with respect to the Coffee Business, the Folgers Assets or the Folgers Liabilities, (b) Parent and its Subsidiaries have paid all Taxes required to be paid by them with respect to the Coffee Business, the Folgers Assets and the Folgers Liabilities, (c) neither Folgers nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction (other than the Distribution) that was intended to be governed in whole or in part by Section 355 of the Code in the two years prior to the date of this Agreement, (d) neither Parent (with respect to the Folgers Assets and the Coffee Business) nor Folgers has, to Parent’s Knowledge, “participated” in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4, other than a transaction exempted from the reporting requirements of such Regulation, (e) neither Parent nor Folgers has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that has prevented or would reasonably be expected to prevent the Intended Tax-Free Treatment, and (f) Parent has made adequate provision for any Taxes payable by any member of the Folgers Group relating to the Coffee Business that are not yet due and payable for all taxable periods on its most recent financial statements to the extent required by GAAP or in the case of foreign entities in accordance with generally applicable accounting principles in the relevant jurisdiction.

3.16 Broker’s or Finder’s Fee. Except as provided in Section 8.02, neither Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Folgers, the Surviving Corporation or RMT Partner could become liable or obligated.

3.17 No Other Representations or Warranties. Except for the representations and warranties of Parent expressly set forth in this Agreement and the Other RMT Agreements, neither the Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Subsidiaries (including Folgers) with respect to Folgers, its Subsidiaries, the Coffee Business or the transactions contemplated by this Agreement and the Other RMT Agreements. The representations and warranties made in this Agreement and the Other RMT Agreements with respect to Folgers, its Subsidiaries, the Coffee Business and the transactions contemplated by this Agreement and the Other RMT Agreements are in lieu of all other representations and warranties Parent and its Subsidiaries might have given RMT Partner, including implied warranties of merchantability and implied warranties of fitness for a particular purpose. RMT Partner acknowledges that all other warranties that Parent and its Subsidiaries or anyone purporting to represent Parent and its Subsidiaries gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to Folgers, its Subsidiaries, the Coffee Business, are hereby expressly excluded. RMT Partner acknowledges that, except as provided herein and in the Other RMT Agreements, neither Parent nor any of its Subsidiaries nor any other Person acting on their behalf will have or be subject to any Liability or indemnification obligation to RMT Partner or any other Person acting on its behalf resulting from the distribution in written or oral communication to RMT Partner, or use by RMT Partner of, any information, documents, projections, forecasts or other material made available to RMT Partner, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement and the Other RMT Agreements.

IV. REPRESENTATIONS AND WARRANTIES OF RMT PARTNER

RMT Partner hereby represents and warrants to Parent that, except as (i) set forth in the applicable section (or another section to the extent provided in Section 8.13) of the RMT Partner Disclosure Letter or (ii) to the extent disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the Commission by RMT Partner and publicly available prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent they are primarily cautionary in nature):

4.01 Due Organization, Good Standing And Corporate Power. (a) RMT Partner and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation (except as has not had, and would not reasonably be expected to have, an RMT Partner MAE), and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) RMT Partner and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE.

4.02 Authorization Of Agreement. The execution, delivery and performance of this Agreement and the Other RMT Agreements by RMT Partner and Merger Sub, and the consummation by RMT Partner and Merger

Sub of the Transactions, have been duly authorized and approved by their respective board of directors (and this Agreement has been adopted by RMT Partner as the sole stockholder of Merger Sub) and, except for the RMT Partner Shareholder Approval, no other corporate or shareholder action on the part of RMT Partner or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement and the Other RMT Agreements or the consummation of the Transactions. This Agreement, the Separation Agreement and the Voting Agreement have been, and the Other RMT Agreements, when executed, will be, duly executed and delivered by RMT Partner and Merger Sub and to the extent that it is a party thereto each is (or when executed will be) a valid and binding obligation of RMT Partner and Merger Sub, as applicable, enforceable against RMT Partner and Merger Sub, as applicable, in accordance with their terms, subject to the Enforceability Exception.

4.03 Capitalization. (a) The authorized capital stock of RMT Partner consists of 150,000,000 shares of common stock, without par value (the “RMT Partner Common Stock”), and 6,000,000 shares of serial preferred stock, no par value (“RMT Partner Preferred Stock”), of which 1,500,000 shares have been designated as “Series A Junior Participating Preferred Shares” (hereinafter referred to as “RMT Partner Series A Preferred Stock”). As of the close of business on the last full Business Day that precedes the date of this Agreement (the “Measurement Date”), there were 54,587,991 shares of RMT Partner Common Stock issued and outstanding (including shares of restricted RMT Partner Common Stock), 65,832 performance units granted (which may convert into restricted RMT Partner Common Stock), and 1,143,235 shares were reserved for issuance upon the exercise of outstanding options and deferred stock units (the “RMT Partner Options”) for RMT Partner Common Stock and, between such date and the date hereof, RMT Partner has not issued shares of RMT Partner Common Stock other than pursuant to the exercise of such options to purchase shares of RMT Partner Common Stock. All issued and outstanding shares of RMT Partner Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. One right to purchase one-hundredth of a share of RMT Partner Series A Preferred Stock (each, a “RMT Partner Right”), issued pursuant to the Amended and Restated Rights Agreement dated as of August 28, 2000 between RMT Partner and Computershare Investor Services, LLC, as amended on October 9, 2001 (the “RMT Partner Rights Agreement”), is associated with and will be attached to each share of RMT Partner Common Stock issued as Merger Consideration. As of the date of this Agreement, and except for shares of RMT Partner Common Stock issuable as of the Measurement Date pursuant to the RMT Partner Rights Agreement and the RMT Partner Options, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to RMT Partner Common Stock or any capital stock equivalent (including shares of restricted RMT Partner Common Stock ) or other nominal interest in RMT Partner or any of its Subsidiaries which relate to RMT Partner (collectively, “RMT Partner Equity Interests”) pursuant to which RMT Partner or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any RMT Partner Equity Interests. There are no outstanding obligations of RMT Partner to repurchase, redeem or otherwise acquire any outstanding securities of RMT Partner Equity Interests.

(b) The authorized capital stock of Merger Sub consists of 3000 shares of common stock, par value $0.01 per share (“Merger Sub Common Stock”). As of the date hereof, there were 100 shares of Merger Sub Common Stock issued and outstanding, all of which are owned by RMT Partner.

(c) As of the Closing Date, the fully diluted number of shares of RMT Partner Common Stock as of the Closing Date, taking into account the number of shares of RMT Partner Common Stock that will be outstanding, together with all shares of RMT Partner Common Stock that may be issued at any time (before or after the Closing Date) pursuant to any outstanding options, rights or other RMT Partner Equity Interests of any nature whatsoever, whether contingent, vested or unvested, or otherwise, other than the shares of the RMT Partner Common Stock issued or to be issued in the Merger, will be equal to the “number of shares of RMT Partner Common Stock on a Fully Diluted Basis” as utilized by the Parties in connection with the calculations set forth in Section 1.02.

4.04 Consents And Approvals; No Violations. Assuming (a) the filings required under the HSR Act are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the applicable requirements of the Securities Act and the Exchange Act are met, (c) the requirements under any applicable state securities or blue sky Laws are met, (d) the requirements of the NYSE in respect of the listing of the shares of RMT Partner Common Stock to be issued hereunder are met, (e) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL, are made, and (f) the RMT Partner Shareholder Approval is obtained, the execution and delivery of this Agreement and the Other RMT Agreements by RMT Partner and Merger Sub, as applicable, and the consummation by RMT Partner and Merger Sub of the Transactions do not and will not: (i) violate or conflict with any provision of their respective articles of incorporation or code of regulations (or the comparable governing documents), (ii) violate or conflict with any Law or Order of any Governmental Authority applicable to RMT Partner or Merger Sub or by which any of their respective properties or assets may be bound; (iii) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority; or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Security Interest upon any of the properties or assets of RMT Partner or its Subsidiaries or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract that would be required to be filed as a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the Commission) in an annual report on Form 10-K of RMT Partner if such Form 10-K was to be filed on the date of this agreement (or, for purposes of the closing condition in Section 6.03(c), as of the Closing Date) (an “RMT Partner Material Contract”), excluding in the case of clauses (ii) through (iv) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Security Interests that would not reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE.

4.05 RMT Partner SEC Filings; Financial Statements; Absence of Changes. (a) RMT Partner has timely filed all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since April 30, 2006 (collectively, including all Commission filings filed after the date of this Agreement and prior to the Closing, the “RMT Partner SEC Filings”). The RMT Partner SEC Filings (i) were prepared or will after the date of this Agreement be prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of RMT Partner is subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements of RMT Partner (including, in each case, any notes thereto) contained in the RMT Partner SEC Filings was prepared in accordance with GAAP, consistently applied (except as may be indicated in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act and the absence of footnote disclosures and normal and recurring adjustments, which are not material, individually or in the aggregate), and each presented fairly in all material respects the consolidated financial position and results of operations of RMT Partner and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring adjustments, which are not material, individually or in the aggregate). The books and records of RMT Partner and its Subsidiaries have been and are being, maintained in accordance with applicable legal and accounting requirements.

(c) Except as required or expressly permitted by this Agreement, since March 31, 2008, there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE.

4.06 Information To Be Supplied. The information supplied or to be supplied by RMT Partner for inclusion in the RMT Filings to be filed with the Commission will not, on the date of its filing or, in the case of the RMT Partner Form S-4 or the Folgers Form 10/S-4, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the dates the Proxy Statement is mailed to the RMT Partner Shareholders and at the time of the RMT Partner Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.07 Litigation. There are no Actions pending against RMT Partner or any of its Subsidiaries or, to the Knowledge of RMT Partner, threatened against RMT Partner or any of its Subsidiaries (or any of their respective properties, rights or franchises), at Law or in equity, or before or by any Governmental Authority or any arbitrator or arbitration tribunal, that has had or would reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE. Neither RMT Partner nor any of its Subsidiaries is subject to any Order that has had or would reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE.

4.08 Voting Requirements; Approval; Board Approval. (a) The affirmative vote of the holders of at least two-thirds of votes entitled to be cast by the holders of the outstanding shares of RMT Partner Common Stock to authorize the Transactions and approve the RMT Partner Stock Issuance (“RMT Partner Shareholder Approval”) is the only vote of any class or series of RMT Partner’s capital stock necessary to approve this Agreement, the Other RMT Agreements and the Transactions.

(b) The board of directors of RMT Partner has, at a meeting duly called and held, by unanimous vote, (i) approved this Agreement, the Other RMT Agreements, and the Transactions and (ii) resolved to recommend that the RMT Partner Shareholders authorize the Transactions and approve the RMT Partner Stock Issuance.

4.09 Compliance With Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE, (a) RMT Partner and its Subsidiaries are conducting their business in compliance with applicable Laws and (b) at the Closing, RMT Partner and its Subsidiaries will collectively hold, to the extent legally required, all Permits that are required for the operation of their business, and there will not have occurred any default under any such Permit. None of such Permits will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the Transactions, except as would not reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE. Neither RMT Partner nor any Subsidiary of RMT Partner has received any written notice from any Person within the past three years alleging non-compliance with any Permit except for such incidents of alleged non-compliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE.

4.10 Contracts. Each RMT Partner Material Contract is in full force and effect and is enforceable by the RMT Partner or one of its Subsidiaries in accordance with its terms. Each of RMT Partner and its Subsidiaries has performed all obligations required to be performed by it to date under the RMT Partner Material Contracts to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. RMT Partner has made available to Parent a true and correct copy of each RMT Partner Material Contract not otherwise filed with the Commission and publicly available.

4.11 Employees And Employee Benefits. (a) RMT Partner has provided Parent access to (i) all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option, incentive, severance or change-in-control plans or other similar contracts, (ii) all employment agreements, (iii) all medical, dental, disability, health and life insurance plans, and (iv) all other employee benefit and fringe benefit plans, in the case of each of (i) through (iv) maintained or contributed to by RMT Partner or any of its Subsidiaries for the benefit of any of their employees or their beneficiaries, or pursuant to which RMT Partner or any of its Subsidiaries may have any liability (collectively, the “RMT Partner Compensation And Benefit Plans”).

(b) RMT Partner has provided Parent access to true and correct copies of all RMT Partner Compensation and Benefit Plans, including all amendments thereto, and, with respect to each of the RMT Partner

Compensation and Benefit Plans, as applicable, the trust documents, determination, opinion and notification letters issued by the Internal Revenue Service, most recent annual valuation reports, summary plan descriptions, employee booklets, most recent nondiscrimination tests, most recent annual reports (Form 5500), COBRA forms and notices, correspondence or inquiries by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation, written contracts, including administrative service agreements, group annuity contracts and group insurance contracts.

(c) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE, each RMT Partner Compensation and Benefit Plan has been and is being administered in accordance with the terms thereof and all applicable Law. Each RMT Partner Compensation and Benefit Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (each such plan, a “RMT Partner Pension Plan”) and is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service, and to the Knowledge of RMT Partner, there are no circumstances which are reasonably likely to result in the revocation or denial of any such favorable determination letter.

(d) Neither the execution or delivery of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), solely with respect to RMT Partner Compensation and Benefit Plans (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, officer or group of employees of RMT Partner or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former director, officer or group of employees, or result in the acceleration or the time of payment, vesting or funding of any such benefit or compensation, or (iii) result in any amount failing to be deductible by reasons of Section 280G of the Code. No RMT Partner Compensation and Benefit Plan provides for a “gross up” or similar payments in respect of any taxes that may become payable under Section 4999 of the Code.

(e) No RMT Partner Compensation and Benefit Plan provides for life, medical or dental benefits to retired employees, other than as required under Section 4980B of the Code or other applicable law.

(f) Since January 1, 2007 through (and including) the date of this Agreement, (i) there has not been any labor strike, work stoppage or lockout with respect to the business of RMT Partner and its Subsidiaries, (ii) neither RMT Partner nor Merger Sub has received written notice of any unfair labor practice charges against RMT Partner or any of its Subsidiaries that are pending before the National Labor Relations Board or any similar state, local or foreign Governmental Authority, and (iii) neither RMT Partner nor Merger Sub has received written notice of any suits, actions or other proceedings in connection with the business of RMT Partner or any of its Subsidiaries that are pending before the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Authority responsible for the prevention of unlawful employment practices, including under applicable employment standards and human rights laws, except, in the case of each of clauses (i), (ii) and (iii) above, for any such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE.

4.12 RMT Partner Rights Agreement. None of the execution and delivery of this Agreement, the Other RMT Agreements and the consummation of the Transactions, will cause (i) the RMT Partner Rights to become exercisable under the RMT Partner Rights Agreement, (ii) Parent or any of its Subsidiaries or, based on publicly available information, shareholders to be deemed an “Acquiring Person” (as defined in the RMT Partner Rights Agreement), (iii) any “Triggering Event” (as defined in the RMT Partner Rights Agreement), or (iv) the “Share Acquisition Date” or the “Distribution Date” (each as defined in the RMT Partner Rights Agreement) to occur upon any such event. RMT Partner has made available to Parent a true and complete copy of the RMT Partner Rights Agreement, as amended to date.

4.13 Title to Properties; Security Interests. Except as has not had, and would not be reasonably expected to have, individually or in the aggregate, an RMT Partner MAE: RMT Partner and its Subsidiaries have good, valid and marketable title to, or valid leasehold interests in or a valid right to use, all of the Assets utilized by RMT Partner in the conduct of its business, in each case as such property is currently being used, subject to no Security Interests, except for Permitted Encumbrances.

4.14 Broker’s Or Finder’s Fee. Neither RMT Partner nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Parent or any of its Subsidiaries could become liable or obligated.

4.15 Taxes. Except as has not had, and would not reasonably be expected to have, an RMT Partner MAE, (a) none of the assets of RMT Partner or any of its Subsidiaries is subject to any Security Interest for Taxes and no outstanding claims for Taxes have been asserted in writing with respect to RMT Partner or any of its Subsidiaries, (b) RMT Partner and its Subsidiaries have paid all Taxes required to be paid by them, (c) RMT Partner and its Subsidiaries have made adequate provision for any Taxes that are not yet due and payable for all taxable periods on RMT Partner’s most recent financial statements to the extent required by GAAP or in the case of foreign entities, in accordance with generally applicable accounting principles in the relevant jurisdiction, (d) neither RMT Partner nor any of its Subsidiaries have distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 of the Code in the two years prior to the date of this Agreement, (e) neither RMT Partner nor any of its Subsidiaries have, to RMT Partner’s Knowledge, “participated” in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4, other than a transaction exempted from the reporting requirements of such Regulation, and (f) neither RMT Partner nor any of its Subsidiaries have taken or agreed to take any action or know of any fact, agreement, plan or other circumstance that has prevented or would reasonably be expected to prevent the Intended Tax-Free Treatment.

4.16 Intellectual Property. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE, (a) to RMT Partner’s Knowledge, its and its Subsidiaries’ use of Trademarks and Patents does not infringe any Trademark or Patent, as the case may be, of any third party and (b) during the past two years no third party has made any written claim or demand or instituted any Action against RMT Partner or any of its Subsidiaries, or to the Knowledge of RMT Partner threatened the same, and neither RMT Partner nor any of its Subsidiaries has received any written notice, that (i) challenges the rights of RMT Partner and its Subsidiaries in respect of any of the Patents or Trademarks utilized by them or (ii) asserts that RMT Partner or any of its Subsidiaries is or was infringing, misappropriating or otherwise violating the intellectual property rights of any third party. None of the Patents or Trademarks utilized by RMT Partner is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Authority.

4.17 Fairness Opinion. RMT Partner has received the opinions of each of William Blair & Co. and Banc of America Securities, Inc., dated as of June 2, 2008, to the effect that, as of such date, the Exchange Ratio described in Section 1.02(a) is fair, from a financial point of view, to RMT Partner.

4.18 Diligence; Knowledge. RMT Partner has been given an opportunity to conduct due diligence and examine the assets and liabilities of the Coffee Business, and has had an opportunity to ask questions of and receive answers from Representatives of Parent regarding the Coffee Business, in each case to the full extent that it has elected to do so prior to the execution of this Agreement. As of the date of this Agreement, RMT Partner has no Knowledge of any inaccuracy in the representations and warranties made by Parent herein and will not assert any event, occurrence or condition of which it has Knowledge as of the date hereof as the basis for any claim that Parent has breached any of its representations or warranties herein.

4.19 No Other Representations or Warranties. Except for the representations and warranties of RMT Partner expressly set forth in this Agreement and the Other RMT Agreements, neither the RMT Partner nor any other Person makes any other express or implied representation or warranty on behalf of RMT Partner or any of its Subsidiaries with respect to the RMT Partner or the transactions contemplated by this

Agreement and the Other RMT Agreements. The representations and warranties made in this Agreement and the Other RMT Agreements with respect to the RMT Partner and the transactions contemplated by this Agreement and the Other RMT Agreements are in lieu of all other representations and warranties RMT Partner and its Subsidiaries might have given Parent, including implied warranties of merchantability and implied warranties of fitness for a particular purpose. Parent acknowledges that all other warranties that RMT Partner and its Subsidiaries or anyone purporting to represent RMT Partner and its Subsidiaries gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to RMT Partner, are hereby expressly excluded. Parent acknowledges that, except as provided herein or in the Other RMT Agreements, neither RMT Partner nor any of its Subsidiaries nor any other Person acting on their behalf will have or be subject to any Liability or indemnification obligation to Parent or any other Person acting on its behalf resulting from the distribution in written or oral communication to Parent, or use by Parent of, any information, documents, projections, forecasts or other material made available to Parent, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement and the Other RMT Agreements.

V. COVENANTS

5.01 Conduct Of Coffee Business Pending The Effective Time. (a) Except as contemplated by this Agreement or any Other RMT Agreement and except as set forth in Section 5.01 of the Parent Disclosure Letter, between the date of this Agreement and the Effective Time, Parent and each of its Subsidiaries will conduct the Coffee Business in all material respects only according to the ordinary and usual course of business consistent in all material respects with past practice. Notwithstanding the preceding sentence, between the date of this Agreement and the Effective Time, Parent will take such actions as it determines in good faith are commercially reasonable to respond to events resulting, in whole or in part, from the announcement of this Agreement and to preserve the Coffee Business and existing employee, customer and supplier relationships (including replacing any key employees of the Coffee Business who cease to be employed with the Coffee Business). For purposes of the foregoing sentence, a determination as to whether a particular employee is a “key” employee will be made by Parent in good faith, in consultation with RMT Partner. Parent will be permitted to use a non-Business Employee (a “Temporary Employee”) to replace such identified key employee for purposes of satisfying its obligations under this Section 5.01. For the avoidance of doubt, a Temporary Employee will not be deemed a Business Employee unless mutually agreed to by Parent and RMT Partner. Parent will endeavor in good faith, and subject to compliance with applicable Law, to review any actions taken pursuant to the preceding sentence with RMT Partner prior to implementing them.

(b) Parent agrees that, between the date of this Agreement and the Effective Time, neither Parent nor any of its Subsidiaries will take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act could (i) cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code or (ii) cause (x) gain or loss to be recognized by the Parent shareholders in the Distribution or (y) gain or loss to be recognized by Parent in the Distribution. For the avoidance of doubt, this Section 5.01(b) will not be deemed to require Parent to obtain a private letter ruling from the Internal Revenue Service in respect of the tax treatment to be accorded to the Transactions.

(c) Without limiting the generality of Sections 5.01(a) and 5.01(b), and except as otherwise provided in this Agreement, required by Law or set forth on Section 5.01 of the Parent Disclosure Letter, Parent will not, without the prior written consent of RMT Partner (which consent in the case of clause (i), (ii) and (iv) below and in the case of clause (v) insofar as it relates to clauses (i), (ii) and (iv), will not be unreasonably withheld or delayed), nor will it permit any of its Subsidiaries to:

(i) sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of any Assets that are (or would otherwise be) Folgers Assets pursuant to the Separation Agreement, other than

(x) in the ordinary course of business and consistent in all material respects with past practice or (y) not in the ordinary course of business consistent with past practice but not in excess of $10,000,000 individually or in the aggregate;

(ii) (A) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets that would be Folgers Assets, other than (x) in the ordinary course of business in a manner consistent in all material respects with past practice or (y) not in the ordinary course of business consistent with past practice but not in excess of $10,000,000 in the aggregate after the date of this Agreement; or (B) other than Liabilities that would not be included in the Folgers Liabilities, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, except for (1) indebtedness for borrowed money incurred in the ordinary course of business or in connection with transactions otherwise permitted by this Agreement or any Other RMT Agreement, (2) indebtedness incurred to refinance any existing indebtedness, or (3) other indebtedness for borrowed money under existing credit facilities;

(iii) issue or authorize the issuance of any shares of Folgers Common Stock or any Folgers Equity Interests, except as expressly provided in this Agreement and the Other RMT Agreements;

(iv) in the case of each of the following to the extent it relates solely to the Coffee Business, (A) make a material change in its accounting or Tax reporting principles, methods or policies, except as required by applicable Law or a change in GAAP, (B) make, change or revoke any material Tax election, settle or compromise any material Tax claim or liability, or enter into any material Tax closing agreements, or (C) amend any Tax Return if any such action would materially increase Folgers’ Tax obligations following the Effective Time; or

(v) agree, in writing or otherwise, to take any of the foregoing actions.

5.02 Conduct Of RMT Partner Pending The Effective Time. (a) Except as contemplated by this Agreement or any Other RMT Agreement and except as set forth in Section 5.02 of the RMT Partner Disclosure Letter, between the date of this Agreement and the Effective Time, RMT Partner and each of its Subsidiaries will conduct their respective operations in all material respects only according to the ordinary and usual course of business consistent in all material respects with past practice.

(b) Between the date of this Agreement and the Effective Time, neither RMT Partner nor any of its Subsidiaries will take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act could (i) cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code or (ii) cause (x) gain or loss to be recognized by the Parent shareholders in the Distribution or (y) gain or loss to be recognized by Parent in the Distribution. For the avoidance of doubt, this Section 5.02(b) will not be deemed to require RMT Partner to obtain a private letter ruling from the Internal Revenue Service in respect of the tax treatment to be accorded to the Transactions.

(c) Without limiting the generality of Sections 5.02(a) and 5.02(b), and except as otherwise provided in this Agreement, required by Law or set forth on Section 5.02 of the RMT Partner Disclosure Letter, before the Effective Time, RMT Partner will not, without the prior written consent of Parent (which consent will, in the case of clause (ii), (v) and (vi) below and in the case of clause (vii) insofar as it relates to clauses (ii), (v) and (vi), not be unreasonably withheld or delayed), nor will it permit any of its Subsidiaries to:

(i) amend or otherwise change its articles of incorporation or code of regulations, except as expressly contemplated by this Agreement;

(ii) sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of any Assets, other than (x) in the ordinary course of business and consistent in all material respects with past practice, or (y) not in the ordinary course of business consistent with past practice but not in excess of $10,000,000 in the aggregate after the date of this Agreement;

(iii) declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than (i) regular quarterly cash dividends not in excess of $0.32 per share of RMT Partner Common Stock declared and paid in the ordinary course and consistent with past practice; (ii) a special dividend (the “Special Dividend”) payable prior to the Effective Time to the holders of RMT Partner Common Stock in which the amount payable to such holders does not exceed $5.00 per share (provided that the record date for such special dividend shall be prior to the fifth trading day prior to the Estimation Date); and (iii) dividends payable by a wholly owned Subsidiary of RMT Partner to RMT Partner or another wholly owned Subsidiary), enter any agreement with respect to the voting of its capital stock (other than the Voting Agreement), or purchase or otherwise acquire, directly or indirectly, any RMT Partner Equity Interests;

(iv) reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock, or issue or authorize the issuance of any shares of RMT Partner Common Stock or any other RMT Partner Equity Interests, except as expressly provided in this Agreement and the Other RMT Agreements (other than in connection with (a) the exercise of currently outstanding stock options and equity awards under existing RMT Partner Compensation and Benefit Plans, and (b) the issuance of up to 225,000 shares of restricted stock in the aggregate under existing RMT Partner Compensation and Benefit Plans (the “Permitted Equity Awards”);

(v) (A) other than (x) in the ordinary course of business in a manner consistent in all material respects with past practice, or (y) not in the ordinary course of business consistent with past practice but not in excess of $10,000,000 in the aggregate after the date of this Agreement, acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, except for (1) indebtedness for borrowed money incurred in the ordinary course of business or in connection with transactions otherwise permitted by this Agreement or any Other RMT Agreement, (2) indebtedness incurred to refinance any existing indebtedness, or (3) other indebtedness for borrowed money under existing credit facilities;

(vi) (A) make a material change in its accounting or Tax reporting principles, methods or policies except as required by applicable Law or a change in GAAP, (B) make, change or revoke any material Tax election, settle or compromise any material Tax claim or liability or enter into any material Tax closing agreements, or (C) amend any Tax Return if any such action would materially increase the Tax obligations of RMT Partner or any of its Subsidiaries following the Effective Time; or

(vii) agree, in writing or otherwise, to take any of the foregoing actions.

5.03 Efforts To Close; Antitrust Clearance. (a) In addition to the actions specifically provided for elsewhere in this Agreement or in any Other RMT Agreement, each of the Parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, at and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Other RMT Agreements as promptly as reasonably practicable; provided, however, that the level of efforts required to be utilized in connection with the Folgers Transfer will be as set forth in the Separation Agreement.

(b) Parent and RMT Partner will comply fully with all applicable notification, reporting and other requirements. Parent and RMT Partner, within ten Business Days after the date of this Agreement, will file the required notifications with the appropriate Governmental Authorities pursuant to and in compliance with the respective Antitrust Laws, including the HSR Act. Parent and RMT Partner will as soon as practicable file any additional information reasonably requested by any Governmental Authority.

(c) Parent and RMT Partner will each use its commercially reasonable efforts to obtain, as soon as practicable, the Governmental Approvals that may be or become necessary for the performance of its obligations under this Agreement, the Other RMT Agreements and the consummation of the Transactions and will cooperate fully with each other in promptly seeking to obtain such Governmental Approvals.

(d) In furtherance and not in limitation of the covenants of the parties contained in Section 5.03(c), RMT Partner and Parent will offer to take (and if such offer is accepted, commit to take) all necessary steps to avoid or eliminate impediments under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby and to avoid or prevent the entry of any Order sought by any Governmental Authority or private Person under any Antitrust Law that would result in the failure of any condition to the obligations of the Parties to consummate the Transactions to be satisfied, in each case to enable the Closing to occur as expeditiously as possible. RMT Partner will propose, negotiate, cooperate with Parent, and effect (or permit Parent to effect) prior to the Closing Date, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Coffee Business (or otherwise take any action that limits the freedom of action with respect to, or its ability to retain, any of its businesses, product lines, or assets or those of the Coffee Business) as may be required in order to avoid the entry of, or to effect the dissolution of, any Order (whether temporary, preliminary or permanent), which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated hereby.

5.04 Confidentiality. (a) The parties acknowledge that in connection with the Transactions, the parties have disclosed to each other technical and business information which the parties consider proprietary and confidential. This information may include, by way of example and without limitation, new products, commercial plans, financial projections, technical or non-technical data, financial data, know-how, formulae, processes, patterns, strategies, compilations, programs, devices, methods, techniques, drawings, designs, sketches, photographs, plans, specifications, samples, reports, pricing information, lists of actual or potential customers and suppliers, studies, findings, inventions, ideas, and trade secrets. Such information is herein referred to as the “Information.” The parties agree that, after the Effective Time, Information that constitutes an Folgers Asset will be Information of the Surviving Corporation and Parent will be deemed to be the Receiving Party of such Information for purposes of Section 5.04(b).

(b) Each Party receiving Information (the “Receiving Party”) recognizes and acknowledges (i) that Information of the other Party may be commercially valuable proprietary products of such Party, the design and development of which may have involved the expenditure of substantial amounts of money and the use of skilled development experts over a long period of time and which afford such Party a commercial advantage over its competitors; (ii) that the loss of this competitive advantage due to unauthorized disclosure or use of Information of such Party may cause great injury and harm to such Party; and (iii) that the restrictions imposed upon the parties under this Section 5.04 are necessary to protect the secrecy of Information and to prevent the occurrence of such injury and harm. The parties agree that:

(i) disclosure of Information will be received and held in confidence by the Receiving Party and that such Receiving Party will not, without the prior written consent of the Party from whom such Information was obtained (the “Disclosing Party”), disclose, divulge or permit any unauthorized person to obtain any Information disclosed by the Disclosing Party (whether or not such Information is in written or tangible form);

(ii) the Receiving Party will take such steps as may be reasonably necessary to prevent the disclosure of Information to others; and

(iii) the Receiving Party will use the Information only in connection with the Transactions unless otherwise authorized in writing by the Disclosing Party.

(c) The commitments set forth above will not extend to any portion of Information:

(i) which is already known to the Receiving Party, or is information generally available to the public;

(ii) which, hereafter, through no act on the part of the Receiving Party becomes generally available to the public;

(iii) which corresponds in substance to a disclosure furnished to the Receiving Party by any third party having a bona fide right to do so and not having any confidential obligation, direct or indirect, to the Disclosing Party with respect to the same; or

(iv) which is required to be disclosed by Law, provided that the Receiving Party provides reasonable prior written notice of such required disclosure to the Disclosing Party. The commitments set forth in this Section 5.04 will promptly and automatically terminate in their entirety upon the lapse of a period of three (3)  years from the Closing Date.

5.05 Cooperation In Tax Matters. Subject to the Tax Matters Agreement, Parent and RMT Partner will make available to each other during normal business hours, but without unreasonably disrupting their respective businesses, all personnel and records of the Coffee Business reasonably necessary in connection with the filing of any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to refund for Taxes or conducting an audit or other proceeding in respect of Taxes.

5.06 Access. From the date hereof to the Effective Time, each of Parent and RMT Partner will allow all designated officers, attorneys, accountants and other representatives of Parent or RMT Partner, as the case may be, access at reasonable times upon reasonable notice and in a manner as will not adversely impact the conduct of the business of either Party or the Coffee Business to the personnel, records files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Coffee Business and RMT Partner and its Subsidiaries, as the case may be, including inspection of such properties and the items described in Section 5.06 of the Parent Disclosure Letter; provided that no investigation pursuant to this Section 5.06 will affect any representation or warranty given by any Party hereunder, and provided further that notwithstanding the provision of information or investigation by any Party, no Party will be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, (i) no Party will be required to provide any information which it reasonably believes it may not provide to the other Party by reason of applicable Law, which such Party reasonably believes constitutes information protected by attorney/client privilege or which it is required to keep confidential by reason of Contracts with third parties and (ii) no Party will be required to provide access to any of its properties of such access results in damage to such property or if such access is for the purpose of performing any onsite procedure or investigation (including any onsite environmental investigation or study), without that Party’s written consent, which the Party may grant or deny in its sole discretion. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of Parent and RMT Partner agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 5.06 for any purpose unrelated to the consummation of the Transactions. All information provided by a Party to the other Party hereunder will be subject to the confidentiality provisions of Section 5.04.

5.07 Public Announcements. Parent and RMT Partner agree that the press release announcing the execution and delivery of this Agreement and the Transactions shall be in the form attached as Exhibit D hereto. The Parties further agree that the RMT Partner investor presentation concerning the Transactions will be in substantially the form previously agreed to by Parent and RMT Partner and that both the initial press release and the investor presentation concerning the Transactions will be filed by RMT Partner as Exhibits to a Form 8-K filing promptly after the execution of this Agreement. From the date hereof through the Effective Time, neither Parent nor RMT Partner will issue any press releases with respect to this Agreement, the Other RMT Agreements and the Transactions (or the portion thereof relating to this Agreement, the Other RMT Agreements and the

Transactions) without the prior approval of the other Party, such approval not to be unreasonably withheld, except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange.

5.08 Preparation of SEC Filings. As soon as practicable following the date of this Agreement, to the extent such filings are required by applicable Law, Parent and RMT Partner will jointly prepare, and (i) RMT Partner will file with the Commission the a Registration Statement on Form S-4 (the “RMT Partner Form S-4”) to register the shares of RMT Partner Common Stock to be issued in the Merger, and a proxy statement (the “Proxy Statement”) relating to the RMT Partner Shareholder Approval and the Amendment Proposal (which Proxy Statement will be included in the RMT Partner Form S-4 and which Proxy Statement will present the RMT Partner Shareholder Approval and Amendment Proposal as two separate proposals on the agenda for the RMT Partner Shareholder Meeting), (ii) Folgers will file with the Commission the Folgers a registration statement on Form 10 and/or a registration statement on Form S-4 (the “Folgers Form 10/S-4”) to register the shares of Folgers Common Stock to be distributed in the Distribution, (iii) Parent will file with the Commission a Schedule TO (the “Schedule TO”) if Parent elects to effect the Distribution in whole or in part by means of an Exchange Offer, and (iv) the Parties will file such other appropriate documents as may be applicable. Each of Parent and RMT Partner will use their best efforts to have the Folgers Form 10/S-4, the RMT Partner Form S-4, and other registration statements as may be required declared effective under the Exchange Act or Securities Act, as applicable, as promptly as practicable after such filing. RMT Partner will use its best efforts to cause the Proxy Statement to be mailed to RMT Partner’s stockholders as promptly as practicable after the Folgers Form 10/S-4 and the RMT Partner Form S-4 are declared effective under the Securities Act. Each of RMT Partner and Parent will also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities Laws in connection with, in the case of RMT Partner, the issuance of RMT Partner Common Stock in the Folgers Merger and, in the case of Parent, the issuance of Folgers Common Stock in the Distribution. Parent will furnish all information concerning Parent and Folgers, and RMT Partner will furnish all information concerning RMT Partner and Merger Sub, as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement, the RMT Partner Form S-4, the Folgers Form 10/S-4 and the Schedule TO. No filing of, or amendment or supplement to the Proxy Statement or the RMT Partner Form S-4 will be made by RMT Partner, no filing of, or amendment or supplement to, the Folgers Form 10/S-4 will be made by Folgers and no filing of, or amendment or supplement to, the Schedule TO will be made by Parent, in each case without providing the other parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to Parent or RMT Partner or any of their respective affiliates, officers or directors should be discovered by Parent or RMT Partner which should be set forth in an amendment or supplement to any of the Proxy Statement, the RMT Partner Form S-4, the Folgers Form 10/S-4 or the Schedule TO, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information will be promptly filed with the Commission and, to the extent required by Law, disseminated to the applicable stockholders. The Parties will notify each other promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement, the RMT Partner Form S-4, the Folgers Form 10/S-4 or the Schedule TO or for additional information and will supply each other with copies of all correspondence between it or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect thereto and will respond as promptly as practicable to any such comments or requests.

5.09 RMT Partner Shareholder Meeting. RMT Partner will, as soon as practicable following the date of this Agreement, establish a record date following the date of this Agreement for, duly call, give notice of, convene and hold a meeting of its stockholders (the “RMT Partner Shareholder Meeting”) solely for the purpose of obtaining the RMT Partner Shareholder Approval and approval of the Amendment Proposal. Subject to Section 5.10, RMT Partner will, through its Board of Directors, recommend to its shareholders that they give RMT Partner Shareholder Approval and will include such recommendation in the Proxy Statement. RMT Partner may, through its Board of Directors, recommend to its shareholders that they approve the Amendment Proposal and may include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, RMT Partner agrees that its obligations pursuant to the first sentence of this Section 5.09 will not be affected by (i) the commencement, public proposal, public disclosure or communication to RMT Partner of any RMT Partner Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of RMT Partner of its approval or recommendation of the RMT Partner Shareholder Approval.

5.10 No Solicitation. (a) RMT Partner will, and will cause its Representatives to, cease immediately any discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an RMT Partner Takeover Proposal. Except as provided in Section 5.10(b), RMT Partner will not, nor will it authorize or permit any of its Subsidiaries to, nor will it authorize or permit any officer, employee, agent, advisor, director or other representative (collectively, “Representatives”) of RMT Partner or any of its Subsidiaries to (and will instruct such Representatives not to), directly or indirectly (i) solicit, initiate or encourage the submission of any RMT Partner Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any RMT Partner Takeover Proposal. For purposes of determining whether RMT Partner has violated the foregoing restrictions through the actions of any of its employees, it is agreed that only actions by any director or officer of RMT Partner or a Person acting at the direction or with the knowledge of such director or officer (whether or not such Person is purporting to act on behalf of RMT Partner or any of its Subsidiaries or otherwise), will be deemed to be a breach of this Section 5.10 by RMT Partner.

(b) Notwithstanding the provisions of Section 5.10(a), prior to receipt of the RMT Partner Shareholder Approval, RMT Partner may, if the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of RMT Partner to the stockholders of RMT Partner under applicable Law, as determined in good faith after consulting with outside legal counsel, in response to a Qualifying RMT Partner Takeover Proposal (and subject to compliance with the provisions of this Section 5.10):

(i) furnish information with respect to RMT Partner to the Person making such RMT Partner Takeover Proposal and its Representatives pursuant to a confidentiality agreement not less restrictive of the other Party than the Confidentiality Agreement (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person), and

(ii) participate in discussions and negotiations with such Person and its Representatives regarding such Qualifying RMT Partner Takeover Proposal.

(c) Neither the Board of Directors of RMT Partner nor any committee thereof will (i) withdraw or modify in a manner adverse to Parent or Folgers, or publicly propose to withdraw or modify in a manner adverse to Parent or Folgers, the approval, recommendation or declaration of advisability by the Board of Directors of RMT Partner of this Agreement, the Other RMT Agreements or any of the transactions contemplated hereby or thereby, including the RMT Partner Shareholder Approval, (ii) approve, adopt or recommend, or permit RMT Partner or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, acquisition agreement, option agreement, joint venture agreement, merger agreement or similar agreement relating to any RMT Partner Takeover Proposal, or (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any RMT Partner Takeover Proposal. Notwithstanding the foregoing, if, prior to receipt of the RMT Partner Shareholder Approval, the Board of Directors of RMT Partner receives an RMT Partner Superior Proposal and as a result thereof the Board of Directors of RMT Partner reasonably determines in good faith, after consulting with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of RMT Partner under applicable Law, then, on the fifth business day following Parent’s receipt of written notice from RMT Partner, the Board of Directors of RMT Partner may withdraw or modify its recommendation of the RMT Partner Shareholder Approval and, in connection therewith, recommend such RMT

Partner Superior Proposal; provided that, during such five-business day period, RMT Partner will be obligated to negotiate in good faith with Parent and Folgers any modification to this Agreement proposed by Parent or Folgers.

(d) RMT Partner promptly will advise Parent orally and in writing of any RMT Partner Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any RMT Partner Takeover Proposal, and the identity of the Person making any such RMT Partner Takeover Proposal or inquiry and the material terms of any such RMT Partner Takeover Proposal or inquiry. RMT Partner will (i) keep Parent reasonably informed of the status including any change to the material terms of any such RMT Partner Takeover Proposal or inquiry and (ii) provide to Parent as soon as reasonably practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to RMT Partner from any third party in connection with any RMT Partner Takeover Proposal or sent or provided by RMT Partner to any third party in connection with any RMT Partner Takeover Proposal.

(e) Nothing contained in this Section 5.10 will prohibit RMT Partner from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to RMT Partner’s stockholders if, in the good-faith judgment of the Board of Directors of RMT Partner after consulting with outside legal counsel, failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, that this Section 5.10(e) will not eliminate or modify (x) RMT Partner’s obligations under the proviso in Section 5.10(c) or (y) the effect that taking and disclosing any such position would otherwise have under this Agreement (including under Section 7.01(d)(i)).

(f) For purposes of this Agreement:

(i) “Qualifying RMT Partner Takeover Proposal” mean a bona fide, written RMT Partner Takeover Proposal that (i) is made by a Person the Board of Directors of RMT Partner determines, in good faith, after consulting with outside counsel and independent financial advisors, is reasonably capable of making an RMT Partner Superior Proposal, (ii) the Board of Directors of RMT Partner determines, in good faith, after consulting with its independent financial advisor, constitutes or is reasonably likely to lead to an RMT Partner Superior Proposal, and (iii) that was not solicited by RMT Partner and did not otherwise result from a breach of this Section 5.10.

(ii) “RMT Partner Takeover Proposal” means (i) any proposal for a merger, consolidation, dissolution, recapitalization or other business combination involving RMT Partner, (ii) any proposal or offer for the issuance by RMT Partner of over 15% of its equity securities as consideration for the assets or securities of another Person, or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated assets of RMT Partner, or assets or business that constitute over 15% of the consolidated revenues or net income of RMT Partner, in each case other than the transactions contemplated hereby.

(iii) “RMT Partner Superior Proposal” means any bona fide proposal made by a third party to acquire 50% or more of the equity securities or all or substantially all the assets of RMT Partner, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, on terms which the Board of Directors of RMT Partner determines in its good-faith judgment after consulting with its independent financial advisor (i) to be superior from a financial point of view to the holders of RMT Partner Common Stock than the transactions contemplated hereby, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the transactions contemplated hereby) as well as any other factors deemed relevant by the Board of Directors of RMT Partner and (ii) is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

5.11 Notification Of Certain Matters. Each of Parent and RMT Partner will give prompt written notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Subsidiaries that relate to the consummation of the Transactions, and (iii) any change that is reasonably expected to have, individually or in the aggregate, a Coffee Business MAE or reasonably expected to have, individually or in the aggregate, an RMT Partner MAE, as the case may be.

5.12 NYSE Listing. RMT Partner will use commercially reasonable efforts to cause the shares of RMT Partner Common Stock to be issued in connection with the Merger to be issued in connection with the Merger to be listed on the NYSE as of the Effective Time, subject to official notice of issuance.

5.13 Affiliates. At least ten days prior to the mailing of the Proxy Statement, (i) Parent will deliver to RMT Partner a letter identifying all persons who may be deemed to be Affiliates of Folgers as of the date on which Parent, as sole shareholder of Folgers, approves and adopts the Merger (the “Rule 145 Affiliates”) and (ii) Parent will advise the persons identified in such letter of the resale restrictions imposed by applicable securities Law and will use commercially reasonable efforts to obtain from each person identified in such letter a written agreement in customary form and substance.

5.14 Indemnification. (a) Subject to the terms and conditions of this Agreement, from and after the Closing, each of Parent and RMT Partner will indemnify and hold harmless the other (as well as their respective directors, officers, employees and agents) from and against any and all Losses incurred in investigation or defense of any third-party Action arising out of or related to a breach by such Party of (i) a Surviving Covenant or (ii) the representations and warranties made by the indemnifying Party in Sections 3.04 and 4.06, respectively.

(b) The indemnification obligations set forth in Section 5.14 will be subject to the provisions of Sections 4.4, 4.5(b), 4.6(a) and 4.6(c)-(d) of the Separation Agreement, which will be deemed to be incorporated herein mutatis mutandis.

5.15 Employee Matters.

(a) Continuity of Employment. Parent and RMT Partner hereby acknowledge that it is in their mutual best interest for there to be continuity of employment by RMT Partner, the Surviving Corporation or one of its respective Subsidiaries following the Closing Date with respect to each individual who currently works, or is hired prior to the Closing Date to work, for the sole purpose of providing services to the Coffee Business (and any individual hired prior to the Closing Date to replace such individual) (“Business Employees”). Each Business Employee who continues employment with RMT Partner, the Surviving Corporation or one of its respective Subsidiaries (the applicable entity, the “Employing Entity”) is referred to herein as a “Continuing Employee.” A Business Employee who is on disability leave or on approved leave of absence on the Closing Date will become a Continuing Employee only if such Business Employee returns to active employment prior to the later of (a) the first anniversary of the Closing Date or (b) the end of the period of time during which the reemployment rights are guaranteed under applicable Law (such employee, a “Delayed Employee”). The date on which a Delayed Employee commences active employment with the applicable Employing Entity is hereinafter referred to as the “Delayed Date”. Within 30 calendar days following the execution of this Agreement, Parent will use commercially reasonable efforts to provide RMT Partner with a list of the individuals as of the most reasonably practicable date who are Business Employees (the “Continuing Employee List”). Parent will provide RMT Partner within five Business Days prior to the Closing Date an updated Continuing Employee List.

(b) Compensation and Benefits. With respect to each Continuing Employee, for the period commencing on the Closing Date and ending on the second anniversary thereafter (the “Benefits Continuation Period”), RMT Partner will, or will the cause the applicable Employing Entity to, provide each such Continuing Employee (i) compensation (including salary, wages and bonus opportunity) as in effect immediately prior to

Effective Time (or communicated to the applicable Continuing Employee in connection with the proposed divestiture of the Coffee Business) and (ii) employee benefits (including equity based compensation, retirement benefits and additional compensation in lieu of other benefits) that in all material respects are no less favorable in the aggregate than employee benefits communicated to the applicable Continuing Employee in connection with proposed divestiture of the Coffee Business and described on Section 3.10(a) of the Parent Disclosure Letter, or if more favorable, employee benefits provided by RMT Partner or the Employing Entity to similarly situated employees of RMT Partner or the Employing Entity. In evaluating the relative favorability of employee benefits, the RMT Partner may use reasonable actuarial and other assumptions. For avoidance of doubt, except for the Coffee Business And Benefit Plans set forth on Section 3.10(a)(ii) of the Parent Disclosure Letter, RTM Parent and the applicable Employing Entity will have discretion to determine the compensation and employee benefits provided to the Continuing Employees, provided that in the aggregate they otherwise satisfy the standard set forth in this Section 5.15(b).

(c) Service Recognition. RMT Partner will, or will cause the Employing Entity to, give each Continuing Employee full credit for purposes of eligibility, vesting and determination of level of benefits under the applicable RMT Partner Compensation and Benefit Plans for such Continuing Employee’s service with Parent or its Subsidiaries prior to the Closing Date (or, if applicable, the Delayed Date) at least to the same extent such service was recognized by the corresponding Coffee Business Compensation And Benefit Plan immediately prior to the Closing Date (or, if applicable, the Delayed Date); provided, however, that such service will not be recognized (i) to the extent that such recognition would result in the duplication of benefits under an RMT Partner Compensation and Benefit Plan and a Coffee Business Compensation And Benefit Plans and (ii) for purposes of any defined benefit pension plans or retiree medical plans.

(d) 401(k) Plan. Each Continuing Employee who is eligible to contribute to Parent 401(k) plan on the Closing Date (or, if applicable, the Delayed Date) will be eligible to participate and contribute to an RMT Partner Compensation and Benefit Plan intended to qualify under Section 401(k) of the Code (the “RMT 401(k) Plan”) commencing as soon as reasonably practicable after the Closing Date (or, if applicable, the Delayed Date) and RMT Partner will, or will cause the Employing Entity to, permit Continuing Employees the right to roll over, in cash, their account balances into the RMT 401(k) Plan subject to the regular procedures of the RMT 401(k) Plan.

(e) Welfare Plans. RMT Partner or the Employing Entity will cause each RMT Partner Compensation and Benefit Plan that is a health and welfare benefit plan (an “RMT Welfare Plan”) to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to Continuing Employees, other than limitations that were in effect with respect to such employees as of the Closing Date (or, if applicable, the Delayed Date) under the corresponding health and welfare plan maintained by Parent (“Parent Welfare Plan”), (ii) honor any deductibles, out-of-pocket maximums and co-payments incurred by Continuing Employees under the corresponding Parent Welfare Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under an RMT Welfare Plan during the same plan year in which such deductibles, out-of-pocket maximums and co-payments were made, and (iii) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee following the Closing Date (or, if applicable, the Delayed Date) to the extent such employee had satisfied any similar limitation under the corresponding Parent Welfare Plan.

(f) Severance Benefits. With respect to each Continuing Employee, other than a Continuing Employee who is a party to an individual severance agreement, who incurs a “Constructive Termination” during the Benefits Continuation Period, RMT Partner will, or will cause the Surviving Corporation to, provide such employee with the severance payments and benefits under the formula set forth on Section 5.15(f) of the Parent Disclosure Letter. A “Constructive Termination” means (A) a termination by RMT Partner or the Employing Entity of a Continuing Employee’s employment, other than for “cause” or (B) a termination by a Continuing Employee of his or her employment with RMT Partner or the Employing Entity due to a reduction in his or her base pay from that in effect on the Closing Date or a relocation of such employee’s principal place of employment by more than 50 miles from his or her principal place of employment on the Closing Date. With respect to a Continuing Employee who is a party to an individual severance agreement, RMT Partner will assume such agreement and provide such employee with the severance payments and benefits such employee would be entitled under the terms of his or her severance agreement, or if more favorable, the severance payments provided by RMT Partner to similarly situated employees. RMT Partner and the Employing Entity may require, as a condition to the payment of any severance due hereunder to any Continuing Employee, that such Continuing Employee provide a general waiver and release of claims in a form substantially similar to the form used for similarly situated RMT employees; provided that nothing herein will preclude such Continuing Employee from becoming employed by Parent and such release will also include a provision for a release of claims for the benefit of the Parent Group.

(g) Specified Employee Matters. The parties specified in Section 5.15(g) of the Parent Disclosure Letter will take the actions therein specified for, if applicable, the period therein provided.

(h) The provisions of this Section 5.15 are solely for the benefit of the parties hereto and does not confer on third-parties (including any Business Employees or Continuing Employee or any of their beneficiaries, dependent or alternate payee of any of the foregoing) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement. Furthermore, nothing in this Agreement, including this Section 5.15 is intended (i) to confer upon any employee or former employee of Parent (including Business Employees) any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave or (ii) to be construed to relieve any insurance company of any responsibility for any employee benefit under any benefit plan or any other Liability or to constitute a plan or a plan amendment. In the event that (i) a party other than Parent or RMT Partner makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Parent Compensation and Benefit Plan, RMT Partner Compensation and Benefit Plan, Coffee Business Compensation and Benefit Plan or other compensation or benefit plan and (ii) such provision is deemed to be an amendment to such Parent Compensation and Benefit Plan, RMT Partner Compensation And Benefit Plan, RMT Partner Compensation And Benefit Plan, Coffee Company Compensation and Benefit Plan or other compensation or benefit plan, as applicable, even though not explicitly designated as such in this Agreement, then such provision will lapse retroactively and will have no amendatory effect.

(i) Except for Sections 5.15(g) and 5.15(h), the provisions of this Section 5.15 will not apply to any employee of the Business who is a beneficiary of a collective bargaining agreement. The terms and conditions of employment for such employees will be as set forth in the applicable collective bargaining agreement relating to such employee.

5.16 Voting Agreement. Contemporaneously with the execution of this Agreement, RMT Partner will deliver to Parent the Voting Agreement, fully executed by each of the shareholders of RMT Partner that are a party thereto except the Wagstaff Shareholders. RMT Partner will use its commercially reasonable efforts to cause the Wagstaff Shareholders to execute the Voting Agreement as promptly as practicable after the date hereof.

5.17 Required Amendments. Notwithstanding anything to the contrary set forth herein or in any other Transaction Document (as defined in the Tax Matters Agreement), the parties shall cooperate and negotiate in good faith with respect to any amendment to the Transaction Documents reasonably requested by a party in order to enable its counsel to deliver the written opinion(s) contemplated by Section 6.02 or 6.03 of this Agreement, as the case may be (any such amendment, a “Proposed Amendment”). Neither party shall withhold its consent to a Proposed Amendment that (i) does not result in any change in the Merger Consideration, (ii) is not materially adverse to the interests of any party hereto, and (iii) does not unreasonably impede or delay consummation of the Merger. Any Proposed Amendment that the parties consent to shall be reflected through the execution of appropriate written amendments to the applicable Transaction Documents.

5.18 TSA/IP Updates. (a) IP Matters Agreement. Prior to the Closing, RMT Partner will use its best efforts to identify and remove from Schedule B and Schedule C to the Intellectual Property Matters Agreement, any Parent IP Asset(s) (as defined in the Intellectual Property Matters Agreement) that RMT Partner determines, in its reasonable discretion and in consultation with Parent, is not necessary to manufacture products of the Coffee Business as such products are currently being manufactured by Folgers in RMT Partner’s established business environment.

(b) TSA Services. Prior to the Closing, RMT Partner will use its best efforts to remove from the schedules to the TSA those Services (as defined in the TSA) identified on Section 5.18 of the Parent Disclosure Letter, unless RMT Partner determines, in its reasonable discretion and in consultation with Parent, (i) it would not otherwise be able to procure such Service(s) from a third party on commercially reasonable terms or (ii) such Services would be necessary to consummate the Transactions on the timetable contemplated by the Parties.

5.19 RMT Partner Special Dividend. In the event that Parent elects to effect the Distribution by way of an Exchange Offer, Parent will use reasonable efforts to keep RMT Partner reasonably informed of the anticipated commencement date and anticipated terms of such Exchange Offer, for the purpose of facilitating RMT Partner’s determination of the record date for such Special Dividend.

VI. CONDITIONS TO THE MERGER

6.01 Conditions To The Merger. The respective obligation of Parent and RMT Partner to effect the Merger is subject to the satisfaction or waiver of the following conditions:

(a) the RMT Partner Shareholder Approval shall have been obtained at the RMT Partner Shareholder Meeting;

(b) no preliminary or permanent injunction or other Order shall have been issued that would make unlawful the consummation of the Transactions;

(c) the RMT Partner Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to notice of official issuance;

(d) Each of the RMT Partner Form S-4 and the Folgers Form 10/S-4 (or the Folgers Form 10, if Parent elects to effect the Distribution solely as a One-Step Spin-Off) shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and (i) if the Distribution is effected in whole or in part as an Exchange Offer, the applicable offer period and any extensions thereof in the Exchange Offer required by applicable securities Law shall have expired or (ii) if the Distribution is effected in whole or in part as a One-Step Spin-Off, the applicable notice periods required by applicable stock exchange rules or securities Laws shall have expired;

(e) all applicable waiting periods under the HSR Act shall have terminated or expired; and

(f) the Folgers Transfer and the Distribution shall have occurred.

6.02 Conditions To The Obligation Of RMT Partner. The obligation of RMT Partner to effect the Merger is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of RMT Partner and may be waived by RMT Partner):

(a) all covenants of Parent under this Agreement and the Other RMT Agreements to be performed on or before the Closing shall have been duly performed by Parent in all material respects;

(b) the representations and warranties of Parent in Section 3.05 of this Agreement shall be true and correct in all but de minimis respects;

(c) the representations and warranties of Parent in this Agreement other than Section 3.05 (which for purposes of this paragraph will be read as though none of them contained any materiality or “Coffee Business MAE” qualifications, but not disregarding limitations of representations to Folgers Material Contracts) shall be true and correct in all respects as of the Closing with the same effect as though made as of the Closing (except that any representation and warranty made as of a date other than the date of this Agreement will continue on the Closing Date to be true and correct in all respects as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects has not had, and would not reasonably be expected to have, individually or in the aggregate, a Coffee Business MAE, and RMT Partner shall have received a certificate of Parent addressed to RMT Partner and dated the Closing Date, signed on behalf of Parent by an officer of Parent (on Parent’s behalf and without personal liability), confirming the matters set forth in Section 6.02(a), Section 6.02(b) and this Section 6.02(c); and

(d) RMT Partner shall have received a written opinion, dated as of the Closing Date, from Weil, Gotshal & Manges LLP, special tax counsel to RMT Partner, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of customary representations provided by (i) RMT Partner and Merger Sub and (ii) Parent.

6.03 Conditions To The Obligation Of Parent. The obligation of Parent to effect the Merger is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Parent and may be waived by Parent):

(a) all covenants of RMT Partner under this Agreement and the Other RMT Agreements to be performed on or before the Closing Date shall have been duly performed by RMT Partner in all material respects;

(b) the representations and warranties of RMT Partner in Section 4.03 of this Agreement shall be true and correct in all but de minimis respects;

(c) the representations and warranties of RMT Partner in this Agreement other than Section 4.03 (which for purposes of this paragraph will be read as though none of them contained any materiality or material adverse effect qualifications, but not disregarding limitations of representations to RMT Partner Material Contracts) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (except that any representation and warranty made as of a date other than the date of this Agreement will continue on the Closing Date to be true and correct in all respects as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects has not had, and would not reasonably be expected to have, individually or in the aggregate, an RMT Partner MAE, and Parent shall have received a certificate of RMT Partner addressed to Parent and dated the Closing Date, signed on behalf of RMT Partner by an officer of RMT Partner (on RMT Partner’s behalf and without personal liability), confirming the matters set forth in Section 6.03(a), Section 6.03(b) and this Section 6.03(c);

(d) Parent shall have received a written opinion, dated as of the Closing Date, from Cadwalader, Wickersham & Taft LLP, counsel to Parent, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of customary representations provided by (i) RMT Partner and Merger Sub and (ii) Parent;

(e) Parent shall have received a written opinion, dated as of the Closing Date, from Cadwalader, Wickersham & Taft LLP, counsel to Parent, to the effect that (i) the Folgers Transfer, taken together with the Distribution, should qualify as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, (ii) the Distribution, as such, should qualify as a distribution of Folgers stock to Parent stockholders pursuant to Section 355 of the Code, and (iii) the Merger should not cause Section 355(e) of the Code to apply to the Distribution. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of customary representations provided by (i) RMT Partner and (ii) Parent; and

(f) if Parent elects to effect the Distribution by way of a Qualifying Exchange Offer, shareholders of Parent shall have validly tendered and not properly withdrawn before the expiration of the Exchange Offer enough shares of the common stock of Parent such that no less than 59% of the shares of Folgers Common Stock issued to Parent in the Folgers Stock Issuance is distributed pursuant to the Qualifying Exchange Offer.

VII. TERMINATION AND ABANDONMENT

7.01 Basis For Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Parent and RMT Partner;

(b) by either Parent or RMT Partner:

(i) if, upon a vote at a duly held meeting of RMT Partner’s stockholders to obtain the RMT Partner Shareholder Approval, the RMT Partner Shareholder Approval is not obtained;

(ii) if the Closing does not occur on or prior to March 31, 2009 (the “Outside Date”), unless the failure of the Closing to occur by such date is due to the failure of the Party seeking to terminate the Agreement to perform or observe in all material respects the covenants and agreements of such Party set forth herein; or

(iii) if (A) there shall be any Law that makes consummation of the transactions hereunder illegal or otherwise prohibited or (B) any Governmental Authority having competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which the terminating Party shall have complied with its obligations hereunder to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any material component of the transactions hereunder, and such order, decree, ruling or other action shall have become final and non-appealable;

(c) by Parent:

(i) if RMT Partner Board or any committee thereof withdraws, or modifies in a manner adverse to Parent or Folgers or publicly proposes to withdraw or modify in a manner adverse to Parent or Folgers, its approval or recommendation of this Agreement or any of the transactions contemplated hereby, fails to recommend to RMT Partner’s stockholders that they give the RMT Partner Shareholder Approval, or approves or recommends, or proposes publicly to approve or recommend, any RMT Partner Takeover Proposal;

(ii) if RMT Partner breaches its obligations under Section 5.10;

(iii) if RMT Partner or Merger Sub breaches or fails to perform any of its representations and warranties or covenants and agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VI and (B) cannot be or has not been cured within 60 days after the giving of written notice to RMT Partner of such breach; or

(iv) if any of the conditions set forth in Section 6.01 or Section 6.03 shall have become incapable of fulfillment, and shall not have been waived by Parent;

(d) by RMT Partner:

(i) if Parent or Folgers breaches or fails to perform any of its representations and warranties or covenants and agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VI and (B) cannot be or has not been cured within 60 days after the giving of written notice to Parent of such breach; or

(ii) if any of the conditions set forth in Section 6.01 or Section 6.02 shall have become incapable of fulfillment, and shall not have been waived by RMT Partner;

provided, however, that the Party seeking termination pursuant to clause (c)(iii), (c)(iv), (d)(i), or (d)(ii) is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

7.02 Notice of Termination, Return of Documents, Continuing Confidentiality Obligation. In the event of termination by Parent or RMT Partner pursuant to this Article VII, written notice thereof will forthwith be given to the other Parties and the transactions contemplated by this Agreement and the Other RMT Agreements will terminate, without further action by any Party. If the transactions contemplated by this Agreement and the Other RMT Agreements are terminated as provided herein, (a) RMT Partner and Merger Sub will return to Parent all documents and copies and other material received from Parent and its Subsidiaries and its and their Representatives relating to the transactions contemplated hereby and by the Other RMT Agreements, whether so obtained before or after the execution hereof, and (b) Parent and Folgers will return to RMT Partner all documents and copies and other material received from RMT Partner and its Subsidiaries and its and their Representatives relating to the transactions contemplated hereby and by the Other RMT Agreements, whether so obtained before or after the execution hereof.

7.03 Effect of Termination. (a) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article VII, this Agreement will become void and of no further force and effect, except for the provisions of Section 5.04 relating obligations to keep certain information confidential, Section 5.07 relating to publicity, this Section 7.03 and Article VIII (other than Section 8.12 which shall terminate with the other provisions of this Agreement except as specifically provided herein) containing general provisions. Nothing in this Article VII will be deemed to release any Party from any liability for any willful breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement that specifically survive such termination as set forth in the immediately preceding sentence. For the avoidance of doubt, receipt by Parent of a payment or reimbursement pursuant to Section 7.03(b) or Section 7.03(c) will not limit the ability of Parent to sue for any willful breach of Section 5.10 or collect damages arising from any such willful breach (except, in the case of calculation of damages, to the extent a court would otherwise take such payment or reimbursement into account in assessing damages for such breach).

(b) RMT Partner will pay to Parent:

(i) a fee of $35 million if either Party terminates this Agreement pursuant to Section 7.01(b)(i); provided, that if (A) at any time after the date of this Agreement and prior to any such termination, an RMT Partner Takeover Proposal with respect to RMT Partner shall have been publicly announced, publicly proposed or commenced (provided that for purposes of determining whether an RMT Takeover Proposal exists under this clause (i), the references in the definition of such term to “15%” will be deemed to be “50%”); and (B) within twelve months after the date of such termination, RMT Partner shall have entered into an agreement related to an RMT Partner Takeover Proposal or any RMT Takeover Proposal shall have been consummated, then RMT Partner shall pay an additional fee of $65 million to Parent at or before the execution of such agreement;

(ii) a fee of $100 million if (A) either Party terminates this Agreement pursuant to Section 7.01(b)(ii); (B) at any time after the date of this Agreement and prior to any such termination, an RMT Partner Takeover Proposal with respect to RMT Partner shall have been communicated to the Board of Directors of RMT Partner and not withdrawn (provided that for purposes of determining whether an RMT Takeover Proposal exists under this clause (ii), the references in the definition of such term to “15%” will be deemed to be “50%”); and (C) within twelve months after the date of such termination, RMT Partner shall have entered into an agreement related to an RMT Partner Takeover Proposal or any RMT Takeover Proposal shall have been consummated;

(iii) a fee of $100 million if Parent terminates this Agreement pursuant to (c)(i) or (ii).

Any fee due under this Section 7.03(b) will be paid by wire transfer of immediately available funds (to an account specified by Parent). The fees described in clauses (i) and (iii) will be paid by RMT Partner promptly following termination of this Agreement (except that the fee described in the proviso to clause (i) will be paid as provided therein, and in the case of a termination by RMT Partner described in clause (i) above, such payment will be made at the time of or prior to such termination). The fee described in clause (ii) will be paid by RMT Partner at or before entering into the agreement relating to an RMT Takeover Proposal described therein. If RMT Partner makes a payment to Parent pursuant to Section 7.03(b)(i), 7.03(b)(ii), or 7.03(b)(iii), it will not be obligated to make any subsequent payment under the other subsections of Section 7.03(b) as applicable (for the avoidance of doubt, if the first payment contemplated by Section 7.03(b)(i) is paid by RMT Partner, the second payment contemplated by Section 7.03(b)(i) will continue to become payable under the circumstances provided therein). Upon payment of the termination fees in accordance with this Section 7.03(b) and any applicable reimbursement of expenses under Section 7.03(c), RMT Merger Partner will have no further liability to Parent at law or in equity under this Agreement except as specifically set forth in Section 7.03(a).

(c) RMT Partner will reimburse Parent for all its out-of-pocket expenses actually incurred in connection with this Agreement, the Other RMT Agreements and the transactions contemplated hereby and thereby (not to exceed $10 million) if this Agreement is terminated in the circumstances specified in clauses (i) or (iii) of Section 7.03(b), or if a fee becomes payable pursuant to clause (ii) of Section 7.03(b). Such reimbursement will be paid by wire transfer of immediately available funds (to an account specified by Parent), promptly following termination of this Agreement.

VIII. MISCELLANEOUS

8.01 Nonsurvival Of Representations, Warranties And Agreements. None of the representations, warranties and agreements in this Agreement will survive the Merger; provided, however, that the agreements contained in Article I, Article II and in Sections 5.04, 5.05, 5.06, 5.14 and 5.15 and this Article VIII that by their terms are to be performed in whole or part after the Effective Time (each, a “Surviving Covenant”) will survive the Merger.

8.02 Expenses. (a) General Rule. Except as otherwise provided in this Agreement or any of the Other RMT Agreements, all fees and expenses incurred in connection with the Transactions shall be paid by the Party incurring such fees or expenses.

(b) HSR Fee; Printing Expenses. RMT Partner and Parent will share equally (i) any requisite filing fee in respect of any notice submitted pursuant to the HSR Act and (ii) the fees and expenses of printers utilized by the Parties in connection with the preparation of the filings with the Commission contemplated by Section 5.08.

(c) Folgers Counsel Expenses. In the event the Transactions are consummated, RMT Partner will reimburse Parent for fees and expenses incurred by Folgers or by Parent or any of its Subsidiaries on behalf of Folgers for Folgers’ legal counsel (including Fried, Frank, Harris, Shriver & Jacobson LLP) in connection with the Transactions, up to an aggregate amount of $2 million.

(d) Folgers Indebtedness Expenses. Promptly following the earlier of (i) the Closing Date and (ii) the termination of this Agreement, RMT Partner will reimburse Parent for any costs and expenses incurred by Folgers or by Parent or any of its Subsidiaries on behalf of Folgers in connection with Folgers’ entry into the Folgers Credit Facility, including any rating agency evaluation or maintenance fees, commitment fees, professional fees and expenses, and other fees paid pursuant to fee letters and arrangements entered into in connection with the Folgers Credit Facility; provided, however, that RMT Partner will have no obligation to reimburse Parent for such fees and expenses if this Agreement is terminated by RMT Partner pursuant to Section 7.01(d)(i).

(e) TSA Sunk Cost Charge. RMT Partner will be responsible to make the one-time $18.4 million payment set forth in the Transition Services Agreement as reimbursement of the fees and expenses incurred by Parent and its Subsidiaries in connection with the preparation of transitional services to be provided to Folgers following a divestiture of Folgers; provided, however, that RMT Partner will have no obligation to make such payment to Parent if this Agreement is terminated by RMT Partner pursuant to Section 7.01(d)(i).

8.03 Entire Agreement. This Agreement and the Other RMT Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter, including the Confidentiality Agreement, which is hereby terminated and of no further force or effect.

8.04 Governing Law. The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Ohio, other than the choice of Law provisions thereof.

8.05 Notices. Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally, (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days of sending, or (c) on the date of transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses or facsimile numbers (or at the other address or other number as a Party may specify by notice to the other):

If to Parent or, prior to the Effective Time, Folgers:

The Procter & Gamble Company

One Procter & Gamble Plaza

Cincinnati, OH 45202

Attn: Joseph Stegbauer,

Associate General Counsel – Global Transactions

Facsimile: (513) 983-7635

Email: stegbauer.ja@pg.com

with a copy to:

Jones Day

222 East 41st Street

New York, NY 10017

Attention: Robert A. Profusek, Esq.

Facsimile: (212) 755-7306

Email: raprofusek@jonesday.com

If to RMT Partner or, after the Effective Time, Folgers:

The J.M. Smucker Company

One Strawberry Lane

Orrville, Ohio 44667

Attn: M. Ann Harlan,

Vice President, General Counsel and Secretary

Facsimile: (330) 684-3026

Email: ann.harlan@jmsmucker.com

with a copy to:

Calfee, Halter & Griswold LLP

1400 KeyBank Center

800 Superior Avenue

Cleveland, Ohio 44114

Attention: John J. Jenkins, Esq. and Michael F. Marhofer, Esq.

Facsimile: (216) 241-0816

Email: jjenkins@calfee.com and mmarhofer@calfee.com

Any notice to Parent will be deemed notice to Parent and its Subsidiaries, and any notice to Folgers will be deemed notice to Folgers and its Subsidiaries.

8.06 Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party hereto under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party hereto would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 8.06(a) and will be effective only to the extent in such writing specifically set forth.

8.07 No Third-Party Beneficiaries. Except for the provisions of Section 5.14 with respect to indemnification of indemnitees, this Agreement is solely for the benefit of the Parties hereto and does not confer on third-parties (including any employees of any member of the Parent Group, Folgers or RMT Partner or any of their respective Subsidiaries) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

8.08 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties, except that a Party may assign its rights or delegate its duties under this Agreement to an Affiliate thereof, provided that such Person agrees in writing to be bound by the terms and conditions contained in this Agreement, and provided further that the assignment or delegation will not relieve any Party of its indemnification obligations or obligations in the event of a breach of this Agreement. Except as provided in the preceding sentence, any attempted assignment or delegation will be void.

8.09 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement or the Parent Disclosure Letter or RMT Partner Disclosure Letter. Whenever required by the context, any pronoun used in this Agreement or the Parent Disclosure Letter or RMT Partner Disclosure Letter will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement or the Parent Disclosure Letter or RMT Partner Disclosure Letter will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Other RMT Agreements, and the Parties acknowledge that (a) RMT Partner has been represented by Calfee, Halter & Griswold LLP in connection with this Agreement and the Other RMT Agreements, and (b) Parent has been represented by Jones Day in connection with this Agreement and the Other RMT Agreements (and Jones Day has not acted as counsel to Folgers in connection therewith). In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any Other RMT Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereto hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

8.10 Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

8.11 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

8.12 Specific Performance. The parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions that it is obligated to take under the terms hereof to consummate the Transactions, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

8.13 Disclosure Letters. There may be included in the Parent Disclosure Letter and/or the RMT Partner Disclosure Letter items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Matters reflected in the Parent Disclosure Letter and RMT Partner Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed therein. The Parent Disclosure Letter and RMT Partner Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Parent Disclosure Letter and RMT Partner Disclosure Letter, as applicable, relates; provided, however, that any information set forth in one Section of such disclosure letter will be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face.

IX. DEFINITIONS

For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:

“Action” has the meaning given to such term in the Separation Agreement.

“Affiliate” has the meaning given to such term in the Separation Agreement.

“Agreement” has the meaning set forth in the preamble.

“Amendment Proposal” has the meaning set forth in Section 1.03.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assets” has the meaning given to such term in the Separation Agreement.

“Audited Statements” has the meaning set forth in Section 3.11.

“Benefits Continuation Period” has the meaning set forth in Section 5.15(b).

“Business Day” has the meaning given to such term in the Separation Agreement.

“Business Employees” has the meaning set forth in Section 5.15(a).

“Business Transfer Time” has the meaning given to such term in the Separation Agreement.

“Certificate of Merger” has the meaning set forth in Section 1.01(c).

“Clean-Up Spin Off” has the meaning given to such term in the Separation Agreement.

“Closing” has the meaning set forth in Section 1.01(b).

“Closing Date” has the meaning set forth in Section 1.01(b).

“Code” has the meaning given to such term in the Separation Agreement.

“Coffee Business” has the meaning assigned to such term in the Separation Agreement.

“Coffee Business Compensation And Benefit Plans” has the meaning set forth in Section 3.10(a).

“Continuing Employee List” has the meaning set forth in Section 5.15(a).

“Coffee Business MAE” means any circumstance, change, development, condition or event that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of the Coffee Business taken as a whole over a period of more than two full fiscal years beginning with the fiscal year commencing July 1, 2008; provided, however, that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether a Coffee Business MAE has occurred or would reasonably be expected to occur: (i) any conditions in the industry in which the Coffee Business competes in general; (ii) any conditions in the United States general economy or the general economy in other geographic areas in which the Coffee Business operates; (iii) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (iv) any conditions resulting from natural disasters; (v) compliance by Parent and Folgers with their covenants in this Agreement; (vi) the failure of the financial or operating performance of the Coffee Business to meet internal forecasts or budgets for any period prior to, on or after the date of this Agreement (but the underlying reason for the failure to meet such forecasts or budgets may be considered); (vii) any action taken or omitted to be taken by or at the request or with the consent of RMT Partner; (viii) effects or conditions resulting from the announcement of this Agreement or the transactions contemplated hereby, including any employee departures; (ix) any deterioration in the business, financial condition or results of operations of the Coffee Business that occurs subsequent to the date hereof and prior to the Effective Time and does not (A) arise out of any breach of this Agreement or the Separation Agreement by Parent or Folgers, or (B) arise out of any extraordinary event of a nature described in clauses (iii) or (iv) (and in which case, such extraordinary event shall be considered to the extent that it disproportionately affects the Coffee Business as compared to similarly situated businesses operating in the packaged take-home coffee business in the U.S.), or (C) arise out of a product recall required under applicable Law of the Coffee Business’s products or out of a product tampering event that involves tampering with the Coffee Business’s products (and in which case, such recall or product tampering event shall be considered to the extent that it disproportionately affects the Coffee Business as compared to similarly situated businesses operating in the packaged take-home coffee business in the U.S.); or (x) changes in Laws or accounting principles; provided, further, that with respect to clauses (i), (ii), (iii), (iv) or (x), such matter will be considered to the extent that it disproportionately affects the Coffee Business as compared to similarly situated businesses operating in the packaged take-home coffee business in the U.S.

“Coffee Business Pension Plan” has the meaning set forth in Section 3.10(c).

“Commission” means the Securities and Exchange Commission.

“Compensation And Benefit Plans” has the meaning set forth in Section 3.10(a).

“Confidentiality Agreement” means the confidentiality agreement, dated April 24, 2008, by and between Parent and RMT Partner.

“Constructive Termination” has the meaning set forth in Section 5.15(f).

“Continuing Employee” has the meaning set forth in Section 5.15(a).

“Contracts” has the meaning given to such term in the Separation Agreement.

“Daily VWAP” shall mean for any trading day the volume weighted average price on such trading day of RMT Partner Common Stock on the New York Stock Exchange, as reasonably determined by Parent by reference to Bloomberg L.P. screen “SJM.N <Equity> AQR” (or any successor page) or any other widely-available calculation or trading data source.

“Delayed Date” has the meaning set forth in Section 5.15(a).

“Delayed Employee” has the meaning set forth in Section 5.15(a).

“Disclosing Party” has the meaning set forth in Section 5.04(b)(i).

“Dissenting Shares” has the meaning set forth in Section 2.09.

“DGCL” means the General Corporation Law of the State of Delaware.

“Distribution” has the meaning given to such term in the Separation Agreement.

“Effective Time” has the meaning set forth in Section 1.01(c).

“Employing Entity” has the meaning set forth in Section 5.15(a).

“Enforceability Exception” has the meaning set forth in Section 3.02.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimation Date” has the meaning set forth in Section 1.02(b)(ii).

“Exchange Act” has the meaning given to such term in the Separation Agreement.

“Exchange Agent” has the meaning set forth in Section 2.02.

“Exchange Fund” has the meaning set forth in Section 2.02.

“Exchange Offer” has the meaning given to such term in the Separation Agreement.

“Exchange Ratio” has the meaning set forth in Section 1.02(a).

“Financial Statements” has the meaning set forth in Section 3.11.

“Folgers” has the meaning set forth in the preamble.

“Folgers Assets” has the meaning given to such term in the Separation Agreement.

“Folgers Common Stock” has the meaning given to such term in the Separation Agreement.

“Folgers Credit Facility” has the meaning given to such term in the Separation Agreement.

“Folgers Entities” has the meaning given to such term in the Separation Agreement.

“Folgers Equity Interests” has the meaning set forth in Section 3.05.

“Folgers Form 10/S-4” has the meaning set forth in Section 5.08.

“Folgers Governmental Approvals” has the meaning given to such term in the Separation Agreement.

“Folgers Group” has the meaning given to such term in the Separation Agreement.

“Folgers Liabilities” has the meaning given to such term in the Separation Agreement.

“Folgers Material Contract” has the meaning set forth in Section 3.03.

“Folgers Stock Issuance” has the meaning given to such term in the Separation Agreement.

“Folgers Transfer” has the meaning given to such term in the Separation Agreement.

“Fully Diluted Basis” has the meaning set forth in Section 1.02(b)(i).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Approval” has the meaning given to such term in the Separation Agreement.

“Governmental Authority” has the meaning given to such term in the Separation Agreement.

“HSR Act” has the meaning set forth in Section 3.03.

“Information” has the meaning set forth in Section 5.04(a).

“Intellectual Property” has the meaning given to such term in the Separation Agreement.

“Intellectual Property Matters Agreement” has the meaning given to such term in the Separation Agreement.

“Intended Tax-Free Treatment” means that (i) the Folgers Transfer, taken together with the Distribution, qualify as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, (ii) the Distribution, as such, qualifies as a distribution of Folgers stock to Parent stockholders pursuant to Section 355 of the Code, pursuant to which no gain or loss should be recognized for federal income tax purposes, except to the extent of cash received in lieu of fractional shares, and (iii) the Merger qualifies as a tax-free reorganization pursuant to Section 368(a) of the Code.

“Knowledge” means, in the case of an entity, the actual knowledge after due inquiry of the executive officers of such entity as of the date of the representation, warranty or statement.

“Law” has the meaning given to such term in the Separation Agreement.

“Measurement Date” has the meaning set forth in Section 4.03(a).

“Merger” has the meaning set forth in Section 1.01(a).

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 4.03(b).

“NYSE” means the New York Stock Exchange.

“Ohio Corporation Law” means the General Corporation Law of the Ohio Revised Code.

“One-Step Spin-Off” has the meaning given to such term in the Separation Agreement.

“Order” has the meaning given to such term in the Separation Agreement.

“Other RMT Agreements” means the Separation Agreement, the Voting Agreement and the other agreements and documents defined as “Ancillary Agreements” in the Separation Agreement.

“Outside Date” has the meaning set forth in Section 7.01(b)(ii).

“Parent” has the meaning set forth in the preamble.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to RMT Partner immediately prior to the execution of this Agreement.

“Parent Welfare Plan” has the meaning set forth in Section 5.15(e).

“Parties” means Parent, Folgers, RMT Partner and Merger Sub.

“Patent” has the meaning set forth in the Separation Agreement.

“Permits” means all permits, approvals, licenses, authorizations, certificates, rights, exemptions and Orders from Governmental Authorities.

“Permitted Encumbrances” means (a) Security Interests reflected in the Folgers balance sheet delivered as part of the Audited Statements pursuant to Section 3.11 of this Agreement; (b) Security Interests consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially interfere with the use of the property in the Coffee Business; (c) Security Interests for current Taxes, assessments or similar governmental charges or levies not yet due or which are being contested in good faith; (d) mechanic’s, workmen’s, materialmen’s, carrier’s, repairer’s, warehousemen’s and similar other Security Interests arising or incurred in the ordinary course of business; and (e) any Security Interests created in connection with the Folgers Credit Facility or any arrangements ancillary thereto.

“Permitted Equity Awards” has the meaning set forth in Section 5.02(c)(iv).

“Person” has the meaning given to such term in the Separation Agreement.

“Proxy Statement” has the meaning set forth in Section 5.08.

“Qualifying Exchange Offer” means an Exchange Offer in which Parent offers to exchange any and all of the shares of Folgers Common Stock issued to Parent in the Folgers Stock Issuance in exchange for shares of Parent common stock.

“Qualifying RMT Partner Takeover Proposal” has the meaning set forth in Section 5.10(f)(i).

“Recapitalization” has the meaning given to such term in the Separation Agreement.

“Receiving Party” has the meaning set forth in Section 5.04(b).

“Record Date” has the meaning given to such term in the Separation Agreement.

“Reference Price” means the volume weighted average trading price of RMT Partner Common Stock on the New York Stock Exchange during the five trading days preceding the Estimation Date. For purposes of the calculation of Reference Price, if the RMT Partner Common Stock is not trading on an “ex-” basis with respect to the Special Dividend with respect to any trading day used in calculating the Reference Price, the per share price of the RMT Partner Common Stock for such trading day will be reduced by the per-share value of the Special Dividend for purposes of such calculation.

“Representatives” has the meaning set forth in Section 5.10(a).

“RMT 401(k) Plan” has the meaning set forth in Section 5.15(d).

“RMT Filings” means, collectively, the Folgers Form 10/S-4, the Schedule TO, the Proxy Statement and the RMT Partner Form S-4.

“RMT Partner” has the meaning set forth in the preamble.

“RMT Partner Common Stock” has the meaning set forth in Section 4.03(a).

“RMT Partner Compensation and Benefit Plans” has the meaning set forth in Section 4.11(a).

“RMT Partner Disclosure Letter” means the disclosure letter delivered by RMT Partner to Parent immediately prior to the execution of this Agreement.

“RMT Partner Equity Interests” has the meaning set forth in Section 4.03(a).

“RMT Partner Form S-4” has the meaning set forth in Section 5.08.

“RMT Partner MAE” means any circumstance, change, development, condition or event that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of RMT Partner and its Subsidiaries taken as a whole over a period of more than two full fiscal years beginning with the fiscal year commencing May 1, 2008; provided, however, that any such effect resulting or arising from or relating to an of the following matters will not be considered: (i) any conditions in the industry in which the RMT Partner competes in general; (ii) any conditions in the United States general economy or the general economy in other geographic areas in which the RMT Partner operates; (iii) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (iv) any conditions resulting from natural disasters; (v) compliance by RMT Partner and Merger Sub with its covenants in this Agreement; (vi) the failure of the financial or operating performance of the RMT Partner to meet internal forecasts or budgets for any period prior to, on or after the date of this Agreement (but the underlying reason for the failure to meet such forecasts or budgets may be considered); (vii) any action taken or omitted to be taken by or at the request or with the consent of Parent; (viii) effects or conditions resulting from the announcement of this Agreement or the transactions contemplated hereby (including any employee departures); or (ix) changes in Laws or accounting principles; provided, further, that with respect to clauses (i), (ii), (iii), (iv) or (ix), such matter will be considered to the extent that it disproportionately affects the RMT Partner as compared to similarly situated businesses operating in the same industry and geographic areas as the RMT Partner operates.

“RMT Partner Material Contract” has the meaning set forth in Section 4.04.

“RMT Partner Options” has the meaning set forth in Section 4.03(a).

“RMT Partner Pension Plan” has the meaning set forth in Section 4.11(c).

“RMT Partner Preferred Stock” has the meaning set forth in Section 4.03(a).

“RMT Partner Right” has the meaning set forth in Section 4.03(a).

“RMT Partner Rights Agreement” has the meaning set forth in Section 4.03(a).

“RMT Partner SEC Filings” has the meaning set forth in Section 4.05(a).

“RMT Partner Series A Preferred Stock” has the meaning set forth in Section 4.03(a).

“RMT Partner Shareholder Approval” has the meaning set forth in Section 4.08(a).

“RMT Partner Shareholder Meeting” has the meaning set forth in Section 5.09.

“RMT Partner Shareholders” means the holders of RMT Partner Common Stock.

“RMT Partner Stock Issuance” has the meaning set forth in Section 2.01(b).

“RMT Partner Superior Proposal” has the meaning set forth in Section 5.10(f)(iii).

“RMT Partner Takeover Proposal” has the meaning set forth in Section 5.10(f)(ii).

“RMT Welfare Plan” has the meaning set forth in Section 5.15(e).

“Rule 145 Affiliates” has the meaning set forth in Section 5.13.

“Schedule TO” has the meaning set forth in Section 5.08.

“Securities Act” has the meaning given to such term in the Separation Agreement.

“Security Interest” has the meaning given to such term in the Separation Agreement.

“Separation Agreement” means the Separation Agreement in the form of Exhibit B among Folgers, Parent and RMT Partner.

“Shortfall Amount” has the meaning set forth in Section 1.02(c).

“Special Dividend” has the meaning set forth in Section 5.02(c)(iii).

“Subsidiary” has the meaning given to such term in the Separation Agreement.

“Surviving Corporation” has the meaning set forth in Section 1.01(a).

“Surviving Covenant” has the meaning set forth in Section 8.01.

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” has the meaning set forth in the Separation Agreement.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Temporary Employee” has the meaning set forth in Section 5.01(a).

“Trademarks” has the meaning set forth in the Separation Agreement.

“Trading Day” means any day on which there are sales of common stock on the NYSE composite tape.

“Transactions” means the Folgers Transfer, the Recapitalization, the Distribution, the Merger and the other transactions contemplated by this Agreement and the Other RMT Agreements.

“TSA” has the meaning set forth in the Separation Agreement.

“Unaudited Statements” has the meaning set forth in Section 3.11.

“Voting Agreement” means the agreement in the form attached hereto as Exhibit C, between Parent and the RMT Partner Shareholders that are parties thereto.

“Wagstaff Shareholders” means Susan S. Wagstaff, the Susan S. Wagstaff Trust, the H. Reid Wagstaff Trust and the Protected Trust and Exempt Trust FBO Susan S. Wagstaff.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

THE PROCTER & GAMBLE COMPANY

By:	/s/ Joseph A. Stegbauer
Name:	Joseph A. Stegbauer
Title:	Attorney-in-fact

THE FOLGERS COFFEE COMPANY

By:	/s/ Joseph A. Stegbauer
Name:	Joseph A. Stegbauer
Title:	Attorney-in-fact

THE J.M. SMUCKER COMPANY

By:	/s/ Timothy P. Smucker
Name:	Timothy P. Smucker
Title:	Chairman and Co-CEO

MOON MERGER SUB, INC.

By:	/s/ Richard K. Smucker
Name:	Richard K. Smucker
Title:	Co-Chief Executive Officer

ANNEX B

Execution Version

SEPARATION AGREEMENT

among

THE PROCTER & GAMBLE COMPANY,

THE FOLGERS COFFEE COMPANY

and

THE J.M. SMUCKER COMPANY

dated as of

June 4, 2008

B-i

(Continued)

B-ii

(Continued)

SCHEDULES

Schedule 1.2	Directed Transfers of AtomCo Assets
Schedule 1.3	Directed Transfers of AtomCo Liabilities
Schedule 1.4	Directed Transfers of Excluded Assets and Excluded Liabilities
Schedule 1.6(a)(i)	Tangible Personal Property
Schedule 1.6(a)(iii)	AtomCo Facilities
Schedule 1.6(a)(iv)	AtomCo Entity Interests
Schedule 1.6(a)(v)	AtomCo Contracts
Schedule 1.6(a)(vi)	AtomCo Governmental Approvals
Schedule 1.6(a)(vii)	AtomCo Intellectual Property
Schedule 1.6(a)(ix)	AtomCo Balance Sheet
Schedule 1.6(a)(xii)	AtomCo Claims
Schedule 1.6(b)(i)	Excluded Assets
Schedule 1.6(b)(ii)	Excluded IP Assets
Schedule 1.7(a)(i)	AtomCo Liabilities
Schedule 1.7(b)(i)	Excluded Liabilities
Schedule 2.2(a)(vi)	Resignations of Parent Designees
Schedule 2.2(b)(ii)	Resignations of AtomCo Designees
Schedule 2.3	Parent Transfer Documents
Schedule 2.4	AtomCo Transfer Documents
Schedule 2.5	Timing of Business Transfer and Closing
Schedule 4.6(f)	Kraft Litigation
Schedule 5.8	Equity Transactions – Marketing Activities

EXHIBITS

Exhibit A	Tax Matters Agreement
Exhibit B	Transition Services Agreement
Exhibit C	Insurance Matters Agreement
Exhibit D	Intellectual Property Matters Agreement
Exhibit E	Headquarters Lease Agreement
Exhibit F	Folgers Credit Facility Commitment
Exhibit G	Warehousing Agreement Term Sheet

B-iii

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is dated as of June 4, 2008, among The Procter & Gamble Company, an Ohio corporation (“Parent”), The Folgers Coffee Company, a Delaware corporation and presently a wholly owned Subsidiary of Parent (“Folgers”), and The J.M. Smucker Company, an Ohio corporation (“RMT Partner”). Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to such terms in Article VIII.

RECITALS

1. Parent is engaged, directly and indirectly, in the Coffee Business;

2. Parent has determined that it would be appropriate and desirable to separate the Coffee Business from Parent;

3. Parent has caused Folgers to be formed in order to facilitate such separation;

4. Parent currently owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of Folgers (the “Folgers Common Stock”);

5. Parent and Folgers have each determined that it would be appropriate and desirable for Parent and certain of its Subsidiaries to contribute and transfer to Folgers, and for Folgers to receive and assume, directly or indirectly, certain Assets and Liabilities of the Coffee Business in exchange for (i) Parent’s receipt of shares of Folgers Common Stock calculated in accordance with the Transaction Agreement and (ii) the Cash Dividend as further described herein (the “Folgers Transfer”);

6. Parent and Folgers contemplate that, following the Folgers Transfer and Recapitalization, Parent will either (i) distribute all of the shares of Folgers Common Stock to Parent shareholders without consideration on a pro rata basis (the “One-Step Spin-Off”) or (ii) consummate an offer to exchange (the “Exchange Offer”) shares of Folgers Common Stock for currently outstanding shares of Parent’s common stock, without par value (“Parent Common Stock”) and, in the event that Parent’s shareholders subscribe for less than all of the Folgers Common Stock in the Exchange Offer, Parent will distribute, pro rata to its shareholders, any unsubscribed Folgers Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer so that Parent will be treated for U.S. federal income Tax purposes as having distributed all of the Folgers Common Stock to its shareholders (the “Clean-Up Spin-Off”);

7. The disposition by Parent of 100% of the Folgers Common Stock, whether by way of the One-Step Spin-Off or the Exchange Offer (followed by any Clean-Up Spin-Off) is referred to herein as the “Distribution”;

8. Parent and Folgers intend that the Folgers Transfer and the Distribution should qualify as a “reorganization” under Section 368(a) of the Code, with respect to which no gain or loss should be recognized under Code Sections 361 and 355;

9. Pursuant to the plan of reorganization and within one year after the Distribution Date, Parent will distribute the Cash Dividend to Parent’s creditors in retirement of outstanding Parent indebtedness (the “Parent Cash Distribution”);

10. Pursuant to the Transaction Agreement, dated the date hereof (the “Transaction Agreement”), among Parent, Folgers, RMT Partner and Merger Sub, a Delaware corporation and a wholly owned subsidiary of RMT Partner (“Merger Sub”), immediately following the Distribution, Folgers and Merger Sub will merge (the “Merger”) and Folgers Common Stock will be converted into shares of common stock of RMT Partner on the terms and subject to the conditions of the Transaction Agreement;

11. The Parties intend that the execution of this Agreement and the Transaction Agreement constitutes a plan of reorganization within the meaning of Section 368 of the Code; and

12. The Parties intend in this Agreement to set forth the principal arrangements among them regarding the Folgers Transfer and the Distribution.

Accordingly, the Parties agree as follows:

I. TRANSFER OF THE COFFEE BUSINESS

1.1 Recapitalization of Folgers. Parent and Folgers will cause the following to occur at the Business Transfer Time:

(a) In consideration for the transfer of Assets contemplated by Section 1.2, Folgers will:

(i) issue to Parent shares of Folgers Common Stock as set forth in Section 1.2 of the Transaction Agreement (the “Folgers Stock Issuance”), which Folgers Common Stock, together with the 100 shares of Folgers Common Stock owned by Parent as of the date hereof, will constitute all of the issued and outstanding common stock of Folgers outstanding as of the Business Transfer Time;

(ii) declare a dividend in cash (which will be payable no later than immediately prior to the Distribution) in the amount of up to $350,000,000 (which will be reduced by the Shortfall Amount if Parent elects to waive the condition set forth in Section 7.1(b), as contemplated by Section 1.02(c) of the Transaction Agreement) (such dividend, the “Cash Dividend”), which will be payable to Parent as the sole stockholder of Folgers Common Stock; and

(iii) assume the Folgers Liabilities in accordance with Section 1.3 below.

(b) Credit Facility. Folgers, together with the other members of the Folgers Group, will enter into a credit facility with a third-party creditor or third-party creditors, with total available credit in the principal amount of $350,000,000 (which will be reduced by the Shortfall Amount if Parent elects to waive the condition set forth in Section 7.1(b), as contemplated by Section 1.02(c) of the Transaction Agreement), in accordance with the Folgers Credit Facility Commitment (such credit facility, the “Folgers Credit Facility,” and the entry into the Folgers Credit Facility, together with the Folgers Stock Issuance and the Cash Dividend, the “Recapitalization”).

(c) Cash Dividend. Folgers will borrow sufficient funds in the Recapitalization to allow it to promptly distribute to Parent an amount equal to the Cash Dividend. Parent will maintain the funds received from the Cash Dividend in a segregated account, and will take into account for Tax purposes all items of income, gain, deduction or loss associated with the funds while maintained in this segregated account. Pursuant to the plan of reorganization and within one year of the Distribution Date, Parent will effect the Parent Cash Distribution. Prior to effecting the Parent Cash Distribution, Parent will adopt a corporate resolution specifying that the distribution will be made from the funds maintained in the segregated account referenced above.

1.2 Transfer of Assets. Except as provided in Section 1.9(b), effective as of the Business Transfer Time, Parent will assign, transfer, convey and deliver (“Convey”) (or will cause any applicable Subsidiary to Convey) to Folgers, or, to the extent set forth in Schedule 1.2, a Folgers Entity, and Folgers will accept from Parent, or the applicable Subsidiary of Parent, and will cause the applicable Folgers Entity to accept, all of Parent’s and its applicable Subsidiaries’ respective right, title and interest in and to all Folgers Assets (other than any Folgers Assets that are already held as of the Business Transfer Time by Folgers or a Folgers Entity, which Folgers Asset will continue to be held by Folgers or such Folgers Entity).

1.3 Assumption of Liabilities. Effective as of the Business Transfer Time, Parent will Convey (or will cause any applicable Subsidiary to Convey) to Folgers or, to the extent set forth on Schedule 1.3, a Folgers

Entity, and Folgers will assume, perform, and fulfill when due and, to the extent applicable, comply with, or will cause any applicable Folgers Entity to assume, perform, and fulfill when due and, to the extent applicable, comply with, all of the Folgers Liabilities, in accordance with their respective terms (other than any Folgers Liabilities that as of the Business Transfer Time is already a Liability of Folgers or a Folgers Entity, which Folgers Liability will continue to be a Liability of Folgers or such Folgers Entity). As between members of the Parent Group, on the one hand, and members of the Folgers Group, on the other hand, the members of the Folgers Group will be solely responsible for all Folgers Liabilities, on a joint and several basis.

1.4 Transfer of Excluded Assets; Excluded Liabilities. Subject to Section 1.9(b), prior to the Business Transfer Time (a) Parent will cause any applicable Folgers Entity to Convey to Parent or a Subsidiary of Parent (as set forth on Schedule 1.4) any Excluded Assets that it owns, leases or has any right to use, and Parent will accept from such member of the Folgers Group, and will cause an applicable Subsidiary of Parent to accept, all such respective right, title and interest in and to any and all of such Excluded Assets and (b) Parent will cause any applicable Folgers Entity to Convey any Excluded Liability for which it is otherwise responsible to Parent or a Subsidiary of Parent (as set forth on Schedule 1.4), and Parent will assume, perform and fulfill when due, and to the extent applicable, comply with, or will cause the applicable Subsidiary of Parent to assume, perform and fulfill when due, and to the extent applicable, comply with, any and all of such Excluded Liabilities.

1.5 Misallocated Transfers. In the event that at any time or from time to time (whether prior to, at or after the Business Transfer Time), either Party (or any member of the Parent Group or the Folgers Group, as applicable) is the owner of, receives or otherwise comes to possess any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) or Liability that is allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets from the other Party for value subsequent to the Business Transfer Time), such Party will promptly transfer, or cause to be transferred, such Asset or Liability to the Person so entitled thereto. Prior to any such transfer, such Asset will be held in accordance with Section 1.9(c).

1.6 Folgers Assets. (a) For purposes of this Agreement, “Folgers Assets” will mean, in each case to the extent existing and owned immediately prior to the Business Transfer Time by Parent or any of its Subsidiaries, the following Assets:

(i) all computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tangible tools, prototypes and models and other tangible personal property exclusively used in the Coffee Business, including those listed or described in Schedule 1.6(a)(i);

(ii) all inventories of materials, parts, raw materials, packaging materials, supplies, work-in-process, goods in transit and finished goods and products exclusively used in the Coffee Business (the “Folgers Inventory”);

(iii) all Real Property Interests in the facilities listed on Schedule 1.6(a)(iii) (the “Folgers Facilities”);

(iv) all issued and outstanding capital stock of the Subsidiaries of Parent listed on Schedule 1.6(a)(iv) (such stock, the “Folgers Entity Interests”, and such Subsidiaries, the “Folgers Entities”);

(v) all interests, rights, claims and benefits of Parent and any of its Subsidiaries pursuant to and associated with all Folgers Contracts;

(vi) all of the Governmental Approvals exclusively used in the Coffee Business, including those listed on Schedule 1.6(a)(vi) (the “Folgers Governmental Approvals”);

(vii) all Intellectual Property exclusively used in the Coffee Business, including the Intellectual Property listed on Schedule 1.6(a)(vii) and goodwill related thereto;

(viii) (A) all business and employment records exclusively related to the Coffee Business, including the corporate minute books and related stock records of the Folgers Entities, (B) all of FCC’s and MCC’s separate Tax Returns, and (C) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature (including historical), advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, market and product share data (including historical), EAV’s by account listings, reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, and accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, that are exclusively related to the Coffee Business (collectively, the “Folgers Books and Records”); provided, that (x) none of clauses (A), (B) or (C) will include Intellectual Property in any such records, writings or other materials (which is the subject of clause (vii), above), (y) Parent will be entitled to retain a copy of the Folgers Books and Records, which will be subject to the provisions of Section 5.3(a), and (z) neither clause (A) nor (C) will be deemed to include any books, records or other items with respect to which it is not reasonably practicable to identify and extract the portion thereof exclusively related to the Coffee Business from the portions thereof that relate to businesses of Parent other than the Coffee Business;

(ix) all Assets reflected on the balance sheet (including the notes thereto) attached hereto as Schedule 1.6(a)(ix) (the “Folgers Balance Sheet”);

(x) all Assets that have been written off, expensed or fully depreciated that, had they not been written off, expensed or fully depreciated, would have been reflected in the Folgers Balance Sheet in accordance with the accounting principles and policies under which the Folgers Balance Sheet was prepared;

(xi) all Assets acquired by Parent or its Subsidiaries after the date of the Folgers Balance Sheet that would be reflected in the balance sheet of Folgers as of the Business Transfer Time if such balance sheet was prepared using the same accounting principles and policies under which the Folgers Balance Sheet was prepared;

(xii) all rights to causes of action, lawsuits, judgments, claims and demands exclusively related to the Coffee Business, including those set forth on Schedule 1.6(a)(xii);

(xiii) any assets expressly identified in this Agreement or any Ancillary Agreement as assets to be acquired by Folgers or any other member of the Folgers Group hereunder or thereunder;

(xiv) all of the Assets set forth on the Winton Hill Schedule; and

(xv) any and all other Assets owned immediately prior to the Business Transfer Time by Parent or any of its Subsidiaries that are exclusively related to the Coffee Business; provided, however, that no Intellectual Property or Winton Hill Assets will be deemed to be a Folgers Asset solely by reason of this clause (xv).

A single Asset may fall within more than one of clauses (i)-(xv) in this Section 1.6(a); such fact does not imply that (x) such Asset must be Conveyed more than once or (y) that any duplication of such Asset is required. The fact that an Asset may be excluded under one clause does not imply that it is not intended to be included under another. Notwithstanding anything to the contrary, (A) no Intellectual Property and (B) no Assets that are not exclusively related to the Folgers Business will be deemed to be included in clauses (ix)-(xi) of this Section 1.6(a).

(b) Notwithstanding the foregoing, the Folgers Assets will not in any event include any of the following Assets (the “Excluded Assets”):

(i) the Assets listed or described on Schedule 1.6(b)(i);

(ii) the Excluded IP Assets;

(iii) Assets of any Coffee Business Compensation And Benefit Plan; and

(iv) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Parent or any other member of the Parent Group.

The Parties acknowledge and agree that neither Folgers nor any of its Subsidiaries will acquire or be permitted to retain any right, title and interest in any Excluded Assets through the Conveyance of the Folgers Entity Interests, and that if any of the Folgers Entities owns, lease or has the right to use any such Excluded Assets, such Excluded Assets will be Conveyed to Parent as contemplated by Section 1.4.

(c) Any Assets of any member of the Parent Group not included in any of the clauses in Section 1.6(a) above are Excluded Assets and no Excluded Assets will be Folgers Assets. For the avoidance of doubt, all right, title and interest in and to the Excluded IP Assets are expressly retained by the Parent Group in all respects.

1.7 Folgers Liabilities. (a) For the purposes of this Agreement, “Folgers Liabilities” will mean each of the following, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Business Transfer Time, or where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by Parent, Folgers, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates:

(i) the Liabilities listed or described on Schedule 1.7(a)(i) and all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by Folgers or any other member of the Folgers Group, and all Liabilities of Folgers or any other member of the Folgers Group under this Agreement or any of the Ancillary Agreements;

(ii) all Liabilities reflected as Liabilities of the Coffee Business on the Folgers Balance Sheet, except to the extent that such Liabilities were discharged subsequent to the date of the Folgers Balance Sheet and prior to the Business Transfer Time;

(iii) all Liabilities of Parent or its Subsidiaries that arise after the date of the Folgers Balance Sheet that would be reflected in the balance sheet of Folgers as of the Business Transfer Time if such balance sheet was prepared using the same accounting principles and policies under which the Folgers Balance Sheet was prepared;

(iv) all Liabilities under the Folgers Credit Facility;

(v) all Liabilities relating to or arising out of any Environmental Conditions arising out of operations at any of the Folgers Facilities, or otherwise existing on, under, about or in the vicinity of any of the Folgers Facilities or Past Facilities (including any Release of Hazardous Materials occurring before, at or after the Business Transfer Time that has migrated, is migrating or in the future migrates to any of the Folgers Facilities and Environmental Conditions at any third-party site to the extent Liability arises from Hazardous Materials generated at any Folgers Facility or Past Facility) or any violation of Environmental Law as a result of the operation of any of the Folgers Facilities or Past Facilities; and

(vi) all Liabilities, whether arising before, at or after the Business Transfer Time, to the extent arising out of or resulting from:

(A) the operation of the Folgers Business or the ownership or use of the Folgers Assets at any time before, at or after the Business Transfer Time by any member of the Folgers Group, RMT Partner or any of their respective predecessors or, prior to the Business Transfer Time, any member of the Parent Group or any of their predecessors (relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of any member of the Folgers Group or any of their predecessors or, prior to the Business Transfer Time, any member of the Parent Group or any of their predecessors (whether or not such act or failure to act is or was within such Person’s authority), including Liabilities with respect to Continuing Employees under those Compensation and Benefit Plans set forth on Schedule 1.7(b)(iii)); or

(B) the operation of any other business conducted by any member of the Folgers Group or RMT Partner at any time after the Business Transfer Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of any member of the Folgers Group (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) any Folgers Assets.

A single Liability may fall within more than one of clauses (i)-(vi) in this Section 1.7(a); such fact does not imply that (x) such Liability must be Conveyed more than once or (y) any duplication of such Liability is required. The fact that a Liability may be excluded under one clause does not imply that it is not intended to be included under another.

(b) Notwithstanding the foregoing, the Folgers Liabilities will not in any event include any of the following Liabilities (the “Excluded Liabilities”):

(i) the Liabilities listed or described on Schedule 1.7(b)(i);

(ii) all Liabilities of a member of the Parent Group to the extent relating to, arising out of or resulting from any Excluded Assets;

(iii) all Liabilities under any Compensation And Benefit Plans (whether or not listed in Section 3.10 of the Parent Disclosure Letter to the Transaction Agreement) or any other compensation or benefit plans, agreements or arrangements of the Parent Group, except for Liabilities with respect to Continuing Employees under those Compensation and Benefit Plans set forth on Schedule 1.7(b)(iii); and

(iv) all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Parent or any other member of the Parent Group, and all Liabilities of any member of the Parent Group under this Agreement or any of the Ancillary Agreements.

The Parties acknowledge and agree that neither Folgers nor any other member of the Folgers Group will be required to assume or retain any Excluded Liabilities as a result of the Conveyance of the Folgers Entity Interests, and that if any of the Folgers Entities is liable for any Excluded Liabilities, such Excluded Liabilities will be assumed by Parent as contemplated by Section 1.4.

(c) Any Liabilities of any member of the Parent Group not included in any of the clauses in Section 1.7(a) above are Excluded Liabilities and no Excluded Liabilities will be Folgers Liabilities.

1.8 Termination of Intercompany Agreements; Settlement of Intercompany Accounts. (a) Except as set forth in Section 1.8(b) and Section 1.8(c), Folgers, on behalf of itself and each other member of the Folgers Group, on the one hand, and Parent, on behalf of itself and each other member of the Parent Group, on the other hand, hereby terminate any and all Contracts, whether or not in writing, between or among Folgers or any member of the Folgers Group, on the one hand, and Parent or any member of the Parent Group, on the other hand, effective as of the Business Transfer Time. No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Business Transfer Time and all parties shall be released from all Liabilities thereunder. Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 1.8(a) will not apply to any of the following Contracts (or to any of the provisions thereof):

(i) this Agreement, the Transaction Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement, the Transaction Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);

(ii) any Contracts to which any Person other than the Parties and their respective Affiliates is a Party (it being understood that to the extent that the rights and Liabilities of the Parties and the members of their respective Groups under any such Contracts constitute Folgers Assets or Folgers Liabilities, they will be Conveyed pursuant to Section 1.2 or 1.3 or allocated pursuant to Section 1.8(c)); and

(iii) any other Contracts that this Agreement, the Transaction Agreement or any Ancillary Agreement expressly contemplates will survive the Business Transfer Time.

(c) All of the intercompany receivables, payables, loans and other accounts between Folgers or any Folgers Entity, on the one hand, and Parent or any of its Subsidiaries (other than Folgers and the Folgers Entities), on the other hand, in existence as of immediately prior to the Business Transfer Time (collectively, the “Intercompany Accounts”) will netted against each other, and the balance will be, without further action, contributed to the equity of Folgers or distributed to Parent, as the case may be, such that, as of the Business Transfer Time, there are no Intercompany Accounts outstanding.

1.9 Governmental Approvals and Third-Party Consents. (a) Obtaining Consents. To the extent that the consummation of the Folgers Transfer or the Distribution requires any third-party Consents or Governmental Approvals, the Parties will use their respective commercially reasonable efforts to obtain such Consents or Governmental Approvals, subject to the limitations set forth in Section 1.9(b); provided, however, that Parent will not be required to make any payments or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such Consent, except to the extent that Folgers agrees to reimburse and make whole Parent to Parent’s reasonable satisfaction for any payment or other accommodation made by Parent at Folgers’ request. For the avoidance of doubt, the required efforts and responsibilities of the Parties (i) to seek the Consents necessary to provide the Services (as defined in the TSA) will be governed by Section 7.8 of the TSA and (ii) to seek approval pursuant to the HSR Act (as defined in the Transaction Agreement) and the RMT Partner Shareholder Approval shall be governed by the Transaction Agreement.

(b) Transfer in Violation of Laws or Requiring Consent or Governmental Approval. If and to the extent that the valid, complete and perfected Conveyance to the Folgers Group of any Folgers Assets or to the Parent Group of any Excluded Asset would be a violation of applicable Laws or require any Consent or Governmental Approval in connection with the Folgers Transfer or the Distribution, then notwithstanding any other provision hereof the Conveyance to the Folgers Group of such Folgers Assets or to the Parent Group of such Excluded Asset will automatically be deferred and no Conveyance will occur until all legal impediments are removed or such Consents or Governmental Approvals have been obtained (except that Parent or RMT Partner may elect to require the immediate Conveyance of any Folgers Asset or Excluded Asset notwithstanding any requirement that an immaterial Consent or immaterial Governmental Approval be obtained, provided that (x) if RMT Partner so elects to require the immediate Conveyance of any such Folgers Asset or Excluded Asset, any Liabilities arising from such Conveyance will be deemed to be Folgers Liabilities, (y) if Parent so elects to require the immediate Conveyance of any such Folgers Asset or Excluded Asset, any Liabilities arising from such Conveyance will be deemed to be Excluded Liabilities, and (z) if RMT Partner and Parent jointly agree to immediately Convey such Folgers Asset or Excluded Asset, any Liabilities arising from such Conveyance will be shared evenly between Folgers and Parent and, notwithstanding any provision in Section 4.5 to the contrary, the defense of any Third-Party Claim relating thereto will be jointly managed by Folgers and Parent). Notwithstanding the foregoing, any such Asset will still be considered a Folgers Asset or Excluded Asset, as applicable, and will be subject to Section 1.9(c). The Parties will use their commercially reasonable efforts promptly to obtain any Consents or Governmental Approvals and to develop and implement arrangements to make such Asset available for use by (and the benefit of) the Person entitled to receive it pending removal of such legal impediments or obtaining such Consents or Governmental Approvals. If and when the legal or contractual impediments the presence of which caused the deferral of transfer of any Asset pursuant to this Section 1.9(b) are removed or any Consents and/or Governmental Approvals the absence of which caused the deferral of transfer of any Asset pursuant to this Section 1.9(b) are obtained, the transfer of the applicable Asset will be effected in accordance with the terms of this Agreement and/or such applicable Ancillary Agreement. The obligations set forth in this Section 1.9(b) will terminate on the two-year anniversary of the Business Transfer Time.

(c) Conveyances Not Consummated Prior To or At the Business Transfer Time. If the Conveyance of any Assets intended to be Conveyed hereunder is not consummated prior to or at the Business Transfer Time, whether as a result of the provisions of Section 1.9(b) or for any other reason (including any misallocated transfers subject to Section 1.5), then the Person retaining such Asset will thereafter hold such Asset in trust for the benefit, insofar as reasonably possible (taking into account any applicable restrictions or considerations relating to the contemplated Tax treatment of the Transactions), of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance thereof (or as otherwise determined by Parent and Folgers, as applicable, in accordance with Section 1.9(b)). In addition, the Person retaining such Asset will take such other actions as may be reasonably requested by the Person to whom such Asset is to be Conveyed (at such requesting Person’s expense) in order to place such Person, insofar as reasonably possible, in the same position as if such Asset had been Conveyed as contemplated hereby and so that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for gain, any Tax liabilities in respect thereof and dominion, control and command over such Asset, are to inure from and after the Business Transfer Time to the Person to whom such Asset is to be transferred. The obligations set forth in this Section 1.9(c) will terminate on the two-year anniversary of the Business Transfer Time.

1.10 No Representation Or Warranty. Each of RMT Partner and Folgers acknowledges that neither Parent nor any member of the Parent Group makes any express or implied representation or warranty herein as to any matter whatsoever, including any representation or warranty with respect to: (a) the value of any Folgers Asset or the amount of any Folgers Liability; (b) the freedom from any Security Interest of any Folgers Asset; (c) the absence of defenses or freedom from counterclaims with respect to any claim to be Conveyed to Folgers or held by a member of the Folgers Group; or (d) any implied warranties of merchantability and fitness for a particular purpose. RMT Partner, on its own behalf and on behalf of its respective Subsidiaries and Affiliates (including after the Merger, Folgers), further acknowledges that all other warranties that Parent or any member of the Parent Group gave or might have given, or which might be provided or implied by applicable Law or commercial practice, are hereby expressly excluded. All Assets to be transferred to Folgers (and all of the Folgers Assets held by the Folgers Entities) will be transferred and are held “AS IS, WHERE IS” and from and after the Closing Folgers will bear the economic and legal risk that any Conveyance will prove to be insufficient to vest in Folgers good and marketable title, free and clear of any Security Interest or any necessary Consents or Governmental Approvals that are not obtained or that any requirements of Laws are not complied with.

1.11 Waiver of Bulk-Sales Laws. Each of Parent and Folgers hereby waives compliance by each member of their respective Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Assets to any member of the Parent Group or Folgers Group, as applicable.

1.12 Inventory and A/P Adjustment. (a) The Parties will negotiate in good faith to determine the anticipated amount of Inventory of the Coffee Business as of the Closing Date (the “Target Folgers Inventory Amount”) and the anticipated amount of Accounts Payable of the Coffee Business as of the Closing Date (the “Target Folgers A/P Amount”). For purposes of this Section 1.12, “Inventory” and “Accounts Payable” will be valued in the same manner in which they are valued in the Folgers Balance Sheet. Such determination will be made no later than 45 days prior to the anticipated Closing Date, and will reflect the Parties’ good faith estimate of what these levels would be in the ordinary course of business on the Closing Date, with agreed adjustments and/or adjustment mechanics taking into account, as appropriate to the measure in question, including seasonal fluctuations, variations based on sales volume and market conditions, changes in commodity prices and other factors that have historically affected levels of Inventory and Accounts Payable.

(b) Within 60 days following the Business Transfer Date, Parent will prepare and deliver to RMT Partner a statement setting forth the type and value of the Inventory and the amount of Accounts Payable, as of the Business Transfer Date, calculated consistent with the accounting principles and policies under which the Folgers Balance Sheet was prepared (the “Closing Adjustment Statement”). Upon the reasonable request of Parent, RMT Partner will provide (or will cause a member of the Folgers Group to provide) to Parent and its accountants access to the books and records, any other information, including working papers of its accountants, and to any employees of Folgers or any other member of the Folgers Group necessary for Parent to prepare the Closing Adjustment Statement, to respond to the RMT Partner Objection and to prepare materials for presentation to the Accounting Firm in connection with Section 1.12 and RMT Partner will otherwise cooperate with and assist Parent as may be reasonably necessary to carry out the purposes of this Section 1.12.

(c) For a period of 45 days after delivery of the Closing Adjustment Statement, Parent will make available to RMT Partner all books, records, work papers, personnel (including their accountants and employees) and other materials and sources used by Parent to prepare the Closing Adjustment Statement and not already in the possession or under the control of RMT Partner. The Closing Adjustment Statement will be binding and conclusive upon, and deemed accepted by, RMT Partner unless RMT Partner shall have notified Parent in writing within 45 days after delivery of the Closing Adjustment Statement of any good faith objection thereto (the “RMT Partner Objection”). Any RMT Partner Objection will set forth a description of the basis of the RMT Partner Objection and the adjustments to the value of Inventory and the amount of Accounts Payable reflected on the Closing Adjustment Statement which RMT Partner believes should be made. Any items not disputed during the foregoing 45 day period will be deemed to have been accepted by RMT Partner.

(d) If Parent and RMT Partner are unable to resolve any of their disputes with respect to the Closing Adjustment Statement within 30 days following Parent’s receipt of the RMT Partner Objection to such Closing Adjustment Statement pursuant to Section 1.12(c), they will refer their remaining differences to an nationally recognized firm of independent public accountants as to which Parent and RMT Partner mutually agree (the “Accounting Firm”) for a decision, which decision will be final and binding on the Parties. The Accounting Firm will act as an arbitrator and not an expert and will address only those items in dispute and for each item may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. Any expenses relating to the engagement of the Accounting Firm will be shared equally by Parent, on one hand, and RMT Partner, on the other hand.

(e) The Closing Adjustment Statement will become final and binding on the Parties upon the earliest of (i) if no RMT Partner Objection has been given, the expiration of the period within which RMT Partner must make its objection pursuant to Section 1.12(c) hereof, (ii) agreement in writing by Parent and RMT Partner that the Closing Adjustment Statement, together with any modifications thereto agreed by Parent and RMT Partner, will be final and binding, and (iii) the date on which the Accounting Firm issues its written determination with respect to any dispute relating to such Closing Adjustment Statement. The Closing Adjustment Statement, as submitted by Parent if no timely RMT Partner Objection has been given, as adjusted pursuant to any agreement between the Parties or as determined pursuant to the decision of the Accounting Firm, when final and binding on all Parties and upon which a judgment may be entered by a court of competent jurisdiction, is herein referred to as the “Final Closing Adjustment Statement.”

(f) Within five business days following issuance of the Final Closing Adjustment Statement, the net adjustment payment payable pursuant to this Section 1.12(f) (the “Adjustment Payment”) and interest thereon will be paid by wire transfer of immediately available funds to a bank account designated by Parent or Folgers, as the case may be. The Adjustment Payment will be equal to (1) the value of the Inventory minus the value of the Accounts Payable, each as reflected on the Final Closing Adjustment Statement; minus (B) the Target Folgers Inventory Amount minus the Target Folgers A/P Amount; provided, however, that the Adjustment Payment will be deemed to be zero, and no payment will be made to either Folgers or Parent pursuant to this Section 1.12, if the absolute value of the Adjustment Payment is less than Six Million Dollars ($6,000,000). The Adjustment Payment, if any, will be payable by Folgers to Parent, if positive, and if the Adjustment Payment is negative, an amount equal to the absolute value of such Adjustment Payment will be payable by Parent to Folgers. The Adjustment Payment will bear interest from the Distribution Date to the date of payment at the prime rate (as published in the Wall Street Journal, Northeastern Edition) in effect on the Distribution Date, which interest will be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest will be paid on the same date and in the same manner as such Adjustment Payment.

1.13 Exemption Certificates. Parent shall cause Folgers or a Subsidiary of Folgers, as applicable, to use commercially reasonable efforts to deliver to Parent on or before the Business Transfer Date properly executed resale exemption certificates and requisite tax registration numbers for the Folgers Inventory (and, where relevant in accordance with applicable local Law, for any tangible personal property and any other Folgers Assets), and such other certificates and documentation as may be required to reasonably evidence any exemption from transfer Taxes. For the avoidance of doubt, the Parties, as applicable, are and remain responsible for all transfer Taxes in accordance with the Tax Matters Agreement.

II. COMPLETION OF THE FOLGERS TRANSFER

2.1 Business Transfer Time. Unless otherwise provided in this Agreement (including Section 2.5) or in any Ancillary Agreement, and subject to the satisfaction and waiver of the conditions set forth in Article VII hereof, the effective time and date of each Conveyance and assumption of any Asset or Liability in accordance with Article I in connection with the Folgers Transfer will be 12:01 a.m., Eastern Time, on the anticipated Distribution Date (such time, the “Business Transfer Time”, and such date the “Business Transfer Date”).

2.2 Transfer of the Coffee Business. (a) Agreements to be Delivered by Parent. On the Business Transfer Date, Parent will deliver, or will cause its appropriate Subsidiaries to deliver, to Folgers all of the following instruments:

(i) A Tax Matters Agreement in the form attached hereto as Exhibit A (the “Tax Matters Agreement”), duly executed by the members of the Parent Group party thereto;

(ii) A Transition Services Agreement in the form attached hereto as Exhibit B (the “TSA”), duly executed by the members of the Parent Group party thereto;

(iii) An Insurance Matters Agreement in the form attached hereto as Exhibit C (the “Insurance Matters Agreement”), duly executed by the members of the Parent Group party thereto;

(iv) An Intellectual Property Matters Agreement in the form attached hereto as Exhibit D, together with any licenses or other agreements contemplated thereby (collectively, the “Intellectual Property Matters Agreement(s)”), duly executed by the members of the Parent Group party thereto;

(v) All necessary Transfer Documents as described in Sections 2.3 and 2.4;

(vi) Resignations of each of the individuals who serve as an officer or director of members of the Folgers Group as set forth on Schedule 2.2(a)(vi) in their capacity as such and the resignations of any other Persons that will be employees of any member of the Parent Group after the Business Transfer Time and that are directors or officers of any member of the Folgers Group, to the extent requested by Folgers;

(vii) A Headquarters Lease Agreement, in the form attached hereto as Exhibit E (the “Headquarters Lease Agreement”), duly executed by the members of the Parent Group party thereto; and

(viii) A Warehousing Agreement duly executed by the members of the Parent Group party thereto.

(b) Agreements to be Delivered by Folgers and RMT Partner. On the Business Transfer Date, Folgers will deliver, or will cause its Subsidiaries to deliver, as appropriate, to Parent all of the following instruments:

(i) In each case where any member of the Folgers Group is a party to any Ancillary Agreement, a counterpart of such Ancillary Agreement duly executed by the member of the Folgers Group party thereto; and

(ii) Resignations of each of the individuals who serve as an officer or director of members of the Parent Group as set forth on Schedule 2.2(b)(ii) in their capacity as such and the resignations of any other Persons that will be employees of any member of the Folgers Group after the Business Transfer Time and that are directors or officers of any member of the Parent Group, to the extent requested by Parent.

2.3 Transfer of Folgers Assets and Assumption of Folgers Liabilities. In furtherance of the Conveyance of Folgers Assets and the assumption of Folgers Liabilities provided in Section 1.2 and Section 1.3, on the Business Transfer Date (a) Parent will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of Contracts and other instruments of Conveyance, as and to the extent reasonably necessary to evidence the Folgers Transfer of all of Parent’s and its Subsidiaries’ (other than Folgers and its Subsidiaries) right, title and interest in and to the Folgers Assets to Folgers and its Subsidiaries and (b) Folgers will execute and deliver such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Folgers Liabilities by Folgers. All of the foregoing documents contemplated by this Section 2.3, including the documents set forth on Schedule 2.3, will be referred to collectively herein as the “Parent Transfer Documents.”

2.4 Transfer of Excluded Assets; Assumption of Excluded Liabilities. In furtherance of the Conveyance of Excluded Assets and the assumption of Excluded Liabilities provided in Section 1.4: (a) Folgers will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, certificates of title, assignments of Contracts and other instruments of Conveyance as and to the extent reasonably necessary to evidence the Conveyance of all of Folgers’ and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Parent and its Subsidiaries and (b) Parent will execute and deliver such assumptions of Contracts as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Parent. All of the foregoing documents contemplated by this Section 2.4, including the documents set forth on Schedule 2.4, will be referred to collectively herein as the “Folgers Transfer Documents” and, together with the Parent Transfer Documents, the “Transfer Documents.”

2.5 Timing of Business Transfer and Closing. Subject to the provisions of Schedule 2.5, (a) the Parties will use commercially reasonable efforts to cause the Business Transfer Date, Distribution Date and Closing Date to occur on the final Business Day of a calendar month, and (b) in the event that it is anticipated that, in spite of the preceding sentence, the Distribution Date and Closing Date are anticipated to occur on a date that is not the final Business Day of a calendar month, the Parties will use their commercially reasonable efforts to cause the Distribution Date and Closing Date to occur as soon after the final Business Day of a calendar month as reasonably practicable.

III. THE DISTRIBUTION

3.1 Form and Manner of Distribution. (a) Parent may elect, in its sole discretion, to effect the Distribution in the form of either (i) a One-Step Spin-Off or (ii) an Exchange Offer (including any Clean-Up Spin-Off, as set forth below); provided, however, that, assuming all other requirements are satisfied, Parent will effect the Distribution as an Exchange Offer (and any Clean-Up Spin-Off) in the event Parent’s counsel determines that it can only deliver the written opinion referenced in Section 6.03(e) of the Transaction Agreement if Parent effects the Distribution in such manner.

(b) If Parent elects to effect the Distribution in the form of a One-Step Spin-Off, the Board of Directors of Parent, in accordance with applicable Law, will establish (or designate Persons to establish) a Record Date and the Distribution Date and Parent will establish appropriate procedures in connection with the Distribution. All shares of Folgers Common Stock held by Parent on the Distribution Date will be distributed to the Record Holders in the manner determined by Parent and in accordance with Section 3.2(f).

(c) If Parent elects to effect the Distribution as an Exchange Offer, Parent will determine the terms of such Exchange Offer, including the number of shares of Folgers Common Stock that will be offered for each validly tendered shares of Parent Common Stock, the period during which such Exchange Offer will remain open, the procedures for the tender and exchange of shares and all other terms and conditions of such Exchange Offer, which will comply with securities Law requirements applicable to such Exchange Offer. In the event that Parent’s shareholders subscribe for less than all of the Folgers Common Stock in the Exchange Offer, Parent will consummate the Clean-Up Spin-Off on the Distribution Date immediately following the consummation of the Exchange Offer.

3.2 The Distribution. (a) To the extent the Distribution is effected as a One-Step Spin-Off, subject to the terms thereof, in accordance with Section 3.2(f), each Record Holder will be entitled to receive for each share of Parent Common Stock held by such Record Holder a number of shares of Folgers Common Stock equal to the total number of Folgers Common Stock held by Parent on the Distribution Date, multiplied by a fraction, the numerator of which is number of Parent Common Stock held by such Record Holder and the denominator of which is the total amount of Parent Common Stock outstanding on the Distribution Date.

(b) Subject to the terms thereof, to the extent the Distribution is effected as an Exchange Offer, each Parent shareholder may elect in the Exchange Offer to exchange a number of Parent Common Stock held by such Parent shareholder for shares of Folgers Common Stock in such quantities, at such an exchange ratio and subject to such other terms and conditions as may be determined by Parent and set forth in the Folgers Form 10/S-4.

(c) None of the Parties hereto will be liable to any person in respect of any shares of Folgers Common Stock (or dividends or distributions with respect thereto) that are delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(d) Parent and Folgers, as the case may be, will be entitled, and may instruct the transfer agent or the exchange agent in the Distribution, as applicable, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payments under the Code or any provision of local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the persons otherwise entitled thereto.

(e) The terms and conditions of any Clean-Up Spin-Off will be as determined by Parent in its sole discretion, subject to the provisions of Section 3.2(a).

(f) Upon the consummation of the One-Step Spin-Off or the Exchange Offer, Parent shall deliver to the Exchange Agent (as defined in Section 2.02 of the Transaction Agreement), a global certificate representing the Folgers Common Stock being distributed in the One-Step Spin-Off or exchanged in the Exchange Offer, as the case may be, for the account of the Parent shareholders that are entitled thereto. Upon a Clean-Up Spin-Off, if any, Parent shall deliver to the Exchange Agent an additional global certificate representing the Folgers Common Stock being distributed in the Clean-Up Spin-Off for the account of the Parent shareholders that are entitled thereto. The Exchange Agent shall hold such certificate or certificates, as the case may be, for the account of the Parent shareholders pending the Merger, as provided in Article II of the Transaction Agreement.

3.3 Plan of Reorganization. This Agreement and the Transaction Agreement will constitute a “plan of reorganization” for the Transactions under Treasury Regulation Section 1.368-2(g). Pursuant to the plan of reorganization, (i) Parent will complete the Distribution through either (a) a One-Step Spin-Off or (b) the Exchange Offer and any Clean-Up Spin-Off (which Clean-Up Spin-Off will be completed on the Distribution Date immediately following the consummation of the Exchange Offer) and (ii) Folgers will merge with Merger Sub immediately following the Distribution.

IV. MUTUAL RELEASES; INDEMNIFICATION

4.1 Release Of Pre-Business Transfer Time Claims. (a) Folgers Release. Except as provided in Section 4.1(c), effective as of the Business Transfer Time, Folgers does hereby, for itself and each other member of the Folgers Group, and their respective successors and assigns, remise, release and forever discharge the Parent Indemnitees from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Business Transfer Time or any conditions existing or alleged to have existed at or before the Business Transfer Time, including in connection with the transactions and all other activities to implement the Folgers Transfer and the Distribution.

(b) Parent Release. Except as provided in Section 4.1(c), effective as of the Business Transfer Time, Parent does hereby, for itself and each other member of the Parent Group, and their respective successors and assigns, remise, release and forever discharge the Folgers Indemnitees from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Business Transfer Time or any conditions existing or alleged to have existed at or before the Business Transfer Time, including in connection with the transactions and all other activities to implement any of the Folgers Transfer and the Distribution.

(c) No Impairment. Nothing contained in Section 4.1(a) or Section 4.1(b) will limit or otherwise affect any Party’s rights or obligations pursuant to or contemplated by this Agreement, the Transaction Agreement or any Other RMT Agreements, in each case in accordance with its terms, including (i) the obligation of Folgers to assume and satisfy the Folgers Liabilities, (ii) the obligation of Parent to retain, assume and satisfy the Excluded Liabilities, and (iii) the obligations of Parent and Folgers to perform their obligations and indemnify each other under this Agreement and the Ancillary Agreements.

(d) No Actions as to Released Pre-Business Transfer Time Claims. Neither Folgers nor RMT Partner will, and will cause each of their respective Affiliates not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any member of the Parent Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Parent will not, and will cause each other member of the Parent Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Folgers, RMT Partner or any of their respective Affiliates, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

4.2 Indemnification By RMT Partner and the Folgers Group. Without limiting or otherwise affecting the indemnity provisions of the Transaction Agreement, from and after the Effective Time, RMT Partner, Folgers, and each of the Folgers Entities will, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Parent Indemnitees from and against, and will reimburse such Parent Indemnitees with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Business Transfer Time, out of any of the following items (without duplication):

(a) the Folgers Liabilities and the Liabilities of the Folgers Entities, including the failure of Folgers or any other member of the Folgers Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities; and

(b) any breach by RMT Partner, Folgers or any other member of the Folgers Group of any obligations to be performed by such Parties pursuant to this Agreement or the Intellectual Property Matters Agreement subsequent to the Business Transfer Time.

4.3 Indemnification By Parent. Without limiting or otherwise affecting the indemnity provisions of the Transaction Agreement, from and after the Effective Time, Parent will, and will cause each other member of the Parent Group to, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Folgers Indemnitees from and against, and will reimburse such Folgers Indemnitee with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Business Transfer Time, out of any of the following items (without duplication):

(a) any Excluded Liability, including the failure of Parent or any other member of the Parent Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full such Liabilities; and

(b) any breach by Parent or any other member of the Parent Group of any obligations to be performed by such Parties pursuant to this Agreement or the Intellectual Property Matters Agreement subsequent to the Business Transfer Time.

4.4 Reductions For Insurance Proceeds And Other Recoveries. (a) Insurance Proceeds. The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Sections 4.2 or 4.3, as applicable, will be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered from unaffiliated third-parties (and excluding any captive insurance companies of the Indemnified Party or its Affiliates) by or on behalf of such Indemnitee in respect of the related Loss (net of any corresponding increase in premium payments or other related increases in insurance expenses of the Indemnitee). The existence of a claim by an Indemnitee for monies from an insurer or against a third-party in respect of any indemnifiable Loss will not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather, the Indemnifying Party will make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the entire claim of the Indemnitee for Insurance Proceeds or against such third-party. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third-party will be (i) entitled to a “wind-fall” or other benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or otherwise have any subrogation rights with respect thereto or (ii) relieved of the responsibility to pay any claims for which it is obligated.

(b) Tax Detriment/Tax Benefit. In the absence of a Final Determination to the contrary and except for any post-Distribution interest, any amount payable by Folgers to Parent under this Agreement will be treated as occurring immediately prior to the Transactions, as an inter-company distribution, and any amount payable by Parent to Folgers under this Agreement will be treated as occurring immediately prior to the Transactions, as a contribution to capital. Notwithstanding the foregoing, the amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Sections 4.2 or 4.3, as applicable, will be (i) decreased to take into account any Tax benefit actually realized by the Indemnitee (or an Affiliate thereof) arising from the incurrence or payment of the relevant indemnified item, and (ii) increased to take into account any Tax cost actually incurred by the Indemnitee (or an Affiliate thereof) arising from the receipt of the relevant indemnity payment. Any indemnity payment hereunder will initially be made without regard to this Section 4.4(b) and will be reduced or increased to reflect any applicable Tax benefit or Tax cost, as the case may be, within 30 days after the Indemnitee (or an Affiliate thereof) realizes such Tax benefit or incurs such Tax cost by way of a refund, an increase in Taxes or otherwise. In the event of a Final Determination relating to the Indemnitee’s (or an Affiliate’s) incurrence or payment of an indemnified item and/or receipt of an indemnity payment pursuant to this Section 4.4(b), the Indemnitee will, within 30 days of such Final Determination, provide the other party with notice thereof and supporting documentation addressing, in reasonable detail, the amount of any reduction or increase in Taxes of the Indemnitee (or its Affiliate) resulting from such Final Determination, and the parties will promptly make any payments necessary to reflect the relevant reduction or increase in Tax liability.

4.5 Procedures For Defense, Settlement And Indemnification Of Third-Party Claims. (a) Direct Claims. All claims made hereunder by (i) any member of the Parent Group, on the one hand, against RMT Partner or any member of the Atom Group, on the other hand, or (ii) by RMT Partner or any member of the Folgers Group, on the one hand, against any member of the Parent Group, on the other hand (collectively, “Direct Claims”), will be subject to the dispute resolution procedures set forth in Article VI.

(b) Third Party Claims. (i) Notice Of Claims. If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or RMT Partner or any of its Affiliates (including after the Merger, the Folgers Group) of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification (collectively, a “Third-Party Claim”), such Indemnitee will give such Indemnifying Party prompt written notice (a “Claims Notice”) thereof but in any event within 15 calendar days after becoming aware of such Third-Party Claim. Any such notice will describe the Third-Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 4.5(b)(i) will not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such delay or failure to give notice.

(ii) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnitee within 30 days after receipt of a Claims Notice from the Indemnitee of the commencement or assertion of any Third-Party Claim in respect of which indemnity may be sought under this Article IV, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that the (A) defense of such Third-Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnitee, (x) if Parent is the Indemnifying Party, affect RMT Partner or any of its Controlled Affiliates (including after the Merger, any member of the Folgers Group) in a materially adverse manner and (y) if RMT Partner or Folgers is the Indemnifying Party, affect Parent or any of its Controlled Affiliates in a materially adverse manner; (B) the Third-Party Claim solely seeks (and continues to seek) monetary damages and/or equitable relief (with or without monetary damages) which equitable relief would not reasonably be expected to affect in any material and adverse respect the operations of (x) Parent or its Controlled Affiliates, if RMT Partner or Folgers is the Indemnifying Party, or (y) RMT Partner or its Controlled Affiliates (including after the Merger, any member of the Folgers Group), if Parent is the Indemnifying Party; and (C) the Indemnifying Party expressly agrees with the Indemnitee in writing to be fully responsible for all of the Losses that arise from the Third-Party Claim (the conditions set forth in clauses (A) through (C) are, collectively, the “Litigation Conditions”). For purposes of clause (C) of the preceding sentence, if a Third-Party Claim consists of multiple claims by a plaintiff or group of plaintiffs, and it is reasonably practicable for an Indemnifying Party to control the defense of a subset of the such claims, the Indemnifying Party may elect to agree to be fully responsible for only all of the Losses that arise from such subset of claims, and may elect to control the defense of only such subset of claims, provided that the other Litigation Conditions set forth in clauses (A) and (B) of the preceding sentence are satisfied. If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 4.5(b), the Indemnitee may continue to defend the Third-Party Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 4.5(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (x) any of the Litigation Conditions ceases to be met or (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third-Party Claim. The Indemnitee has the right to settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party, with the prior written consent of the Indemnifying Party, not to be unreasonably withheld.

4.6 Additional Matters.

(a) Cooperation In Defense And Settlement. With respect to any Third-Party Claim for which RMT Partner or Folgers, on the one hand, and Parent, on the other hand, may have Liability under this Agreement or any of the Ancillary Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims will, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.

(b) Certain Actions. Notwithstanding anything to the contrary set forth in Section 4.5, Parent may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions pending at the Business Transfer Time which relate to or arise out of the Coffee Business, the Folgers Assets or the Folgers Liabilities if such Action also relates to the Excluded Assets and Excluded Liabilities and a member of the Parent Group is also named as a target or defendant thereunder (but excluding any such Actions which solely relate to or solely arise in connection with the Coffee Business, the Folgers Assets or the Folgers Liabilities); provided that, (i) Parent will consult with Folgers on a regular basis with respect to strategy and developments with respect to any such Action, (ii) if Parent fails to take reasonable steps necessary to defend diligently such Action, Folgers may assume such defense, and Parent will be liable for all reasonable costs or expenses paid or incurred in connection with such defense, (iii) Folgers has the right to participate in (but, subject to clause (ii) above, not control) the defense of such Action, and (iv) Parent must obtain the written consent of Folgers, such consent not to be unreasonably withheld or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if such settlement, consent or judgment would require Folgers to change its business practices or incur any Liabilities with respect thereto. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Parent will in good faith reasonably allocate to Folgers and Folgers will be responsible for or receive, as the case may be, Folgers’ proportionate share of any such compromise, settlement, consent or judgment attributable to the Folgers Business, the Folgers Assets or the Folgers Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending same.

(c) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties will endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article IV will not be affected.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e) Not Applicable to Taxes. Except for Section 4.4(b) and as otherwise specifically provided herein, this Agreement, including Section 1.7(a), will not apply to Taxes (which are covered by the Tax Matters Agreement).

(f) Kraft Litigation. The terms of Schedule 4.6(f), in lieu of the provisions of Sections 4.6(a) and (b), above, will apply to the Actions described therein.

4.7 Exclusive Remedy. Each of RMT Partner and Parent is an established business entity that has been represented by experienced counsel in connection with the execution and delivery of this Agreement and the Ancillary Agreements, and intends and hereby agrees that this Article IV sets forth the exclusive remedy of the Parties following the Business Transfer Time for any Losses arising out of any breach of the covenants or agreements of the Parties contained in this Agreement or the Intellectual Property Matters Agreement, except that nothing contained in this Section 4.7 will impair any right of any Person (i) to exercise all of their rights and seek all damages available to them under Law in the event of claims or causes of action arising from fraud; (ii) to specific performance under this Agreement; and (iii) to equitable relief as provided in Section 5.4 hereof and Section 9.2 of the Intellectual Property Matters Agreement. In furtherance of the foregoing, each of the Parties hereto hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the other Party in connection herewith, arising under or based upon any Law other than the right to seek indemnity pursuant to this Article IV and the right to seek the relief described in clauses (i), (ii) and (iii) of the preceding sentence.

V. ADDITIONAL AGREEMENTS

5.1 Further Assurances. Subject to the limitations of Section 1.10:

(a) In addition to the actions specifically provided for elsewhere in this Agreement or in any Ancillary Agreement, each of the Parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, at and after the Business Transfer Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable.

(b) Without limiting the generality of Section 5.1(a), where the cooperation of third parties such as insurers or trustees would be necessary in order for a Party to completely fulfill its obligations under this Agreement or the Ancillary Agreements, such Party will use commercially reasonable efforts to cause such third Parties to provide such cooperation. If any Affiliate of Parent or Folgers is not a party to this Agreement or, as applicable, any Ancillary Agreement, and it becomes necessary or desirable for such Affiliate to be a party hereto or thereto to carry out the purpose hereof or thereof, then Parent or Folgers, as applicable, will cause such Affiliate to become a party hereto or thereto or cause such Affiliate to undertake such actions as if such Affiliate were such a party.

(c) Prior to the Business Transfer Time, in the event that the Parties identify any tangible Asset (which, for the avoidance of doubt, excludes any Assets that constitute Intellectual Property) that is (i) owned by a member of the Parent Group, (ii) is not included in the Folgers Assets or will otherwise be made available to the Folgers Business pursuant to the TSA or any of the other Ancillary Agreements, and (iii) is necessary to manufacture products of the Coffee Business in a manner consistent with the manner in which they have manufactured as of the date hereof, the Parties will reasonably cooperate and negotiate in good faith to identify a mutually acceptable, commercially reasonable arrangement pursuant to which such Asset will be made available to the Folgers Business subsequent to the Business Transfer Time for a reasonable period of time.

5.2 Agreement For Exchange of Information. (a) (i) Generally. Except as otherwise provided in the TSA, each Party, on behalf of its respective Group, will provide, or cause to be provided, to the other Party’s Group, at any time after the Business Transfer Time and until the 6th anniversary of the Business Transfer Time, as soon as reasonably practicable after written request therefor, any Shared Information in its possession or under its control. Each of Parent and Folgers agree to make their respective personnel available during regular business hours to discuss the Information exchanged pursuant to this Section 5.2.

(ii) As long as Parent is directly or contingently liable for any Folgers Liabilities or up to a maximum of six years, whichever is shorter, RMT Partner will provide to Parent, no later than 15 calendar days after the end of each fiscal quarter of Parent, a report that is prepared by RMT Partner in good faith and that lists the material Folgers Liabilities for which Parent is directly or contingently liable and shows to RMT Partner’s knowledge (A) the categories of such Liabilities, (B) where applicable, the annual future payments over the minimum contract term and any renewal terms, and (C) such other Information as Parent believes is reasonably necessary for Parent to prepare its financial statements and satisfy its public reporting obligations. The format of such report will be reasonably determined by Parent in consultation with RMT Partner.

(b) Ownership of Information. Any Information owned by a Party that is provided to the other Party pursuant to this Section 5.2 remains the property of the Party that owned and provided such Information. Each Party will, and will cause members of their respective Groups to, remove and destroy any hard drives or other electronic data storage devices from any computer or server that is reasonably likely to contain Information that is protected by this Section 5.2 and that is transferred or sold to a third-party or otherwise disposed of in accordance with Section 5. 2( c), unless required by Law to retain such materials.

(c) Record Retention. Each Party agrees to use its commercially reasonable efforts to retain all Information that relates to the operations of the Coffee Business in its respective possession or control at the Business Transfer Time in accordance with their respective document retention policies in effect as of the date hereof (or, with respect to each Party, such longer periods of time as may be set forth in policies adopted by such Party after the date hereof). No Party will destroy, or permit any of its Subsidiaries to destroy, any Information that relates to the operations of the Coffee Business that exists at the Business Transfer Time (other than Information that is permitted to be destroyed under the current record retention policies of the Party) without first using its commercially reasonable efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession or make copies of such Information prior to such destruction.

(d) Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 5.2 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.

(e) Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party.

(f) Production of Witnesses; Records; Cooperation. (i) After the Business Transfer Time, except in the case of any Action by one Party or its Affiliates against another Party or its Affiliates, each Party will use its commercially reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.

(ii) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party will make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and will otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(iii) Without limiting the foregoing, the Parties will cooperate and consult to the extent reasonably necessary with respect to Third-Party Claims.

(iv) Without limiting any provision of this Section, each of the Parties will cooperate, and will cause each member of its respective Group to cooperate, with each other in the defense of any claim that the Coffee Business infringes Intellectual Property of any third Person or that challenges the validity of any Intellectual Property licensed to any Party pursuant to any Ancillary Agreement, and no Party will claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement, validity or similar claim or challenge except as required by Law.

(v) The obligation of the Parties to provide witnesses pursuant to this Section 5.2 is intended to be interpreted in a manner so as to facilitate cooperation and will include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict.

(g) Restrictions. Except as expressly provided in this Agreement or the Ancillary Agreements, no Party or member of such Party’s Group hereunder grants or confers rights of license in any Information owned by any member of such Party’s Group to any member of the other Party’s Group hereunder.

5.3 Privileged Matters. (a) The respective rights and obligations of the Parties to maintain, preserve, assert or waive any or all privileges belonging to either Party or its Subsidiaries with respect to the Business or the Non-Folgers Business, including the attorney-client and work product privileges (collectively, “Privileges”), will be governed by the provisions of this Section 5.3. With respect to Privileged Information of Parent, Parent will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and neither RMT Partner nor Folgers will take any action (or permit any member of its Group to take action) without the prior written consent of Parent that could result in any waiver of any Privilege that could be asserted by Parent or any member of its Group under applicable Law and this Agreement. With respect to Privileged Information of Folgers arising after the Business Transfer Time, Folgers will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Parent will take no action (nor permit any member of its Group to take action) without the prior written consent of Folgers that could result in any waiver of any Privilege that could be asserted by Folgers or any member of its Group under applicable Law and this Agreement. The rights and obligations created by this Section 5.3 will apply to all Information as to which a Party or its respective Groups would be entitled to assert or have asserted a Privilege without regard to the effect, if any, of the Folgers Transfer or the Distribution (“Privileged Information”).

(b) Privileged Information of Parent and its Group includes (i) any and all Information regarding the Non-Folgers Business and the Parent Group (other than Information relating to the Coffee Business (“Folgers Information”)), whether or not such Information (other tha Folgers Information) is in the possession of RMT

Partner, Folgers or any Affiliate thereof, (ii) all communications subject to a Privilege between counsel for Parent (including any person who, at the time of the communication, was an employee of Parent or its Group in the capacity of in-house counsel, regardless of whether such employee is or becomes an employee of RMT Partner, Folgers or any Affiliate thereof) and any person who, at the time of the communication, was an employee of Parent, regardless of whether such employee is or becomes an employee of RMT Partner, Folgers or any Affiliate thereof, and (iii) all Information generated, received or arising after the Business Transfer Time that refers or relates to and discloses Privileged Information of Parent or its Group generated, received or arising prior to the Business Transfer Time.

(c) Privileged Information of Folgers and its Group includes (i) any and all Folgers Information, whether or not it is in the possession of Parent or any member of its Group, (ii) all communications subject to a Privilege occurring after the Folgers Transfer between counsel for the Business (including in-house counsel and former in-house counsel who are employees of Parent) and any person who, at the time of the communication, was an employee of Folgers, any member of its Group or the Business regardless of whether such employee was, is or becomes an employee of Parent or any of its Subsidiaries, and (iii) all Information generated, received or arising after the Business Transfer Time that refers or relates to and discloses Privileged Information of Folgers or its Group generated, received or arising after the Business Transfer Time.

(d) Upon receipt by Parent, RMT Partner or Folgers, or any of their respective Affiliates, as the case may be, of any subpoena, discovery or other request from any third-party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Parent, RMT Partner or Folgers, or any of their respective Affiliates, as the case may be, obtains knowledge that any current or former employee of Parent, RMT Partner or Folgers, as the case may be, receives any subpoena, discovery or other request from any third-party that actually or arguably calls for the production or disclosure of Privileged Information of the other, Parent, RMT Partner or Folgers, as the case may be, will promptly notify the relevant other Party of the existence of the request and will provide such Party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 5.3 or otherwise to prevent the production or disclosure of Privileged Information. Parent, RMT Partner or Folgers, as the case may be, will not, and will cause their respective Affiliates not to, produce or disclose to any third-party any of the other Party’s Privileged Information under this Section 5.3 unless (i) the other has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(e) Parent’s transfer of books and records pertaining to the Business and other Information to Folgers, Parent’s agreement to permit RMT Partner or Folgers to obtain Information existing prior to the Folgers Transfer, Folgers’ transfer of books and records pertaining to Parent, if any, and other Information and Folgers’ agreement to permit Parent to obtain Information existing prior to the Folgers Transfer are made in reliance on Parent’s, RMT Partner’s and Folgers’ respective agreements, as set forth in Section 5.2 and this Section 5.3, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Parent, RMT Partner or Folgers, as the case may be. The access to Information, witnesses and individuals being granted pursuant to Sections 5.2 and the disclosure to RMT Partner, Folgers and Parent of Privileged Information relating to the Business or the Non-Folgers Business pursuant to this Agreement in connection with the Folgers Transfer will not be asserted by Parent, RMT Partner or Folgers to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 5.3 or otherwise. Nothing in this Agreement will operate to reduce, minimize or condition the rights granted to Parent, RMT Partner and Folgers in, or the obligations imposed upon Parent, RMT Partner and Folgers by, this Section 5.3.

5.4 Non-Solicitation. (a) Each of RMT Partner and Folgers agrees that for a period of 24 months from the Effective Time, it will not, and will cause each of its Affiliates not to, without obtaining the prior written consent of Parent, directly or indirectly, solicit for employment or employ (or refer to another Person for the purpose of such Person soliciting for employment or employing) any management-level employees of any member of the Parent Group as of the Effective Time with whom RMT Partner or its Representatives came into contact prior to the Effective Time in connection with the Transactions so long as they are employed by any member of the Parent Group; provided, however, that (i) neither RMT Partner nor any member of the Folgers Group will be deemed to have solicited any such person who is an employee of the Parent Group and responds to any general media advertisement or job posting placed by or on behalf of RMT Partner, Folgers or any of their Affiliates and (ii) RMT Partner and any member of the Folgers Group may solicit and hire any person who has already been terminated by any member of the Parent Group or any of their Affiliates prior to any solicitation by RMT Partner, Folgers or any of their Affiliates.

(b) Parent agrees that for a period of 24 months from the Effective Time, Parent will not, and will cause each other member of the Parent Group not to, without obtaining the prior written consent of Folgers, directly or indirectly, solicit for employment or employ (or refer to another Person for the purpose of such Person soliciting for employment or employing) any employees of any member of the Folgers Group as of the Effective Time (after giving effect to any employee transfers completed in the Transaction Agreement) so long as they are employed by any member of the Folgers Group; provided, however, that (i) no member of the Parent Group will be deemed to have solicited any such person who is an employee of the Folgers Group and responds to any general media advertisement or job posting placed by or on behalf of any such member of the Parent Group (and any member of the Parent Group may hire such person if such person is not a management-level employee of any member of the Folgers Group or RMT Partner) and (ii) any member of the Parent Group may solicit and hire any such person who has been terminated by the relevant member of the Folgers Group prior to any solicitation by any member of the Parent Group.

5.5 Intellectual Property Assignment/Recordation. Each Party will be responsible for, and will pay all expenses (whether incurred before or after the Business Transfer Time) involved in notarization, authentication, legalization and/or consularization of the signatures of any of representatives of its Group on any of the Transfer Documents relating to the Transfer of Intellectual Property. Folgers will be responsible for, and will pay all expenses (whether incurred before or after the Business Transfer Time) relating to, the recording of any such Transfer Documents relating to the Transfer of Intellectual Property to any member of the Folgers Group with any Governmental Authorities as may be necessary or appropriate.

5.6 Use of Names of the Parent Group. Except as specifically set forth in this Section 5.6 or as permitted by the terms of the Intellectual Property Matters Agreement, from and after the Effective Time, RMT Partner and Folgers will take all actions necessary to assure that no member of the Folgers Group operates the Folgers Business utilizing, based on or taking advantage of the name, reputation, Trademarks or goodwill of any member of the Parent Group, provided that RMT Partner and members of the Folgers Group may refer to the Parent Group and Trademarks of the Parent Group in connection with describing the historical relationship of the Folgers Group to the Parent Group. In addition, Folgers and each member of the Folgers Group may use packaging, advertising, sale and promotional materials bearing any of the corporate names, Trademarks, product identification numbers or consumer information telephone numbers of the Parent Group after the Business Transfer Time; provided, that Folgers will, and will cause each member of the Folgers Group to, cease use of packaging, advertising, sale and promotional materials bearing any of the corporate names, Trademarks, product identification numbers or consumer information telephone numbers beginning on the six month anniversary of the Effective Time; provided, further, that there will be no time limit with respect to Folgers’ use of packaging (and UPC codes of Parent or a member of the Parent Group included on such packaging) included in the Folgers Inventory. RMT Partner and the Folgers Group will use commercially reasonable efforts to cease the use of such packaging (and UPC codes) as promptly as reasonably practicable following the Effective Time, consistent with their ordinary course of business. Folgers will, and will cause each member of the Folgers Group to, maintain quality standards for products of the Folgers Business not materially different from those maintained by the Coffee Business prior to the Business Transfer Time for so long as any member of the Folgers Group continues to use any packaging, advertising, sales or promotional materials bearing the corporate names, Trademarks, product identification numbers or consumer information telephone numbers of any member of the Parent Group.

5.7 Removal of Tangible Assets. (a) Except as may be otherwise provided in the TSA, the Headquarters Lease Agreement or otherwise agreed to by the Parties, all tangible Folgers Assets that are located at any facilities of any member of the Parent Group that are not Folgers Facilities will be moved as promptly as practicable after the Business Transfer Time from such facilities, at Folgers’ expense and in a manner so as not to unreasonably interfere with the operations of any member of the Parent Group and to not cause damage to such facility, and such member of the Parent Group shall provide reasonable access to such facility to effectuate same. Folgers will remove any Folgers Assets that remain at any such facilities in connection with the performance of services under the TSA as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.

(b) Except as may be otherwise provided in the TSA or otherwise agreed to by the Parties, all tangible Excluded Assets that are located at any of the Folgers Facilities will be moved as promptly as practicable after the Business Transfer Time from such facilities, at Parent’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Folgers Group and to not cause damage to such Folgers Facility, and such member of the Folgers Group will provide reasonable access to such Folgers Facility to effectuate such movement. Parent will remove any Excluded Assets that remain at any such Folgers Facilities in connection with the performance of services under the TSA as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.

5.8 Capital Transactions. (a) Folgers Credit Facility Commitment. Attached hereto as Exhibit F is a complete and correct copy of the credit facility commitment (the “Folgers Credit Facility Commitment”) relating to the credit facility that is contemplated to be entered into by Folgers prior to the Business Transfer Time in connection with the Recapitalization. Folgers will utilize commercially reasonable efforts to enter into an agreement or agreements, each upon terms consistent with the terms set forth in the Folgers Credit Facility Commitment and in a form reasonably acceptable to RMT Partner, to effectuate the financing contemplated by the Folgers Credit Facility Commitment (the “Folgers Financing”). The Folgers Credit Facility shall remain outstanding for at least one year following the Closing Date (the “One-Year Period”), and Folgers shall remain the primary obligor on the facility at all times during such period; provided, however, that (i) Folgers shall be permitted to refinance (the “Refinancing”) the Folgers Credit Facility with new debt that is issued by Folgers as the primary obligor and that has a maturity of not less than the remainder of the One-Year Period, and Folgers shall remain the primary obligor of the Refinancing at all times during such remaining period, and (ii) RMT Partner shall be permitted to guarantee Folgers’ obligations under the Folgers Credit Facility or the Refinancing if, in each case, Folgers receives a Bank Letter; provided, further, however, that Folgers shall be permitted to prepay the Folgers Credit Facility or the Refinancing, in each case, solely (I) out of Folgers’ and its Subsidiaries’ operating cash flows generated on or after the Closing Date or (II) as otherwise required by the terms of the Folgers Credit Facility or the Refinancing which, in the latter case, must have the same mandatory prepayment terms, in all material respects, as the Folgers Credit Facility.

(b) Cooperation Regarding Folgers Credit Facility. Each of Parent and RMT Partner will cooperate in a commercially reasonable manner with Folgers in connection with completing the Folgers Financing, including (i) using (and causing their respective Subsidiaries to use) commercially reasonable efforts to assist Folgers in satisfying all conditions precedent to be satisfied by Folgers or any Folgers Subsidiary in the documentation relating to the Folgers Credit Facility, (ii) providing information regarding the Coffee Business that is reasonably requested by the financing sources and their representatives, (iii) permitting the financing sources and their representatives access to the Coffee Business and the RMT Partner Business, respectively, (iv) participating in meetings with prospective lenders, (v) participating in bank meetings in connection with the financing, (vi) participating in meetings with other parties deemed appropriate, (vii) participating in drafting sessions related to the offering materials for the financing contemplated by the Folgers Credit Facility Commitment, and (viii) causing members of their respective accounting firms to participate in drafting sessions related to the offering materials for the financing contemplated by the Folgers Credit Facility Commitment. Folgers will reasonably consult with RMT Partner with respect to its efforts to complete the documentation relating to the Folgers Credit Facility and to consummate the Folgers Financing.

(c) Equity Transactions. RMT Partner will cooperate with Parent in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. Parent will be permitted to reasonably direct and control the efforts of the Parties in connection with the Distribution, and RMT Partner will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by Parent in good faith. Without limiting the generality of the foregoing, RMT Partner will and will cause its employees, advisors, agents, accountants, counsel and other representatives to, as reasonably directed by Parent in good faith, reasonably cooperate in and take the following actions: (i) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, and “road shows” in connection with the Distribution (including any marketing efforts), (ii) furnishing to any dealer manager or other similar agent participating in the Distribution (A) “cold comfort” letters from RMT Partner’s independent public accountants in customary form and covering such matters as are customary for an underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document) and (B) opinions and negative assurance letters of RMT Partner’s counsel in customary form and covering such matters as may be reasonably requested, and (iii) furnishing all historical and forward-looking financial and other pertinent financial and other information that is available to RMT Partner and is reasonably required in connection with the Distribution. Without limiting the foregoing, the Parties will perform the marketing activities set forth in Schedule 5.8 as provided therein.

(d) RMT Partner Refinancing. From the date hereof through the Closing Date, each of Parent and Folgers will cooperate in a commercially reasonable manner with RMT Partner in connection with any efforts of RMT Partner to refinance any of RMT Partner’s currently outstanding indebtedness or any efforts of RMT Partner to seek any necessary consents to consummate the Transactions, including (i) providing information regarding the Coffee Business that is reasonably requested by the financing sources and their representatives, (ii) permitting the financing sources and their representatives reasonable access to the Coffee Business, (iii) participating in meetings with prospective lenders, (iv) participating in bank meetings in connection with any refinancing, and (v) participating in meetings with other parties deemed appropriate.

5.9 Restriction on Utilization of Intellectual Property. RMT Partner and Folgers will not, and will cause their respective Affiliates not to, utilize any Intellectual Property included in the Folgers Assets, or licensed to Folgers pursuant to the Intellectual Property Matters Agreement, to engage or participate, directly or indirectly, in the Restricted Activities to the extent required under the SD Acquisition Company Restrictive Covenant as if such Persons were Affiliates of Parent subsequent to the Distribution Date.

5.10 Included Winton Hill Assets. As promptly as reasonably practicable after the date hereof, and in any case prior to the Business Transfer Time, Parent will cause Folgers to prepare, after good faith consultation with RMT Partner, a schedule (the “Winton Hill Schedule”) that identifies all of the tangible Assets that are exclusively used by the Coffee Business and that are located at, or in transit to, the Winton Hill facility and the Beckett Ridge Innovation Center.

5.11 Warehousing Agreement. As promptly as reasonably practicable following the date hereof, and in any case within 30 Business Days after the date hereof, Parent and RMT Partner will prepare and negotiate in good faith the form and substance of a Warehousing Agreement (which will reflect the terms and conditions set forth in Exhibit G, and, to the extent not addressed in Exhibit G, terms and conditions consistent with those set forth in the TSA) (the “Warehousing Agreement”).

5.12 Sherman Lease. Following the Effective Time, RMT Partner will use its commercially reasonable efforts to procure the release by the counterparty to the Sherman Lease of any continuing obligation of Parent thereunder and will indemnify and hold harmless Parent from and against any Liability resulting from or relating to any such obligation. Without limiting the generality of the foregoing, following the Effective Time, RMT Partner will (i) expressly assume all obligations of Parent under the Sherman Lease in the event the counterparty to the Sherman Lease requires such assumption as a condition to the release of Parent’s obligations under the

Sherman Lease and (ii) require the release of Parent’s obligations under the Sherman Lease prior to agreeing to or exercising any renewal, extension or amendment of the Sherman Lease. Notwithstanding anything to the contrary herein, Parent may seek release of its obligations under the Sherman Lease at any time prior to the Effective Time, including seeking a conditional assignment to RMT Partner (such assignment only to be effective from and after the Effective Time).

VI. DISPUTE RESOLUTION

6.1 Consultation; Negotiation. Except as otherwise specifically provided in this Agreement (including Section 4.7) or in any Ancillary Agreement, the procedures set forth in this Article VI will apply to all Disputes (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (but specifically excluding the Transaction Agreement where any Disputes under the Transaction Agreement will be resolved pursuant to the terms thereof), between or among any member of the Party’s respective Group. Each of RMT Partner and Folgers, on the one hand, and Parent, on the other hand, will have the right to refer any such Dispute for resolution to either Chief Executive Officer of RMT Partner and the Chief Financial Officer of Parent (or their designees) by delivering to the other Party a written notice of the referral (a “Dispute Escalation Notice”). Following receipt of a Dispute Escalation Notice, each of the Parties will cause their respective officer or designee to negotiate in good faith to resolve the Dispute. If such officers or designees are unable to resolve the Dispute within 40 Business Days after the date of the Dispute Escalation Notice, either Party will have the right to begin mediation in accordance with Section 6.2 of this Agreement. The Parties agree that all discussions, negotiations and other Information exchanged between the Parties during the foregoing escalation proceedings or those in Section 6.2 below will be without prejudice to the legal position of a Party in any subsequent Action.

6.2 Mediation. If the Dispute has not been resolved by the negotiation procedures as provided in Section 6.1 within 40 Business Days after delivery of the Dispute Escalation Notice, or if the Parties failed to meet within 40 Business Days after delivery, the Parties will endeavor to settle the Dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures. Notwithstanding the preceding sentence, the Parties will not be restricted in the identities of mediators that they may propose to utilize in the mediation. If the Dispute is not resolved in mediation (or if the Parties are unable to agree on a mediator), either Party will have the right to begin arbitration and submit an Arbitration Demand Notice in accordance with Section 6.4.

6.3 Agreement to Arbitrate. Each Party agrees, on behalf of itself and each other member of its respective Group: (a) that any dispute, controversy or claim (a “Dispute”) governed by this Article VI will be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association as then currently in effect (the “Arbitration Rules”), as the rules may be modified in this Agreement; (b) that the procedures set forth in this Article VI will be the sole and exclusive manner by which any Dispute relating to any of the foregoing matters will be claimed and irrevocably waives any right to begin any Action in or before any Governmental Authority; and (c) that it irrevocably waives any right to any trial by jury with respect to any Dispute between the Parties or any members of their respective Groups arising out of or relating to this Agreement or any Ancillary Agreement.

6.4 Demand for Arbitration. At any time after the procedures set forth in Section 6.1 and Section 6.2 are completed, any Party involved in the Dispute may make a written demand (the “Arbitration Demand Notice”) that the Dispute be resolved by binding arbitration, which Arbitration Demand Notice will be given to the Parties to the Dispute in the manner set forth in Section 8.4. Subject to Section 6.8, on delivery of an Arbitration Demand Notice, the Dispute will be decided by an arbitration panel in accordance with the rules set forth in this Article VI.

6.5 Forum. The forum for arbitration under this Article VI will be agreed on by the Parties or, in the absence of any agreement, will be in a venue located in Franklin County, Ohio.

6.6 Selection of Arbitrators. (a) Arbitration will be conducted by a panel of three arbitrators selected as provided in this Article VI. In connection with any arbitration hereunder, each Party will select one person to act as arbitrator and the two selected will select a third arbitrator within ten days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator will be selected by the American Arbitration Association. In connection with the selection of the arbitrators, consideration will be given to familiarity with corporate transactions and experience in dispute resolution between Parties, as a judge or otherwise. Notwithstanding anything to the contrary in this Agreement, the rules of the American Arbitration Association relating to the selection of arbitrators and the location of arbitrations will not apply to arbitrations hereunder.

(b) If an arbitrator cannot continue to serve, a successor will be selected as specified in Section 6.6(a). If such withdrawal occurs after the arbitration hearing has begun but before a final decision has been delivered, a full rehearing will be held if, and only if, the remaining arbitrators unanimously agree that a rehearing is appropriate.

6.7 Arbitration Decision. (a) The final decision of the arbitration panel will be rendered in writing to the Parties not later than 60 days after the last hearing date, unless otherwise agreed by the Parties in writing. The decision of the arbitration panel will be final and binding on the Parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the Parties. Arbitration awards will bear interest from the date that they are awarded at an annual rate equal to (i) the prime rate (as published in the Wall Street Journal, Northeastern Edition), plus (ii) 3% per annum, commencing at the time the award is rendered.

(b) The arbitrator or arbitrators will be guided, but not bound, by the Federal Rules of Evidence and by the procedural rules, including discovery provisions, of the Federal Rules of Civil Procedure. Any discovery will be limited to Information directly relevant to the controversy or claim in arbitration.

6.8 Arbitration Panel’s Authority. The arbitration panel will give effect to the applicable provisions of this Agreement and the Ancillary Agreements and follow applicable Law and will have full power and authority to determine whether issues may be subjected to arbitration hereunder and to interpret or construe the applicable provisions of this Agreement or any Ancillary Agreement and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief). The arbitration panel will not have any right or authority (i) in excess of the authority a court having jurisdiction over the Parties and the Dispute would have absent these arbitration provisions, (ii) to award any punitive, exemplary, special, consequential or similar damages or any diminution in value or indirect damages (including lost profits, revenues or opportunities), except, in each case, to the extent that such damages are included in the definition of “Damages” in connection with an arbitration relating to indemnification for a Third-Party Claim, or (iii) to modify the terms of this Agreement. If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy on evidence produced by the appearing Party.

6.9 Continuity of Performance and Remaining Obligations. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the dispute resolution under the provisions of this Article VI with respect to all matters not subject to the Dispute.

6.10 Law Governing Arbitration Procedures. The interpretation of the provisions of this Article VI, only insofar as they relate to the agreement to arbitration and any procedures pursuant thereto, will be governed by the Federal Arbitration Act and other applicable federal Law. In all other respects the interpretation of this Agreement will be governed as set forth in Section 8.3.

VII. CONDITIONS TO THE FOLGERS TRANSFER AND THE DISTRIBUTION

7.1 Conditions to the Folgers Transfer and the Distribution. The obligations of Parent pursuant to this Agreement to effect the Folgers Transfer and the Distribution shall be subject to the fulfillment (or waiver by Parent) at or prior to the Business Transfer Date of the following conditions:

(a) each of the parties to the Transaction Agreement shall have irrevocably confirmed to each other that each condition in Article VI of the Transaction Agreement (other than Section 6.01(f) thereto) to such party’s respective obligations to effect the Merger (i) has been fulfilled, (ii) shall be fulfilled at the Effective Time, or (iii) is or has been waived by such party, as the case may be; and

(b) Folgers shall have received $350 million in financing in connection with the Folgers Credit Facility, as contemplated by Section 1.1(b).

VIII. MISCELLANEOUS

8.1 Expenses. Except as otherwise provided in this Agreement, including Section 1.9(b), Section 1.9(c), Section 4.2, Section 4.3, Section 5.3(e), and Section 5.5, the Transaction Agreement or any Ancillary Agreement, each Party will be responsible for the fees and expenses of the Parties as provided in Section 8.02 of the Transaction Agreement.

8.2 Entire Agreement. This Agreement, the Transaction Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

8.3 Governing Law. The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Ohio, other than the choice of Law provisions thereof.

8.4 Notices. Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally; (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days of sending; or (c) on the date of transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses or facsimile numbers (or at the other address or other number as a Party may specify by notice to the other):

If to Parent or, prior to the Effective Time, Folgers:

The Procter & Gamble Company

One Procter & Gamble Plaza

Cincinnati, OH 45202

Attn: Joseph Stegbauer,

         Associate General Counsel – Global Transactions

Facsimile: (513) 983-7635

Email: stegbauer.ja@pg.com

with a copy to:

Jones Day

222 East 41st Street

New York, NY 10017

Attention: Robert A. Profusek, Esq.

Facsimile: (212) 755-7306

Email: raprofusek@jonesday.com

If to RMT Partner or, after the Effective Time, Folgers:

The J.M. Smucker Company

One Strawberry Lane

Orrville, Ohio 44667

Attn: M. Ann Harlan,

         Vice President, General Counsel and Secretary

Facsimile: (330) 684-3026

Email: ann.harlan@jmsmucker.com

with a copy to:

Calfee, Halter & Griswold LLP

1400 KeyBank Center

800 Superior Avenue

Cleveland, Ohio 44114

Attention: John J. Jenkins, Esq. and Michael F. Marhofer, Esq.

Facsimile: (216) 241-0816

Email: jjenkins@calfee.com and mmarhofer@calfee.com

Any notice to Parent will be deemed notice to all members of the Parent Group, and any notice to Folgers will be deemed notice to all members of the Folgers Group.

8.5 Priority of Agreements. If there is a conflict between any provision of this Agreement and a provision in any of the Ancillary Agreements, the provision of this Agreement will control unless specifically provided otherwise in this Agreement or in the Ancillary Agreement.

8.6 Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any party hereto would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 8.6(a) and will be effective only to the extent in such writing specifically set forth.

8.7 Termination. This Agreement will terminate without further action at any time before the Effective Time upon termination of the Transaction Agreement. If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Transaction Agreement.

8.8 No Third-Party Beneficiaries. Except for the provisions of Article IV with respect to indemnification of Indemnitees, this Agreement is solely for the benefit of the Parties hereto and does not confer on third-parties (including any employees of any member of the Parent Group or the Folgers Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

8.9 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties, except that a Party may assign its rights or delegate its duties under this

Agreement to a member of its Group, provided that the member agrees in writing to be bound by the terms and conditions contained in this Agreement and provided further that the assignment or delegation will not relieve any Party of its indemnification obligations or obligations in the event of a breach of this Agreement. Except as provided in the preceding sentence, any attempted assignment or delegation will be void.

8.10 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or Schedules hereto will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement or Schedules hereto will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement, the Transaction Agreement and the Ancillary Agreements, and the Parties acknowledge that (a) Parent and Folgers have been represented by Jones Day in connection with this Agreement, the Transaction Agreement and the Ancillary Agreements and (b) RMT Partner has been represented by Calfee, Halter & Griswold LLP in connection with this Agreement, the Transaction Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, the Transaction Agreement, or any Other RMT Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereto hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

8.11 Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

8.12 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

IX. DEFINITIONS

For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:

“Accounting Firm” has the meaning set forth in Section 1.12(d).

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Adjustment Payment” has the meaning set forth in Section 1.12(f).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Tax Matters Agreement, the TSA, the Insurance Matters Agreement, the Intellectual Property Matters Agreement(s), the Headquarters Lease Agreement and the Warehousing Agreement.

“Arbitration Demand Notice” has the meaning set forth in Section 6.4.

“Arbitration Rules” has the meaning set forth in Section 6.3.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third-parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following: (i) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (ii) all computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, prototypes and models and other tangible personal property; (iii) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products; (iv) all Real Property Interests; (v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; and all other investments in securities of any Person; (vi) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts; (vii) all deposits, letters of credit and performance and surety bonds; (viii) all Intellectual Property and licenses from third Persons granting the right to use any Intellectual Property; (ix) all cost Information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents; (x) all prepaid expenses, trade accounts and other accounts and notes receivables; (xi) all rights under Contracts, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent; and (xii) all Governmental Approvals.

“Bank Letter” means a letter from a financial institution stating its view, subject to reasonable and customary assumptions, that Folgers could be expected to borrow the principal amount of the Folgers Credit Facility or the Refinancing, as the case may be, without a guarantee or other form of credit support from RMT Partner, provided that such financing may be on terms less favorable than those contained in the Folgers Credit Facility or the Refinancing, as the case may be.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.

“Business Transfer Date” has the meaning set forth in Section 2.1.

“Business Transfer Time” has the meaning set forth in Section 2.1.

“Cash Dividend” has the meaning set forth in Section 1.1(a)(ii).

“Claims Notice” has the meaning set forth in Section 4.5(b)(i).

“Clean-Up Spin-Off” has the meaning set forth in the recitals.

“Closing Adjustment Statement” has the meaning set forth in Section 1.12(b).

“Code” means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the regulations promulgated thereunder.

“Coffee Business” means sourcing, producing, marketing, selling, distributing and development of coffee- and tea- related products and services, in a variety of different packages and formats, including roasted and grounded coffee beans, instant coffee, tea, caffeine, decaffeination services and coffee equipment service and maintenance. In construing the scope of the term “Coffee Business,” the “Coffee Business” will be deemed (i) not to include producing, marketing, selling, distributing, and developing products related to juice, water or flavorings (other than non-fruit flavorings designed to be consumed as part of a coffee- or tea-based beverage) that are under development or marketed by any member of the Parent Group immediately prior to the Business Transfer Time, and (ii) to encompass only the types and scope of activities conducted at the Business Transfer Time in (A) the Coffee Division of the “Snacks, Beverages and Pet Care” segment of Parent’s “Health and Well-Being” Global Business Unit, and (B) the enterprises of the Procter & Gamble professional services business unit of Parent that are exclusively related to the sourcing, producing, marketing, selling, distributing and development of coffee- and tea-related products and services.

“Coffee Business Compensation And Benefit Plans” has the meaning set forth in the Transaction Agreement.

“Compensation And Benefit Plans” has the meaning set forth in the Transaction Agreement.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third-parties.

“Continuing Employee” has the meaning set forth in the Transaction Agreement.

“Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Control” and its derivatives means, with respect to any Person (other than an individual): (a) the legal, beneficial, or equitable ownership, directly or indirectly, of (i) at least 50% of the aggregate of all voting equity interests in such Person or (ii) equity interests having the right to at least 50% of the profits of an entity or, in the event of dissolution, to at least 50% of the Assets of such Person; or (b) the right to appoint, directly or indirectly, a majority of the board of directors or equivalent governing body of such Person; or (c) the right to control, directly or indirectly, the management or direction of such Person by means of Contract, corporate governance document or a similar instrument; or (d) in the case of a partnership, the holding of the position of sole general partner.

“Convey” has the meaning set forth in Section 1.2. Variants of this term such as “Conveyance” will have correlative meanings.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Direct Claims” has the meaning set forth in Section 4.5(a).

“Dispute” has the meaning set forth in Section 6.3.

“Dispute Escalation Notice” has the meaning set forth in Section 6.1.

“Distribution” has the meaning set forth the recitals.

“Distribution Date” means, as applicable (i) in the event that Parent elects to effect the Distribution in the form of a One-Step Spin-Off, the date selected by the Board of Directors of Parent or its designee for the distribution of Folgers Common Stock to Parent shareholders in connection with the One-Step Spin-Off and (ii) in the event that Parent elects to effect the Distribution in the form of an Exchange Offer, the date of the initial transfer of Folgers Common Stock to Parent shareholders in connection with the Exchange Offer, in accordance with the terms and conditions of the Exchange Offer as determined by Parent in its sole discretion and disclosed in the Folgers Form 10/S-4.

“Effective Time” has the meaning given to such term in the Transaction Agreement.

“Environmental Conditions” means the presence in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Materials at a level which exceeds any applicable standard or threshold under any Environmental Law or otherwise requires investigation or remediation (including investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws.

“Environmental Laws” means all Laws of any Governmental Authority that relate to the protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) including Laws or any other binding legal obligation in effect now or in the future relating to the release of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a release of Hazardous Materials.

“Exchange Offer” has the meaning set forth in the recitals.

“Excluded Assets” has the meaning set forth in Section 1.6(b).

“Excluded IP Assets” means the Intellectual Property listed on Schedule 1.6(b)(ii), and any other Intellectual Property in or to which the Parent Group has any right, title or interest that is not listed on Schedule 1.6(a)(vii).

“Excluded Liabilities” has the meaning set forth in Section 1.7(b).

“FCC” means The Folger Coffee Company, an Ohio corporation.

“Final Closing Adjustment Statement” has the meaning set forth in Section 1.12(e).

“Final Determination” has the meaning set forth in the Tax Matters Agreement.

“Folgers” has the meaning set forth in the preamble.

“Folgers Assets” has the meaning set forth in Section 1.6(a).

“Folgers Balance Sheet” has the meaning set forth in Section 1.6(a)(ix).

“Folgers Books and Records” has the meaning set forth in Section 1.6(a)(viii).

“Folgers Business” means the Coffee Business and also, with respect to events that take place after the Business Transfer Time, the Coffee Business as it is operated by the Folgers Group after the Business Transfer Time, including any new activities, expansions, or other modifications made by the Folgers Group in the types and scope of activities conducted in the Coffee Business relative to the types and scope of activities conducted at (i) the Business Transfer Time in the Coffee Division of the “Snacks, Beverages and Pet Care” segment of Parent’s “Health and Well-Being” Global Business Unit and (ii) the enterprises of the Procter & Gamble professional services business unit of Parent that are exclusively related to the sourcing, producing, marketing, selling, distributing, and development of coffee- and tea-related products and services.

“Folgers Common Stock” has the meaning set forth in the recitals.

“Folgers Contracts” means the following Contracts to which Parent, Folgers or any member of their respective Groups is a Party or by which it or any of its Assets is bound, except for any such Contract that is explicitly retained by Parent or any member of the Parent Group pursuant to any provision of this Agreement or any Ancillary Agreement: (i) any Contract identified on Schedule 1.6(a)(v), and (ii) any other Contract that is exclusively related to the Coffee Business.

“Folgers Credit Facility” has the meaning set forth in Section 1.1(b).

“Folgers Credit Facility Commitment” has the meaning set forth Section 5.8(a).

“Folgers Entities” has the meaning set forth in Section 1.6(a)(iv).

“Folgers Entity Interests” has the meaning set forth in Section 1.6(a)(iv).

“Folgers Facilities” has the meaning set forth in Section 1.6(a)(iii).

“Folgers Financing” has the meaning set forth Section 5.8(a).

“Folgers Governmental Approvals” has the meaning set forth in Section 1.6(a)(vi).

“Folgers Group” means Folgers and each of its Subsidiaries. Each of the Folgers Entities will be deemed to be members of the Folgers Group as of the Business Transfer Time.

“Folgers Indemnitees” means Folgers, each member of the Folgers Group, RMT Partner (from and after the Effective Time), and each of their respective successors and assigns, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Folgers Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“Folgers Information” has the meaning set forth in Section 5.3(b).

“Folgers Inventory” has the meaning set forth in Section 1.6(a)(ii).

“Folgers Liabilities” has the meaning set forth in Section 1.7(a).

“Folgers Form 10/S-4” has the meaning given to such term in the Transaction Agreement.

“Folgers Stock Issuance” has the meaning set forth in Section 1.1(a)(i).

“Folgers Transfer” has the meaning set forth in the recitals.

“Folgers Transfer Documents” has the meaning set forth in Section 2.4.

“Governmental Approvals” means any notices, reports or other filings to be made, or any Consents, registrations, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Group” means the Parent Group, the RMT Partner Group or the Folgers Group, as the context requires.

“Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, hazardous substances, petroleum and petroleum products or any fraction thereof, including such substances referred to by such terms as defined in any Environmental Laws.

“Headquarters Lease Agreement” has the meaning set forth in Section 2.2(a)(vii).

“Indemnifying Party” means any Party which may be obligated to provide indemnification to an Indemnitee pursuant to Article IV hereof or any other section of this Agreement or any Transaction Agreement.

“Indemnitee” means any Person which may be entitled to indemnification from an Indemnifying Party pursuant to Article IV hereof or any other section of this Agreement or any Transaction Agreement.

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

“Insurance Matters Agreement” has the meaning set forth in Section 2.2(a)(iii). From and after the Business Transfer Time, the Insurance Matters Agreement will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“Insurance Proceeds” means those monies: (i) received by an insured from an insurance carrier; or (ii) paid by an insurance carrier on behalf of the insured.

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (i) inventions and discoveries (whether or not patentable or reduced to practice), patents, patent applications, invention disclosures, and statutory invention registrations, including reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof (collectively, “Patents”), (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith (collectively, “Trademarks”), (iii) published and unpublished works of authorship, whether copyrightable or not (including computer software), copyrights therein and thereto, registrations, applications, renewals and extensions therefor, industrial designs, mask works, and any and all rights associated therewith (collectively, “Copyrights”), (iv) trade secrets and all other confidential or proprietary Information (including know-how) and invention rights, and all rights to limit the use or disclosure thereof (collectively, “Know How”), (v) rights of privacy and publicity, and (vi) any and all other proprietary rights, and (vii) any and all other intellectual property under the Laws of any country throughout the world.

“Intellectual Property Matters Agreement(s)” has the meaning set forth in Section 2.2(a)(iv). From and after the Business Transfer Time, the Intellectual Property Matters Agreement(s) will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“Intercompany Accounts” has the meaning set forth in Section 1.8(c).

“Know How” has the meaning set forth in the definition of “Intellectual Property.”

“Laws” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Litigation Conditions” has the meaning set forth in Section 4.5(b)(ii).

“Losses” means liabilities, damages, penalties, judgments, assessments, losses, costs and expenses in any case, whether arising under strict liability or otherwise (including reasonable attorneys’ fees); provided, however, that (i) with respect to Direct Claims, “Losses” will not include attorneys’ fees or other arbitration or litigation expenses (including without limitation experts’ fees and administrative costs) incurred in connection with the prosecution of such Direct Claim under the provisions set forth in Article IV or Article VI and (ii) “Losses” will not include any punitive, exemplary, special, consequential or similar damages or any diminution in value or indirect damages (including lost profits, revenues or opportunities), in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

“MCC” means Millstone Coffee, Inc., a Washington corporation.

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Non-Folgers Business” means all businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted prior to the Business Transfer Time by Parent, the Parent Subsidiaries, Folgers and the Folgers Subsidiaries, in each case that are not included in the Coffee Business.

“One-Step Spin-Off” has the meaning set forth the recitals.

“One-Year Period” has the meaning set forth in Section 5.8(a).

“Orders” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Other RMT Agreements” has the meaning set forth in the Transaction Agreement.

“Parent” has the meaning set forth in the preamble.

“Parent Cash Distribution” has the meaning set forth in the recitals.

“Parent Common Stock” has the meaning set forth in the recitals.

“Parent Group” means Parent and each of its Subsidiaries, but excluding any member of the Folgers Group.

“Parent Indemnitees” means Parent, each member of the Parent Group, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such).

“Parent Transfer Documents” has the meaning set forth in Section 2.3.

“Parties” means Parent, RMT Partner, and Folgers and, for purposes of the obligations in Section 4.2, the Folgers Entities.

“Past Facilities” means any real properties owned, leased or operated prior to the Business Transfer Time by a Folgers Entity (or any predecessor entity).

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Privileged Information” has the meaning set forth in Section 5.3(a).

“Privileges” has the meaning set forth in Section 5.3(a).

“Real Property Interests” means all interests in real property of whatever nature, including easements, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.

“Recapitalization” has the meaning set forth in Section 1.1(b).

“Record Date” means, with respect to a One-Step Spin-Off or a Clean-Up Spin-Off, the close of business on the date to be determined by Parent’s Board of Directors as the record date for determining stockholders of Parent entitled to receive shares of Folgers Common Stock in such spin-off.

“Record Holders” mean the holders of record of Parent Common Stock as of the close of business on the Record Date.

“Refinancing” has the meaning set forth in Section 5.8(a).

“Representatives” has the meaning given to such term in the Transaction Agreement.

“Restricted Activities” has the meaning given to such term in the SD Acquisition Company Restrictive Covenant.

“RMT Partner” has the meaning set forth in the preamble.

“RMT Partner Group” means RMT Partner and each of its Subsidiaries, including after the Effective Time, the Folgers Group.

“RMT Partner Objection” has the meaning set forth in Section 1.12(c).

“SD Acquisition Company Restrictive Covenant” means that certain Restrictive Covenant, by and between Parent and SD Acquisition Company, a Delaware corporation, dated August 1, 2004.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance and other restrictions or limitations on use of real or personal property of any nature whatsoever.

“Shared Information” means (i) all Information provided by any member of the Folgers Group to a member of the Parent Group prior to the Business Transfer Time, and (ii) any Information in the possession or under the control of such respective Group that relates to the operation of the Coffee Business prior to the Business Transfer Time and that the requesting Party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (C) subject to the foregoing clause (B) above, to comply with its obligations under this Agreement or any Transaction Agreement, or (D) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Parent or Folgers, as the case may be.

“Shortfall Amount” has the meaning given to such term in the Transaction Agreement.

“Subsidiary” of any Person means another Person (other than a natural Person), an aggregate amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of the Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Target Folgers A/P Amount” has the meaning set forth in Section 1.12(a).

“Target Folgers Inventory Amount” has the meaning set forth in Section 1.12(a).

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” has the meaning set forth in Section 2.2(a)(i). From and after the Business Transfer Time, the Tax Matters Agreement will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Third-Party Claim” has the meaning set forth in Section 4.5(b)(i).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Agreement” has the meaning set forth in the recitals of the Agreement.

“Transactions” has the meaning set forth in the Tax Matters Agreement.

“Transfer Documents” has the meaning set forth in Section 2.4.

“TSA” has the meaning set forth in Section 2.2(a)(ii). From and after the Business Transfer Time, the TSA will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“Warehousing Agreement” has the meaning set forth in Section 5.11. From and after the Business Transfer Time, the Warehousing Agreement will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“Winton Hill Asset” means any tangible Asset that is located at (or in transit to) the Winton Hill facility.

“Winton Hill Schedule” has the meaning set forth in Section 5.10.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Separation Agreement to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

THE PROCTER & GAMBLE COMPANY

By:	/s/ Joseph A. Stegbauer
Name: Joseph A. Stegbauer Title: Attorney-in-fact

THE FOLGERS COFFEE COMPANY

By:	/s/ Joseph A. Stegbauer
Name: Joseph A. Stegbauer Title: Attorney-in-fact

THE J.M. SMUCKER COMPANY

By:	/s/ Timothy P. Smucker
Name: Timothy P. Smucker Title: Chairman and Co-CEO

Solely for purposes of the provisions set forth in Article IV:

THE FOLGERS COFFEE DISTRIBUTING COMPANY

By:	/s/ Joseph A. Stegbauer
Name: Joseph A. Stegbauer Title: Attorney-in-fact

THE FOLGERS COFFEE COMPANY

By:	/s/ Joseph A. Stegbauer
Name: Joseph A. Stegbauer Title: Attorney-in-fact

MILLSTONE COFFEE, INC.

By:	/s/ Joseph A. Stegbauer
Name: Joseph A. Stegbauer Title: Attorney-in-fact

ANNEX C

June 2, 2008

The Board of Directors

The J.M. Smucker Company

Strawberry Lane

Orrville, Ohio 44667

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to The J.M. Smucker Company (“RMT Partner”) of the Exchange Ratio (as defined below) provided for in a Transaction Agreement (the “Transaction Agreement”) by and among RMT Partner, Moon Merger Sub, Inc., a wholly-owned subsidiary of RMT Partner (“Merger Sub”), The Procter & Gamble Company (“Parent”), and The Folgers Coffee Company, a wholly owned subsidiary of Parent (“Folgers”). As more fully described in the Transaction Agreement, Merger Sub will be merged with and into Folgers (the “Merger”), following which Folgers will be a wholly owned subsidiary of RMT Partner. Pursuant to the Merger, each share of Folgers common stock, par value $0.01 per share (“Folgers Common Stock”), outstanding immediately following the Merger shall be converted into the right to receive one share of RMT Partner common stock, without par value (“RMT Partner Common Stock”). The Transaction Agreement also contemplates that pursuant to that a certain Separation Agreement (the “Separation Agreement”), among Parent, Folgers and RMT Partner, among other things, (a) prior to the consummation of the Merger, certain assets and liabilities of Parent that relate to the Coffee Business (as defined in the Separation Agreement, the “Coffee Business”) will be assigned, transferred, conveyed and delivered to Folgers (the “Folgers Transfer”) in exchange for (i) Parent’s receipt of a number of shares of Folgers Common Stock equal to the product obtained by multiplying 1.1524 (the “Exchange Ratio”) by the number of shares of RMT Partner Common Stock outstanding on a Fully Diluted Basis on the Estimation Date (as each such term is defined in the Transaction Agreement), and (ii) a cash dividend in the amount of $350,000,000 payable to Parent (the “Parent Dividend”), (b) following the Folgers Transfer and the payment of the Parent Dividend, Parent will distribute all of the outstanding shares of Folgers Common Stock by way of an offer to exchange (a “Split-Off”) for shares of Parent common stock, without par value (“Parent Common Stock”), or a pro rata distribution to the holders of Parent Common Stock (a “Spin-Off”), or a combination of a Split-Off and a Spin-Off (whether through a Split-Off, a Spin-Off or a combination thereof, the “Distribution”). RMT Partner contemplates paying a special cash dividend in the amount of $5.00 per share of RMT Partner Common Stock, payable immediately prior to the consummation of the Merger (the “RMT Partner Dividend”). The Folgers Transfer, the Parent Dividend, the RMT Partner Dividend and the Distribution, the related financings, debt incurrences and other transactions contemplated by the Transaction Agreement or the Separation Agreement, are collectively referred to herein as the “Related Transactions,” and the Merger and the Related Transactions are collectively referred to herein as the “Transaction.” The terms and conditions of the Transaction are more fully set forth in the Transaction Agreement and the Separation Agreement.

In connection with our review of the proposed Transaction and the preparation of our opinion herein, we have examined: (a) drafts, dated June 1, 2008, of the Transaction Agreement and the Separation Agreement (the “Draft Transaction Agreement” and the “Draft Separation Agreement” respectively); (b) certain audited historical financial statements of RMT Partner for the three years ended April 30, 2007; (c) the unaudited financial statements of RMT Partner for the nine months ended January 31, 2008; (d) certain draft audited historical financial statement information of RMT Partner for the year ended April 30, 2008; (e) certain audited historical financial statements of the Coffee Business for the three years ended June 30, 2007; (f) the unaudited financial statements of the Coffee Business for the six months ended December 31, 2007; (g) certain draft unaudited financial statement information of the Coffee Business for the nine months ended March 31, 2008; (h) certain internal business, operating and financial information and forecasts of RMT Partner (the “RMT Partner Forecasts”), prepared by the senior management of RMT Partner; (i) certain internal business, operating and financial information and forecasts with respect to the Coffee Business prepared by the senior management of the Coffee Business and furnished by Parent (the “Standalone Coffee Business Forecasts”); (j) an alternative version of the Standalone Coffee Business Forecasts incorporating certain adjustments thereto made by the senior management of RMT Partner (the “Adjusted Coffee Business Forecasts” and together with the RMT Partner Forecasts and the Standalone Coffee Business Forecasts, the “Forecasts”); (k) information regarding the strategic, financial and operational benefits anticipated from the Transaction prepared by the senior management of RMT Partner; (l) the pro forma impact of the Transaction on the earnings per share of RMT Partner based on certain pro forma financial information prepared by the senior management of RMT Partner and Parent respectively; (m) information regarding the amount and timing of cost savings and related expenses and synergies which senior management of RMT Partner expects will result from the Merger (the “Expected Synergies”); (n) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (o) the financial position and operating results of RMT Partner and the Coffee Business compared with those of certain other publicly traded companies we deemed relevant; (p) current and historical market prices and trading volumes of the RMT Partner Common Stock; and (q) certain other publicly available information relating to RMT Partner, Parent and the Coffee Business. We have also held discussions with members of the senior management of each of RMT Partner and Parent to discuss certain of the foregoing, held discussions with the management of RMT Partner regarding its assessments as to the Coffee Business’ existing and future relationships, agreements and arrangements with, and RMT Partner’s ability to retain, key customers, suppliers and licensing partners of the Coffee Business and have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion, including, without limitation, the Forecasts. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of RMT Partner, Folgers or the Coffee Business before or after giving effect to the Transaction, nor have we made any physical inspection of the properties or assets of RMT Partner, Folgers or the Coffee Business. As you are aware, in accordance with the requirements of Parent, we did not have access to, and did not meet with, the management of the Coffee Business. Accordingly, with your consent, we have relied upon the accuracy and completeness of the financial and other information regarding the Coffee Business provided to us by the senior management of Parent. We have been advised by the senior management of RMT Partner and Parent that the Forecasts and by the senior management of RMT Partner that the Expected Synergies, each as examined by us, have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of RMT Partner and Parent, as the case may be, as to the future financial performance of RMT Partner and the Coffee Business and the strategic implications and operational benefits anticipated as a result of the Transaction. In that regard, we have assumed, with your consent, (i) that the Forecasts will be achieved and the Expected Synergies will be realized in the amounts and at the times contemplated thereby; and (ii) that all material assets and liabilities (contingent or otherwise) of RMT Partner, Folgers and the Coffee Business are as set forth in RMT Partner’s financial statements or other information made available to us regarding RMT Partner, Folgers or the Coffee Business, as applicable. In addition, we also have relied, with your consent, upon the assessments of the management of RMT Partner as to the Coffee Business’ existing and future relationships, agreements and arrangements with, and RMT Partner’s ability to retain, key customers, suppliers and licensing partners of the Coffee Business and, have assumed, with your consent, that the Transaction will not adversely impact the Coffee Business’ relationships, agreements or arrangements with any such parties. We express no opinion with respect to the Forecasts or Expected Synergies or the estimates and judgments on which they are based. We express no opinion as to any terms or other aspects of the Merger (other than the Exchange Ratio to the extent expressly specified herein) or the Related Transactions, including, without limitation, the form or structure of the Transaction, or accounting consequences thereof or any aspects of the RMT Partner Dividend. We did not consider and express no opinion as to the amount or nature of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the compensation to any other party. We were not asked to consider, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for RMT Partner or the effect of any other transaction in which RMT Partner might engage. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have further assumed, with your consent, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Distribution will be tax-free to Parent and its shareholders pursuant to Sections 361 and 355 of the Code. We have not independently verified that such tax treatment will be available in respect of the Transaction, and we express no view with respect to the tax treatment or consequences that will be required to be applied to or result from the Transaction. In addition, we have assumed, with your consent, that following the consummation of the Transaction, no indemnification payments, with respect to any taxes or otherwise, will be required to be made by RMT Partner pursuant to the Transaction Agreement or the Separation Agreement. We also have assumed, with your consent, that RMT Partner has the requisite authority under state and federal laws as well as its corporate charter to declare and pay the RMT Partner Dividend and that the RMT Partner Dividend will be properly paid immediately prior to the consummation of the Merger in accordance with Section 5.02(c)(ii) of the Draft Transaction Agreement. We have relied as to all legal and tax matters on advice of counsel to RMT Partner, and have assumed that the Transaction will be consummated on the terms described in the Transaction Agreement and the Separation Agreement, without any waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation restriction or condition will be imposed that would have an adverse effect on the Coffee Business, Folgers, RMT Partner or the contemplated benefits of the Transaction. We have also assumed that the executed forms of the Transaction Agreement and the Separation Agreement will be in substantially the same form as the Draft Transaction Agreement and the Draft Separation Agreement, respectively, reviewed by us. We were not requested to, nor did we, seek alternative participants for the proposed Merger.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of RMT Partner or Parent for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. In 2007, we served as financial advisor to RMT Partner in connection with a potential acquisition by RMT Partner. Also in 2007, we provided RMT Partner with debt advisory and placement services provided in connection with RMT Partner’s acquisition of Eagle Family Foods. In addition, we provide equity research coverage on RMT Partner. We have acted as the investment banker to RMT Partner in connection with the Transaction and will receive a fee from RMT Partner for our services, a portion of which was paid upon our engagement as a retainer, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, RMT Partner has agreed to indemnify us against certain liabilities arising out of our engagement.

We are expressing no opinion herein as to the price at which the RMT Partner Common Stock will trade at any future time or as to the effect of the Transaction on the trading price of the RMT Partner Common Stock. Such trading price may be affected by a number of factors, including but not limited to (i) dispositions of RMT Partner Common Stock by RMT Partner shareholders within a short period of time after the effective date of the Merger, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of RMT Partner or of the Coffee Business or in the markets they serve, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Transaction on terms and conditions that are acceptable to all parties at interest.

Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of RMT Partner in connection with its consideration of the Transaction. Our opinion is limited to the fairness, from a financial point of view, to RMT Partner of the Exchange Ratio, and no opinion or view is expressed with respect to any consideration received by or paid to the holders of any class of securities, creditors or other constituencies of any party to the Transaction in connection therewith. We do not address the merits of the underlying decision by RMT Partner to engage in the Transaction and this opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to matters concerning the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to RMT Partner shareholders by RMT Partner with respect to matters concerning the Merger. This opinion has been reviewed and approved by our Fairness Opinion Committee.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to RMT Partner.

Very truly yours, /s/ William Blair & Company, L.L.C.
WILLIAM BLAIR & COMPANY, L.L.C.

ANNEX D

June 2, 2008

The Board of Directors

The J.M. Smucker Company

Strawberry Lane

Orrville, Ohio 44667

Members of the Board of Directors:

We understand that The J.M. Smucker Company (“Smucker”) proposes to enter into a Transaction Agreement (the “Transaction Agreement”), among Smucker, Moon Merger Sub, Inc., a wholly owned subsidiary of Smucker (“Merger Sub”), The Procter & Gamble Company (“Procter & Gamble”), and The Folgers Coffee Company, a wholly owned subsidiary of Procter & Gamble (“Folgers”). As more fully described in the Transaction Agreement, Merger Sub will be merged with and into Folgers (the “Merger”), following which Folgers will be a wholly owned subsidiary of Smucker. Pursuant to the Merger, each share of Folgers common stock, par value $0.01 per share (“Folgers Common Stock”), outstanding immediately following the Merger shall be converted into the right to receive one share of Smucker common stock, without par value (“Smucker Common Stock”). The Transaction Agreement also contemplates that pursuant to a certain Separation Agreement (the “Separation Agreement”), among Procter & Gamble, Folgers and Smucker, among other things, (a) prior to the consummation of the Merger, certain assets and liabilities of Procter & Gamble that relate to the Coffee Business (as defined in the Separation Agreement, the “Coffee Business”) will be assigned, transferred, conveyed and delivered to Folgers (the “Folgers Transfer”) in exchange for (i) Procter & Gamble’s receipt of a number of shares of Folgers Common Stock, equal to the product obtained by multiplying 1.1524 (the “Exchange Ratio”) by the number of shares of Smucker Common Stock outstanding on a Fully Diluted Basis on the Estimation Date (as each such term is defined in the Transaction Agreement), and (ii) a cash dividend in the aggregate amount of $350 million payable to Procter & Gamble (the “Procter & Gamble Dividend”), (b) following the Folgers Transfer and the payment of the Procter & Gamble Dividend, Procter & Gamble will distribute all of the outstanding shares of Folgers Common Stock by way of an offer to exchange (a “Split-Off”) for shares of Procter & Gamble common stock, without par value (“Procter & Gamble Common Stock”), or a pro rata distribution to the holders of Procter & Gamble Common Stock (a “Spin-Off”), or a combination of a Split-Off and a Spin-Off (whether through a Split-Off, a Spin-Off or a combination thereof, the “Distribution”). Representatives of Smucker also have advised us that Smucker contemplates paying a special cash dividend in the amount of $5.00 per share of Smucker Common Stock, payable immediately prior to the consummation of the Merger (the “Smucker Dividend”). The Folgers Transfer, the Procter & Gamble Dividend, the Smucker Dividend, the Distribution, the related financings, debt incurrences and other transactions contemplated by the Transaction Agreement and the Separation Agreement are collectively referred to herein as the “Related Transactions,” and the Merger and the Related Transactions are collectively referred to herein as the “Transaction.” The terms and conditions of the Transaction are more fully set forth in the Transaction Agreement and the Separation Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to Smucker of the Exchange Ratio provided for in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Smucker and the Coffee Business;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Coffee Business furnished to or discussed with us by the management of Procter & Gamble, including certain financial forecasts relating to the Coffee Business provided to us by the management of Procter & Gamble (such forecasts, the “Folgers Forecasts”);

The Board of Directors

The J.M. Smucker Company

June 2, 2008

(iii)	reviewed an alternative version of the Folgers Forecasts incorporating certain adjustments thereto made by the management of Smucker (the “Adjusted Folgers Forecasts”), and discussed with the management of Smucker its assessments as to the relative likelihood of achieving the future financial results reflected in the Folgers Forecasts and the Adjusted Folgers Forecasts;

(iv)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Smucker furnished to or discussed with us by the management of Smucker, including certain financial forecasts relating to Smucker prepared by the management of Smucker (such forecasts, the “Smucker Forecasts”);

(v)	reviewed estimates as to the amount and timing of certain cost savings (collectively, the “Synergies”) as well as the cost to achieve the Synergies anticipated by the management of Smucker to result from the Merger;

(vi)	discussed the past and current business, operations, financial condition and prospects of the Coffee Business with members of senior management of Procter & Gamble and Smucker, and discussed the past and current business, operations, financial condition and prospects of Smucker with members of senior management of Smucker;

(vii)	discussed with the management of Smucker its assessments as to the Coffee Business’ existing and future relationships, agreements and arrangements with, and Smucker’s ability to retain, key customers, suppliers and licensing partners of the Coffee Business;

(viii)	reviewed the potential pro forma financial impact of the Transaction on the future financial performance of Smucker, including the potential effect on Smucker’s estimated earnings per share;

(ix)	reviewed the trading history for Smucker Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(x)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(xi)	reviewed the relative financial contributions of Smucker and Folgers to the future financial performance of the combined company on a pro forma basis;

(xii)	reviewed a draft, dated June 1, 2008, of the Transaction Agreement (the “Draft Transaction Agreement”) and a draft, dated June 1, 2008, of the Separation Agreement (the “Draft Separation Agreement”); and

(xiii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Smucker and Procter & Gamble that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. As you are aware, in accordance with the requirements of Procter & Gamble, we did not have access to, and did not meet with, the management of the Coffee Business. Accordingly, at Smucker’s direction, we have relied upon the accuracy and completeness of financial and other information regarding the Coffee Business provided to or discussed with us by the management of Procter & Gamble. With respect to the Folgers Forecasts, we have been advised by Procter & Gamble, and have assumed, with Smucker’s consent, that such forecasts have been reasonably prepared on

The Board of Directors

The J.M. Smucker Company

June 2, 2008

bases reflecting the best currently available estimates and good faith judgments of the management of Procter & Gamble as to the future financial performance of the Coffee Business. With respect to the Adjusted Folgers Forecasts, the Smucker Forecasts and the Synergies, we have assumed, at the direction of Smucker, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Smucker as to the future financial performance of Smucker and the Coffee Business and the other matters covered thereby and, based on the assessments of the management of Smucker, as to the relative likelihood of achieving the future financial results reflected in the Folgers Forecasts and the Adjusted Folgers Forecasts, we have relied, at Smucker’s direction, on the Folgers Forecasts for the period covering the Coffee Business’ fiscal year ending June 30, 2008 and on the Adjusted Folgers Forecasts for the remainder of the forecasted period. We also have relied, at Smucker’s direction, on the assessment of the management of Smucker as to Smucker’s ability to achieve the Synergies in the amounts and at the times projected. In addition, we also have relied, at the direction of Smucker, upon the assessments of the management of Smucker as to the Coffee Business’ existing and future relationships, agreements and arrangements with, and Smucker’s ability to retain, key customers, suppliers and licensing partners of the Coffee Business and, have assumed, at the direction of Smucker, that the Transaction will not adversely impact the Coffee Business’ relationships, agreements or arrangements with any such parties. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Smucker, Folgers or the Coffee Business, nor have we made any physical inspection of the properties or assets of Smucker, Folgers or the Coffee Business. We have assumed, at Smucker’s direction, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Distribution will be tax-free to Procter & Gamble and its shareholders pursuant to Sections 361 and 355 of the Code. We also have assumed, at Smucker’s direction, that Smucker has the requisite authority under state and federal laws as well as it corporate charter to declare and pay the Smucker Dividend and that the Smucker Dividend will be properly paid immediately prior to the consummation of the Merger in accordance with Section 5.02(c)(ii) of the Draft Transaction Agreement. We have not evaluated the solvency of Procter & Gamble, Folgers or Smucker under any state or federal laws relating to bankruptcy, insolvency or similar matters before or after giving effect to the Transaction. We have also assumed, at Smucker’s direction, that the final executed Transaction Agreement and the final executed Separation Agreement will not differ in any material respect from the Draft Transaction Agreement and Draft Separation Agreement, respectively, reviewed by us. We have assumed, at Smucker’s direction, that the Transaction will be consummated as provided in the Draft Transaction Agreement and the Draft Separation Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction (including, without limitation, the consent of key licensors and suppliers), no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Coffee Business, Folgers, Smucker or the contemplated benefits of the Transaction.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Exchange Ratio to the extent expressly specified herein) or the Related Transactions, including, without limitation, the form or structure of the Transaction, tax or accounting aspects thereof or any aspects of the Smucker Dividend. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Smucker. Our opinion is limited to the fairness, from a financial point of view, to Smucker of the Exchange Ratio provided for in the Merger and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party to the Transaction. In addition, no opinion or view is expressed with respect to the fairness of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such

The Board of Directors

The J.M. Smucker Company

June 2, 2008

persons, relative to the compensation to any other party. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to Smucker or in which Smucker might engage or as to the underlying business decision of Smucker to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of Smucker Common Stock actually will be when issued or the prices at which Smucker Common Stock will trade at any time. In addition, we express no opinion or recommendation as to how any shareholder should vote or act in connection with the Transaction.

We have acted as a financial advisor to Smucker in connection with the Transaction and will receive a fee for our services, a portion of which was paid upon our engagement as a retainer, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, we and certain of our affiliates are participating in a portion of the financing for the Related Transactions, for which services we and our affiliates will receive compensation, including acting as joint lead arranger, joint book manager and syndication agent for, and lender under, the term loan facility for Folgers that will be used to finance the payment of the Procter & Gamble Dividend. In addition, Smucker has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities trading and brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of corporations and individuals. In the ordinary course of our businesses, we and our affiliates may actively trade the debt, equity or other securities or financial instruments (including bank loans or other obligations) of Smucker, Procter & Gamble, Folgers and certain of their respective affiliates for our own account or for the accounts of customers, and accordingly, we or our affiliates at any time may hold long or short positions in such securities or financial instruments.

We and our affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Smucker and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as lender under certain credit and leasing facilities for Smucker and certain of its affiliates. In addition, Banc of America Specialist Inc., an affiliate of ours, acts as a specialist for Smucker Common Stock on the New York Stock Exchange.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Procter & Gamble and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including having (i) acted as or acting as co-manager for certain debt offerings and lender under certain credit facilities for Procter & Gamble and certain of its affiliates and (ii) provided or providing certain commodity, derivatives and foreign exchange trading and cash management services to Procter & Gamble and certain of its affiliates.

It is understood that this letter is for the benefit and use of the Board of Directors of Smucker in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Fairness Opinion Review Committee.

The Board of Directors

The J.M. Smucker Company

June 2, 2008

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Smucker.

Very truly yours,

BANC OF AMERICA SECURITIES LLC

ANNEX E

SECTIONS 1701.84 AND 1701.85 OF THE OHIO REVISED CODE

§ 1701.84. Persons entitled to relief as dissenting shareholders.

The following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(A) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781 [1701.78.1], 1701.79, 1701.791 [1701.79.1], or 1701.801 [1701.80.1] of the Revised Code;

(B) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 [1701.78.1] of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

(C) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

(D) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

(E) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 [1701.80.1] of the Revised Code;

(F) Shareholders of a domestic corporation that is being converted pursuant to section 1701.792 [1701.79.2] of the Revised Code.

§ 1701.85. Dissenting shareholder’s demand for fair cash value of shares.

(A)  (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(5) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D) (1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a)	The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b)	The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c)	The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d)	The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

ANNEX F

AMENDED

ARTICLES OF INCORPORATION

OF

THE J. M. SMUCKER COMPANY

FIRST. The name of the Company is The J. M. Smucker Company.

SECOND. The place in Ohio where its principal office is located is the City of Orrville, in Wayne County.

THIRD. The purpose or purposes of the Company are:

(a) To manufacture, preserve, can, pack, purchase, sell, import, export, store, hold, use, distribute, transport; and deal in and with food products, food by-products, and containers therefor;

(b) To manufacture, to purchase, lease, or otherwise acquire, to hold and use, to sell, lease, or otherwise dispose of, and to deal in or with personal property of any description and any interest therein;

(c) To purchase, lease, or otherwise acquire, to invest in, hold, use, and encumber, to sell, lease, exchange, transfer, or otherwise dispose of, and to construct, develop, improve, equip, maintain, and operate structures and real property of any description and any interest therein;

(d) To borrow money, to issue, sell, and pledge its notes, bonds, and other evidences of indebtedness, to secure any of its obligations by mortgage, pledge, or deed of trust of all or any of its property, and to guarantee and secure obligations of any person, all to the extent necessary, useful, or conducive to carrying out any of the purposes of the Company;

(e) To invest its funds in any shares or other securities of another corporation, business, or undertaking or of a government, governmental authority, or governmental subdivision; and

(f) To do whatever is deemed necessary, useful, or conducive to carrying out any of the purposes of the Company and to exercise all other authority enjoyed by corporations generally by virtue of the provisions of Chapter 1701 of the Ohio Revised Code.

FOURTH. The authorized number of shares of the Company is 156,000,000 consisting of 6,000,000 serial preferred shares without par value (“Serial Preferred Shares”) and 150,000,000 common shares without par value (“Common Shares”). This Article Fourth may be amended by the Board of Directors without shareholder approval as permitted by Chapter 1701 of the Ohio Revised Code; as it may be amended from time to time.

DIVISION I

Express Terms of Serial Preferred Shares

The Serial Preferred Shares may be issued front time to time in series. Each Serial Preferred Share of any one series shall be identical with each other share of the same series in all respects, except as to the date from which dividends thereon shall be cumulative; and all Serial Preferred Shares of all series shall rank equally and shall be identical, except that there may be variations in respect of the dividend rate, the dates of payment of dividends and the dates from which they are cumulative, redemption rights and price, sinking fund requirements, conversion rights, liquidation price, and restrictions on the issuance of shares of the same series or of any other class or series. Subject to the requirement that all Serial Preferred Shares shall be identical in respect of voting rights and rights of alteration of express terms, the Board of Directors, without any further action by the shareholders, may, at any time and from time to time, adopt an amendment or amendments to these Amended Articles of Incorporation, or adopt further Amended Articles of Incorporation, in respect of any Serial Preferred Shares that constitute unissued or treasury shares at the time of such adoption for the purpose of dividing any or

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all of such Serial Preferred Shares into such series as the Board of Directors shall determine and fix the express terms of any such series of Serial Preferred Shares, which may include statements specifying:

(a) Dividend rights, which may be cumulative or non-cumulative, at a specified rate, amount, or proportion, with or without further participation rights, and in preference to, junior to, or on a parity in whole or in part with dividend rights of shares of any other class or series;

(b) Redemption rights and price;

(c) Sinking fund requirements, which may require the Company to provide a sinking fund out of earnings or otherwise for the purchase or redemption of such shares or for dividends thereon;

(d) Voting rights, which may be full, limited or denied, except as otherwise required by law;

(e) Conversion rights;

(f) Liquidation rights, preferences, and price; and

(g) Restrictions on the issuance of shares of any class or series of the Company.

DIVISION I-A

SERIES A JUNIOR PARTICIPATING PREFERRED SHARES

SECTION 1. There is established hereby a series of Serial Preferred Shares that shall be designated Series A Junior Participating Preferred Shares (hereinafter sometimes called this “Series” or the “Series A Junior Participating Preferred Shares”) and that shall have the terms set forth in this Division I-A.

SECTION 2. The number of shares of this Series shall be 1,500,000.

SECTION 3. (a) The holders of record of Series A Junior Participating Preferred Shares shall be entitled to receive, when and as declared by the Directors in accordance with the terms hereof, out of funds legally available for the purpose, cumulative quarterly dividends payable in cash on the first day of March, June, September, and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Junior Participating Preferred Share or fraction of a Series A Junior Participating Preferred Share. Such quarterly dividend payments shall be in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 per share or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, plus 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in Common Shares, or a subdivision of the outstanding Common Shares (by reclassification or otherwise)), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series A Junior Participating Preferred Share or fraction of a Series A Junior Participating Preferred Share. In the event the Company shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Series A Junior Participating Preferred Shares were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

(b) Dividends shall begin to accrue and be cumulative on outstanding Series A Junior Participating Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Junior Participating Preferred Shares, unless (i) the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to

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accrue from the date of issue of such shares, or (ii) the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. No dividends shall be paid upon or declared and set apart for any Series A Junior Participating Preferred Shares for any dividend period unless at the same time a dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared and set apart for all Serial Preferred Shares of all series then outstanding and entitled to receive such dividend. The Directors may fix a record date for the determination of holders of Series A Junior Participating Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 40 days prior to the date fixed for the payment thereof.

SECTION 4. The Series A Junior Participating Preferred Shares are not redeemable.

SECTION 5. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (hereinafter referred to as a “Liquidation”), no distribution shall be made to the holders of shares ranking junior (either as to dividends or upon Liquidation) to the Series A Junior Participating Preferred Shares, unless, prior thereto, the holders of Series A Junior Participating Preferred Shares shall have received at least an amount per share equal to one hundred times the then applicable Purchase Price as defined in the Amended and Restated Rights Agreement, dated as of August 28, 2000, between the Company and Computershare Investor Services, LLC, successor to Harris Trust and Savings Bank, as the same may be from time to time amended in accordance with its terms (which Purchase Price is $90.00 as of August 28, 2000), subject to adjustment from time to time as provided in the Rights Agreement, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment; provided that the holders of Series A Junior Participating Preferred Shares shall be entitled to receive at least an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Shares (the “Series A Junior Participating Preferred Shares Liquidation Preference”).

(b) In the event, however, that the net assets of the Company are not sufficient to pay in full the amount of the Series A Junior Participating Preferred Shares Liquidation Preference and the liquidation preferences of all other series of Serial Preferred Shares, if any, which rank on a parity with the Series A Junior Participating Preferred Shares as to distribution of assets in Liquidation, all shares of this. Series and of such other series of Serial Preferred Shares shall share ratably in the distribution of assets (or proceeds thereof) in Liquidation in proportion to the full amounts to which they are respectively entitled.

(c) In the event the Company shall at any time declare or pay any dividend on the Common Shares payable in consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Series A Junior Participating Preferred Shares were entitled immediately prior to such event pursuant to the proviso set forth in paragraph (a) above, shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

(d) The merger or consolidation of the Company into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Company, shall not be deemed to be a Liquidation for the purpose of this Section 5.

SECTION 6. The Series A Junior Participating Preferred Shares shall not be convertible into Common Shares.

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DIVISION II

Express Terms of Common Shares

SECTION 1. Except as expressly set forth in Section 2 of this Division II, each outstanding Common Share shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders for their vote, consent, waiver, release, or other action, including any vote or consent for the election or removal of directors.

SECTION 2.(a) Notwithstanding Section 1 of this Division II, each outstanding Common Share shall entitle the holder thereof to ten votes on each of the following matters properly submitted to the shareholders to the extent such matters (x) are required under the Ohio Revised Code, any provisions of these Amended Articles of Incorporation or the Regulations of the Company or applicable stock exchange rules, to be submitted to the shareholders for their vote, consent, waiver or other action or (y) are submitted or presented to the shareholders for their vote, consent waiver or other action: (1) any matter that relates to or would result in the dissolution or liquidation of the Company, whether voluntary or involuntary, and whether pursuant to Section 1701.86 or 1701.91 of the Ohio Revised Code or otherwise, (2) the adoption of any amendment to these Amended Articles of Incorporation, or the Regulations of the Company, or the adoption of Amended Articles of Incorporation, other than the adoption of any amendment or Amended Articles of Incorporation that increases the number of votes to which holders of Common Shares are entitled or expand the matters to which this Section 2(a) applies, (3) any proposal or other action to be taken by the shareholders of the Company, whether or not proposed by the shareholders of the Company, and whether proposed by authority of the Board of Directors or otherwise, relating to the Amended and Restated Rights Agreement, dated as of August 28, 2000, as it may be amended from time to time pursuant to its terms, or any successor plan, (4) any matter relating to any stock option plan, stock purchase plan, executive compensation plan, executive benefit plan, or other similar plan, arrangement or agreement, (5) adoption of any agreement or plan of or for the merger, consolidation, or majority share acquisition of the Company or any subsidiary with or into any other person, whether domestic or foreign, corporate, or noncorporate, or the authorization of the lease, sale, exchange, transfer or other disposition of all, or substantially all, of the Company’s assets, (6) any matter submitted to the shareholders pursuant to Article Fifth or Article Seventh of these Amended Articles of Incorporation, as they may be further amended, or any issuance of shares of the Company for which shareholder approval is required by applicable stock exchange rules or (7) any matter relating to the issuance of shares of the Company, or the repurchase of shares of the Company that the Board of Directors determines is required or appropriate to be submitted to the shareholders under the Ohio Revised Code or applicable stock exchange rules, except that:

(i) no holder of Common Shares shall be entitled to exercise more than one vote on any such matter in respect of any Common Share with respect to which there has been a change in beneficial ownership following the Effective Time of the Merger (as such terms are defined in the Transaction Agreement, dated as of June 4, 2008, as it may be amended from time to time (the “Transaction Agreement”), by and among The Procter & Gamble Company, The Folgers Coffee Company, Moon Merger Sub, Inc. and the Company) and during the four years immediately preceding the date on which a determination is made of the shareholders who are entitled to take any such action; and

(ii) no holder shall be entitled to exercise more than one vote on any such matter in respect of any Common Share if the aggregate voting power such holder otherwise would be entitled to exercise as of the date of such a determination (disregarding the voting power of any Common Shares held by such holder on August 20, 1985 or acquired by such holder in a transaction not involving any change in beneficial ownership by reason of Section 2(c) of this Division II) would constitute one-fifth or more of the voting power of the Company and the holders of the Common Shares have not authorized the ownership of Common Shares by such person as and to the extent contemplated by Article Seventh hereof.

(b) A change in beneficial ownership of an outstanding Common Share shall be deemed to have occurred whenever a change occurs in any person or group of persons who, directly or indirectly, through any

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contract, arrangement, understanding, relationship or otherwise has or shares (1) voting power, which includes the power to vote, or to direct the voting of such Common Share, (2) investment power, which includes the power to direct the sale or other disposition of such Common Share, (3) the right to receive or retain the proceeds of any sale or other disposition of such Common Share, or (4) the right to receive any distributions, including cash dividends, in respect of such Common Share.

(A) In the absence of proof to the contrary provided in accordance with the procedures referred to in Section 2(d) of this Division II, a change in beneficial ownership shall be deemed to have occurred whenever a Common Share is transferred of record into the name of any other person.

(B) In the case of a Common Share held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, if it has not been established pursuant to the procedures referred to in Section 2(d) of this Division II that there has been no change in the person or persons who direct the exercise of the rights referred to in clauses (b)(1) through (b)(4) of Section 2 of this Division II with respect to such Common Share during the period of four years immediately preceding the date on which a determination is made of the shareholders who are entitled to take any action, then a change in beneficial ownership shall be deemed to have occurred during such period.

(C) In the case of a Common Share held of record in the name of any person as a trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act as in effect in any state, a change in beneficial ownership shall be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian or the minor for whom such custodian is acting or in such trustee, agent, guardian or custodian.

(D) In the case of Common Shares beneficially owned by a person or group of persons who, after acquiring directly or indirectly the beneficial ownership of five percent of the outstanding Common Shares, failed to notify the Company of such ownership, a change in beneficial ownership of such Common Shares shall be deemed to occur on each day while such failure continues.

(c) Notwithstanding anything in this Section 2 of this Division II to the contrary, no change in beneficial ownership shall be deemed to have occurred solely as a result of:

(1) any event that occurred prior to August 20, 1985 or pursuant to the terms of any contract (other than a contract for the purchase and sale of Common Shares contemplating prompt settlement), including contracts providing for options, rights of first refusal and similar arrangements in existence on such date to which any holder of Common Shares is a party;

(2) any transfer of any interest in a Common Share pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for. the purpose of circumventing this Article Fourth;

(3) any change in the beneficiary of any trust, or any distribution of a Common Share from trust, by reason of the birth, death, marriage or divorce of any natural person, the adoption of any natural person prior to age 18 or the passage of a given period of time or the attainment by any natural person of a specific age, or the creation or termination of any guardianship or custodial arrangement;

(4) any appointment of a successor trustee, agent, guardian or custodian with respect to a Common Share if neither such successor has nor its predecessor had the power to vote or to dispose of such Common Share without further instructions from others;

(5) any change in the person to whom dividends or other distributions in respect of a Common Share are to be paid pursuant to the issuance or modification of a revocable dividend payment order; or

(6) any issuance of a Common Share by the Company or any transfer by the Company of a Common Share held in treasury unless otherwise determined by the Board of Directors at the time of

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authorizing such issuance, or transfer, including without limitation those Common Shares issued pursuant to the Transaction Agreement.

(d) For purposes of Section 2 of this Division II, all determinations concerning changes in beneficial ownership, or the absence of any such change, shall be made by the Company or, at any time when a transfer agent is acting with respect to the Common Shares, by such transfer agent on the Company’s behalf. Written procedures designed to facilitate such determinations shall be established by the Company and refined from time to time. Such procedures shall provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Company and any transfer agent shall be entitled to rely on all information concerning beneficial ownership of the Common Shares coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Company nor any transfer agent shall be charged with any other knowledge concerning the beneficial ownership of the Common Shares.

(e) In the event of any stock split or stock dividend with respect to the Common Shares, each Common Share acquired by reason of such split or dividend shall be deemed to have been beneficially owned by the same person continuously from the same date as that on which beneficial ownership of the Common Share, with respect to which such Common Share was distributed, was acquired.

SECTION 3. No reference to any matter in this Division II shall be deemed to entitle any shareholder of the Company the right to vote thereon, consent thereto, grant a waiver or release in respect thereof, or take any other action with respect thereto.

SECTION 4. Each Common Share, whether at any particular rime the holder thereof is entitled to exercise ten votes or one vote pursuant to Section 2 of this Division II, shall be identical to all other Common Shares in all respects, and together the Common Shares shall constitute a single class of shares of the Company.

FIFTH. (a) Unless the conditions set forth in clauses (1) through (4) of this paragraph (a) are satisfied, the affirmative vote of the holders of 85% of all shares of the Company entitled to vote in elections of Directors, considered for the purposes of this Article Fifth as one class, shall be required for the adoption or authorization of a business combination (as hereinafter defined) with any other entity (as hereinafter defined) if, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, the other entity is the beneficial owner, directly or indirectly, of more than 30% of the outstanding shares of the Company entitled to vote in elections of Directors, considered for the purposes of this Article Fifth as one class. The 85% voting requirement set forth in the foregoing sentence shall not be applicable if:

(1) The cash, or fair market value of other consideration, to be received per share by holders of Common Shares of the Company in the business combination is at least an amount equal to (A) the highest per share price paid by the other entity in acquiring any of its holdings of the Common Shares of the Company plus (B) the aggregate amount, if any, by which 5% per annum of the per share price exceeds the aggregate amount of all dividends paid in cash, in each case since the date on which the other entity acquired the 30% interest;

(2) After the other entity has acquired a 30% interest and prior to the consummation of the business combination: (A) the other entity shall have taken steps to ensure that the Company’s Board of Directors included at all times representation by continuing director(s) (as hereinafter defined) proportionate to the shareholdings of the public holders of Common Shares of the Company not affiliated with the other entity (with a continuing director to occupy any resulting fractional board position); (B) the other entity shall not have acquired any newly issued shares, directly or indirectly, from the Company (except upon conversion of convertible securities acquired by it prior to obtaining a 30% interest or as a result of a pro rata share dividend or share split); and (C) the other entity shall not have acquired any additional outstanding Common Shares of the Company or securities convertible into Common Shares except as a part of the transaction that resulted in the other entity’s acquiring its 30% interest;

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(3) The other entity shall not have (A) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges, or other financial assistance or tax credits provided by the Company or (B) made any major change in the Company’s business or equity capital structure without in either case the approval of at least a majority of all the directors and at least two-thirds of the continuing directors, in either case prior to the consummation of the business combination; and

(4) A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall have been mailed to public shareholders of the Company for the purpose of soliciting shareholder approval of the business combination and shall have contained at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination that the continuing directors, or any of them, may choose to state and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of the business combination, from the point of view of the remaining public shareholders of the Company (the investment banking firm to be selected by a majority of the continuing directors and to be paid a reasonable fee for their services by the Company upon receipt of the opinion).

The provisions of this Article Fifth shall also apply to a business combination with any other entity that at any time has been the beneficial owner, directly or indirectly, of more than 30% of the outstanding shares of the Company entitled to vote in elections of Directors, considered for the purposes of this Article Fifth as one class, notwithstanding the fact that the other entity has reduced its shareholdings below 30% if, as of the record date for the determination of shareholders entitled to notice of and to vote on the business combination, the other entity is an “affiliate” of the Company (as hereinafter defined).

(b) As used in this Article Fifth, (1) the term “other entity” shall include any corporation, person, or other entity and any other entity with which it or its “affiliate” or “associate” (as defined below) has any agreement, arrangement, or understanding, directly or indirectly, for the purpose of acquiring, holding, voting, or disposing of shares of the Company, or that is its “affiliate” or “associate” as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, together with the successors and assigns of those persons in any transaction or series of transactions not involving a public offering of the Company’s shares within the meaning of the Securities Act of 1933; (2) another entity shall be deemed to be the beneficial owner of any shares of the Company that the other entity (as defined above) has the right to acquire pursuant to any agreement or upon exercise of conversion rights, warrants, or options, or otherwise; (3) the outstanding shares of any class of the Company shall include shares deemed owned through application of clause (2) above but shall not include any other shares that may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants, or options, or otherwise; (4) the term “business combination” shall include (A) the sale, exchange, lease, transfer, or other disposition by the Company of all, or substantially all, of its assets or business to any other entity, (B) the consolidation of the Company with or its merger into any other entity, (C) the merger into the Company of any other entity, and (D) a “combination” or “majority share acquisition” in which the Company is the “acquiring corporation” (as those terms are defined in Section 1701.01 of the Ohio Revised Code or any similar provision hereafter enacted) and its voting shares are issued or transferred to any other entity or to shareholders of any other entity, and the term “business combination” shall also include any agreement, contract, or other arrangement with another entity providing for any of the transactions described in (A) through (D) of this clause (4); (5) the term “continuing director” shall mean either a person who was a member of the Board of Directors of the Company elected by the public shareholders prior to the time when the other entity acquired in excess of 5% of the shares of the Company entitled to vote in the election of Directors, considered for the purposes of this Article Fifth as one class, or a person recommended to succeed a continuing director or by a majority of the continuing directors; and (6), for the purposes of clause (a)(1) of this Article Fifth, the term “other consideration to be received” shall mean Common Shares of the Company retained by its existing public shareholders in the event of a business combination with the other entity in which the Company is the surviving corporation.

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(c) A majority of the continuing directors shall have the power and duty to determine for the purposes of this Article Fifth, on the basis of information known to them, whether (1) the other entity beneficially owns more than 30% of the outstanding shares of the Company entitled to vote in the election of Directors, (2) another entity is an “affiliate” or “associate” (as defined above) of another, or (3) another entity has an agreement, arrangement, or understanding with another.

(d) No amendment to the Articles of Incorporation of the Company shall amend; alter, change, or repeal any of the provisions of this Article Fifth unless the amendment effecting such amendment, alteration, change, or repeal receives the affirmative vote of the holders of 85% of all shares of the Company entitled to vote in the election of Directors, considered for the purposes of this Article Fifth as one class, except that this paragraph (d) shall not apply to, and the 85% vote shall not be required for, any amendment, alteration, change, or repeal recommended to the shareholders by the Board of Directors of the Company if the recommendation has been approved by at least a majority of all of the directors and by at least two-thirds of the continuing directors.

(e) Nothing contained in this Article Fifth shall be construed to relieve any other entity from any fiduciary obligation imposed by law.

SIXTH. Section 1701.831 of the Ohio Revised Code shall not apply to “control share acquisitions” of shares of the Company so long as Article Seventh hereof is in effect.

SEVENTH. The Control Share Acquisition provisions applicable to the shares of the Company, in lieu of those contained in Section 1701.831 of the Ohio Revised Code, are set forth in this Article Seventh.

(A) As used in this Article Seventh:

(1) (a) “Control Share Acquisition” means the acquisition, directly or indirectly, by any Person (as hereinafter defined) of shares of the Company (other than in accordance with the provisions of paragraph (1)(b) of this Section (A)) that, when added to all other shares of the Company in respect of which that person, directly or indirectly, may exercise or direct the exercise of voting power as provided herein, would entitle such Person, immediately after the acquisition, directly or indirectly, to exercise or direct the exercise of the voting power in the election of Directors of the Company of a number of the outstanding shares of the Company (as distinguished from the number of votes to which the holder of such shares is entitled) within any of the following ranges (each a “Range”):

(i) One-fifth or more but less than one-third of such outstanding shares,

(ii) One-third or more but less than a majority of such outstanding shares, and

(iii) A majority or more of such outstanding shares.

For the purposes of this definition, a bank, broker, nominee, trustee, or other person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this Article Seventh shall, however, be deemed to have voting power only of shares in respect of which that person would be able to exercise or direct the exercise of votes without further instruction from others on the proposed Control Share Acquisition at the meeting of shareholders called under this Article Seventh.

(b) The acquisition of any shares of the Company does not constitute a Control Share Acquisition for the purposes of this Article Seventh if the acquisition is consummated:

(i) Prior to August 28, 1991;

(ii) Pursuant to a contract existing prior to August 28, 1991;

(iii) Under such circumstances that the acquisition does not result in the Person’s being entitled, immediately thereafter and for the first time, to exercise or direct the exercise of voting power in the election of Directors of a number of outstanding shares within the Range of one-fifth

F-8

or more but less than one-third of such outstanding shares or within a Range higher than the Range applicable prior to the acquisition;

(iv) By bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for the purpose of circumventing this Article Seventh;

(v) Pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this Article Seventh; or

(vi) Pursuant to a merger, consolidation, combination, or majority share acquisition adopted or authorized by shareholder vote in compliance with the provisions of Section 1701.78 or 1701.79 of the Ohio Revised Code if the Company is the surviving or new corporation in the merger or consolidation or is the acquiring corporation in a combination or majority share acquisition.

The acquisition by any Person of shares of the Company in a manner described under this paragraph (1)(b) of this Section (A) shall be deemed a Control Share Acquisition authorized pursuant to this Article Seventh within the Range applicable after the acquisition, provided, in the case of an acquisition in a manner described under clause (1)(b)(iv) or (v) of this Section (A), the transferor of shares to that Person had previously obtained any authorization of shareholders required under this Article Seventh or under Section 1701.831 of the Ohio Revised Code in connection with that transferor’s acquisition of shares of the Company.

(c) The acquisition of shares of the Company in good faith and not for the purpose of circumventing this Article Seventh from any Person whose Control Share Acquisition had previously been authorized by shareholders, or from any Person whose previous acquisition of shares would have constituted a Control Share Acquisition but for paragraph (1)(b) of this Section (A), does not constitute a Control Share Acquisition unless that acquisition entitles the acquiring Person, directly or indirectly, to exercise or direct the exercise of voting power in the election of Directors of the Company of a number of shares in excess of the Range authorized by the shareholders or defined to be authorized under paragraph (1)(b) of this Section (A).

(2) “Person” includes, without limitation, a natural person, a corporation (whether nonprofit or for profit), a partnership, a limited liability company, an unincorporated society or association, and two or more persons having a joint or common interest.

(3) “Acquiring Person” means any Person who has delivered an Acquiring Person Statement to the Company pursuant to Section (B) of this Article Seventh.

(4) “Acquiring Person Statement” means a written statement that complies with Section (B) of this Article Seventh.

(5) “Interested Shares” means the shares of the Company in respect of which any of the following persons may exercise or direct the exercise of the voting power of the Company in the election of Directors;

(a) An Acquiring Person;

(b) Any officer of the Company elected or appointed by the Directors, provided, however, that shares which, as of the record date of any special meeting held pursuant to this Article Seventh, have been owned beneficially by such person for four or more years shall not be deemed to be “Interested Shares” for purposes of any vote at such meeting;

(c) Any employee of the Company who is also a Director, provided, however, that shares which, as of the record date of any special meeting held pursuant to this Article Seventh, have been owned beneficially by such person for four or more years shall not be deemed to be “Interested Shares” for purposes of any vote at such meeting; and

F-9

(d) Any Person that acquires such shares for valuable consideration during the period beginning with the date of the first public disclosure of a proposed Control Share Acquisition of the Company or any proposed merger, consolidation, or other transaction that would result in a change in control of the Company or all or substantially all of its assets, and ending on the record date established by the directors pursuant to Section 1701.45 of the Ohio Revised Code and Section (D) of this Article Seventh, if either of the following applies:

(i) The aggregate consideration paid or given by the Person who acquired the shares, and any other Persons acting in concert with the Person, for all such shares exceeds two hundred fifty thousand dollars;

(ii) The number of shares acquired by the Person who acquired the shares, and any other Persons acting’ in concert with the Person, exceeds one-half of one per cent of the outstanding shares of the Company entitled to vote in the election of Directors.

(e) Any Person that transfers such shares for valuable consideration after the record date described in paragraph 5(d) of this Section (D) as to shares so transferred, if accompanied by the voting power in the form of a blank proxy, an agreement to vote as instructed by the transferee, or otherwise.

(2) If any part of this division is held to be illegal or invalid in application, the illegality or invalidity does not affect any legal and valid application thereof or any other provision or application of this Article Seventh that can be given effect without the invalid or illegal provision, and the parts and applications of this Article Seventh are severable.

(B) Any Person who proposes to make a Control Share Acquisition, or seeks to exercise one-fifth or more of the voting power of the Company under paragraph (a) of Division II of Article Fourth hereof, shall deliver an Acquiring Person Statement to the Company’s principal executive offices. The Acquiring Person Statement shall set forth all of the following to the extent appropriate to the authorization such Person is seeking:

(1) The identity of the Acquiring Person;

(2) A statement that the Acquiring Person Statement is given pursuant to this Article Seventh;

(3) The number and class of shares of the Company owned, directly or indirectly, by the Acquiring Person and the date or dates when such shares were acquired;

(4) The Range under which the proposed Control Share Acquisition would; if consummated, fall;

(5) A description in reasonable detail of the terms of the proposed Control Share Acquisition; and

(6) Representations of the Acquiring Person, together with a statement in reasonable detail of the facts upon which they are based, that the proposed Control Share Acquisition, if consummated, will not be contrary to law and that the Acquiring Person has the financial capacity to make the proposed Control Share Acquisition.

(C) Within ten days after receipt of an Acquiring Person Statement that complies with Section (B) of this Article Seventh, the Directors of the Company shall call a special meeting of shareholders of the Company for the purpose of voting on the proposed Control Share Acquisition. Unless the Acquiring Person agrees in writing to another date, the special meeting of shareholders shall be held within fifty days after receipt by the Company of the Acquiring Person Statement. If the Acquiring Person so requests in writing at the time of delivery of the Acquiring Person Statement, the special meeting shall be held no sooner than thirty days after receipt by the Company of the Acquiring Person Statement. The special meeting of shareholders shall not be held later than any other special meeting that is called, after receipt by the Company of the Acquiring Person Statement, in compliance with Section 1701.76, 1701.78, 1701.79 or 1701.83 of the Ohio Revised Code or this Article Seventh.

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(D) Notice of the special meeting of shareholders shall be given, as promptly as reasonably practicable, to all shareholders of record, whether or not entitled to vote thereat, as of the record date fixed for the meeting. The notice shall include or be accompanied by the following:

(1) A copy of the Acquiring Person Statement delivered to the Company pursuant to this Article Seventh; and

(2) A statement by the Company, authorized by its Directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed Control Share Acquisition.

(E) The Acquiring Person may make the proposed Control Share Acquisition if both of the following occur:

(1) The shareholders of the Company who hold shares entitling them to vote in the election of Directors authorize the acquisition at the special meeting held for that purpose at which a quorum is present by an affirmative vote of a majority of the voting power of the Company in the election of Directors represented at such meeting in person or by proxy and a majority of the portion of such voting power excluding the voting power of Interested Shares represented at the meeting in person or by proxy. A quorum shall be deemed to be present at such meeting if at least a majority of the voting power of the Company in the election of Directors is represented at the meeting in person or by proxy.

(2) The acquisition is consummated, in accordance with the terms so authorized, not later than three hundred sixty days following shareholder authorization of the Control Share Acquisition.

(F) As provided in Section 1701.48 of the Ohio Revised Code, no proxy appointed by or in connection with a shareholder authorization of a Control Share Acquisition is valid if it (1) provides that it is irrevocable or (2) is sought, appointed, and received other than (a) in accordance with all applicable requirements of the laws of the State of Ohio and of the United States and (b) separate and apart from the sale or purchase, contract or tender for sale or purchase, or request or invitation for tender for sale of purchase, of shares of the Company.

(G) Shares acquired in violation of this Article Seventh shall be subject to restrictions on transfer of such shares and such other provisions as may be contained in the Regulations of the Company.

EIGHTH. No holder of shares of the Company of any class, as such, shall have any pre-emptive right to purchase or subscribe for shares of the Company, of any class, or other securities of the Company, of any class, whether now or hereafter authorized.

NINTH. The Company, by action of its directors and without action by its shareholders, may purchase its own shares in accordance with the provisions of Chapter 1701 of the Ohio Revised Code. Such purchases may be made either in the open market or at public or private sale, in such manner and amounts of any one class or any combination of classes, from such holder or holders of outstanding shares of the Company, and at such prices as the directors shall from time to time determine without regard to differences among the classes in price and other terms under which shares may be purchased or in relative number of shares that may be available for purchase.

TENTH. These Amended Articles of Incorporation supersede the existing Amended Articles of Incorporation of the Company.

F-11

Preliminary Copy

PLEASE REFER TO THE REVERSE

SIDE FOR INTERNET AND TELEPHONE

VOTING INSTRUCTIONS.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

The Board of Directors recommends a vote FOR the following proposals:

A Proposals	For	Against	Abstain		For	Against	Abstain

1. Approval of the issuance of Smucker common shares in a merger of the coffee business of P&G with a wholly owned subsidiary of Smucker and to authorize the transactions relating to the merger.	☐	☐	☐

2.      Subject to the approval of the first proposal, approval of the adoption of amended articles of incorporation of Smucker in connection with the merger to change the date applicable to determining whether a share entitles the holder thereof to one vote per share or ten votes per share under Smucker’s time phase voting rights to the closing date of the merger.

					☐	☐	☐
	For	Against	Abstain

3.      Approval of adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposals.

	☐	☐	☐	Will attend meeting/number attending	Will Attend ☐

Change of Address — Please print new address below.

B Authorized Signatures — This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When singing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Preliminary Copy

Proxy — THE J. M. SMUCKER COMPANY

THE J. M. SMUCKER COMPANY

Strawberry Lane, Orrville, Ohio 44667-0280

Solicited by the Board of Directors for the Special Meeting of Shareholders on October 16, 2008

The authorized party as herein noted (the “Authorized Party”) hereby appoints Timothy P. Smucker, Richard K. Smucker and M. Ann Harlan, or any one of them, proxies with full power of substitution to vote, as designated on the reverse side, all common shares that the Authorized Party is entitled to vote at the Special Meeting of Shareholders of The J. M. Smucker Company (“Company”) to be held on October 16, 2008, or at any adjournment or adjournments, and any postponement or postponements thereof.

When properly executed, this proxy will be voted in the manner directed. If properly executed, but if no direction is given, this proxy will be voted FOR all Proposals.

Please mark, date, sign, and return this proxy card promptly, using the enclosed envelope. No postage is required if mailed in the United States.

If you plan to attend the meeting, please mark the indicated box on the other side of this proxy card.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet

•     Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•     Follow the simple instructions provided by the recorded message.

• Go to the following web site: www.envisionreports.com/smucker • Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Daylight Time, on October 15, 2008.

THANK YOU FOR VOTING

Preliminary Copy

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

The Board of Directors recommends a vote FOR the following proposals:

A Proposals	For	Against	Abstain	For	Against	Abstain

1. Approval of the issuance of Smucker common shares in a merger of the coffee business of P&G with a wholly owned subsidiary of Smucker and to authorize the transactions relating to the merger.	☐	☐	☐

2.      Subject to the approval of the first proposal, approval of the adoption of amended articles of incorporation of Smucker in connection with the merger to change the date applicable to determining whether a share entitles the holder thereof to one vote per share or ten votes per share under Smucker’s time phase voting rights to the closing date of the merger.

				☐	☐	☐

	For	Against	Abstain

3.      Approval of adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposals.

	☐	☐	☐
Certification of Ten-Vote Shares

The ten vote per common share provisions stated in The J. M. Smucker Company’s Amended and Restated Articles of Incorporation apply to Proposal 1 and Proposal 2 on this voting form. In order to exercise the ten vote per common share provision, please complete the information below. Should you choose not to provide the information below, all shares represented will be counted as one vote per common share.

1. Of the shares you are entitled to vote, the number of Smucker common shares beneficially owned by you for four consecutive years as of September 8, 2008.				2. Of the shares you are entitled to vote, the number of Smucker common shares received by you through Smucker’s various equity plans.

B Authorized Signatures — This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When singing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Preliminary Copy

Proxy — THE J. M. SMUCKER COMPANY

THE J. M. SMUCKER COMPANY

Strawberry Lane, Orrville, Ohio 44667-0280

Solicited by the Board of Directors for the Special Meeting of Shareholders on October 16, 2008

The authorized party as herein noted (the “Authorized Party”) hereby appoints Timothy P. Smucker, Richard K. Smucker and M. Ann Harlan, or any one of them, proxies with full power of substitution to vote, as designated on the reverse side, all common shares that the Authorized Party is entitled to vote at the Special Meeting of Shareholders of The J. M. Smucker Company (“Company”) to be held on October 16, 2008, or at any adjournment or adjournments, and any postponement or postponements thereof.

When properly executed, this proxy will be voted in the manner directed. If properly executed, but if no direction is given, this proxy will be voted FOR all Proposals.

Please mark, date, sign, and return this proxy card promptly, using the enclosed envelope. No postage is required if mailed in the United States.

Preliminary Copy

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET VOTING INSTRUCTIONS.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

The Board of Directors recommends a vote FOR the following proposals:

A Proposals	For	Against	Abstain

1. Approval of the issuance of Smucker common shares in a merger of the coffee business of P&G with a wholly owned subsidiary of Smucker and to authorize the transactions relating to the merger.	☐	☐	☐	Instructions Regarding Non-directed and/or Unallocated Shares (Select only one of the following options)

2.      Subject to the approval of the first proposal, approval of the adoption of amended articles of incorporation of Smucker in connection with the merger to change the date applicable to determining whether a share entitles the holder thereof to one vote per share or ten votes per share under Smucker’s time phase voting rights to the closing date of the merger.

	For ☐	Against ☐	Abstain ☐	I wish to vote Non-directed and/or Unallocated Shares under the Plan in the same way as my Allocated Shares.	☐
				I do not wish to vote Non-directed Shares or Unallocated Shares.	☐

	For ☐	Against ☐	Abstain ☐	I wish to vote Non-directed Shares or Unallocated Shares differently from my Allocated Shares and will call the Transfer Agent at [•] to request a separate card for that purpose.	☐

3.      Approval of adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposals.

Will attend meeting/number attending
Will Attend ☐

B Authorized Signatures — This section must be completed for your instructions to be executed.

NOTE: Please sign your name EXACTLY as your name appears on this proxy. When singing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature — Please keep signature within the box.
/ /

Preliminary Copy

Proxy — THE J. M. SMUCKER COMPANY

VOTING INSTRUCTIONS

TO:

SEI Private Trust Company, Trustee (the “Trustee”) under

The J. M. Smucker Company Employee Stock Ownership Plan and Trust (the “Plan”)

AND TO:

Fidelity Management Trust Company, Trustee (the “Trustee”) under

The J. M. Smucker Company Employee Savings Plan, and

The J. M. Smucker Company Orrville Represented Employee Savings Plan

(each referred to hereinafter as the “Plan”)

I, the authorized party as herein noted, as a Participant in or a Beneficiary of one or more of the above-referenced Plans, hereby instruct the Trustee to vote (in person or by proxy), in accordance with my confidential instructions on the reverse and the provisions of the Plan(s), all common shares of The J. M. Smucker Company (the “Company” or “Smucker”) allocated to my account under the Plan(s) (“Allocated Shares”) as of the record date for the Special Meeting of Shareholders of the Company to be held on October 16, 2008.

In addition to voting your Allocated Shares you may also use this card to vote Unallocated Shares held in the ESOP Suspense Account (“Unallocated Shares”), if applicable, and/or non-directed shares held in the savings plans as determined in accordance with the terms of the Plan(s) (“Non-directed Shares”). For more information concerning voting Unallocated Shares and Non-directed Shares, please refer to the reverse side of this card and the enclosed instructions.

The Trustee will vote any shares allocated to your account for which timely instructions are received from you by 11:59 p.m., Eastern Daylight Time, October 12, 2008 in accordance with the Plan(s).

When properly executed, this voting instruction card will be voted in the manner directed. If properly executed, but if no direction is given, this voting instruction card will be voted FOR all Proposals and for Allocated Shares only.

Please mark, date, sign, and return this voting instruction card promptly, using the enclosed envelope. No postage is required if mailed in the United States.

Internet Voting Instructions

You can vote by Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose to vote your proxy by the Internet.

To vote using the Internet
• Go to the following web site: www.envisionreports.com/smucker • Enter the information requested on your computer screen and follow the simple instructions.

If you vote by the Internet, please DO NOT mail back this proxy card.

Proxies submitted by the Internet must be received by 11:59 p.m., Eastern Daylight Time, on October 12, 2008.

THANK YOU FOR VOTING

Preliminary Copy

Dear Shareholder:

The enclosed proxy card permits you to give instructions on how to vote the common shares of The J. M. Smucker Company (“Smucker”) at the Special Meeting of Shareholders to be held on October 16, 2008.

The Company’s Amended Articles of Incorporation provide generally that each common share will entitle the holder to one vote on each matter properly submitted to shareholders, except for certain matters listed in the Amended Articles of Incorporation. The reverse side of this letter sets forth the matters entitled to ten votes per share and the specific length of time you must hold these shares in order to receive ten votes per share treatment.

On those listed matters, shareholders are entitled to exercise ten votes per common share unless there has been a change in beneficial ownership of the common share within the last four years, as of the September 8, 2008 Special Meeting record date. In the event of a change in beneficial ownership, the new owner of that common share will be entitled to only one vote with respect to that common share on all matters until four years pass without a further change in beneficial ownership of the share.

The ten vote per common share provisions apply to: Proposal 1, Approval of the issuance of Smucker common shares in a merger of the coffee business of P&G with a wholly owned subsidiary of Smucker and to authorize the transactions relating to the merger; and Proposal 2, Approval of the adoption of amended articles of incorporation of Smucker. In order to exercise the ten votes per common share provision, you must complete the “Certification of Ten-Vote Shares” section indicated on the enclosed proxy card. You will not be able to certify these ten-vote shares if voting by telephone. Should you choose not to complete the “Certification of Ten-Vote Shares” section, but have properly executed the proxy, all shares represented will be counted as one vote per common share. Smucker reserves the right to request proof of beneficial ownership regarding shares you have certified which are entitled to ten votes per common share.

Please contact our shareholder relations department at 330-684-3838 or One Strawberry Lane, Orrville, Ohio 44667 if you have any questions on certifying ten-vote shares.

Timothy P. Smucker	Richard K. Smucker
Chairman of the Board and Co-Chief	Executive Chairman, President, and Co-Chief
Executive Officer	Executive Officer

Express Terms of Common Shares

SECTION 1. Except as expressly set forth in Section 2 of this Division II, each outstanding Common Share shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders for their vote, consent, waiver, release, or other action, including any vote or consent for the election or removal of directors.

SECTION 2. (a) Notwithstanding Section 1 of this Division II, each outstanding Common Share shall entitle the holder thereof to ten votes on each of the following matters properly submitted to the shareholders to the extent such matters (x) are required under the Ohio Revised Code, any provisions of these Amended Articles of Incorporation or the Regulations of the Company or applicable stock exchange rules, to be submitted to the shareholders for their vote, consent, waiver or other action or (y) are submitted or presented to the shareholders for their vote, consent waiver or other action: (1) any matter that relates to or would result in the dissolution or liquidation of the Company, whether voluntary or involuntary, and whether pursuant to Section 1701.86 or 1701.91 of the Ohio Revised Code or otherwise, (2) the adoption of any amendment to these Amended Articles of Incorporation, or the Regulations of the Company, or the adoption of Amended Articles of Incorporation, other than the adoption of any amendment or Amended Articles of Incorporation that increases the number of votes to which holders of Common Shares are entitled or expand the matters to which this Section 2(a) applies, (3) any proposal or other action to be taken by the shareholders of the Company, whether or not proposed by the shareholders of the Company, and whether proposed by authority of the Board of Directors or otherwise, relating to the Rights Agreement, dated as of April 22, 1999, as amended on August 28, 2000, and as it may be further amended from time to time pursuant to its terms, or any successor plan, (4) any matter relating to any stock option plan, stock purchase plan, executive compensation plan, executive benefit plan, or other similar plan, arrangement or agreement, (5) adoption of any agreement or plan of or for the merger, consolidation, or majority share acquisition of the Company or any subsidiary with or into any other person, whether domestic or foreign, corporate, or noncorporate, or the authorization of the lease, sale, exchange, transfer or other disposition of all, or substantially all, of the Company’s assets, (6) any matter submitted to the shareholders pursuant to Article Fifth or Article Seventh of these Amended Articles of Incorporation, as they may be further amended, or any issuance of shares of the Company for which shareholder approval is required by applicable stock exchange rules or (7) any matter relating to the issuance of shares of the Company, or the repurchase of shares of the Company that the Board of Directors determines is required or appropriate to be submitted to the shareholders under the Ohio Revised Code or applicable stock exchange rules, except that:

(i) no holder of Common Shares shall be entitled to exercise more than one vote on any such matter in respect of any Common Share with respect to which there has been a change in beneficial ownership following the Effective Time of the Merger (as such terms are defined in the Agreement and Plan of Merger, dated as of October 9, 2001, as it may be amended from time to time (the “Merger Agreement”), by and among The Procter & Gamble Company, The Procter & Gamble Ohio Brands Company and the Company) and during the four years immediately preceding the date on which a determination is made of the shareholders who are entitled to take any such action; and

(ii) no holder shall be entitled to exercise more than one vote on any such matter in respect of any Common Share if the aggregate voting power such holder otherwise would be entitled to exercise as of the date of such a determination (disregarding the voting power of any Common Shares held by such holder on August 20, 1985 or acquired by such holder in a transaction not involving any change in beneficial ownership by reason of Section 2 (c) of this Division II) would constitute one-fifth or more of the voting power of the Company and the holders of the Common Shares have not authorized the ownership of Common Shares by such person as and to the extent contemplated by Article Seventh hereof.

(b) A change in beneficial ownership of an outstanding Common Share shall be deemed to have occurred whenever a change occurs in any person or group of persons who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (1) voting power, which includes the power to vote, or to direct the voting of such Common Share, (2) investment power, which includes the power to direct the sale or other disposition of such Common Share, (3) the right to receive or retain the proceeds of any sale or other disposition of such Common Share, or (4) the right to receive any distributions, including cash dividends, in respect of such Common Share.

(A) In the absence of proof to the contrary provided in accordance with the procedures referred to in Section 2 (d) of this Division II, a change in beneficial ownership shall be deemed to have occurred whenever a Common Share is transferred of record into the name of any other person.

(B) In the case of a Common Share held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, if it has not been established pursuant to the procedures referred to in Section 2 (d) of this Division II that there has been no change in the person or persons who direct the exercise of the rights referred to in clauses (b)(1) through (b)(4) of Section 2 of this Division II with respect to such Common Share during the period of four years immediately preceding the date on which a determination is made of the shareholders who are entitled to take any action, then a change in beneficial ownership shall be deemed to have occurred during such period.

(C) In the case of a Common Share held of record in the name of any person as a trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act as in effect in any state, a change in beneficial ownership shall be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian or the minor for whom such custodian is acting or in such trustee, agent, guardian or custodian.

(D) In the case of Common Shares beneficially owned by a person or group of persons who, after acquiring directly or indirectly the beneficial ownership of five percent of the outstanding Common Shares, failed to notify the Company of such ownership, a change in beneficial ownership of such Common Shares shall be deemed to occur on each day while such failure continues.

(c) Notwithstanding anything in this Section 2 of this Division II to the contrary, no change in beneficial ownership shall be deemed to have occurred solely as a result of:

(1) any event that occurred prior to August 20, 1985 or pursuant to the terms of any contract (other than a contract for the purchase and sale of Common Shares contemplating prompt settlement), including contracts providing for options, rights of first refusal and similar arrangements in existence on such date to which any holder of Common Shares is a party;

(2) any transfer of any interest in a Common Share pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for the purpose of circumventing this Article Fourth;

(3) any change in the beneficiary of any trust, or any distribution of a Common Share from trust, by reason of the birth, death, marriage or divorce of any natural person, the adoption of any natural person prior to age 18 or the passage of a given period of time or the attainment by any natural person of a specific age, or the creation or termination of any guardianship or custodial arrangement;

(4) any appointment of a successor trustee, agent, guardian or custodian with respect to a Common Share if neither such successor has nor its predecessor had the power to vote or to dispose of such Common Share without further instructions from others;

(5) any change in the person to whom dividends or other distributions in respect of a Common Share are to be paid pursuant to the issuance or modification of a revocable dividend payment order; or

(6) any issuance of a Common Share by the Company or any transfer by the Company of a Common Share held in treasury unless otherwise determined by the Board of Directors at the time of authorizing such issuance, or transfer, including without limitation those Common Shares issued pursuant to the Merger Agreement.

(d) For purposes of Section 2 of this Division II, all determinations concerning changes in beneficial ownership, or the absence of any such change, shall be made by the Company or, at any time when a transfer agent is acting with respect to the Common Shares, by such transfer agent on the Company’s behalf. Written procedures designed to facilitate such determinations shall be established by the Company and refined from time to time. Such procedures shall provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Company and any transfer agent shall be entitled to rely on all information concerning beneficial ownership of the Common Shares coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Company nor any transfer agent shall be charged with any other knowledge concerning the beneficial ownership of the Common Shares.

(e) In the event of any stock split or stock dividend with respect to the Common Shares, each Common Share acquired by reason of such split or dividend shall be deemed to have been beneficially owned by the same person continuously from the same date as that on which beneficial ownership of the Common Share, with respect to which such Common Share was distributed, was acquired.

SECTION 3. No reference to any matter in this Division II shall be deemed to entitle any shareholder of the Company the right to vote thereon, consent thereto, grant a waiver or release in respect thereof, or take any other action with respect thereto.

SECTION 4. Each Common Share, whether at any particular time the holder thereof is entitled to exercise ten votes or one vote pursuant to Section 2 of this Division II, shall be identical to all other Common Shares in all respects, and together the Common Shares shall constitute a single class of shares of the Company.

Preliminary Copy

LETTER TO ALL PARTICIPANTS IN: THE J. M. SMUCKER COMPANY EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST, THE J. M. SMUCKER COMPANY EMPLOYEE SAVINGS PLAN, AND THE J. M. SMUCKER COMPANY ORRVILLE REPRESENTED EMPLOYEE SAVINGS PLAN

Enclosed are materials relating to the Special Meeting of Shareholders of The J. M. Smucker Company (“the Company”), which will be held on October 16, 2008. You are receiving these materials because you were a participant in one or more of the benefit plans listed above as of the September 8, 2008 record date. As a participant in one of the plans, you are also a beneficial owner of common shares of the Company that are held in the plans. As a beneficial owner, you are entitled to direct the trustee under each of the plans on how to vote those shares with respect to issues being submitted to the shareholders at the Company’s Special Meeting. The trustee of The J. M. Smucker Company Employee Stock Ownership Plan and Trust is SEI Private Trust Company. The trustee of The J. M. Smucker Company Employee Savings Plan and The J. M. Smucker Company Orrville Represented Employee Savings Plan is Fidelity Management Trust Company.

The purpose of this letter is to give you information on how to provide voting direction to the trustee on shares allocated to your account under one or more of the plans. The letter also discusses a right that you have under the plans to provide direction to the trustee on how certain other shares should be voted that are allocated to other participants, but are not voted, or which are not yet allocated to anyone. The letter also outlines what it means if you exercise your right with respect to those other shares. Before making a decision on how to instruct the trustee, you should carefully read this letter and the enclosed materials.

HOW DO I PROVIDE DIRECTION TO THE TRUSTEE?

As a participant in one or more of the plans referenced at the top of this letter, you may direct the trustee how to vote all shares allocated to your account. You may also direct the trustee how to vote the following other plan shares:

•	Shares allocated to the accounts of other participants who do not themselves provide direction to the trustee on how to vote those shares (these are “non-directed shares”); and

•	If you are a participant in the Employee Stock Ownership Plan, shares in that plan that have not been allocated to participants (these are “unallocated shares”).

If you do not direct the trustee how to vote the shares which are allocated to your account, those shares will be voted by the trustee in accordance with the direction of other participants.

The trustee will vote shares under a particular plan based upon the direction of participants in the plan who timely return voting instruction cards like the one that is enclosed. If you are a participant in more than one plan, you will receive one voting instruction card listing the shares for all plans in which you participate.

To direct the trustee how to vote shares allocated to your account under the plan or plans in which you participate, simply mark your choices on the back of the enclosed voting instruction card. With respect to non-directed shares and unallocated shares, you may, by marking the appropriate square on the back of the card, direct the trustee to either:

•	Vote a portion of the non-directed shares and unallocated shares under a plan the same way you directed the trustee to vote your allocated shares;

•	Not to vote non-directed shares and unallocated shares pursuant to your direction because you do not wish to undertake the fiduciary duties described below which arise from that direction; or

•

Vote the non-directed shares and unallocated shares differently than your allocated shares, in which case you should also contact the transfer agent, Computershare Investor Services, at (440) 239-7350 to obtain another voting instruction card for that purpose.

If you elect to direct the trustee how to vote your allocated shares and/or the non-directed shares and unallocated shares, you must follow the voting instructions summarized on the voting instruction card. In order for the trustee to be able to vote the shares at the Special Meeting, the trustee must receive your voting instructions by the deadline indicated on the voting instruction card.

Your decision whether or not to direct the trustee to vote shares in the plans will be treated confidentially by the trustee and will not be disclosed to the Company or any of its employees, officers, or directors.

VOTING RIGHTS OF SHARES

The Company’s Amended Articles of Incorporation provide generally that each common share will entitle the holder to one vote on each matter properly submitted to shareholders, except for certain matters listed in the Amended Articles of Incorporation. On those listed matters, shareholders are entitled to exercise ten votes per common share unless there has been a change in beneficial ownership of the common share within the last four years, as of the September 8, 2008 Special Meeting record date. In the event of a change in beneficial ownership, the new owner of that common share will be entitled to only one vote with respect to that common share on all matters until four years pass without a further change in beneficial ownership of the share. The ten vote per common share provisions apply to: Proposal 1, Approval of the issuance of Smucker common shares in a merger of the coffee business of P&G with a wholly owned subsidiary of Smucker and to authorize the transactions relating to the merger; and Proposal 2, Approval of the adoption of amended articles of incorporation of Smucker.

FIDUCIARY STATUS

Each plan participant is a “named fiduciary” (as defined in Section 402 (a) (2) of the Employee Retirement Income Security Act of 1974, as amended) with respect to a decision to direct the trustee how to vote the shares allocated to his or her account. Individuals considered to be named fiduciaries are required to act prudently, solely in the interest of the participants and beneficiaries of the plans, and for the exclusive purpose of providing benefits to participants and beneficiaries of the plans. A named fiduciary may be subject to liability for his or her actions as a fiduciary. By signing, dating, and returning the enclosed voting instruction card, you are accepting your designation under the plans as a named fiduciary. You should therefore exercise your voting rights prudently. You should mark, date, sign, and return the voting instruction card only if you are willing to act as a named fiduciary.

If you direct the trustee how to vote non-directed shares and unallocated shares, you will be named fiduciary with respect to that decision also. You are similarly required to act prudently, solely in the interest of the participants and beneficiaries of the plan, and for the exclusive purpose of providing benefits to participants and beneficiaries of the plan in giving direction on non-directed shares, if you choose to do so.

All questions and requests for assistance should be directed to the Company’s Shareholder Relations department at (330) 684-3838.